    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 1998
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                                   WSMP, INC.
             (Exact name of Registrant as specified in its charter)

         NORTH CAROLINA                          2050                            56-0945643
 (State or Other Jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)            Identification No.)

                                  1 WSMP DRIVE
                                  P.O. BOX 399
                              CLAREMONT, NC 28610
                           TELEPHONE: (704) 459-7626
                           TELECOPIER: (704) 459-3131
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                           MR. MATTHEW V. HOLLIFIELD
                           VICE PRESIDENT OF FINANCE
                                  1 WSMP DRIVE
                                  P.O. BOX 399
                              CLAREMONT, NC 28610
                           TELEPHONE: (704) 459-7626
                           TELECOPIER: (704) 459-3131
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

         J.R. SIMPSON, ESQ.                PATRICK D. DAUGHERTY, ESQ.           J. NORFLEET PRUDEN III, ESQ.
        SIMPSON AYCOCK, P.A.                 NELSON MULLINS RILEY &              KENNEDY COVINGTON LOBDELL
      204 EAST MCDOWELL STREET                SCARBOROUGH, L.L.P.                    & HICKMAN, L.L.P.
          P.O. DRAWER 1329                NATIONSBANK CORPORATE CENTER          NATIONSBANK CORPORATE CENTER
        MORGANTON, NC 28655               100 N. TRYON ST., SUITE 2600          100 N. TRYON ST., SUITE 4200
     TELEPHONE: (704) 437-9744              CHARLOTTE, NC 28202-4000              CHARLOTTE, NC 28202-4006
     TELECOPIER: (704) 433-7708            TELEPHONE: (704) 417-3101             TELEPHONE: (704) 331-7442
                                           TELECOPIER: (704) 377-4814            TELECOPIER: (704) 331-7598

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Merger described herein.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                                      PROPOSED
                                              AMOUNT                                   MAXIMUM             AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE        TO BE                                  AGGREGATE          REGISTRATION
             REGISTERED(1)                 REGISTERED(2)         PROPOSED          OFFERING PRICE             FEE
                                                                  MAXIMUM
                                                              OFFERING PRICE
                                                                 PER SHARE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.............  2,023,021 shares        $22.75(3)           $46,023,728            $-0-(4)
=========================================================================================================================

(1) This Registration Statement relates to shares of Common Stock of the Registrant and to the associated preferred stock purchase rights issuable, pursuant to that certain Rights Agreement dated as of September 2, 1997, to holders of common stock of Sagebrush, Inc., a North Carolina corporation ("Sagebrush"), in the proposed merger (the "Merger") of a wholly-owned subsidiary of the Registrant with and into Sagebrush.
(2) Assumes that the exchange ratio in connection with the Merger will be .3214 share of Common Stock for each of 6,294,400 shares of Sagebrush common stock (including 369,400 shares underlying outstanding options). Such exchange ratio is subject to adjustment in certain circumstances.
(3) Estimated solely for the purpose of calculating the registration fee and based upon the average high and low prices for the Registrant's Common Stock on January 6, 1998, as reported by The Nasdaq Stock Market, in accordance with Rule 457(f).
(4) Pursuant to Rule 457(b), the $13,947 registration fee otherwise due upon the filing of this Registration Statement has been offset by an amount equal to the fee of $19,932 paid upon the filing with the Commission of the preliminary proxy materials of the Registrant and Sagebrush on December 5, 1997.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             JOINT PROXY STATEMENT

                     WSMP, INC.                                           SAGEBRUSH, INC.
           SPECIAL MEETING OF SHAREHOLDERS                        SPECIAL MEETING OF SHAREHOLDERS
           TO BE HELD ON JANUARY 27, 1998                         TO BE HELD ON JANUARY 27, 1998

                             ---------------------

                                   WSMP, INC.
                                  COMMON STOCK
                                   PROSPECTUS
                             ---------------------

    This Joint Proxy Statement-Prospectus is being furnished to the holders of shares (the "Sagebrush Shareholders") of common stock ("Sagebrush Common Stock") of Sagebrush, Inc., a North Carolina corporation ("Sagebrush"), in connection with a solicitation of proxies by the Sagebrush Board of Directors (the "Sagebrush Board") for use at a Special Meeting of Sagebrush Shareholders, or at any adjournment or postponement thereof (the "Sagebrush Special Meeting"), to be held on January 27, 1998 at 10:00 a.m., local time, at the Gateway Hotel, 909 Highway 70, S.W., in Hickory, North Carolina. At the Sagebrush Special Meeting, the Sagebrush Shareholders will be asked to consider and vote upon a proposal to approve that certain Agreement and Plan of Merger dated as of November 14, 1997 (the "Agreement") among WSMP, Inc., a North Carolina corporation ("WSMP"), Sagebrush, WSMP Acquisition, Inc., a North Carolina corporation and wholly-owned subsidiary of WSMP ("Sub"), and Messrs. L. Dent Miller ("Miller") and Charles F. Connor, Jr. ("Connor"), and the related Plan of Merger (the "Plan of Merger"). A copy of the Agreement and the Plan of Merger set forth therein is attached to this Joint Proxy Statement-Prospectus as Appendix A and is incorporated herein by reference. See "Sagebrush Special Meeting."

    This Joint Proxy Statement-Prospectus is also being furnished to the holders of shares (the "WSMP Shareholders") of common stock of WSMP and of the associated preferred stock purchase rights (the "Rights") issued pursuant to that certain Rights Agreement dated as of September 2, 1997 (the "Rights Agreement") between WSMP and the Rights Agent named therein (such stock and the accompanying Rights being the "WSMP Common Stock") in connection with a solicitation of proxies by the WSMP Board of Directors (the "WSMP Board") for use at a Special Meeting of WSMP Shareholders, or at any adjournment or postponement thereof (the "WSMP Special Meeting"), to be held on January 27, 1998 at 11:00 a.m., local time, at the Gateway Hotel, 909 Highway 70, S.W., in Hickory, North Carolina. At the WSMP Special Meeting, the WSMP Shareholders will be asked to consider and vote upon (1) a proposal to issue shares of WSMP Common Stock pursuant to the Agreement and the related Plan of Merger and (2) a proposal to amend the WSMP Articles of Incorporation to increase the number of shares of authorized WSMP Common Stock from 10,000,000 to 100,000,000. See "WSMP Special Meeting."

    This Joint Proxy Statement-Prospectus also relates to the shares of WSMP Common Stock offered hereby to the Sagebrush Shareholders upon consummation of the proposed Merger.

    Upon consummation (the "Effective Time") of the merger of Sub with and into Sagebrush pursuant to the Agreement and the Plan of Merger (the "Merger"), each share of Sagebrush Common Stock will be converted into the right to receive
 .3214 (as adjusted pursuant to the Agreement, the "Exchange Ratio") of a share (with cash in lieu of fractional shares) of WSMP Common Stock (the "Per Share Stock Consideration"). The Exchange Ratio will be adjusted pursuant to the Agreement to assure that the market value of the WSMP Common Stock exchanged for each share of Sagebrush Common Stock will be not less than $7.00 and not more than $7.50 per share. For a more complete description of the Agreement and the Merger, see "The Merger and "Risk Factors -- Risks Associated with the Prospective Merger -- Adjustment of Exchange Ratio."

    The last sale price of WSMP Common Stock as reported by The Nasdaq Stock
Market ("NASDAQ") on January 9, 1998 was $         per share and on September
25, 1997, the last trading day preceding public announcement of the proposed Merger, was $20.00 per share. The last sale price of Sagebrush Common Stock as
reported by NASDAQ on January 9, 1998 was $         per share and on September
25, 1997 was $5.69 per share.

    THIS JOINT PROXY STATEMENT-PROSPECTUS AND FORMS OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS OF WSMP AND SAGEBRUSH ON OR ABOUT JANUARY 13, 1998.

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN EVALUATING THE MERGER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY
                                 REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------
     THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS JANUARY 13, 1998.
                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................     v
SUMMARY.....................................................     1
  General...................................................     1
  The Companies.............................................     1
  WSMP Special Meeting and Vote Required....................     1
  Sagebrush Special Meeting and Vote Required; Voting
     Agreement of Messrs. Connor and Miller.................     2
  The Merger; Exchange Ratio................................     2
  Conditions to the Merger..................................     3
  Recommendations of Boards of Directors....................     3
  Opinion of Sagebrush's Financial Advisor..................     3
  Effective Time of the Merger..............................     3
  Termination; Termination Fee; Expenses....................     4
  Waiver; Amendment.........................................     4
  Certain Federal Income Tax Consequences...................     5
  Interests of Certain Persons in the Merger................     5
  Treatment of Sagebrush Options............................     5
  Comparative Rights of Shareholders of WSMP and
     Sagebrush..............................................     5
  Dissenters' Rights........................................     5
  Accounting Treatment......................................     6
  Restrictions on Resale by Affiliates......................     6
  Risk Factors..............................................     6
  Regulatory Approvals......................................     6
  Share Information and Market Prices.......................     6
  Comparative Historical and Pro Forma Per Share Data.......     7
RISK FACTORS................................................     9
  Risks Associated with the Prospective Merger..............     9
  Risks Associated with both WSMP and Sagebrush.............    10
  Risks Associated with WSMP................................    10
  Risks Associated with Sagebrush...........................    11
WSMP SPECIAL MEETING........................................    12
  General...................................................    12
  Matters to be Considered..................................    12
  Solicitation of Proxies...................................    12
  Record Date and Voting Rights.............................    13
  Recommendation of WSMP Board..............................    13
SAGEBRUSH SPECIAL MEETING...................................    13
  General...................................................    13
  Matters to be Considered..................................    14
  Solicitation of Proxies...................................    14
  Record Date and Voting Rights.............................    14
  Recommendation of Sagebrush Board.........................    15
PRICE RANGE OF WSMP AND SAGEBRUSH COMMON STOCK..............    15
THE MERGER..................................................    17
  Description of the Merger; Exchange Ratio.................    17
  Background of the Merger..................................    17
  Reasons of WSMP for the Merger............................    20
  Reasons of Sagebrush for the Merger.......................    22
  Opinion of Sagebrush's Financial Advisor..................    24

                                      (ii)

                                                              PAGE
                                                              ----
  The Effective Time........................................    28
  Exchange of Certificates; Fractional Shares...............    28
  Dissenting Shareholders...................................    29
  Voting Agreement of Connor and Miller.....................    29
  Effect on Sagebrush Options...............................    29
  Conduct of Business Prior to the Merger and Other
     Covenants..............................................    29
  Effect on Sagebrush Benefit Plans.........................    30
  Conditions to the Merger..................................    31
  Termination of the Agreement; Termination Fee.............    33
  Waiver; Amendment; Expenses...............................    34
  Certain Federal Income Tax Consequences...................    34
  Interests of Certain Persons in the Merger................    35
  Accounting Treatment......................................    36
  Regulatory Approvals......................................    37
  Restrictions on Resale by Affiliates; Registration
     Rights.................................................    37
SELECTED FINANCIAL DATA.....................................    37
  Selected Financial Data of WSMP, Inc. ....................    38
  Selected Financial Data of Sagebrush, Inc. ...............    39
  Selected Unaudited Pro Forma Combined Financial Data......    40
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF WSMP.........................    41
  General...................................................    41
  Results of Operations.....................................    41
  36 Weeks Ended November 7, 1997 Compared with 36 Weeks
     Ended November 1, 1996.................................    42
  Fiscal 1997 Compared to Fiscal 1996; Fiscal 1996 Compared
     to Fiscal 1995.........................................    43
  Liquidity and Capital Resources...........................    45
  Inflation.................................................    46
  Impact of Recently Issued Accounting Pronouncements.......    46
  Cautionary Statement as to Forward-Looking Information....    47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF SAGEBRUSH....................    48
  General...................................................    48
  Results of Operations.....................................    49
  Thirty-Six Weeks Ended September 12, 1997 Compared to
     Thirty-Six Weeks Ended September 6, 1996...............    50
  Fiscal 1996 Compared to Fiscal 1995.......................    51
  Fiscal 1995 Compared to Fiscal 1994.......................    52
  Quarterly Results.........................................    53
  Liquidity and Capital Resources...........................    53
  Inflation.................................................    54
  Impact of Recently Issued Accounting Pronouncements.......    54
  Cautionary Statement as to Forward-Looking Information....    55
CERTAIN INFORMATION REGARDING WSMP..........................    55
  Restaurant Franchising....................................    55
  Restaurant Operations.....................................    57
  Food Processing...........................................    58
  Employees.................................................    59
  Working Capital...........................................    60
  Marketing and Advertising.................................    60
  Competition...............................................    60

                                      (iii)

                                                              PAGE
                                                              ----
  Trademarks................................................    60
  Regulation................................................    61
  Properties,...............................................    61
  Legal Proceedings.........................................    61
  Executive Officers and Directors..........................    62
  Directors' Compensation...................................    63
  Summary Compensation Table................................    64
  Option Grants in Last Fiscal Year.........................    65
  Aggregated Option Exercises in Last Fiscal Year and Fiscal
     Year-End Option Values.................................    65
  Employment Contracts and Change in Control Agreements.....    65
  Compensation Committee Interlocks and Insider
     Participation..........................................    66
  Certain Relationships and Related Party Transactions......    66
  Principal Shareholders and Management Ownership...........    69
CERTAIN INFORMATION REGARDING SAGEBRUSH.....................    71
  Business..................................................    71
  Properties................................................    76
  Sagebrush Principal Shareholders and Management
     Ownership..............................................    77
DESCRIPTION OF WSMP CAPITAL STOCK...........................    78
  Description of WSMP Common Stock..........................    78
  Description of the Rights.................................    78
COMPARATIVE RIGHTS OF SHAREHOLDERS OF WSMP AND SAGEBRUSH....    79
  Authorized Capital Stock..................................    79
  Directors.................................................    79
  Dividends and Other Distributions.........................    80
  Exculpation and Indemnification...........................    80
  Shareholder Vote Required for Certain Matters.............    80
  Notice of Shareholder Meetings............................    81
  Shareholder Rights Plan...................................    81
  Anti-Takeover Statutes....................................    81
  Amendments to Articles of Incorporation and Bylaws........    81
DISSENTERS' RIGHTS..........................................    81
AMENDMENT TO THE WSMP ARTICLES OF INCORPORATION.............    83
LEGAL OPINIONS..............................................    84
EXPERTS.....................................................    84
SHAREHOLDER PROPOSALS.......................................    85
OTHER MATTERS...............................................    85
INDEX TO FINANCIAL STATEMENTS...............................   F-1
  Consolidated Financial Statements of WSMP.................   F-2
  Consolidated Financial Statements of Sagebrush............  F-25
  Unaudited Pro Forma Combined Financial Statements.........  F-39
APPENDIX A -- Agreement and Plan of Merger..................   A-1
APPENDIX B -- Opinion of Interstate/Johnson Lane
  Corporation...............................................   B-1
APPENDIX C -- Article 13 of the North Carolina Business
  Corporation Act...........................................   C-1

                             ---------------------

                                      (iv)

     A REGISTRATION STATEMENT RELATING TO THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT-PROSPECTUS HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WSMP OR SAGEBRUSH. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS REGARDING WSMP, AND PRO FORMA INFORMATION, HAS BEEN FURNISHED BY WSMP, AND INFORMATION HEREIN REGARDING SAGEBRUSH HAS BEEN FURNISHED BY SAGEBRUSH. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF WSMP OR SAGEBRUSH SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     THIS JOINT PROXY STATEMENT-PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS DUE TO A VARIETY OF FACTORS. SEE "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WSMP" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SAGEBRUSH."

                             AVAILABLE INFORMATION

     WSMP has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities to be issued in connection with the Merger. For further information pertaining to the securities of WSMP to which this Joint Proxy Statement-Prospectus relates, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Joint Proxy Statement-Prospectus. In addition, WSMP and Sagebrush are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, such as WSMP and Sagebrush, that file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, copies of such material are available for inspection and reproduction at the public reference facilities of the Commission at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports, proxy statements and other information concerning WSMP and Sagebrush may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                                       (v)

                                    SUMMARY

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS NOT INTENDED TO BE COMPLETE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS AND IN THE ACCOMPANYING APPENDICES.

GENERAL

     This Joint Proxy Statement-Prospectus, notice of the Sagebrush Special Meeting to be held on January 27, 1998 and notice of the WSMP Special Meeting to be held on January 27, 1998 and forms of proxies solicited in connection therewith are first being mailed to the Sagebrush Shareholders and the WSMP Shareholders on or about January 13, 1998. At the WSMP Special Meeting, holders of shares of WSMP Common Stock will consider and vote on proposals to issue shares of WSMP Common Stock in connection with the Merger and to amend the WSMP Articles of Incorporation to increase the number of shares of authorized WSMP Common Stock to 100,000,000. At the Sagebrush Special Meeting, holders of shares of Sagebrush Common Stock will consider and vote upon a proposal to approve the Agreement and the Plan of Merger. A copy of the Agreement and the Plan of Merger set forth therein is attached hereto as Appendix A and is incorporated herein by this reference. See "WSMP Special Meeting" and "Sagebrush Special Meeting."

THE COMPANIES

     WSMP. WSMP is a food processing and restaurant company that was organized in 1970 under the laws of the State of North Carolina. The food processing business is conducted in two divisions of WSMP, consisting of a prepared foods division and a ham curing division. The restaurant business is generally conducted through subsidiaries and consists of 27 company-owned and 47 franchised units at the date of this Joint Proxy Statement-Prospectus. The principal executive offices of WSMP are located at 1 WSMP Drive, Claremont, North Carolina 28610, and its telephone number is (704) 459-7626. All references herein to WSMP refer to WSMP, Inc. and its subsidiaries, unless the context otherwise requires.

     For additional information regarding WSMP, see "Certain Information Regarding WSMP."

     Sagebrush. Sagebrush owns and operates 33 "Sagebrush Steakhouse & Saloon" restaurants in North Carolina, South Carolina, Tennessee and Virginia. The Sagebrush restaurant concept is to serve high-quality, moderately-priced meals in a casual, family-oriented atmosphere suggestive of a Texas roadhouse. The principal executive offices of Sagebrush are located at 3238 West Main Street, Claremont, North Carolina 28610, and its telephone number is (704) 459-0821. All references herein to Sagebrush refer to Sagebrush, Inc., a North Carolina corporation, and its subsidiaries, unless the context otherwise requires. For additional information about Sagebrush, see "Certain Information Regarding Sagebrush"

     Sub. Sub, a North Carolina corporation, is a wholly-owned subsidiary of WSMP and is not engaged in any significant business activity other than its participation in the Merger.

WSMP SPECIAL MEETING AND VOTE REQUIRED

     The WSMP Special Meeting will be held on January 27, 1998 at 11:00 a.m., local time, at the Gateway Hotel, 909 Highway 70, S.W., Hickory, North Carolina. At that time, the WSMP Shareholders will be asked to consider and vote upon (i) the issuance of shares of WSMP Common Stock in connection with the Merger (the "Issuance") and (ii) an amendment to the WSMP Articles of Incorporation to increase the number of shares of authorized WSMP Common Stock to 100,000,000 (the "Articles Amendment" and, together with the Issuance, the "WSMP Matters"). The record holders of WSMP Common Stock at the close of business on January 7, 1998 (the "WSMP Record Date") are entitled to notice of and to vote at the WSMP Special Meeting. On the WSMP Record Date, there were approximately 838 holders of record of WSMP Common Stock and 3,633,914 shares of WSMP Common Stock outstanding.

     Each share of WSMP Common Stock entitles its holder to one vote. The presence in person or by proxy of a majority of the outstanding shares of WSMP Common Stock will constitute a quorum for the conduct of business at the WSMP Special Meeting. The affirmative vote of a majority of the votes cast at the WSMP Special Meeting is required to approve each of the WSMP Matters. As of the WSMP Record Date, directors and executive officers of WSMP beneficially owned 36,069 shares of WSMP Common Stock, or 1.0% of the shares entitled to vote at the WSMP Special Meeting. It is currently expected that each such director and executive officer of WSMP will vote the shares of WSMP Common Stock owned by him or her for approval of the WSMP Matters. In addition, as of the WSMP Record Date the directors and executive officers of Sagebrush beneficially owned 100,224 shares of WSMP Common Stock, or 2.8% of the shares entitled to vote at the WSMP Special Meeting. Of this amount, 100,000 shares of WSMP Common Stock were beneficially owned by Connor. It is currently expected that each such director and executive officer of Sagebrush will vote the shares of WSMP Common Stock owned by him or her for approval of the WSMP Matters. See "WSMP Special Meeting."

SAGEBRUSH SPECIAL MEETING AND VOTE REQUIRED; VOTING AGREEMENT OF MESSRS. CONNOR AND MILLER

     The Sagebrush Special Meeting will be held on January 27, 1998 at 10:00 a.m., local time, at the Gateway Hotel, 909 Highway 70, S.W., Hickory, North Carolina, at which time the Sagebrush Shareholders will consider and vote upon a proposal to approve the Agreement and the Plan of Merger (the "Sagebrush Matter"). The record holders of Sagebrush Common Stock at the close of business on January 7, 1998 (the "Sagebrush Record Date") are entitled to notice of and to vote at the Sagebrush Special Meeting. On the Sagebrush Record Date, there were approximately 66 holders of record of Sagebrush Common Stock and 5,925,000 shares of Sagebrush Common Stock outstanding.

     Each share of Sagebrush Common Stock entitles its holder to one vote. The affirmative vote of the holders of a majority of the outstanding shares of Sagebrush Common Stock is required to approve the Agreement and the Plan of Merger. As of the Sagebrush Record Date, directors and executive officers of Sagebrush beneficially owned approximately 3,327,981 shares of Sagebrush Common Stock, or 56.2% of the Sagebrush Common Stock entitled to vote at the Sagebrush Special Meeting, all of which are expected to be voted in favor of the Agreement and the Plan of Merger. In the Agreement, Connor and Miller, who together own or control 3,065,757 shares of Sagebrush Common Stock (51.7% of the shares entitled to vote at the Sagebrush Special Meeting), agreed to vote such shares in favor of the Agreement and the Plan of Merger. In addition, as of the Sagebrush Record Date, directors and executive officers of WSMP beneficially owned 323,383 shares of Sagebrush Common Stock, or 5.5% of the shares entitled to vote at the Sagebrush Special Meeting, all of which are expected to be voted in favor of the Agreement and the Plan of Merger. See "Sagebrush Special Meeting."

THE MERGER; EXCHANGE RATIO

     In the Merger, subject to the terms of the Agreement, Sub will merge with and into Sagebrush, which will be the surviving entity (as such, the "Surviving Subsidiary"), and each outstanding share of Sagebrush Common Stock, other than shares held by dissenting shareholders, will be converted into the right to receive 0.3214 of a share of WSMP Common Stock, subject to adjustment as described below, with cash to be paid in lieu of any resulting fractional shares of WSMP Common Stock. Each share of WSMP Common Stock issued in the Merger will be issued together with one Right, and all references herein to shares of WSMP Common Stock issuable as merger consideration shall be deemed to include the associated Rights. Such ratio of 0.3214 share of WSMP Common Stock per 1.0000 share of Sagebrush Common Stock, as the same may be adjusted, is referred to herein as the "Exchange Ratio."

     If the Average WSMP Closing Price (as defined below) is greater than $23.34, then the Exchange Ratio shall be adjusted to become $7.50 divided by the Average WSMP Closing Price. If the Average WSMP Closing Price is less than $21.78, then the Exchange Ratio shall be adjusted to become $7.00 divided by the Average WSMP Closing Price. The adjustment factor is designed to assure that the market value of the WSMP Common Stock exchanged for each share of Sagebrush Common Stock will be not less than $7.00 and not more than $7.50 per share. See "Risk Factors -- Risks Associated with the Prospective Merger -- Adjustment of Exchange Ratio."

     The term "Average WSMP Closing Price" means the simple average of the last sale prices per share of WSMP Common Stock on NASDAQ (as reported by NASDAQ) on the ten consecutive Trading Days next preceding the date on which the shareholders of Sagebrush approve the Merger. A "Trading Day" is any day on which the WSMP Common Stock is actually sold on NASDAQ (as reported by NASDAQ).

     No fractional shares of WSMP Common Stock will be issued in the Merger. Holders of Sagebrush Common Stock otherwise entitled to a fractional share will be paid an amount in cash, without interest, determined by multiplying the fraction by the fair market value of the WSMP Common Stock determined by reference to the last sale price of the WSMP Common Stock for the Trading Day concluded most immediately prior to the effectiveness of the Merger. See "The Merger -- Description of the Merger."

     Each share of WSMP Common Stock outstanding prior to the Merger will continue to be outstanding after the Effective Time. Each share of Sub common stock will be converted, upon the Merger, into one share of Sagebrush Common Stock.

CONDITIONS TO THE MERGER

     The Merger is subject to the satisfaction of certain conditions, including, among others, approval of the Agreement and the Plan of Merger by the Sagebrush Shareholders, approval of the Issuance by the WSMP Shareholders, receipts of consents under certain contracts and agreements of WSMP and Sagebrush, receipt of assurances regarding the accounting and tax consequences of the Merger and other customary conditions to closing. See "The Merger -- Conditions to the Merger."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     The Board of Directors of Sagebrush (the "Sagebrush Board") and the Board of Directors of WSMP (the "WSMP Board") have unanimously approved the Agreement and the transactions contemplated thereby. The Sagebrush Board believes that the merger is in the best interests of Sagebrush and its shareholders and recommends that such shareholders vote "FOR" the matter to be voted upon by them in connection with the Merger. The WSMP Board believes that the Merger is in the best interests of WSMP and its shareholders and recommends that such shareholders vote "FOR" the matters to be voted upon by them in connection with the Merger. For a discussion of the factors considered by the Sagebrush Board and the WSMP Board in reaching their respective conclusions, see "The
Merger -- Background of the Merger," "-- Reasons of WSMP for the Merger" and "--Reasons of Sagebrush for the Merger."

OPINION OF SAGEBRUSH'S FINANCIAL ADVISOR

     Interstate/Johnson Lane Corporation ("I/JL"), which has served as financial advisor to Sagebrush in connection with the Merger, has rendered its opinion to the Sagebrush Board that the consideration proposed to be paid by WSMP to the holders of Sagebrush Common Stock in the Merger is fair to such holders from a financial point of view. Such opinion was delivered to the Sagebrush Board at its meeting of November 14, 1997 and again on the date of this Joint Proxy Statement-Prospectus. A copy of the opinion delivered by I/JL on the date hereof is attached hereto as Appendix B and should be read in its entirety with respect to assumptions made, matters considered and limitations of the review undertaken by I/JL. See "The Merger -- Opinion of Sagebrush's Financial Advisor."

EFFECTIVE TIME OF THE MERGER

     As soon as practicable after satisfaction or waiver of the conditions to the obligations of WSMP, Sub and Sagebrush to consummate the Merger as set forth in the Agreement, they will effect the Merger by causing Articles of Merger to be filed with the Secretary of State of the State of North Carolina. The Effective Time shall occur at the time of such filing or at such later time as may be specified in such Articles of Merger with the prior written consent of WSMP, Sub and Sagebrush. See "The Merger -- The Effective Time."

TERMINATION; TERMINATION FEE; EXPENSES

     The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by written consent of WSMP and Sagebrush, (ii) by either WSMP or Sagebrush in the event of a material misrepresentation, material breach of warranty or material breach of any covenant or other agreement by the other party (which breach has not been cured, in the case of a warranty, covenant or other agreement, within 30 days following receipt of written notice of breach), (iii) by either WSMP or Sagebrush in the event that the Merger shall not have been consummated by 11:59 p.m., Eastern time, on April 30, 1998 (or, if earlier, by such time on the fifth day following the date on which the Sagebrush Shareholders shall have approved the Merger), provided that failure to consummate the Merger by such time is not caused by a material breach of the Agreement by the terminating party, (iv) by either WSMP or Sagebrush in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by 11:59 p.m., Eastern time, on April 30, 1998, provided that the terminating party is not then guilty of a material misrepresentation or of a material, uncured breach of warranty, covenant or agreement, (v) by WSMP in the event that the Agreement and the Plan of Merger are not approved by the required vote at the Sagebrush Special Meeting or by Sagebrush in the event that the Issuance is not approved by the required vote at the WSMP Special Meeting, (vi) by WSMP or Sagebrush if the Sagebrush Board, after having determined in good faith, after consultation with counsel, that the taking of action or the failure to take action (or to withdraw or modify a recommendation) is necessary or appropriate in execution of the directors' duties under applicable law (a "Board Determination"), fails to make or withdraws, modifies or changes its recommendation to the Sagebrush Shareholders that they approve the Agreement and the Merger, or (vii) by Sagebrush or WSMP if the WSMP Board, after having made a Board Determination, fails to make or withdraws, modifies or changes its recommendation to the WSMP Shareholders that they approve the Agreement and the Plan of Merger. Sagebrush and WSMP have agreed that, in light of the provision of the Agreement adjusting the Exchange Ratio, no adjustment of the Exchange Ratio will constitute a basis for a Board Determination.

     In the event of the termination of the Agreement and the abandonment of the Merger pursuant to clause (vi) above, not later than ten days following delivery of notice of such termination and abandonment, Sagebrush will pay to WSMP, as liquidated damages (and not as a penalty), $1,500,000 plus the aggregate amount of WSMP's documented legal, investment banking, accounting and other out-of-pocket expenses incurred in pursuit of the Merger. In the event of termination of the Agreement and abandonment of the Merger pursuant to clause
(vii) above, not later than ten days following delivery of notice of such termination and abandonment, WSMP will pay to Sagebrush, as liquidated damages (and not as a penalty), $1,500,000 plus the aggregate amount of Sagebrush's documented legal, investment banking, accounting and other out-of-pocket expenses incurred in pursuit of the Merger. Termination will not relieve any party from liability for any breach of the Agreement, except insofar as the liquidated damages provisions shall relieve the parties from liability for termination and abandonment pursuant solely to clauses (vi) and (vii) above.

     Each party to the Agreement has agreed to bear all expenses incurred by it in connection with the Agreement and the transactions contemplated thereby.

     See "The Merger -- Termination of the Agreement."

WAIVER; AMENDMENT

     WSMP and Sub, on the one hand, or Sagebrush and Messrs. Miller and Conner, on the other hand, may at any time by a signed writing (1) extend the time for performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties contained in the Agreement or in any document delivered thereto or (3) waive compliance with any of the agreements, covenants or conditions contained therein. The Agreement may be amended by an instrument in writing signed on behalf of the parties thereto, provided that no amendment executed after the Sagebrush Special Meeting shall reduce either the number of shares of WSMP Common Stock into which each share of Sagebrush Common Stock shall be converted in the Merger or the payment terms for fractional interests. See "The Merger -- Waiver; Amendment; Expenses."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Kennedy Covington Lobdell & Hickman, L.L.P. has delivered an opinion, based upon certain customary assumptions and representations, to the effect that, for Federal income tax purposes, no gain or loss will be recognized by the Sagebrush Shareholders as a result of the Merger to the extent that they receive WSMP Common Stock solely in exchange for their Sagebrush Common Stock. With respect to Sagebrush Common Stock exchanged for cash (whether pursuant to the exchange of fractional shares or as a result of the exercise of dissenters' rights), the Merger will be treated as a sale, and normal recognition and gain and loss treatment will apply. See "The Merger -- Certain Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Charles F. Connor, Jr., Chairman of the Board and a director of Sagebrush, will enter into a two-year consulting agreement with WSMP, and L. Dent Miller, President, Chief Executive Officer and a director of Sagebrush, will enter into a two-year employment agreement with WSMP. The Agreement obligates Sagebrush, as the surviving corporation, to indemnify the directors and officers of Sagebrush and its predecessors from and after the Merger against certain liabilities arising prior to the Merger. From and after the Effective Time, WSMP will guarantee the due and timely payment and performance of these indemnification obligations. See "The Merger -- Interests of Certain Persons in the Merger."

TREATMENT OF SAGEBRUSH OPTIONS

     At the Effective Time, each option (a "Sagebrush Option") to purchase Sagebrush Common Stock granted by Sagebrush under the 1995 Stock Option Plan of Sagebrush (the "Sagebrush Option Plan") then outstanding, whether or not then exercisable, shall be converted into and shall become a right to purchase WSMP Common Stock, and WSMP shall assume each Sagebrush Option in accordance with the terms of the Sagebrush Option Plan and the terms of the agreement by which the Sagebrush Option is evidenced, except that: (i) WSMP and the Compensation Committee of the WSMP Board thereafter shall administer the Sagebrush Option Plan and the Sagebrush Options; (ii) each Sagebrush Option assumed by WSMP may be exercised solely for shares of WSMP Common Stock; (iii) the number of shares of WSMP Common Stock subject to each such Sagebrush Option shall be the number of whole shares of WSMP Common Stock (omitting any fractional share) determined by multiplying the number of shares of Sagebrush Common Stock subject to such Sagebrush Option immediately prior to the Effective Time (without regard to any limitations imposed by vesting schedules) by the Exchange Ratio, and (iv) the per share exercise price under each such Sagebrush Option shall be adjusted by dividing such exercise price by the Exchange Ratio and rounding up to the nearest cent. See "The Merger -- Description of the Merger."

COMPARATIVE RIGHTS OF SHAREHOLDERS OF WSMP AND SAGEBRUSH

     At the Effective Time, holders of Sagebrush Common Stock will become holders of WSMP Common Stock. WSMP and Sagebrush are both organized under the laws of North Carolina; however, certain differences in the rights of their shareholders arise from differing provisions of their respective articles of incorporation and bylaws. See "Comparative Rights of Shareholders of WSMP and Sagebrush."

DISSENTERS' RIGHTS

     Any Sagebrush Shareholder who does not vote in favor of the proposal to approve the Agreement and the Merger and who complies strictly with the applicable provisions of Article 13 of the North Carolina Business Corporation Act, as amended (the "NCBCA"), may have the right to dissent and be paid cash for the "fair value" for such holder's shares of Sagebrush Common Stock. The applicable provisions of Article 13 of the NCBCA are attached to this Joint Proxy Statement-Prospectus as Appendix C. WSMP Shareholders do not have dissenters' rights with respect to the Merger or the Issuance under the NCBCA. To perfect dissenters' rights of appraisal, a Sagebrush Shareholder (i) must give Sagebrush written notice of such holder's intent to demand payment for such holder's shares if the Merger is effectuated, which notice must be actually received by Sagebrush before the vote is taken at the Sagebrush Special Meeting, and (ii) must not vote any shares of Sagebrush Common Stock in favor of the Merger. Shares of Sagebrush Common Stock held by dissenting holders will not be converted into shares of WSMP Common Stock in the Merger and after the Effective Time will represent only the right to receive such consideration as is determined to be due such dissenting holders pursuant to the NCBCA. Sagebrush Common Stock outstanding immediately prior to the Effective Time and held by a shareholder who withdraws such holder's demand for dissenters' rights or fails to perfect such rights will be deemed to be converted at the Effective Time into the right to receive shares of WSMP Common Stock, without interest. See "Dissenters' Rights" and Appendix C hereto.

ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for as a "pooling of interests" for accounting and financial reporting purposes. See "The Merger -- Accounting Treatment."

RESTRICTIONS ON RESALE BY AFFILIATES

     The shares of WSMP Common Stock to be issued to Sagebrush Shareholders in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Sagebrush as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of Sagebrush at the time the Merger is submitted for vote of the Sagebrush Shareholders will be subject to certain restrictions on resale. Such restrictions are expected to apply to Miller and Connor and to the other incumbent directors and executive officers of Sagebrush. WSMP has agreed to register the shares of WSMP Common Stock received by those affiliates of Sagebrush who acquire in the Merger beneficial ownership of a number of shares of WSMP Common Stock in excess of one percent of the total number of shares of WSMP Common Stock outstanding after giving effect to the Merger to permit the public resale of such shares by such person and such person's permitted transferees. In connection with the registration of such shares, WSMP has agreed, within 30 days after the Effective Time, to prepare and file with the Commission, and thereafter use its reasonable best efforts to be declared effective, a registration statement with respect to such shares. See "The Merger -- Restrictions on Resale by Affiliates; Registration Rights."

RISK FACTORS

     An investment in WSMP or Sagebrush, and the Merger itself, are subject to a variety of risk factors. See "Risk Factors."

REGULATORY APPROVALS

     No federal or state regulatory requirements must be complied with and no such regulatory approvals must be obtained as a condition to consummation of the Merger. See "The Merger -- Regulatory Approvals."

SHARE INFORMATION AND MARKET PRICES

     The WSMP Common Stock and the Sagebrush Common Stock are traded on NASDAQ under the symbols "WSMP" and "SAGE," respectively. As of the WSMP Record Date, there were 3,633,914 shares of WSMP Common Stock outstanding, held by approximately 838 holders of record. As of the Sagebrush Record Date, there were 5,925,000 shares of Sagebrush Common Stock outstanding, held by approximately 66 holders of record.

     The following table sets forth the last sale price reported by NASDAQ for shares of WSMP Common Stock and Sagebrush Common Stock on September 25, 1997, the last trading day preceding public announcement of the proposed Merger, and on January 9, 1998. The Sagebrush Common Stock Equivalent represents the last sale price of a share of WSMP Common Stock on the applicable date multiplied by the assumed Exchange Ratio of .3214. This adjustment is designed to assure that the market value of the WSMP Common Stock exchanged for each share of Sagebrush Common Stock will be not less than $7.00 and not more than $7.50 per share.

                                                                                       SAGEBRUSH
                                                            WSMP        SAGEBRUSH     COMMON STOCK
                                                        COMMON STOCK   COMMON STOCK    EQUIVALENT
                                                        ------------   ------------   ------------
September 25, 1997....................................     $20.00         $5.69          $6.43
January 9, 1998.......................................     $              $              $

     The Exchange Ratio is subject to adjustment, depending upon market prices of the WSMP Common Stock. See "The Merger -- Description of the Merger; Exchange Ratio" and "Risk Factors -- Risks Associated with the Prospective
Mergers -- Adjustment of Exchange Ratio." For additional information regarding the market prices of the WSMP Common Stock and the Sagebrush Common Stock, see "Price Range of WSMP and Sagebrush Common Stock."

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The following table sets forth selected comparative per share data for each of WSMP and Sagebrush on an historical basis and selected unaudited pro forma comparative per share data reflecting the consummation of the Merger as if it had occurred as of February 26, 1994. The Merger is accounted for in the accompanying pro forma per share data using the pooling-of-interests accounting method.

     WSMP and Sagebrush expect that the combined company will achieve benefits from the Merger, including operating cost savings and revenue enhancements. The unaudited pro forma per share data do not reflect, however, any direct costs, potential savings or revenue enhancements that are expected to result from the consolidation of operations of WSMP and Sagebrush and therefore do not purport to be indicative of the results of future operations.

     The comparative per share data presented herein are based upon or derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of WSMP and the historical consolidated financial statements and the related notes thereto of Sagebrush. The results of WSMP for the 36 weeks ended November 7, 1997 and November 1, 1996 and of Sagebrush for the 36 weeks ended September 12, 1997 and September 6, 1996 are not necessarily indicative of results expected for the entire fiscal year. All adjustments, consisting of only normal recurring adjustments, for a fair statement of results of interim periods have been included.

                                                                         WSMP
                                        ----------------------------------------------------------------------
                                                                                         AS OF AND FOR THE
                                           AS OF AND FOR THE FISCAL YEAR ENDED            36 WEEKS ENDED
                                        ------------------------------------------   -------------------------
                                        FEBRUARY 24,   FEBRUARY 23,   FEBRUARY 28,   NOVEMBER 1,   NOVEMBER 7,
                                            1995           1996           1997          1996          1997
                                        ------------   ------------   ------------   -----------   -----------
                                                                                     (UNAUDITED)   (UNAUDITED)
Income (loss) from continuing
  operations per common share(1):
  Historical..........................     $ .38          $ (.55)        $ .36          $ .14         $ .40
  Pro forma combined(2)...............        --             .12           .56             --           .60
Cash dividends per common share.......        --              --            --             --            --
Book value per common share:
  Historical(5).......................     $6.63          $ 5.96         $6.27          $6.11         $7.08
  Pro forma combined(2)(5)............        --              --          6.49             --          7.13

                                                                     SAGEBRUSH
                                      ------------------------------------------------------------------------
                                                                                       AS OF AND FOR THE
                                        AS OF AND FOR THE FISCAL YEAR ENDED             36 WEEKS ENDED
                                      ----------------------------------------   -----------------------------
                                      DECEMBER 30,   DECEMBER 29,   JANUARY 3,   SEPTEMBER 6,    SEPTEMBER 12,
                                          1994           1995          1997          1996            1997
                                      ------------   ------------   ----------   -------------   -------------
                                                                                  (UNAUDITED)     (UNAUDITED)
Income from continuing operations
  per common share(1):
  Historical(4).....................     $  --          $  --         $ .39          $ .28           $ .32
  Pro forma equivalent(3)...........        --            .04           .18             --             .19
Cash dividends per common share.....        --             --            --             --              --
Book value per common share:
  Historical(4)(5)..................     $  --          $  --         $2.19          $2.08           $2.32
  Pro forma equivalent(3)...........        --             --          2.09             --            2.29

---------------

(1) WSMP and Sagebrush anticipate that the combined company will incur Merger-related expenses totaling approximately $1.25 million. Such expenses include only financial advisory fees, legal and accounting expenses and other miscellaneous transaction costs; they do not include any costs relating to possible restaurant conversions or closures or any other costs that may arise in connection with the Merger. These Merger-related expenses are expected to be charged to the operations of WSMP and Sagebrush as incurred. The effects of these costs have not been reflected in the historical or pro forma income per share from continuing operations for either WSMP or Sagebrush.
(2) Pro forma per share amounts for WSMP have been calculated assuming that the Merger occurred at February 26, 1994 and had been accounted for using the pooling of interests method. See "Unaudited Pro Forma Combined Financial Statements" elsewhere in this Joint Proxy Statement-Prospectus.
(3) The Sagebrush equivalent pro forma per share amounts are calculated by multiplying the WSMP pro forma combined per share amounts by the assumed Exchange Ratio of .3214 share of WSMP Common Stock for each share of Sagebrush Common Stock. The Exchange Ratio is subject to adjustment in the event that the Average WSMP Closing Price is greater than $23.34 or less than $21.78. See "The Merger -- Description of the Merger; Exchange Ratio."
(4) Sagebrush consummated a reorganization in conjunction with an initial public offering in January 1996. Prior to such reorganization and offering, the Company's business was conducted by a group of related corporations affiliated by substantially common management and control. Most of these corporations had elected to be treated as S Corporations for federal and state income tax purposes. In connection with the Sagebrush initial public offering, these corporations became wholly-owned subsidiaries of, or transferred all of their assets to, Sagebrush. As such, historical earnings and book value per share have not been shown for fiscal years prior to the consummation of the initial public offering.
(5) Historical book value per share for both WSMP and Sagebrush is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period. Pro forma combined book value per share for WSMP is computed by dividing pro forma shareholders' equity, including the effect of pro forma adjustments, by the pro forma number of shares of common stock which would have been outstanding had the Merger been consummated as of February 26, 1994.

                                  RISK FACTORS

     The following risk factors should be carefully considered by WSMP Shareholders in deciding whether to approve the WSMP Matters and by Sagebrush Shareholders in deciding whether to approve the Agreement and Plan of Merger.

RISKS ASSOCIATED WITH THE PROSPECTIVE MERGER

     Synergies May Not Materialize. In determining that the Merger is in the best interest of its shareholders, the WSMP Board considered revenue enhancements, cost savings, operating efficiencies and other synergies that might result from the integration of the WSMP and Sagebrush businesses. There can be no assurance, however, that such benefits will be accomplished successfully or as rapidly as desired. To that extent, WSMP's results of operations will not benefit from the Merger.

     Adjustment of Exchange Ratio. The Exchange Ratio of .3214 share of WSMP Common Stock for each outstanding share of Sagebrush Common Stock is subject to increase or decrease based on changes in the market price of WSMP Common Stock. The adjustment is designed to assure that the market value of the WSMP Common Stock exchanged for each share of Sagebrush Common Stock will be between $7.00 and $7.50 per share. The market price of WSMP Common Stock at the Effective Time may vary from its market price as of September 25, 1997, the last trading day prior to public announcement of the execution of the Agreement, and its prices as of the date of this Joint Proxy Statement-Prospectus and the date on which the WSMP Special Meeting and Sagebrush Special Meeting are held. To the extent that the Average WSMP Closing Price is less than $21.78, WSMP will be required to issue a greater number of shares of WSMP Common Stock in the Merger to Sagebrush Shareholders. This increase would, among other things, result in lower earnings per share for WSMP upon consummation of the Merger. To the extent that the Average WSMP Closing Price is greater than $23.34, WSMP will be required to issue a fewer number of shares of WSMP Common Stock in the Merger to Sagebrush Shareholders. This decrease would, among other things, result in the former Sagebrush Shareholders owning a lesser proportion of the combined company. For example, if the Average WSMP Closing Price were $23.34, then the Exchange Ratio would be .3214 and the Sagebrush Shareholders would be entitled to receive up to 1,904,295 shares of WSMP Common Stock. If the Average WSMP Closing Price were $15.00, then the Exchange Ratio would be .4667 and the Sagebrush Shareholders would be entitled to receive up to 2,937,596 shares of WSMP Common Stock. If the Average WSMP Closing Price were $30.00, then the Exchange Ratio would be .2500 and the Sagebrush Shareholders would be entitled to receive up to 1,481,250 shares of WSMP Common Stock. On January 9, 1998, the closing sale price of the
WSMP Common Stock was $          per share. Neither WSMP nor Sagebrush can
terminate the Agreement as a result of having made a Board Determination because of any adjustment of the Exchange Ratio.

     Stock Price Volatility. Quarterly financial results of WSMP or of other food service or food production companies, changes in general conditions in the economy, in the food service or food production industry or the capital markets could cause, in any such case, the market price of the WSMP Common Stock to fluctuate significantly. In addition, many stocks traded on NASDAQ have recently experienced extreme price and volume fluctuations. Such broad market fluctuations also may adversely affect the price of the WSMP Common Stock, which has experienced significant appreciation in recent months. See "Price Range of WSMP and Sagebrush Common Stock."

     Shares Eligible for Future Sale. Immediately following the Merger, Connor and Miller will beneficially own approximately 19% of the outstanding WSMP Common Stock, assuming an Exchange Ratio of .3214 and based upon their ownership of shares of WSMP Common Stock and Sagebrush Common Stock on the WSMP Record Date and the Sagebrush Record Date, respectively. Connor and Miller may not sell the WSMP Common Stock issued to them in the Merger except pursuant to an effective registration statement under the Securities Act covering such sale or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. WSMP is obligated under the Agreement, for a specified period and subject to certain limitations and qualifications, to effect the registration under the Securities Act of the sale of the WSMP Common Stock issued to Connor, Miller and certain other affiliates of Sagebrush in the Merger. See "The
Merger -- Restrictions on Resale by Affiliates." No prediction can be made as to the effect, if any, that market sales of WSMP Common Stock by

Miller and Connor or other shareholders pursuant to such registration rights, or the availability of such shares for such future sales, will have on the market price of WSMP Common Stock prevailing from time to time. Sales of substantial amounts of WSMP Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for WSMP Common Stock and could impair WSMP's future ability to raise capital through an offering of its equity securities.

RISKS ASSOCIATED WITH BOTH WSMP AND SAGEBRUSH

     Restaurant Industry Competition. The restaurant industry is intensely competitive with respect to concept, price, service, location and food quality. There are many well-established competitors with substantially greater financial and other resources than WSMP and Sagebrush. Such competitors may be better established in or decide to enter the markets where WSMP's and Sagebrush's restaurants are or may be located. The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants. WSMP's and Sagebrush's revenues are derived primarily from the sale of ham and beef, and, therefore, a change in consumer preferences for, or adverse publicity associated with, ham or beef could have adverse effects on their sales and profitability. See "Certain Information Regarding WSMP" and "Certain Information Regarding Sagebrush."

     Adverse Changes in Food Costs; Availability of Supplies. The profitability of each of WSMP and Sagebrush is dependent on its ability to anticipate and react to changes in food prices in general, and, in particular, in the case of Sagebrush, to changes in beef prices, and, in the case of WSMP, to changes in ham prices. While management of each company has historically been able to anticipate and react to changing prices through their purchasing practices and menu price adjustments so as to avoid any material adverse effect on profitability, there can be no assurance that they will be able to do so in the future. There can be no assurance that fluctuations in the cost of beef or the price of other food supplies will not adversely affect results of operations of the combined companies. In addition, both WSMP and Sagebrush are dependent upon regular deliveries of food supplies from particular suppliers. Any interruptions or stoppages in such deliveries could adversely affect them until arrangements with alternate suppliers were made. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sagebrush," "Certain Information Regarding WSMP" and "Certain Information Regarding
Sagebrush -- Business -- Restaurant Operations."

     Government Regulation of Food Service Business. Food service businesses are subject to extensive state and local government regulations, including those relating to the sale of food and alcoholic beverages. The loss, lapse or suspension of a restaurant's food or liquor license could have adverse effects. In addition, restaurant operating costs are affected by increases in costs of providing health care benefits, the minimum hourly wage, unemployment tax rates, sales taxes and other similar matters over which WSMP and Sagebrush have no control. See "Certain Information Regarding WSMP -- Regulation" and "Certain Information Regarding Sagebrush -- Governmental Regulation and Potential Liability."

RISKS ASSOCIATED WITH WSMP

     Food Production Growth Strategy and Customer Base. WSMP's ability to expand revenues from food production, including home meal replacement, will depend upon its ability to negotiate requirements contracts with bulk purchasers and resellers, its ability to hire and train skilled personnel, market acceptance and other factors, some of which are beyond its control. There can be no assurance that WSMP will be able to expand such revenues or that such operations can be conducted profitably or as profitably as WSMP's restaurant businesses. In addition, a significant portion of WSMP's food product sales are concentrated among very few customers. While management believes that such customers ultimately could be replaced if they were lost, such a loss would nevertheless slow sales growth in the short run. WSMP's revenues from such operations also could decline if and when its customers' sales went into decline, even if WSMP's customer relationships remained strong. See "Certain Information Regarding WSMP -- Food Processing."

     Food Production Industry Competition. The food production business is highly competitive and is often affected by changes in tastes and eating habits of the public, economic conditions affecting spending habits, population and traffic patterns. In its production of retail and institutional ham products, WSMP faces strong price competition from a variety of large meat processing concerns and smaller local and regional operations. In sales of biscuit and yeast roll products, WSMP competes with a number of large bakeries in various parts of the country, as well as national frozen meal manufacturers, with competition strongest for sales to institutional food vendors. See "Certain Information Regarding
WSMP -- Competition."

     Government Regulation. WSMP and its franchisees are subject to laws governing relationships with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements. WSMP also is subject to federal regulation and state laws governing the offer and sale of franchises. Many state laws impose substantive requirements on franchise agreements, including limitations on non-competition provisions and on termination or non-renewal of franchises. Some states require that certain materials be registered before franchises can be offered or sold therein. Bills also have been introduced in Congress that would provide for federal regulation of substantive aspects of the franchisor-franchisee relationship. Such legislation could limit, among other things, the duration and scope of non-competition provisions, the ability of the franchisor to terminate or refuse to renew the franchise and the ability of the franchisor to designate sources of supply. The failure to obtain or retain approvals to sell franchises could adversely affect the Company. See "Certain Information Regarding WSMP -- Regulation."

     "Year 2000" Issues. Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. "Year 2000" issues affect virtually all companies and organizations, including WSMP. WSMP has engaged consultants to study aspects of its information systems and to make recommendations with a view to upgrading and improving such systems. WSMP management expects to identify and resolve WSMP's specific "Year 2000" issues as part of this study and the implementation of its consultants' recommendations.

RISKS ASSOCIATED WITH SAGEBRUSH

     Small Number of Sagebrush Restaurants; Limited Geographical
Area. Sagebrush's 33 restaurants are located in western North Carolina (17), eastern Tennessee (9), northwestern South Carolina (4) and Virginia (3). The results achieved to date by Sagebrush's relatively small restaurant base may not be indicative of the results that would be achieved by a larger number of restaurants in a broader market area. Because of this relatively small base of restaurants, an unsuccessful new restaurant could have a more significant adverse effect on Sagebrush's results of operations than would be the case in a larger restaurant company. Sagebrush's results of operations may also be materially and disproportionately affected by changes in economic, weather or other conditions in the relatively small geographic area in which its restaurants are located. Given this geographic concentration, adverse publicity relating to Sagebrush could also have a more pronounced adverse effect on Sagebrush's overall sales than might be the case if Sagebrush's restaurants were more geographically dispersed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sagebrush."

     Risks Associated with Sagebrush Expansion Strategy. Sagebrush has experienced substantial growth in recent years. Sagebrush, since opening its first Sagebrush restaurant in October 1990, opened three restaurants in 1991, five in 1992, four in 1993, six in 1994, three in 1995 and six in 1996. Sagebrush opened six restaurants in fiscal 1997 and, were the Merger not to occur, currently plans to open from five to seven additional restaurants in fiscal 1998. Sagebrush's ability to expand depends upon a number of factors, including the selection and availability of suitable locations, the hiring and training of sufficiently skilled personnel, the securing of required governmental approvals and permits, the availability of adequate financing and other factors, some of which are beyond the control of Sagebrush. There can be no assurance that Sagebrush will be able to open all of its planned new restaurants or that, if opened, those restaurants can be operated profitably. Moreover, the opening of additional restaurants in the same market areas as existing restaurants could have the effect of attracting customers away from existing restaurants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sagebrush -- Liquidity and Capital Resources," "Certain Information Regarding Sagebrush -- Business -- Site Selection," " -- Converting Facilities to the Sagebrush Concept" and
" -- Restaurant Industry and Competition."

                              WSMP SPECIAL MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is first being mailed to the WSMP Shareholders on or about January 13, 1998 and is accompanied by the Notice of Special Meeting of Shareholders and a form of proxy that is solicited by the WSMP Board for use at the WSMP Special Meeting to be held on January 27, 1998, at 11:00 a.m., local time, at the Gateway Hotel, 909 Highway 70, S.W., in Hickory, North Carolina, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

     At the WSMP Special Meeting, WSMP Shareholders will be asked, in accordance with the shareholder approval requirements of the National Association of Securities Dealers, Inc. (the "NASD"), to consider and vote upon the issuance of shares of WSMP Common Stock in the Merger. The NASD requires shareholder approval of such Issuance because the number of shares of WSMP Common Stock to be issued in the Merger is expected to exceed 20% of the shares of WSMP Common Stock and voting power outstanding immediately prior thereto. In addition, the WSMP Shareholders will be asked to consider and vote upon an amendment to the WSMP Articles of Incorporation increasing the number of authorized shares of WSMP Common Stock to 100,000,000. The Issuance and such Articles Amendment are referred to herein together as the "WSMP Matters." The WSMP Shareholders also may be asked to vote upon a proposal to adjourn or postpone the WSMP Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the WSMP Matters.

SOLICITATION OF PROXIES

     A holder of WSMP Common Stock may use the accompanying proxy if such shareholder is unable to attend the WSMP Special Meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. A shareholder may revoke any proxy given pursuant to this solicitation by delivering to the Secretary of WSMP, prior to or at the WSMP Special Meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date; however, attendance at the WSMP Special Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of WSMP proxies should be addressed to: Secretary, WSMP, Inc., 1 WSMP Drive, Claremont, North Carolina 28610. For such notice of revocation or later proxy to be valid, however, it must actually be received by WSMP prior to the vote of the shareholders at the WSMP Special Meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the WSMP Matters. The WSMP Board is unaware of any other matters that may be presented for action at the WSMP Special Meeting. If other matters do properly come before the WSMP Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion, provided that no proxy that is voted against approval and adoption of the WSMP Matters will be voted in favor of any adjournment or postponement of the WSMP Special Meeting for the purpose of soliciting additional proxies.

     The entire cost of soliciting the proxies from the WSMP Shareholders will be borne by WSMP; provided, however, that WSMP and Sagebrush have each agreed to pay one-half of the printing costs of this Joint Proxy Statement-Prospectus and related materials. In addition to the solicitation of the proxies by mail, WSMP will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. WSMP will reimburse such record holders for their reasonable expenses in doing so. If necessary, WSMP may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     Pursuant to the provisions of the NCBCA, January 7, 1998 has been fixed as the record date for determination of WSMP Shareholders entitled to notice of and to vote at the WSMP Special Meeting. Accordingly, only holders of shares of record at the close of business on that date of WSMP Common Stock will be entitled to notice of and to vote at the WSMP Special Meeting. The number of outstanding shares of WSMP Common Stock entitled to vote at the WSMP Special Meeting is 3,633,914. On the WSMP Record Date, there were approximately 838 holders of record of WSMP Common Stock. In accordance with North Carolina law, abstentions from voting will be counted for purposes of determining whether a quorum exists at the WSMP Special Meeting. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes"). In addition, abstentions from voting and broker non-votes will not be deemed to have been cast either "for" or "against" the proposals considered at the meeting and, therefore, will have no effect on the adoption of such proposals.

     Each share of WSMP Common Stock entitles its holder to one vote. The affirmative vote of a majority of the votes cast at the WSMP Special Meeting is required to approve the WSMP Matters, provided that, in the case of the Issuance, at least 50% of the votes entitled to be cast are voted at the WSMP Special Meeting, and, in the case of the Articles Amendment, a majority of the shares entitled to vote are represented at the WSMP Special Meeting in person or by proxy. As of the WSMP Record Date, 36,069 shares of WSMP Common Stock, or approximately 1.0% of the shares entitled to be voted at the WSMP Special Meeting, were beneficially owned by directors and executive officers of WSMP. It is currently expected that each such director and executive officer of WSMP will vote the shares of WSMP Common Stock owned by him for approval of the WSMP Matters. In addition, as of the WSMP Record Date, the directors and executive officers of Sagebrush beneficially owned 100,224 shares of WSMP Common Stock, or approximately 2.8% of the shares entitled to vote at the WSMP Special Meeting. Of this amount, 100,000 shares of WSMP Common Stock were beneficially owned by Connor. It is currently expected that each such director and executive officer of Sagebrush will vote the shares of WSMP Common Stock owned by him for approval of the WSMP Matters.

     See "Certain Information Regarding WSMP -- Principal Shareholders and Management Ownership" for additional information with respect to beneficial ownership of WSMP Common Stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of WSMP Common Stock by directors and executive officers of WSMP.

RECOMMENDATION OF WSMP BOARD

     The WSMP Board has unanimously approved the WSMP Matters, the Agreement and the transactions contemplated thereby. The WSMP Board believes that the WSMP Matters are in the best interests of WSMP and the WSMP Shareholders and recommends that the WSMP Shareholders vote "FOR" the WSMP Matters. See "The Merger -- Reasons of WSMP for the Merger" and "Amendment to the WSMP Articles of Incorporation."

                           SAGEBRUSH SPECIAL MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is first being mailed to the Sagebrush shareholders on or about January 13, 1998, and is accompanied by the Notice of Special Meeting of Shareholders and a form of proxy that is solicited by the Sagebrush Board for use at the Sagebrush Special Meeting to be held on January 27, 1998, at 10:00 a.m., local time, at the Gateway Hotel, 909 Highway 70, S.W., in Hickory, North Carolina, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

     At the Sagebrush Special Meeting, the Sagebrush Shareholders will vote on a proposal to approve the Agreement and the Plan of Merger. The holders of Sagebrush Common Stock may also be asked to vote upon a proposal to adjourn or postpone the Sagebrush Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Agreement and the Plan of Merger.

SOLICITATION OF PROXIES

     A holder of Sagebrush Common Stock may use the accompanying proxy if such shareholder is unable to attend the Sagebrush Special Meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. A shareholder may revoke any proxy given pursuant to this solicitation by delivering to the Secretary of Sagebrush, prior to or at the Sagebrush Special Meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date; however, attendance at the Sagebrush Special Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of Sagebrush proxies should be addressed to: Secretary, Sagebrush, Inc., 3238 West Main Street, Claremont, North Carolina 28610. For such notice of revocation or later proxy to be valid, however, it must actually be received by Sagebrush prior to the vote of the shareholders at the Sagebrush Special Meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Agreement. The Sagebrush Board is unaware of any other matters that may be presented for action at the Sagebrush Special Meeting. If other matters do properly come before the Sagebrush Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion. Sagebrush will not utilize the services of a proxy soliciting firm with the solicitation of proxies in connection with the Sagebrush Special Meeting.

     The entire cost of soliciting the proxies from the Sagebrush Shareholders will be borne by Sagebrush; provided, however, that WSMP and Sagebrush have each agreed to pay one-half of the printing costs of this Joint Proxy Statement-Prospectus and related materials. In addition to the solicitation of the proxies by mail, Sagebrush will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Sagebrush will reimburse such record holders for their reasonable expenses in doing so. If necessary, Sagebrush may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     The Sagebrush Board has fixed January 7, 1998 as the Sagebrush Record Date for the determination of the holders of Sagebrush Common Stock entitled to receive notice of and to vote at the Sagebrush Special Meeting. Only the holders of Sagebrush Common Stock on the Sagebrush Record Date are entitled to receive notice of and vote at the Special Meeting and at any adjournment or postponements thereof. At the close of business on the Sagebrush Record Date, there were 5,925,000 shares of Sagebrush Common Stock outstanding held by approximately 66 holders of record. Each share of Sagebrush Common Stock outstanding on the Sagebrush Record Date entitles its holder to one vote as to
(i) the approval of the Agreement and the Plan of Merger and (ii) any other proposal that may properly come before the Sagebrush Special Meeting.

     Each share of Sagebrush Common Stock entitles its holder to one vote. Pursuant to the NCBCA, approval of the Agreement and the Plan of Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Sagebrush Common Stock. As of the Sagebrush Record Date, 3,327,981 shares of Sagebrush Common Stock, or approximately 56.2% of the shares entitled to be voted at the Sagebrush Special Meeting, were beneficially owned by directors and executive officers of Sagebrush. It is currently expected that each such director and executive officer of Sagebrush will vote the shares of Sagebrush Common Stock beneficially owned by him for approval of the Agreement and the Plan of Merger. In the Agreement, Connor and Miller, who together owned or controlled 3,065,757 shares of Sagebrush Common Stock (approximately 51.7% of the shares entitled to be voted at the Meeting) on the Sagebrush Record Date, agreed to vote such shares in favor of the Agreement and the Plan of Merger. As of the Sagebrush Record Date, directors and executive officers of WSMP beneficially owned 323,383 shares of Sagebrush Common Stock, or approximately 5.5% of the shares entitled to be voted at the Sagebrush Special Meeting, all of which are expected to be voted in favor of the Agreement and the Plan of Merger.

     APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF SAGEBRUSH COMMON STOCK. FAILURE OF A HOLDER OF SAGEBRUSH COMMON STOCK TO VOTE SUCH SHARES IN FAVOR OF THE AGREEMENT AND THE PLAN OF MERGER WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE AGREEMENT AND THE PLAN OF MERGER. BECAUSE APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF SAGEBRUSH COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES ALSO WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE SAGEBRUSH BOARD URGES THE HOLDERS OF SAGEBRUSH COMMON STOCK TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

RECOMMENDATION OF SAGEBRUSH BOARD

     The Sagebrush Board has unanimously approved the Agreement and the Plan of Merger and believes that the Merger is in the best interests of Sagebrush and its shareholders and recommends that the holders of Sagebrush Common Stock vote "FOR" the Sagebrush Matter. In making its recommendation, the Sagebrush Board has considered, among other things, the opinion of I/JL that the consideration to be received by Sagebrush Shareholders in the Merger is fair from a financial point of view. See "The Merger -- Reasons of Sagebrush for the Merger" and "-- Opinion of Sagebrush's Financial Advisor."

     SAGEBRUSH SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                 PRICE RANGE OF WSMP AND SAGEBRUSH COMMON STOCK

     The WSMP Common Stock and the Sagebrush Common Stock are traded on NASDAQ under the symbols "WSMP" and "SAGE," respectively.

     Quarterly high and low closing sales prices for WSMP Common Stock are presented below as reported by NASDAQ and reflect the five-for-four stock split, effected in the form of a stock dividend, declared February 22, 1995 and distributed April 11, 1995.

                                                   FISCAL 1998       FISCAL 1997      FISCAL 1996
                                                 ---------------    -------------    -------------
                                                  HIGH     LOW      HIGH     LOW     HIGH     LOW
                                                 ------   ------    -----   -----    -----   -----
First Quarter..................................  $12.75   $ 9.00    $5.38   $4.25    $5.60   $4.25
Second Quarter.................................  $15.75   $11.88    $6.50   $4.88    $5.00   $4.25
Third Quarter..................................  $24.50   $12.50    $8.00   $6.13    $5.25   $4.00
Fourth Quarter.................................  $     *  $     *   $9.50   $6.50    $5.25   $4.25

---------------

* Through January 9, 1998

     No cash dividends have been declared from the beginning of fiscal 1996 to the date hereof on the WSMP Common Stock.

     Quarterly high and low closing sales prices for Sagebrush Common Stock are presented below as reported by NASDAQ from January 11, 1996, the date that the Sagebrush Common Stock began trading publicly. There was no market for the Sagebrush Common Stock prior to Sagebrush's initial public offering in January 1996.

                                                          1997                      1996
                                                    ----------------          ----------------
                                                    HIGH        LOW           HIGH        LOW
                                                    -----      -----          -----      -----
First Quarter.....................................  $8.50      $5.75          $7.25      $5.75
Second Quarter....................................  $6.88      $5.00          $9.25      $6.88
Third Quarter.....................................  $5.75      $5.00          $9.03      $7.63
Fourth Quarter....................................  $7.13      $5.56          $7.75      $6.00

     The high and low closing sales prices of Sagebrush Common Stock for the
first quarter of 1998 (through January 9, 1998) were $               and $     ,
respectively.

     Prior to its initial public offering in January 1996, Sagebrush's dividend policy was based primarily on considerations relating to the "S Corporation" status of most of the related corporations that had previously conducted Sagebrush's business under Subchapter S of the Code and for state income tax purposes and the fact that most of these related corporations were capitalized through equity investments with any associated debt being incurred at the shareholder level. As a result of their S Corporation status, the net income of most of these related corporations was taxed directly to their shareholders rather than to the respective corporations. Because of these factors, each of the related corporations historically distributed all of its net income to its shareholders on a current basis. Sagebrush (including all of the related predecessor corporations) paid total cash dividends of $888,000 in 1996 and $3,962,000 in 1995. The S Corporation elections of all applicable predecessor corporations were terminated in connection with the reorganization of Sagebrush and its predecessor corporations incident to the initial public offering of Sagebrush. Following that reorganization and the termination of those S Corporation elections, Sagebrush has been subject to corporate income taxation as a "C Corporation" and has paid no dividends as a public company.

                                   THE MERGER

     THE FOLLOWING SUMMARY OF CERTAIN TERMS AND CONDITIONS OF THE AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT AND THE PLAN OF MERGER INCLUDED THEREIN, WHICH IS INCORPORATED HEREIN BY REFERENCE AND IS INCLUDED AS APPENDIX A TO THIS JOINT PROXY STATEMENT-PROSPECTUS.

DESCRIPTION OF THE MERGER; EXCHANGE RATIO

     At the Effective Time, Sub will merge with and into Sagebrush, the separate corporate existence of Sub will cease, and Sagebrush will survive and continue to exist as the Surviving Subsidiary. Subject to the satisfaction or waiver of certain conditions set forth in the Agreement and described more fully in "-- Conditions to the Merger," the Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of North Carolina in accordance with Section 55-11-05 of the NCBCA. The Merger will have the effects prescribed by Section 55-11-06 of the NCBCA, and the articles of incorporation and bylaws of the Surviving Subsidiary will be those of Sagebrush as in effect immediately prior to the Effective Time.

     At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any share of Sagebrush Common Stock or the holder of any share of Sub Common Stock: (a) each issued and outstanding share of Sub Common Stock shall be converted into one share of common stock of the Surviving Subsidiary, which shall constitute the only issued and outstanding shares of capital stock of the Surviving Subsidiary; and (b) each issued and outstanding share of Sagebrush Common Stock (other than any share as to which dissenter's appraisal rights have been perfected pursuant to Article 13 of the NCBCA) shall be converted into the right to receive .3214 share of WSMP Common Stock, subject to adjustment as provided below (the "Merger Consideration"). Each share of WSMP Common Stock issued in the Merger shall be issued together with one Right in accordance with the terms and conditions of the Rights Agreement. (Each reference in this Joint Proxy Statement-Prospectus to the shares of WSMP Common Stock issuable as Merger Consideration shall be deemed to include a reference to the Rights associated therewith.)

     If the Average WSMP Closing Price is greater than $23.34, then the Exchange Ratio shall be adjusted to become $7.50 divided by the Average WSMP Closing Price. If the Average WSMP Closing Price is less than $21.78, then the Exchange Ratio shall be adjusted to become $7.00 divided by the Average WSMP Closing Price. See "Risk Factors -- Risks Associated with the Prospective
Merger -- Adjustment of Exchange Ratio." In the event that Sagebrush or WSMP changes the number of shares of Sagebrush Common Stock or WSMP Common Stock, respectively, outstanding prior to the Effective Time as a result of a split, combination or reclassification with respect to such stock or as a result of a dividend or other distribution on or exchange or redemption of or for such stock, and the record or effective date therefor or thereof shall be prior to the Effective Time, then the Exchange Ratio shall be equitably adjusted.

BACKGROUND OF THE MERGER

     WSMP and Sagebrush have common roots in WSMP and its growth in Claremont, North Carolina. The Chairman of the Board of Sagebrush, Mr. Charles F. Connor, Jr., co-founded WSMP in 1970 and served WSMP at various times as Executive Vice President, Chief Financial Officer, Secretary and Treasurer until retiring from WSMP in 1988. The President and Chief Executive Officer of Sagebrush, L. Dent Miller, served WSMP through much of the same period, functioning as Vice President of Franchising and then as Executive Vice President until he, too, retired from WSMP in 1988. Both Connor and Miller maintained cordial relationships with WSMP management while operating Sagebrush from nearby headquarters in Claremont.

     WSMP management has long been interested in Sagebrush as family-oriented steakhouses such as Sagebrush have gained in popularity while budget steakhouse sales have stabilized. WSMP sold or leased to Connor and Miller several of the earliest Sagebrush restaurant sites, which had been Western Steer restaurants in Morganton, North Carolina, Rock Hill, South Carolina, and Knoxville, Tennessee.

     Upon consummation of Sagebrush's initial public offering in January 1996, WSMP and several members of its management became Sagebrush shareholders. The close relationships between executive officers of the two companies were strengthened as a result.

     In November 1996, Sagebrush engaged an investment banking firm to assist Sagebrush in exploring strategic alternatives to maximize shareholder value, including the possible sale or merger of Sagebrush. Over the course of the next several months, the investment banking firm identified and contacted a number of restaurant companies and financial buyers to ascertain their level of interest in a transaction with Sagebrush. None of the persons contacted by the investment banking firm expressed serious interest in a transaction with Sagebrush. In accordance with the terms of the letter agreement entered into between Sagebrush and the investment banking firm, the engagement terminated in March 1997.

     Informal talks concerning a possible combination of WSMP and Sagebrush began in the summer of 1997 between the Chief Executive Officer of WSMP, James
C. Richardson, Jr., and Mr. Miller. Early discussions focused upon possible operational efficiencies and synergies that might be achieved through a business combination.

     Pricing and valuation emerged as key concerns of both companies as the talks grew more serious. WSMP engaged the services of Pauli & Company Incorporated ("Pauli") for advice and assistance relative to strategic business and financial issues. In mid-August, Messrs. Miller and Richardson, joined by the President and Chief Operating Officer of WSMP, David R. Clark, met in Claremont with principals of Pauli to discuss their pricing concerns and valuation alternatives.

     On September 17, 1997, Messrs. Connor, Miller, Richardson and Clark met again with Pauli, in Charlotte, to continue their discussion of pricing and valuation issues and the possible acquisition of Sagebrush by WSMP in a stock-for-stock merger. Ultimately it was agreed that the capital markets' evaluation of WSMP and Sagebrush was the best way to determine relative values. The parties agreed to use, as benchmark values for the two companies, the then-current market values of $17.50 per share of WSMP Common Stock and $5.625 per share of Sagebrush Common Stock. These values implied an exchange ratio of
 .3214 share of WSMP Common Stock per share of Sagebrush Common Stock.

     On September 25, 1997, WSMP submitted to Sagebrush a proposed letter of intent to pursue a stock-for-stock merger with a fixed exchange ratio of .3214. The WSMP Board met and approved the submission of the letter of intent. After informal discussions among members of the Sagebrush Board and various modifications of the proposed letter of intent, and, in light of the fact that the proposed letter of intent did not contractually commit the parties to a transaction, later that same day, Sagebrush and WSMP executed the letter of intent as modified and jointly issued a news release the following morning.

     On October 3, 1997, the Sagebrush Board met and discussed in detail the proposed acquisition of Sagebrush by WSMP. After reviewing certain issues related to Mr. Connor's position as a significant shareholder of WSMP and the fact that Mr. Miller was expected to become an employee of WSMP upon the consummation of the Merger, the Sagebrush Board established a Special Committee of the Sagebrush Board (the "Sagebrush Special Committee") consisting of the members of the Sagebrush Board (Messrs. Barry W. Whisnant and C. Kenneth Wilcox) who were not officers or employees of Sagebrush and who were not affiliated with WSMP and had no material interest in the proposed transaction (other than as Sagebrush Shareholders). The Sagebrush Special Committee was established to (i) consider the proposed transaction with WSMP, (ii) provide direction and guidance to management of Sagebrush in proceeding with negotiations concerning the proposed transaction or, as determined by the Sagebrush Special Committee, conducting such negotiations itself, (iii) make its own independent determination whether the proposed transaction would be in the best interests of Sagebrush and the Sagebrush Shareholders and (iv) make recommendations to the full Sagebrush Board with respect thereto, including its recommendation as to whether the proposed transaction with WSMP should be approved by the Sagebrush Board and recommended to the Sagebrush Shareholders for their approval. In furtherance of its purposes, the Sagebrush Special Committee was authorized to engage special independent counsel (other than Sagebrush's regular corporate counsel) and a financial advisor to advise the Sagebrush Special Committee and the Sagebrush Board as to the financial terms of the proposed transaction. Following establishment of the Special Committee at the

October 3, 1997 meeting of the Sagebrush Board, representatives of I/JL made a presentation. The Special Committee deferred engaging a financial advisor, however, until it had engaged and consulted with independent counsel.

     On October 9, 1997, the Sagebrush Special Committee engaged the firm of Moore & Van Allen, PLLC ("Moore & Van Allen") to serve as special independent counsel to the Sagebrush Special Committee. With the assistance of Moore & Van Allen, the Sagebrush Special Committee reviewed a proposed engagement letter submitted by I/JL to serve as financial advisor to the Sagebrush Special Committee and, after considering the proposed terms of the engagement and the qualifications of I/JL to serve as financial advisor, on October 14, 1997 decided to engage I/JL to serve in such capacity. The Sagebrush Special Committee believed that, in light of I/JL's extensive knowledge of background information on both WSMP and Sagebrush, having I/JL as its financial advisor would be advantageous to the Sagebrush Special Committee.

     During the period from October 14 to November 6, 1997, I/JL conducted financial due diligence and performed various analyses as described under "The Merger -- Opinion of Sagebrush's Financial Advisor." During the same period, Moore & Van Allen participated in meetings between representatives of WSMP, Sagebrush and their respective counsel and kept the members of the Sagebrush Special Committee informed of developments in the negotiations regarding the draft Agreement. WSMP also conducted a due diligence investigation of Sagebrush.

     Promptly after execution of the letter of intent, the parties delegated to their legal counsel the task of producing a definitive merger agreement and ancillary agreements, including a consulting agreement for Connor and an employment agreement for Miller. Counsel met to discuss the first draft of the definitive merger agreement on October 15, 1997. The text of the definitive merger agreement was refined in subsequent meetings and discussions among counsel to the parties from the latter part of October into November. Connor's consulting agreement and Miller's employment agreement also were negotiated and documented.

     On November 6, 1997, the Sagebrush Special Committee met and, after hearing and considering a report from Moore & Van Allen regarding the status of the merger negotiations and being advised with respect to their fiduciary duties and their role as an ad hoc committee of independent directors, heard an oral presentation by I/JL regarding the financial due diligence conducted to date and the preliminary results of the analyses performed by I/JL. The members of the Sagebrush Special Committee concluded, after hearing I/JL's presentation, that they needed additional time to study and evaluate the information presented to them by I/JL and requested the representatives of I/JL to meet with them again after they had had an opportunity to do so.

     On November 10, 1997, the Sagebrush Special Committee met again with representatives of I/JL to discuss the proposed financial terms of the Merger and the analyses performed by I/JL. At this meeting, the Sagebrush Special Committee members expressed to the representatives of I/JL their concerns about the proposed fixed exchange ratio, in particular their concern that the price to be received by the Sagebrush Shareholders for their shares of Sagebrush Common Stock would be subject to the risk of a decline in the market price of WSMP Common Stock between the date of execution of the Agreement and the Effective Date of the Merger. After reviewing the information prepared by I/JL about the historical financial performance of Sagebrush and WSMP, the Sagebrush Special Committee members also expressed concerns about the possible increased market risk the Sagebrush Shareholders would be assuming by exchanging their equity interests in Sagebrush for an equity interest in WSMP. In addition, they noted the results of the pro forma dilution analysis performed by I/JL which indicated the Merger could be expected to be accretive to WSMP's earnings per share in fiscal year 1998 by approximately 59.3% and in fiscal year 1999 by approximately 62.8%. After discussing these concerns with the representatives of I/JL present and considering the analyses performed by I/JL, the Sagebrush Special Committee concluded that a price of at least $7.00 per share for the Sagebrush Common Stock would be fair to the Sagebrush Shareholders. After the representatives of I/JL indicated that I/JL would be prepared to render an opinion to the Sagebrush Board with respect to the fairness from a financial point of view to the Sagebrush Shareholders of a price of $7.00 per share of Sagebrush Common Stock, the Sagebrush Special Committee decided to negotiate for the inclusion of a price protection provision in the Agreement.

     Immediately after the conclusion of the November 10, 1997 meeting, the Sagebrush Special Committee members met with members of senior management of WSMP to inform them of the results of the Sagebrush Special Committee's deliberations. The members of the Sagebrush Special Committee, who were joined by the other two members of the Sagebrush Board, informed the representatives of WSMP present that, before they could recommend to the Sagebrush Board that they approve the Merger and recommend that the Sagebrush Shareholders vote for the approval of the Merger, the Agreement would have to be modified to include a price protection provision providing for an adjustment in the Exchange Ratio to assure that the Sagebrush Shareholders would receive for each share of Sagebrush Common Stock WSMP Common Stock having a market value at the Effective Date of not less than $7.00.

     On November 11 and 12, 1997, representatives of Sagebrush, including members of the Sagebrush Special Committee, met either in person or participated in telephone conference calls with representatives of WSMP to negotiate the terms of the price protection provision requested by the Sagebrush Special Committee. During this period, the members of the Sagebrush Special Committee were in contact periodically with representatives of I/JL regarding such negotiations, the outcome of which was the adjustment factor of the Exchange Ratio putting a "collar" of $7.00 to $7.50 around the market value of the WSMP Common Stock to be exchanged for each share of Sagebrush Common Stock.

     On November 13, 1997 the Sagebrush Special Committee met with counsel by telephone conference call to discuss the results of the previous two days' negotiations. They considered the WSMP response to the Sagebrush Special Committee's request for price protection and concluded, subject to receiving assurances from I/JL that I/JL would still be prepared to render a fairness opinion, that WSMP's insistence on the adjustment factor also including a provision to assure that the market value of the WSMP Common Stock exchanged for each share of Sagebrush Common Stock will not be more than $7.50 was acceptable. Immediately after the telephonic meeting concluded, counsel communicated with a representative of I/JL and received assurances that I/JL was still willing to render its opinion that the consideration to be received by the Sagebrush Shareholders in the Merger was fair from a financial point of view. The Sagebrush Special Committee then communicated to the other members of the Sagebrush Board that the Sagebrush Special Committee was prepared to unanimously recommend to the Sagebrush Board that the Sagebrush Board approve the Agreement and recommend to the Sagebrush Shareholders that they approve the Merger.

     On November 14, 1997, the Sagebrush Board met by telephone conference call. At the meeting, the Sagebrush Board discussed in detail the proposed Merger and the status of the current draft of the Agreement. Members of the Sagebrush Special Committee then unanimously recommended to the Sagebrush Board that Sagebrush enter into the Agreement and proceed with the Merger. The Sagebrush Board then unanimously adopted and approved the Agreement and the Plan of Merger and authorized the execution and delivery of the Agreement.

     Also on November 14, 1997, the WSMP Board met, unanimously approved the Agreement, the Merger and the Issuance and recommended the Issuance to the WSMP Shareholders for their consideration.

     The Agreement was executed and delivered by the parties on Saturday, November 15, 1997.

REASONS OF WSMP FOR THE MERGER

     The WSMP Board believes that the Agreement and the transactions contemplated thereby are in the best interests of WSMP and its shareholders. Accordingly, the WSMP Board has unanimously approved the Agreement, the Merger and the Issuance and unanimously recommends that the WSMP Shareholders vote "FOR" the Issuance.

     In evaluating the business combination with Sagebrush, the WSMP Board reviewed presentations from, and discussed the terms and conditions of the Agreement with, executive officers and legal counsel of WSMP. The WSMP Board considered a number of factors, including, in addition to the factors identified in "-- Background of the Merger," the factors listed below, in reaching its determination to approve the Agreement and the transactions contemplated thereby. In view of the wide variety of factors considered by the WSMP Board in connection with its evaluation of the Merger, the WSMP Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. In addition, individual members of the WSMP Board may have given different weights to different factors.

     (i) Economics of Facility Conversions -- The WSMP Board considered management's opinion that the Merger presents the opportunity to convert as many as ten or fifteen underutilized Western Steer restaurant facilities into Sagebrush restaurants within two years. In evaluating the importance of this opportunity, the WSMP Board noted that Sagebrush restaurants have historically generated higher revenues and better profit margins than many Western Steer restaurants, particularly the older Western Steer Family Restaurants. It also noted the experience of Sagebrush management in executing facility conversions and the considerable cost and timing advantages of converting an existing facility into a Sagebrush restaurant as compared to building a new restaurant on newly purchased real estate.

     (ii) Strategic Benefits in Consolidating Industry -- The WSMP Board considered management's view of recent trends in the U.S. food service industry, particularly a trend toward consolidation, and management's view that the Merger with Sagebrush would further WSMP's strategic objective of supplementing internal growth with an acquisition to increase WSMP's existing market presence and expand its operations into new markets. The WSMP Board noted the complementary nature of the businesses of the two companies and considered management's view that the acquisition would give WSMP the ability to leverage its existing relationships with suppliers and customers and compete more effectively with larger restaurant chains. The WSMP Board considered economies of scale, cost savings and other synergies that management believes may develop over time.

     (iii) Information Concerning WSMP and Sagebrush -- In evaluating the terms of the Merger, the WSMP Board considered, among other things, information (including the results of its due diligence investigation) with respect to the financial condition, results of operations, businesses and prospects of WSMP and Sagebrush and current industry, economic and market conditions. The WSMP Board also took into account the quality and experience of Sagebrush's management team.

     (iv) Integration of Sagebrush -- The WSMP Board considered WSMP's record of realizing the benefits of prior strategic initiatives, including operational, marketing, administrative, financial and personnel issues, with respect to the prospects for successfully integrating Sagebrush and realizing potential benefits of the Merger.

     (v) Terms and Conditions of the Agreement -- The WSMP Board considered the terms and conditions of the Agreement. In its review, it noted that the assumed Exchange Ratio of .3214 corresponded to contemporaneous market prices for the WSMP Common Stock and the Sagebrush Common Stock and that the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and for pooling-of-interests accounting treatment. The WSMP Board took into account the provisions of the Agreement that require Connor and Miller to vote their Sagebrush shares "FOR" the Merger and would require Sagebrush to pay to WSMP a $1,500,000 termination fee, plus WSMP's actual expenses, if the Agreement were terminated and the Merger abandoned in certain circumstances. The WSMP Board also considered the proposed arrangements with respect to Connor and Miller as described under "-- Interests of Certain Persons in the Merger."

      (vi) Effect on Public Market for WSMP Common Stock -- The WSMP Board took into account the effects of the Issuance in connection with the Merger. Among other effects, the WSMP Board considered that the Issuance would result in a more liquid public market for the WSMP Common Stock, which would facilitate WSMP's ability to consummate possible future acquisitions by offering potential acquisition targets WSMP Common Stock.

     The WSMP Board believes that each of WSMP and Sagebrush currently is well-managed and possesses management philosophies and a strategic focus that are compatible with those of the other and that each company would contribute complementary business strengths resulting in a better-diversified combined company. The WSMP Board also believes that the Merger will enhance the ability of the combined company to compete effectively in the rapidly changing food service industry and to take advantage of opportunities for growth and diversification that might otherwise not become available. There can be no assurance, however, that the results desired by the WSMP Board in approving the Merger will be achieved.

     For a discussion of the ownership of WSMP Common Stock by the WSMP Board, see "Certain Information Regarding WSMP -- Principal Shareholders and Management Ownership."

     THE WSMP BOARD RECOMMENDS THAT THE WSMP SHAREHOLDERS VOTE "FOR" THE
ISSUANCE.

REASONS OF SAGEBRUSH FOR THE MERGER

     In reaching its decision to approve the Agreement and the Plan of Merger at its November 14, 1997 meeting, the Sagebrush Board consulted with Sagebrush's senior management and its financial and legal advisors, and considered various factors, including the unanimous recommendation of the Sagebrush Special Committee that Sagebrush enter into the Agreement and consummate the Merger. In reaching their decisions to recommend approval of the Agreement and the Merger, the Sagebrush Board and the Sagebrush Special Committee considered the various factors described below.

     Financial Terms of the Merger. The Sagebrush Special Committee considered the Exchange Ratio and, in particular, the provisions of the Agreement that provide for the Exchange Ratio to be adjusted in the event the Average WSMP Closing Price is less than $21.78. The adjustment to the Exchange Ratio is designed to assure that Sagebrush Shareholders will receive for each share of Sagebrush Common Stock shares of WSMP Common Stock having a market value based on the Average WSMP Closing Price (which may be higher or lower than the actual market price of WSMP Common Stock as of the Effective Date) of at least $7.00. This price protection provision, which was not included in WSMP's original proposal to acquire Sagebrush, was added to the Agreement at the insistence of the Sagebrush Special Committee to address the Sagebrush Special Committee's concerns about the possible adverse effect on the Sagebrush Shareholders of the combination of a fixed exchange ratio and a rapid decline in the market price of WSMP Common Stock between the date the Agreement was signed and the Effective Date.

     The Sagebrush Special Committee also considered the fact that such an adjustment in the Exchange Ratio, in the event the Average WSMP Closing Price is less than $21.78, will increase the percentage of the equity of the combined company that would be owned by the Sagebrush Shareholders. The Sagebrush Special Committee believed the corresponding adjustment of the Exchange Ratio in the event the Average WSMP Closing Price is greater than $23.34, which imposes an upper limit of $7.50 on the price Sagebrush Shareholders would receive for their Sagebrush Common Stock in the Merger, was justified in light of the price protection WSMP was willing to give Sagebrush Shareholders against a decline in the market value of WSMP Common Stock between the date the Agreement was signed and the Effective Date.

     The Sagebrush Special Committee considered the premium the Merger Consideration will represent over the closing prices of the Sagebrush Common Stock at various dates before the Merger was announced and the results of analyses performed by I/JL regarding premiums paid in other restaurant company change of control transactions. Using the closing price of the Sagebrush Common Stock on the day of the announcement of the proposed Merger as the measure of such premium, Sagebrush Shareholders will receive a premium of 12% over the closing price of the Sagebrush Common Stock one day before the proposed Merger was announced and a premium of 17% over the closing price of Sagebrush Common Stock one month before the proposed Merger was announced. The Sagebrush Special Committee also noted that the $7.00 minimum and the $7.50 maximum value of WSMP Common Stock to be received with respect to each share of Sagebrush Common Stock are 23.0% and 31.8% greater, respectively, than the $5.69 closing price of the Sagebrush Common Stock on September 25, 1997, the last trading day preceding public announcement of the proposed merger.

     The Sagebrush Special Committee also considered the other material analyses performed by I/JL. They included an analysis of selected comparable restaurant companies, a discounted cash flow analysis used to determine a range of present values per share of Sagebrush Common Stock and a pro forma dilution analysis. For a summary of the material analyses performed by I/JL, see "-- Opinion of Sagebrush's Financial Advisor."

     In light of the recent increase in the market price of WSMP Common Stock, the Sagebrush Special Committee considered carefully the risk of post-Merger fluctuations in the market value of WSMP Common Stock. From June 13, 1996 to November 13, 1997 (a period of 16 months), the closing price of WSMP Common Stock increased by approximately 350% from $5.00 to $22.375 per share. I/JL expressed no opinion as to what the value of the WSMP Common Stock would be upon consummation of the Merger or at any time thereafter. I/JL did, however, use independent investment research reports on Sagebrush and WSMP, earnings estimates contained therein and information with respect to WSMP provided by the analysts regarding different components of revenues in order to analyze how projected growth for WSMP could be achieved. While any estimates of future performance are subject to inherent risks and uncertainties, the Sagebrush Special Committee believed these earnings estimates formed a reasonable basis for assessing the market risk of WSMP Common Stock after consummation of the Merger. The Sagebrush Special Committee then concluded that, taking into consideration the benefits accruing to the Sagebrush Shareholders from the Merger, accepting WSMP Common Stock as the sole form of Merger Consideration is an acceptable risk. The Sagebrush Special Committee also considered that an investment in WSMP Common Stock after giving effect to the Merger would likely have greater liquidity than an investment in Sagebrush Common Stock.

     The Sagebrush Special Committee considered the need, in the absence of the Merger, to continue using substantially all of Sagebrush's available cash flow from operations to finance the opening of additional restaurants and increase Sagebrush's earnings. The Merger presents attractive growth opportunities because the combined company will have available to it in the form of existing restaurants owned by WSMP a number of restaurant facilities that could be remodeled to develop additional Sagebrush restaurants. Remodeling existing facilities for the Sagebrush concept as opposed to constructing new facilities requires a smaller capital investment of approximately $500,000 per restaurant compared to the cost of erecting a new building with purchased property of from $1.2 million to $1.6 million.

     Recommendation of the Sagebrush Special Committee. The Sagebrush Board considered the procedural fairness of the negotiations leading to approval of the Merger and execution of the Agreement. The Sagebrush Board noted that the final Merger Consideration and terms of the Merger were negotiated at arms length by Sagebrush, I/JL and the Sagebrush Special Committee. These negotiations led to the Sagebrush Special Committee's recommendation on November 14, 1997 that the Sagebrush Board approve the Agreement and the Merger.

     Likelihood of the Availability of Other Strategic Alternatives. The Sagebrush Board also considered whether desirable strategic alternatives to maximize shareholder value, other than the Merger or Sagebrush's remaining independent, were likely to be available to Sagebrush. Based upon the contacts with prospective purchasers made by Sagebrush (through an investment banking firm engaged by Sagebrush and otherwise) during 1996 and 1997 and management's assessment of the likelihood of attracting further interest from those or other prospective purchasers, the Sagebrush Board concluded that it could not reasonably expect another prospective purchaser to propose a transaction with Sagebrush on terms more favorable than those proposed by WSMP. The Sagebrush Board also noted that no third parties had approached Sagebrush with respect to an acquisition or other business combination transaction after announcement of the execution of the letter of intent between Sagebrush and WSMP on September 25, 1997.

     Advice of Financial Advisor and Fairness Opinion. The Sagebrush Board considered the opinion of I/JL that, as of November 14, 1997, the consideration proposed to be paid by WSMP in the Merger to the Sagebrush Shareholders was fair to such shareholders from a financial point of view. See "-- Opinion of Sagebrush's Financial Advisor."

     Nonfinancial Terms of the Merger. The Sagebrush Board also considered all of the nonfinancial terms of the Agreement, including the structure of the transaction as a tax-free reorganization for federal income tax purposes, whereby the Sagebrush Shareholders would not recognize gain or loss on their receipt of the WSMP Common Stock in the Merger in exchange for their Sagebrush Common Stock, and the requirement that Sagebrush and WSMP receive an opinion of counsel to that effect as a closing condition. The Sagebrush Board also considered its continued right to terminate the Agreement prior to the Effective Date if it were to determine that such action is necessary in the exercise of the Sagebrush's Board's duties to the Sagebrush

Shareholders. The Sagebrush Board also noted the likelihood that the conditions to the consummation of the Merger would be met on a timely basis.

     The foregoing discussion of the information and factors considered by the Sagebrush Special Committee and the Sagebrush Board is not intended to be exhaustive, but it is believed to include all of the material factors considered by them. In reaching these determinations to approve the Merger, the Sagebrush Board and the Sagebrush Special Committee did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the transactions contemplated thereby and considering, among other things, the matters discussed above, the Sagebrush Board unanimously approved the Agreement and the transactions contemplated thereby as being in the best interests of the Sagebrush Shareholders, and authorized the execution, delivery and performance of the Agreement.

     At its subsequent meeting on January 12, 1998, the Sagebrush Board reviewed a draft of this Joint Proxy Statement-Prospectus and a draft of the I/JL Update Opinion (as defined below), determined that there were no subsequent events affecting its conclusions with respect to the Agreement, unanimously confirmed its approval of the Merger and determined to recommend the Agreement and the Plan of Merger to the Sagebrush Shareholders for approval at the Sagebrush Special Meeting.

     FOR THE REASONS DESCRIBED ABOVE, THE SAGEBRUSH BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SAGEBRUSH SHAREHOLDERS AND, ACCORDINGLY, UNANIMOUSLY RECOMMENDS THAT THE SAGEBRUSH SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.

OPINION OF SAGEBRUSH'S FINANCIAL ADVISOR

     I/JL was engaged by the Sagebrush Special Committee to render an opinion to the Sagebrush Board with respect to the fairness from a financial point of view to the Sagebrush Shareholders of the consideration proposed to be received by them from WSMP in the Merger.

     On November 14, 1997 I/JL delivered a written opinion (the "I/JL November Opinion") to the Sagebrush Board to the effect that, as of such date, and based on the assumptions made, matters considered and limits of review set forth in such opinion, the consideration proposed to be paid by WSMP in the Merger to the Sagebrush Shareholders was fair to such shareholders from a financial point of view. I/JL has updated its written opinion as of the date of this Joint Proxy Statement-Prospectus (the "I/JL Update Opinion"; together with the I/JL November Opinion, the "I/JL Opinions").

     THE FULL TEXT OF THE I/JL UPDATE OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY I/JL, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT-PROSPECTUS. THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY I/JL IN THE I/JL NOVEMBER OPINION ARE SUBSTANTIALLY THE SAME AS THOSE CONTAINED IN THE I/JL UPDATE OPINION. SAGEBRUSH SHAREHOLDERS SHOULD READ THE I/JL UPDATE OPINION CAREFULLY AND IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE I/JL OPINIONS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS. THE I/JL OPINIONS, WHICH ARE ADDRESSED TO THE SAGEBRUSH BOARD, ARE DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE SAGEBRUSH SHAREHOLDERS OF THE CONSIDERATION PROPOSED TO BE PAID BY WSMP IN THE MERGER, DO NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY SAGEBRUSH SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SAGEBRUSH SPECIAL MEETING.

     In arriving at the I/JL Opinions, I/JL, among other things: (i) reviewed certain publicly available financial, operating and other data with respect to Sagebrush and WSMP, including the consolidated financial statements of Sagebrush and WSMP for recent fiscal years and interim periods to September 12, 1997, in the case of Sagebrush, and to November 7, 1997, in the case of WSMP, and certain other relevant financial and operating data relating to Sagebrush and WSMP made available to I/JL from published sources and from the internal records of Sagebrush and WSMP; (ii) reviewed the Agreement and certain related documents;
(iii) reviewed the Current Reports on Form 8-K filed by Sagebrush and WSMP with respect to the Merger; (iv) reviewed a draft of this Joint Proxy Statement-Prospectus; (v) reviewed the historical market prices and trading activity for Sagebrush Common Stock and WSMP Common Stock and compared them with those of certain public companies which I/JL deemed to be reasonably similar to Sagebrush or WSMP, respectively; (vi) compared the results of operations of Sagebrush and WSMP with those of certain other public companies which I/JL deemed to be reasonably similar to Sagebrush; (vii) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of selected business combinations in the restaurant industry, which I/JL deemed to be relevant; (viii) reviewed and discussed with representatives of management of Sagebrush and management of WSMP certain information regarding the business and financial aspects of the Merger, including financial forecasts relating to cost savings and other potential synergies anticipated to result from the Merger and the underlying assumptions made; (ix) made inquiries regarding and discussed the Merger, the Agreement and other matters related thereto with counsel to the Sagebrush Special Committee; and (x) reviewed such other analyses and performed such other examinations and took into account such other matters as I/JL deemed appropriate.

     In preparing the I/JL Opinions, I/JL did not assume any obligation to verify any of the information supplied or otherwise made available to I/JL and relied on all such information as being complete and accurate in all material respects. With respect to the financial forecasts for Sagebrush and WSMP prepared by their respective managements, I/JL assumed, with the consent of Sagebrush and WSMP, that such forecasts were reasonably prepared on bases reflecting at the time of preparation the best available estimates and judgments of their respective managements as to (i) the expected future financial performance of Sagebrush and of WSMP and (ii) the anticipated cost savings, revenue enhancements and other potential synergies (including the timing, amount and achievability thereof) anticipated to result from the Merger, and that such forecasts provided a reasonable basis upon which I/JL could, in part, form its opinions. Such projections and estimates are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     I/JL also assumed, with Sagebrush's consent, that there were no material changes in Sagebrush's or WSMP's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by I/JL. I/JL further assumed, with Sagebrush's consent, that (i) in the course of obtaining the necessary regulatory and third party consents for the Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, and (ii) the Merger will be consummated in accordance with the terms and provisions of the Agreement, without any amendments to, and without any waiver by WSMP of, any of the material conditions to its obligations thereunder. In addition, I/JL did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or individual properties of Sagebrush or WSMP, nor was I/JL furnished with any such evaluations or appraisals. Finally, the I/JL Opinions were necessarily based upon economic, monetary, market and other conditions as they existed on and could be evaluated as of the date of such opinions. The I/JL Opinions did not address the merits of the underlying decision by Sagebrush and WSMP to engage in the Merger. In addition, I/JL expressed no opinion as to what the value of the WSMP Common Stock would be upon consummation of the Merger or at any time thereafter.

     Set forth below is a summary of the material analyses performed by I/JL in connection with the I/JL November Opinion. All market data is as of November 13, 1997, which is one day prior to the delivery of the I/JL November Opinion. The closing price for WSMP Common Stock of $22.375 on November 13, 1997 is used to calculate the appropriate transaction multiples. In connection with the I/JL Update Opinion, I/JL performed procedures to update certain of such analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     Comparable Company Analysis. Based on publicly available earnings estimates, closing stock prices on November 13, 1997 and other financial information, I/JL reviewed and compared actual and estimated

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

selected financial, operating and stock market information and financial ratios of Sagebrush, WSMP and a group of eleven restaurants consisting of Austin Steaks & Saloon, Inc.; Boston Chicken, Inc.; Family Steakhouse of Florida; Logan's Roadhouse, Inc.; Lone Star Steakhouse & Saloon; Outback Steakhouse, Inc.; Rainforest Cafe, Inc.; Rare Hospitality International Inc.; Roadhouse Grill; Ryan's Family Steakhouses, Inc.; and Timber Lodge Steakhouse, Inc. (the "Comparable Companies").

     I/JL noted for the Sagebrush Board that, among other things, based on September 12, 1997 financial statements for the trailing 12 month period and the Sagebrush Common Stock closing price of $6.00 on November 13, 1997: (i) Sagebrush had an enterprise value (defined as the market value of equity plus short and long term debt, including capitalized lease obligations, minus cash and marketable securities) to sales multiple of 0.76x compared to a median of 0.88x for the Comparable Companies; (ii) Sagebrush had an enterprise value to EBITDA multiple of 5.81x and an enterprise value to EBIT multiple of 8.42x, as compared to the median enterprise value/EBITDA and enterprise value/EBIT multiples for the Comparable Companies of 7.51x and 11.18x; (iii) Sagebrush had a price to book value ratio of 2.59x at November 13, 1997, as compared to the median price to book ratio for the Comparable Companies of 1.43x; and (iv) Sagebrush had a price to earnings ratio of 13.33x at November 13, 1997 based on the EPS for the latest 12 months ended September 12, 1997, as compared to the median price to earnings ratio for the Comparable Companies of 16.83x. Based on the multiples and ratios derived from analysis of the Comparable Companies, I/JL determined that the value of the Sagebrush Common Stock ranged from $3.36 to $8.04 per share (from $6.99 to $8.04 per share excluding the $3.36 implied equity value based on the median book value multiple). I/JL noted that the average size and liquidity of the Comparable Companies was substantially greater than Sagebrush, resulting in higher median multiples.

     Discounted Cash Flow Analysis. I/JL performed a discounted cash flow analysis to determine a range of present values per share of Sagebrush Common Stock assuming Sagebrush was sold at the end of fiscal 2001. Based on the Sagebrush's estimated EBIT for 1997 and 1998, I/JL estimated EBIT for 1999 through 2001 to increase by 15% annually. I/JL also made certain assumptions about capital expenditures and working capital needs in each year to arrive at free cash flow projections for fiscal years 1997 to 2001.

     For the terminal value I/JL assumed that Sagebrush would be sold at the end of fiscal 2001 at an EBITDA multiple range consistent with multiples for actual transactions in the restaurant industry and with the EBITDA multiple to be paid pursuant to the Agreement (6.0 to 8.0 times EBITDA). The free cash flow streams and terminal values were presently valued using a range of discount rates from 15% to 17%. Applying the above multiples and discount rates, I/JL determined that the value of Sagebrush Common Stock ranged from $34.2 to $51.9 million, or $5.74 to $8.71 per share.

     Analysis of Selected Comparable Restaurant Merger Transactions. I/JL reviewed the consideration paid in the following seven transactions (Acquiror/Target) announced since January 1, 1995: Apple South Inc./DF&R Restaurants Inc.; Shoney's Inc./TPI Enterprises; CKE Restaurants/Summit Family Restaurant; Buffets Inc./HomeTown Buffet Inc.; Longhorn Steaks, Inc./Bugaboo Creek Steak Houses Inc.; Compass Group PLC/DAKA International Inc.; and Port Royal Holdings Inc./Krystal Co. (collectively, the "Comparable Transactions"). For each company merged or to be merged in such transactions, I/JL compiled ratios illustrating, among other things, enterprise value to latest 12 months net sales, enterprise value to latest 12 months EBITDA, enterprise value to latest 12 months EBIT and equity value to net income.

     The ratios are as follows: (i) a median ratio of enterprise value to latest 12 months' net sales of .70x; (ii) a median ratio of enterprise value to EBITDA of 9.26x; (iii) a median ratio of enterprise value to EBIT of 18.19x; and (iv) a median ratio of equity value to net income of 28.99x. The consideration to be paid to the Sagebrush Shareholders is based on the closing price of WSMP, one day prior to delivery of the I/JL November Opinion, of $22.375 and represented ratios of enterprise value to latest 12 months' net sales of .90x, enterprise value to latest 12 months' EBITDA of 6.93x, enterprise value to latest 12 months' EBIT of 10.05x and equity value to latest 12 months' net income of 16.03x. I/JL noted that the median ratios in the Comparable Transactions were higher than the ratios calculated with respect to the consideration to be paid to the Sagebrush Shareholders. I/JL did not believe, however, that this analysis was as relevant as the other valuation methodologies given that all the median ratios included transactions consummated more than 12 months ago or were calculated based on low operating results in some cases.

     No other company or transaction used in the above analysis as a comparison is identical to Sagebrush, WSMP or the proposed Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading multiples of the companies to which Sagebrush, WSMP and the proposed Merger are being compared.

  Pro Forma Dilution Analysis. Using estimates for earnings per share of Sagebrush of $.50 in 1997 and $.63 in 1998 and estimates for WSMP of $.54 in 1998 and $.76 in 1999 and estimates as to the cost savings and other potential synergies anticipated to result from the Merger, I/JL compared estimated earnings per share ("EPS") for WSMP on a stand-alone basis to the estimated EPS for WSMP on a pro forma combined basis for WSMP's fiscal year 1998 and 1999. I/JL noted that, based upon estimates by Sagebrush's management of cost savings, revenue enhancements and operating synergies and after giving effect to certain assumptions as to, among other things, the number of shares to be outstanding in each period, the Merger could be expected to be accretive to WSMP's EPS in fiscal year 1998 by approximately 59.3%, and in calendar year 1999 by approximately 62.8%.

     Other Analysis. I/JL also reviewed investment research reports on Sagebrush and WSMP prepared by securities analysts at Wheat, First Securities, Inc., in the case of Sagebrush, and Pauli, in the case of WSMP. In the investment research reports, I/JL analyzed the earnings estimates and the different components of revenues in order to determine how projected growth would be achieved. In addition, I/JL reviewed and analyzed the historical financial performance of Sagebrush and WSMP with emphasis on margins and growth trends.

     The foregoing is a summary of the material analyses performed by I/JL in connection with preparing the I/JL Opinions and does not purport to be a complete description of the analyses performed by I/JL. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. I/JL believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses. In addition, I/JL may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be I/JL's view of the actual values of Sagebrush, WSMP or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, I/JL made numerous assumptions with respect to industry performance, regulatory, general business and economic conditions and other matters, many of which are beyond the control of Sagebrush and WSMP. The analyses performed by I/JL are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of I/JL's analysis in connection with the delivery of the I/JL's opinion of the fairness of the consideration to be paid by WSMP from a financial point of view. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Pursuant to the terms of I/JL's engagement, Sagebrush has agreed to pay I/JL a fee of $75,000. Sagebrush also has agreed to reimburse I/JL for its reasonable out-of-pocket expenses and to indemnify I/JL, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

     I/JL has performed various financial advisory and investment banking services for Sagebrush in the past, for which I/JL has received compensation, and may provide such services to Sagebrush or WSMP in the future. In the ordinary course of its business, I/JL trades the shares of Sagebrush Common Stock and WSMP

Common Stock for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

THE EFFECTIVE TIME

     Subject to the satisfaction or waiver of certain conditions contained in the Agreement, the parties will cause Articles of Merger to be filed with the Secretary of State of the State of North Carolina. The Effective Time shall be the time of such filing or such later time as may be specified in such Articles of Merger. From and after the Effective Time, the holders of certificates theretofore representing Sagebrush Common Stock shall cease to have any rights with respect thereto (other than dissenter's rights to the extent applicable pursuant to Article 13 of the NCBCA). Their sole right shall be to receive Merger Consideration and, if applicable, cash in lieu of fractional shares. At the Effective Time, the stock transfer books of Sagebrush shall be closed, and no transfer of any shares of Sagebrush Common Stock theretofore outstanding shall thereafter be made.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     As soon as practicable after the Effective Time, each holder of Sagebrush Common Stock converted into the right to receive Merger Consideration, upon surrender to an exchange agent designated by WSMP (the "Exchange Agent"), of certificates previously representing Sagebrush Common Stock, will be entitled to receive certificates representing Merger Consideration and a check for the applicable cash amount, for fractional shares. As promptly as practicable after the closing date, the Exchange Agent shall deliver or mail to each shareholder of Sagebrush a letter of transmittal and instructions for use in surrendering the certificates that immediately prior to the Effective Time represented shares of Sagebrush Common Stock. Upon the surrender of such certificates, together with such letter of transmittal and such other documents as may reasonably be requested, WSMP shall promptly cause the Merger Consideration to be issued and delivered to the persons entitled thereto. No dividend or other distribution payable following the closing with respect to shares of WSMP Common Stock to be received as Merger Consideration shall be paid, and there shall be no right to vote such shares of WSMP Common Stock, until the Sagebrush shareholder has tendered certificates representing shares of Sagebrush Common Stock to be exchanged for Merger Consideration. Such tender when made, however, shall relate back to the Effective Time for the purposes of any rights to receive dividends and other distributions with respect to WSMP Common Stock distributable to holders of record after the Effective Time. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Sagebrush Common Stock or on dividends or other distributions deferred as described in the immediately preceding sentence. With respect to any certificate for Sagebrush Common Stock that has been lost or destroyed, WSMP shall cause the Merger Consideration attributable to such certificate to be paid upon receipt of evidence and indemnity reasonably satisfactory to it of the shares represented thereby.

     THE SAGEBRUSH SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL FORMS AND INSTRUCTIONS.

     No fractional shares of WSMP Common Stock will be issued in the Merger. All fractions of a share of WSMP Common Stock to which a holder of Sagebrush Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated. If a fraction results from such aggregation, then such shareholder shall be entitled to receive from WSMP an amount in cash, without interest, in lieu of such fractional share of WSMP Common Stock equal to the product of such fraction and the Exchange Ratio multiplied by the fair market value of one share of WSMP Common Stock, such fair market value to be determined conclusively by WSMP (absent manifest error) by reference to the last sale price reported by NASDAQ for the WSMP Common Stock for the Trading Day concluded most recently prior to the Effective Time.

DISSENTING SHAREHOLDERS

     Any Sagebrush shareholder who shall have lawfully dissented from the Merger in accordance with the NCBCA and who shall have properly exercised such holder's rights to demand payment of the value of the holder's shares (the "Dissenting Shares") as provided in the NCBCA (a "Dissenting Shareholder") shall thereafter have only such rights as are provided to a Dissenting Shareholder by the NCBCA and shall have no rights to receive Merger Consideration; provided, however, that, if a Dissenting Shareholder shall withdraw (in accordance with the NCBCA) such holder's demand for such appraisal or shall become ineligible for such appraisal, then such holder's Dissenting Shares shall thereupon cease to be Dissenting Shares and shall be converted into and shall represent only the right to receive Merger Consideration, without interest thereon, upon surrender of the certificate or certificates representing the Dissenting Shares. See "Dissenters' Rights."

VOTING AGREEMENT OF CONNOR AND MILLER

     In the Agreement, Connor and Miller, who (at the Sagebrush Record Date) together owned or controlled 3,065,757 shares of Sagebrush Common Stock, or approximately 51.7% of the shares entitled to be voted at the Sagebrush Special Meeting, agreed to vote such shares in favor of the Agreement and the Plan of Merger.

EFFECT ON SAGEBRUSH OPTIONS

     At the Effective Time, each outstanding Sagebrush Option to purchase Sagebrush Common Stock granted by Sagebrush under the Sagebrush Option Plan, whether or not then exercisable, shall be converted into a right to purchase WSMP Common Stock, and WSMP shall assume each Sagebrush Option in accordance with the terms of the Sagebrush Option Plan and the terms of the applicable option agreement, except that from and after the Effective Time: (i) WSMP and the Compensation Committee of the WSMP Board shall be substituted for Sagebrush and the committee of the Sagebrush Board administering the Sagebrush Option Plan; (ii) each Sagebrush Option assumed by WSMP may be exercised solely for shares of WSMP Common Stock; (iii) the number of shares of WSMP Common Stock subject to each such Sagebrush Option shall be the number of whole shares of WSMP Common Stock (omitting any fractional share) determined by multiplying the number of shares of Sagebrush Common Stock subject to such Sagebrush Option immediately prior to the Effective Time (without regard to any limitations imposed by vesting schedules) by the Exchange Ratio; and (iv) the per share exercise price under each such Sagebrush Option shall be adjusted by dividing such exercise price by the Exchange Ratio and rounding up to the nearest cent. In addition, and notwithstanding clauses (iii) and (iv) of the first sentence hereof, each Sagebrush Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code.

     As soon as practicable following the consummation of the Merger, WSMP shall file with the Commission a registration statement on Form S-8 covering the shares of WSMP Common Stock issuable upon exercise of the Sagebrush Options and shall use its best efforts to maintain the effectiveness of such registration statement for as long as any Sagebrush Options remain outstanding. With respect to any individuals who become subject to the reporting requirements of Section 16(a) of the Exchange Act by virtue of the Merger, WSMP shall administer the Sagebrush Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

CONDUCT OF BUSINESS PRIOR TO THE MERGER AND OTHER COVENANTS

     Prior to the closing, except as expressly contemplated by the Agreement,
(1) without the prior written consent of WSMP, Sagebrush will, and (2) without the prior written consent of Sagebrush, WSMP will, (a) conduct its business in the ordinary and usual course, use reasonable efforts to keep intact its business organizations and goodwill and use reasonable efforts to keep available the services of their respective officers and employees and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers and others; (b) continue properly and promptly (i) to file when due all periodic reports and other documents required to be filed by it with the Commission and all federal, state, local, foreign and other tax returns, reports and declarations required to be filed by it (except where the failure to file any such tax returns, reports and declarations would not be reasonably likely to have a material adverse effect) and (ii) to pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it, (except where the failure to make the prompt payment of such taxes or charges would not be reasonably likely to have a material adverse effect); (c) not (i) amend or restate its charter, except in the case of WSMP to change the name of WSMP or to increase the number of authorized directors of WSMP, or (ii) split, combine or reclassify any of its securities, or declare, set aside or pay any dividend or other distribution on any of its securities, or make or agree or commit to make any exchange for or redemption of any of its securities payable in cash, stock or property; (d) not issue or agree to issue any additional shares of, or options, warrants or other rights of any kind to acquire any shares of, its capital stock of any class, except upon the exercise of currently outstanding options, warrants, convertible securities and other rights, agreements and commitments; (e) not create, incur, assume or guarantee any long-term indebtedness for borrowed money or, except in the ordinary course of business and consistent with past practice, any short-term indebtedness for borrowed money; (f) not (i) adopt, enter into or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, change in control or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, employee or consultant or (ii) agree to any increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, employee or consultant, except in the ordinary course of business and generally consistent with past practice; (g) not sell, lease, mortgage, encumber or otherwise dispose of or grant any interest in any of its assets or properties, except in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens that are not material in amount or effect and do not impair the use of the property; (h) not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other organization or division thereof engaged in any business (including, in particular, restaurant operations) or any equity interest therein; (ii) enter into any contract or agreement (other than in the ordinary course of business consistent with past practice) that would be material to WSMP or Sagebrush, as the case may be; or (iii) authorize or make any capital expenditure or expenditures individually in excess of $10,000 or in the aggregate in excess of $50,000; and (i) not enter into any agreement, commitment or understanding, whether in writing or otherwise, with respect to any of the matters referred to in clauses (c) through (h) above.

     The Agreement also contains various interim covenants, including those requiring the parties (1) to use their best, good faith efforts to take necessary actions to effect the Merger; (2) to obtain all necessary shareholder approvals; (3) to cooperate in the preparation of the Registration Statement and this Joint Proxy Statement-Prospectus; (4) to refrain from issuing press releases regarding the Merger without the other party's prior approval (except as otherwise required by applicable law or regulation); (5) to provide the other party with reasonable access to information regarding such party under the condition that no such confidential information be shared with any third party except as required by applicable law; (6) to refrain from soliciting or encouraging any alternative business combination transactions (subject to the fiduciary obligations of each of the WSMP Board and the Sagebrush Board); (7) to take steps necessary to ensure that the Agreement and the Merger will not trigger any anti-takeover laws of the State of North Carolina; (8) to maintain for at least seven years from the closing date the books, records and other documents of Sagebrush, its subsidiaries and their respective predecessors and to afford to current and former shareholders of Sagebrush and its predecessors, and their accountants, counsel and representatives, full access to such records (but only to the extent that such shareholders can demonstrate a reasonable need for such access), during normal business hours for such seven-year period; and
(9) to not knowingly take any actions that would cause the transactions contemplated by the Agreement to fail to qualify for pooling-of-interests accounting treatment consistent with generally accepted accounting principles and the rules and regulations of the Commission or to be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

EFFECT ON SAGEBRUSH BENEFIT PLANS

     WSMP will cause the Surviving Subsidiary to maintain for its employees immediately following the Merger either (1) the employee benefit plans of Sagebrush ("Sagebrush Benefit Plans") or (2) benefit plans, programs and arrangements of WSMP providing benefits substantially equivalent in total to the benefits provided by the Sagebrush Benefit Plans ("Successor Plans"). WSMP agrees to endeavor to continue in effect for employees of the Surviving Subsidiary such Sagebrush Benefit Plans or such Successor Plans, subject to the right to amend or terminate any such plans, programs or arrangements if the Board of Directors of the Surviving Subsidiary shall deem any such action to be desirable and in the best interests of the Surviving Subsidiary.

CONDITIONS TO THE MERGER

     The obligation of WSMP, Sagebrush and Sub to effect the Merger is subject to satisfaction or waiver of the following conditions at or prior to the Effective Time: (1) such parties shall have received a copy, certified by the Secretary of Sagebrush, of resolutions duly adopted (and not subsequently modified or rescinded) by the Sagebrush Board adopting and approving the Agreement, recommending the Merger to the Sagebrush Shareholders and directing the submission of the Agreement and the Merger to a vote of such shareholders;
(2) such parties shall have received a copy, certified by the Secretary of Sagebrush, of resolutions duly adopted (and not subsequently modified or rescinded) by a majority of the shares of Sagebrush Common Stock present in person or represented by proxy at a meeting of the Sagebrush Shareholders, a quorum being present throughout such meeting, approving the Agreement and authorizing the Merger; (3) such parties shall have received a copy, certified by the Secretary of Sub, of resolutions duly adopted (and not subsequently modified or rescinded) by the Board of Directors of Sub adopting and approving the Agreement, recommending the Merger to WSMP, as the sole shareholder of Sub, and directing the submission of the Agreement and the Merger to a vote of such shareholder; (4) such parties shall have received a copy, certified by the Secretary of WSMP, of resolutions duly adopted (and not subsequently modified or rescinded) by WSMP, as the sole shareholder of Sub, approving the Agreement and authorizing the Merger; (5) such parties shall have received a copy, certified by the Secretary of WSMP, of resolutions duly adopted (and not subsequently modified or rescinded) by the WSMP Board adopting and approving this Agreement, recommending the Merger and the issuance of the Merger Consideration to the WSMP Shareholders and directing the submission of the Agreement, the Merger and the issuance of the Merger Consideration to a vote of such shareholders; (6) such parties shall have received a copy, certified by the Secretary of WSMP, of resolutions duly adopted (and not subsequently modified or rescinded) by a majority of the shares of WSMP Common Stock present in person or represented by proxy at a meeting of the shareholders of WSMP, a quorum being present throughout such meeting, approving the issuance of the Merger Consideration under the Agreement; (7) the Registration Statement, of which this Joint Proxy Statement-Prospectus constitutes a part, shall have been declared effective by the Commission under the Securities Act, the Registration Statement shall remain effective thereunder, no "stop order" proceedings with respect to the Registration Statement shall be pending or threatened by the Commission, and the shares of WSMP Common Stock issuable as Merger Consideration shall have been approved for listing on NASDAQ; (8) there shall not be in effect any preliminary or permanent injunction or other order by any federal or state authority prohibiting the consummation of the Merger; (9) there shall have been obtained all consents that, in the reasonable judgment of each of WSMP, Sub and Sagebrush, are necessary or desirable in connection with the consummation of the transactions contemplated hereby such that, were they not obtained, it would be inadvisable to proceed with the Merger; and (10) such parties shall have received an opinion letter from counsel to Sagebrush, dated as of the Effective Time, in form and substance reasonably satisfactory to each of them, to the effect that (a) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, (b) the exchange in the Merger of Sagebrush Common Stock for WSMP Common Stock will not give rise to gain or loss for federal income tax purposes to the Sagebrush Shareholders with respect to such exchange (except that a shareholder who receives cash hereunder (as a result of the exercise of dissenter's rights or in lieu of a fractional share) will recognize a taxable gain or loss with respect to the shares of stock that such shareholder exchanges or is deemed to exchange for such cash consideration), and
(c) no gain or loss for federal income tax purposes will be recognized by Sagebrush, WSMP or Sub in the transactions effecting the Merger, it being understood that no opinion will be given as to the federal income tax consequences to those shareholders of Sagebrush, if any, subject to special treatment under the Code.

     The obligations of WSMP and Sub to effect the Merger shall be subject to satisfaction or waiver of the following additional conditions at or prior to the Effective Time: (1) the representations and warranties of Sagebrush, Miller and Connor set forth in the Agreement shall be true and correct in all material respects as of the date of the Agreement and, without consideration of any disclosure amendments to the Agreement and except in such respects as would have no material adverse effect on Sagebrush, as of the Effective Time (as if made at such time); (2) Sagebrush, Miller and Connor shall have performed in all material respects the covenants and agreements required by the Agreement to be performed by them at or prior to the closing; (3) WSMP shall have received from Sagebrush an officers' certificate, executed by the Chief Executive Officer and the Chief Financial Officer of Sagebrush (in their capacities as such) and dated the closing date, confirming satisfaction of the conditions stated in clauses
(1) and (2) above insofar as such conditions refer to Sagebrush; (4) WSMP shall have received from Miller and Connor a certificate, executed by each of them and dated the closing date, confirming satisfaction of the conditions stated in clauses (1) and (2) above insofar as such conditions refer to Miller and Connor;
(5) Miller shall have executed and delivered to WSMP the Miller Employment Agreement (as defined below); (6) Connor shall have executed and delivered to WSMP the Connor Consulting Agreement (as defined below); (7) WSMP shall have received: (a) an opinion letter of counsel to Sagebrush, dated the closing, in form and substance reasonably satisfactory to WSMP, conforming to certain provisions of the Agreement; (b) a "cold comfort" letter from Deloitte & Touche LLP, dated the closing date, in form and substance reasonably satisfactory to WSMP, covering certain financial information; and (c) such other documents as WSMP may reasonably request, in each case reasonably satisfactory in form and substance to WSMP; (8) the holders of not more than 3% of the outstanding shares of Sagebrush Common Stock shall have perfected their dissenters' appraisal rights pursuant to Article 13 of the NCBCA by having given written notice of their intent to demand payment for their shares and not voting for the Merger;
(9) WSMP shall have received an Affiliate Agreement executed by each of Miller and Connor, each of the other persons (if any) that Sagebrush reasonably believes to be an "affiliate" of Sagebrush and such other persons (if any) as counsel to WSMP might reasonably consider to be "affiliates" of Sagebrush; (10) WSMP shall have received a letter from Deloitte & Touche LLP, dated as of the Effective Time, in form and substance reasonably satisfactory to WSMP, to the effect that the transactions contemplated hereby, including the Merger, will qualify for pooling-of-interests accounting treatment if consummated in accordance with the Agreement; and (11) the individuals whose resignations are contemplated by the Agreement shall have resigned from their positions as of the Effective Time.

     The obligation of Sagebrush to effect the Merger shall be subject to satisfaction or waiver of the following additional conditions at or prior to the Effective Time: (1) the representations and warranties of WSMP and Sub set forth in the Agreement shall be true and correct in all material respects as of the date of the Agreement and, without consideration of any disclosures amendments to the Agreement and except in such respects as would have no material adverse effect on WSMP, as of the Effective Time (as if made at such time); (2) WSMP and Sub shall have performed in all material respects the covenants and agreements required by the Agreement to be performed by them at or prior to the closing;
(3) Sagebrush shall have received from WSMP an officers' certificate, executed by the President and the Chief Financial Officer of WSMP (in their capacities as such) and dated the closing date, confirming satisfaction of the conditions stated in clauses (1) and (2) above; (4) WSMP shall have executed and delivered to Miller the Miller Employment Agreement; (5) WSMP shall have executed and delivered to Connor the Connor Consulting Agreement; and (6) Sagebrush shall have received: (a) an opinion letter of counsel to WSMP, dated the closing date, in form and substance reasonably satisfactory to Sagebrush, conforming to certain provisions of the Agreement; (b) a "cold comfort" letter from Deloitte & Touche LLP, dated the closing date, in form and substance reasonably satisfactory to Sagebrush, covering certain financial information; (c) an opinion letter of I/JL, dated the closing date, in form reasonably satisfactory to Sagebrush, confirming the opinion of such firm delivered on or about the date of this Agreement, to the effect that the Merger is fair to the shareholders of Sagebrush from a financial point of view; and (d) such other documents as Sagebrush may reasonably request, in each case reasonably satisfactory in form and substance to Sagebrush.

TERMINATION OF THE AGREEMENT; TERMINATION FEE

     The Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any other provision of the Agreement and, with respect to any of subsections (1) through (5) and (7) and
(8) below, notwithstanding approval thereof by the WSMP Shareholders and the Sagebrush Shareholders: (1) by written consent of WSMP and Sagebrush; (2) by either WSMP or Sagebrush in the event of a material misrepresentation or material breach of warranty of the other party contained in the Agreement (which breach has not been cured, in the case of a breach of warranty, within thirty days following receipt of written notice thereof by the breaching party); (3) by either WSMP or Sagebrush in the event of a material breach of any covenant or agreement by the other party contained in the Agreement (which breach has not been cured within thirty days following receipt of written notice thereof by the breaching party); (4) by either WSMP or Sagebrush in the event that the Merger shall not have been consummated by 11:59 P.M., Eastern time, on April 30, 1998 (or, if earlier, by such time on the fifth day following the date on which the Sagebrush Shareholders shall have approved the Merger), provided that failure to consummate the Merger by such time is not caused by a material breach of this Agreement by the terminating party; (5) by either WSMP or Sagebrush in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the time specified in clause (4) above, provided that the terminating party is not then guilty of a material misrepresentation or of a material, uncured breach of a warranty, covenant or agreement as contemplated by clauses (2) and (3) above; (6) by either WSMP or Sagebrush in the event that less than all of the shareholder approvals to be sought by Sagebrush or to be sought by WSMP are obtained at the first meeting of shareholders convened for the purpose of obtaining such approvals; (7) by WSMP or Sagebrush if the Sagebrush Board, after having determined in good faith, after consultation with counsel to Sagebrush, that the taking of action or the failure to take action (or to withdraw, modify or change a recommendation) is necessary or appropriate in execution of such directors' duties under the NCBCA (a "Sagebrush Board Determination"), fails to make or withdraws, modifies or changes its recommendation to the Sagebrush Shareholders that they approve the Agreement and the Merger; or (8) by Sagebrush or WSMP if the WSMP Board, after having determined in good faith, after consultation with counsel to WSMP, that the taking of action or the failure to take action (or to withdraw, modify or change a recommendation) is necessary in execution of such directors' duties under the NCBCA (a "WSMP Board Determination"), fails to make or withdraws, modifies or changes its recommendation to the WSMP Shareholders that they approve the Agreement and the Merger. The parties have agreed that, in light of the provisions of the Agreement for adjusting the Exchange Ratio, no such adjustment of the Exchange Ratio shall constitute a basis for a WSMP Board Determination or a Sagebrush Board Determination.

     In the event of the termination of the Agreement and the abandonment of the Merger, the Agreement shall immediately become void and of no effect, without any liability on the part of any party thereto or its affiliates, directors, officers or shareholders, with certain exceptions stated in the Agreement. In the event of the termination of the Agreement and the abandonment of the Merger pursuant to clause (7) above, not later than ten days following delivery of notice of such termination and abandonment by or to Sagebrush, Sagebrush will pay to WSMP, as liquidated damages (and not as a penalty), $1,500,000 plus the aggregate amount of its documented legal, investment banking, accounting and other out-of-pocket expenses incurred in pursuit of the Merger and other transactions contemplated by the Agreement. In the event of termination of the Agreement and the abandonment of the Merger pursuant to clause (8) above, not later than ten days following the delivery of notice of such termination and abandonment by or to WSMP, WSMP will pay to Sagebrush, as liquidated damages (and not as a penalty), $1,500,000 plus the aggregate amount of its documented legal, investment banking, accounting and other out-of-pocket expenses incurred in pursuit of the Merger and other transactions contemplated by the Agreement. Any such payment of liquidated damages shall be made by wire transfer of immediately available funds to an account designated for such purpose by the terminating party in its notice of termination and abandonment. Termination will not relieve any party from liability for any breach of the Agreement, except insofar as the liquidated damages provisions shall relieve Sagebrush from liability for termination and abandonment pursuant solely to clause (7) above and except insofar as such provisions shall relieve WSMP from liability for termination and abandonment pursuant solely to clause (8) above.

WAIVER; AMENDMENT; EXPENSES

     WSMP and Sub, on the one hand, or Sagebrush and Miller and Connor, on the other hand, may at any time by a signed writing (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties contained in the Agreement or in any document delivered pursuant thereto or (3) waive compliance with any of the agreements, covenants or conditions contained therein.

     The Agreement may not be amended except by an instrument in writing signed on behalf of the parties thereto; provided however, that no amendment executed after approval of the Merger and the Agreement by the Sagebrush Shareholders shall reduce either the number of shares of WSMP Common Stock into which each share of Sagebrush Common Stock shall be converted in the Merger or the payment terms for fractional interests.

     Each party to the Agreement will bear all expenses incurred by it in connection with the Agreement and the transactions contemplated thereby.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of certain federal income tax consequence of the Merger is based on the current provisions of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice. This discussion, however, does not address all aspects of federal income taxation that may be relevant to a particular Sagebrush Shareholder in light of such Shareholder's investment circumstances and to certain types of shareholders subject to special treatment under the federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers or persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts) and does not discuss any aspects of state, local or foreign taxation. Further, this discussion assumes that (i) all Sagebrush Shareholders hold their shares of Sagebrush Common Stock as capital assets and that (ii) as of the time the Merger is effected, the likelihood that the Rights attached to the WSMP Common Stock received by the Sagebrush Shareholders in the Merger will be exercised is both remote and uncertain.

     There can be no assurance that the Internal Revenue Service (the "IRS") will not take a view contrary to those expressed herein. No ruling from the IRS has been or will be sought with respect to any aspect of the Merger. Moreover, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Sagebrush Shareholders.

     In connection with the filing of the Registration Statement of which this Joint Proxy Statement-Prospectus constitutes a part, Kennedy Covington Lobdell & Hickman, L.L.P. delivered a tax opinion to Sagebrush and WSMP. The following discussion summarizes the conclusions set forth in such opinion, and is qualified in its entirety by reference to such opinion (including the assumptions contained therein), which is an exhibit to the Registration Statement.

     EACH SAGEBRUSH SHAREHOLDER AND SAGEBRUSH OPTION HOLDER IS URGED TO CONSULT HIS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

     In the opinion of Kennedy Covington Lobdell & Hickman, L.L.P., counsel to Sagebrush, (a) the proposed Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code; (b) the Sagebrush Shareholders will recognize no gain or loss for federal income tax purposes on the exchange in the Merger of their shares of Sagebrush Common Stock for shares of WSMP Common Stock to the extent of such exchange; (c) the aggregate federal income tax basis of the WSMP Common Stock for which shares of Sagebrush Common Stock are exchanged in the Merger will be the same as the aggregate federal income tax basis of such shares of Sagebrush Common Stock exchanged therefor (less any proportionate part of such basis allocable to any fractional interest in any share of WSMP Common Stock); (d) the holding period of WSMP Common Stock for which shares of Sagebrush Common Stock are exchanged in the Merger will include the period that such shares of Sagebrush Common Stock were held by the holder; and (e) a Sagebrush Shareholder who receives cash in lieu of a fractional share interest of WSMP Common Stock in the Merger will be treated for federal income tax purposes as if the fractional share of WSMP Common Stock had been received and then redeemed for cash and will recognize a capital gain or loss in an amount equal to the difference between the cash received and the proportionate part of the aggregate federal income tax basis of such Sagebrush Shareholder's Sagebrush Common Stock allocable to such fractional share interest.

     A Sagebrush Shareholder who exercises the right to dissent in connection with the Merger and receives only cash in exchange for such holder's Sagebrush Common Stock will be treated as having received such cash as a distribution in redemption of such Sagebrush Common Stock and will recognize a capital gain or loss equal to the difference between the amount of cash received and the adjusted basis of such holder's shares of Sagebrush Common Stock, unless such payment, under each such holder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

     If the Merger were not to constitute a reorganization under Section 368(a)(1) of the Code, then each Sagebrush Shareholder would recognize a capital gain or loss equal to the difference between (i) the fair market value of the WSMP Common Stock, cash and other property received and (ii) the aggregate federal income tax basis of such holder's shares of Sagebrush Common Stock.

     Capital gains or capital losses, as the case may be, recognized by a Sagebrush Shareholder upon the sale or exchange of Sagebrush Common Stock (or, with respect to fractional shares, the fractional interest in WSMP Common Stock deemed sold or exchanged) in connection with the Merger will be long-term capital gains or losses if the Sagebrush Shareholder has held, or is deemed to have held, for more than one year the Sagebrush Common Stock sold or exchanged or deemed sold or exchanged in the Merger. Individuals, however, will be eligible to have any such long-term capital gains subject to a 20% long-term capital gains federal income tax rate (rather than a 28% long-term capital gains federal income tax rate) only if they have held, or are deemed to have held, the stock sold or exchanged for more than eighteen months.

     The consummation of the Merger is conditioned upon the receipt by Sagebrush and WSMP of an opinion of Kennedy Covington Lobdell & Hickman, L.L.P., counsel to Sagebrush, dated the closing date, in substantially the same form as the opinion delivered to Sagebrush described above.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Sagebrush's management have interests in the Merger that are in addition to their interests as shareholders of Sagebrush generally.

     Indemnification of Directors and Officers. From and after the Effective Time, the Surviving Subsidiary, to the fullest extent permitted by applicable law, shall indemnify, defend and hold harmless all persons who on or at any time prior to the Effective Time serve or have served as directors or officers of Sagebrush or any of its predecessors from and against any loss, damages, liabilities, costs or expenses incurred by them in connection with any claim, action, suit, proceeding or investigation that is based upon or arises from the actions, conduct or omissions of such indemnified party at or prior to the Effective Time in his or her capacity as such director or officer or in any other capacity in which he or she is serving or served at the request of Sagebrush or any of its predecessors. In connection therewith, the Surviving Subsidiary will pay any expenses incurred by any such indemnified party in advance of the final disposition of any such claim to the fullest extent permitted by applicable law. Such rights to indemnification are in addition to any other rights to indemnification that any such indemnified person may have under applicable law or the Amended and Restated Articles of Incorporation or Bylaws of Sagebrush. WSMP has guaranteed the due and timely payment and performance by the Surviving Subsidiary of such indemnification obligations.

     Miller Employment Agreement and Connor Consulting Agreement. In connection with the Merger, WSMP will enter into an Employment Agreement (the "Miller Employment Agreement") with Miller, who is the President and Chief Executive Officer of Sagebrush, and a Consulting and Noncompetition Agreement (the "Connor Consulting Agreement") with Connor, who is the Chairman of the Board of Sagebrush.

     The Miller Employment Agreement contemplates that, following the Merger, WSMP will restructure its restaurant operations into a single wholly-owned subsidiary (the "Restaurant Subsidiary"). The Miller Employment Agreement provides that Miller will be the President of the Restaurant Subsidiary for a term of two years following the Effective Time. Under the Miller Employment Agreement, WSMP will pay Miller an annual base salary of $200,000 in equal bi-monthly installments. Any increases in Miller's salary, as well as the payment of any bonuses and the grant of any stock options to Miller, will be at the discretion of the Chief Operating Officer of WSMP, subject to ratification of the Compensation Committee of the WSMP Board. In addition, Miller will be entitled to certain fringe benefits as part of his employment with WSMP, including reimbursement for reasonable and necessary business expenses, four weeks of vacation per year, participation in WSMP's health and life insurance plans and the use of a vehicle of similar make, model and year as is presently provided to Miller by Sagebrush. The Miller Employment Agreement includes a covenant by Miller not to disclose confidential information of WSMP, as well as a covenant not to engage in competition with WSMP within a 25-mile radius of any WSMP place of business or solicit the employment of any WSMP employees for a period of two years following the termination of his employment with WSMP. In addition, during the term of the Miller Employment Agreement, subject to his right to continue to operate and manage certain other restaurants referred to therein, Miller is prohibited from engaging in any outside activity which is detrimental to WSMP or which interferes with the performance of his duties under the Miller Employment Agreement. WSMP may terminate the Miller Employment Agreement prior to the second anniversary of the Effective Time for cause or upon the disability of Miller. In connection with any termination for cause or disability (other than a termination for cause triggered by the engagement by Miller in prohibited outside activities), WSMP shall continue to pay Miller his annual base salary for the remainder of the two-year term.

     The Connor Consulting Agreement provides that Connor will be a consultant to WSMP for a period of two years following the Effective Time. As an independent contractor and a consultant to WSMP, Connor's principal duties will be to (a) consult with and advise WSMP on the management and operation of its restaurant franchising and restaurant operations business and (b) market and promote WSMP's restaurant franchising and restaurant operations business. Under the Connor Consulting Agreement, WSMP will pay Connor an annual consulting fee of $175,000 in equal bi-monthly installments. During the term of the Connor Consulting Agreement, Connor will be entitled to participate in WSMP's health and life insurance plans. The Connor Consulting Agreement contains a covenant by Connor not to disclose confidential information of WSMP, as well as a covenant not to engage in competition with WSMP within a 25-mile radius of any WSMP place of business or solicit the employment of any WSMP employees during the term of the Connor Consulting Agreement. In addition, during the term of the Connor Consulting Agreement, subject to his right to continue to operate and manage certain other restaurants referred to therein, Connor is prohibited from engaging in any outside activity which is detrimental to WSMP or which interferes with the performance of his duties under the Connor Consulting Agreement. WSMP may terminate the Connor Consulting Agreement prior to the second anniversary of the Effective Time for cause; provided, however, that WSMP will continue to pay Connor his annual salary for the remainder of the two-year term unless his employment is terminated because of engagement in prohibited outside activities or violation of his covenant not to disclose confidential information or his covenant not to compete.

     Registration Rights. Certain affiliates (as defined in Rules 144 and 145(c) under the Securities Act) of Sagebrush, including Connor and Miller, and their permitted transferees, have the right to have the shares of WSMP Common Stock that they receive in the Merger registered under the Securities Act to permit the public resale thereof. See "Restrictions on Resale by Affiliates; Registration Rights."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, (i) the recorded assets of WSMP and Sagebrush will be carried forward to the consolidated financial statements of WSMP at their recorded amounts, (ii) income of WSMP will include income of WSMP and Sagebrush for the entire year in which the Merger occurs, and (iii) the reported income of WSMP and Sagebrush will be combined and restated as income for prior periods of WSMP.

REGULATORY APPROVALS

     No federal or state regulatory requirements must be complied with and no such regulatory approvals must be obtained as a condition to consummation of the Merger.

RESTRICTIONS ON RESALE BY AFFILIATES; REGISTRATION RIGHTS

     The shares of WSMP Common Stock to be issued to Sagebrush Shareholders in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Sagebrush as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of Sagebrush at the time the Merger is submitted for vote of the Sagebrush Shareholders will, under existing law, require either (a) the further registration under the Securities Act of the shares of WSMP stock to be transferred, (b) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances) or (c) the availability of another exemption from registration. An "affiliate" of Sagebrush, as defined by the rules of the Commission promulgated under the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Sagebrush. The foregoing restrictions are expected to apply to Miller and Connor and to the other incumbent directors and executive officers of Sagebrush. "Stop transfer" instructions will be given by WSMP to the transfer agent with respect to the WSMP Common Stock to be received by persons subject to the restrictions described above, and the certificates for such stock will be appropriately legended.

     As a condition to the Merger, affiliates of Sagebrush have entered into an Affiliate Agreement, whereby such affiliates have agreed not to sell, pledge, transfer or otherwise dispose of any WSMP Common Stock issued to them in the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act, and will not sell, transfer or otherwise dispose of any such WSMP Common Stock until after such time as financial results covering at least 30 days of post-merger operations of the combined entity have been published by WSMP. WSMP has agreed that it will, within 30 days after the conclusion of WSMP's first 28-day accounting period following the Effective Time, file with the Commission or publish in a report filed with the Commission or in a quarterly earnings report, press release or other public issuance financial results covering at least 30 days (or 28 days if, in the judgment of WSMP, that will preserve a pooling-of-interests accounting treatment) of combined operations of WSMP and Sagebrush.

     WSMP has covenanted to prepare and file with the Commission, within 30 days after the Effective Time, and thereafter shall use its reasonable best efforts to cause to be declared effective by the Commission, a registration statement providing for the registration under the Securities Act of those shares of WSMP Common Stock issued as Merger Consideration in the Merger to or for the benefit of each person who, at the time of the meeting of shareholders of Sagebrush at which the Merger is approved, is an affiliate (as defined in Rules 144 and 145(c) under the Securities Act) of Sagebrush and who acquires beneficial ownership in the Merger of a number of shares of WSMP Common Stock in excess of one percent of the total number of shares of WSMP Common Stock outstanding after giving effect to the Merger, to permit the public resale of such shares by each such person, the direct owners of any such shares beneficially held by such person or such person's approved transferees.

                            SELECTED FINANCIAL DATA

     The following tables present selected financial data for each of WSMP and Sagebrush on an historical basis and unaudited pro forma selected financial data reflecting the consummation of the Merger. The unaudited pro forma selected financial data have been prepared giving effect to the Merger using the pooling of interests method of accounting. For a description of the effect of pooling-of-interests accounting on the Merger and the historical financial statements of WSMP, see "The Merger -- Accounting Treatment."

     WSMP and Sagebrush expect that the combined company will achieve benefits from the Merger, including operating cost savings and revenue enhancements. The unaudited pro forma selected financial data do not reflect, however, any direct costs, potential savings or revenue enhancements that are expected to result from the consolidation of operations of WSMP and Sagebrush and therefor do not purport to be indicative of the results of future operations.

     The selected financial data presented herein are based upon and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of WSMP and the historical consolidated financial statements and the related notes thereto of Sagebrush, both of which are included in this Joint Proxy Statement-Prospectus. See "Consolidated Financial Statements of WSMP" and "Consolidated Financial Statements of Sagebrush." The information set forth in the unaudited selected pro forma financial data should be read in connection with the Unaudited Pro Forma Combined Financial Statements and Notes thereto appearing elsewhere herein. Results of WSMP for the 36 weeks ended November 7, 1997 and of Sagebrush for the 36 weeks ended September 12, 1997 are not necessarily indicative of results expected for the entire year. All adjustments, consisting of only normal recurring adjustments, for a fair statement of results of interim periods have been included.

SELECTED FINANCIAL DATA OF WSMP, INC.

                                                        FISCAL YEAR ENDED                                    36 WEEKS ENDED
                             ------------------------------------------------------------------------   -------------------------
                             FEBRUARY 28,   FEBRUARY 23,   FEBRUARY 24,   FEBRUARY 25,   FEBRUARY 26,   NOVEMBER 7,   NOVEMBER 1,
                               1997(1)          1996           1995           1994           1993          1997          1996
                             ------------   ------------   ------------   ------------   ------------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA
Operating revenues
  Food sales(2)............    $85,070        $76,583        $91,232        $70,032        $73,504        $75,172       $58,475
  Franchise, royalty and
    other fees.............      2,683          2,856          2,868          3,027          3,419          1,350         1,856
                               -------        -------        -------        -------        -------        -------       -------
    Total operating
      revenues.............    $87,753        $79,439        $94,100        $73,059        $76,923        $76,522       $60,331
                               =======        =======        =======        =======        =======        =======       =======
  Total operating income
    (loss).................    $ 1,626        $  (703)       $ 2,245        $   (39)       $ 2,344        $ 2,719       $ 1,548
                               =======        =======        =======        =======        =======        =======       =======
  Earnings (loss) before
    income taxes...........    $ 1,171        $(2,711)       $ 1,508        $  (925)       $ 1,103        $ 2,382       $   693
                               =======        =======        =======        =======        =======        =======       =======
  Net earnings(loss)(3 and
    4).....................    $ 1,121        $(1,495)       $ 1,097        $  (785)       $   670        $ 1,512       $   425
                               =======        =======        =======        =======        =======        =======       =======
  Net earnings (loss) per
    common and common
    equivalent share(5 and
    6).....................    $   .36        $  (.55)       $   .38        $  (.30)       $   .23        $   .40       $   .14
                               =======        =======        =======        =======        =======        =======       =======
  Net earnings (loss) per
    common share assuming
    full dilution (5 and
    6).....................    $   .35        $  (.55)       $   .38        $  (.30)       $   .23        $   .40       $   .14
                               =======        =======        =======        =======        =======        =======       =======
  Dividends per share(5 and
    6).....................    $    --        $    --        $    --        $    --        $    --        $    --       $    --
                               =======        =======        =======        =======        =======        =======       =======
  Book value per
    share(6)...............    $  6.27        $  5.96        $  6.63        $  6.22        $  6.73        $  7.08       $  6.11
                               =======        =======        =======        =======        =======        =======       =======
SELECTED BALANCE SHEET DATA
Total assets...............    $43,127        $41,634        $46,721        $50,077        $50,284        $47,571       $41,667
                               =======        =======        =======        =======        =======        =======       =======
Long-term debt.............    $13,720        $14,921        $18,473        $21,495        $23,881        $11,986       $13,792
                               =======        =======        =======        =======        =======        =======       =======
Shareholders' equity(5)....    $18,290        $16,444        $17,638        $16,584        $16,804        $23,901       $16,873
                               =======        =======        =======        =======        =======        =======       =======

---------------

(1) 53-week year.
(2) In December 1993, WSMP entered into a new agreement with its largest customer of bakery products whereby WSMP would purchase the meat components and the customer's brand name packaging from the customer, produce and package the final meat-filled bakery product and sell the finished product to the customer. Prior to this agreement, sales to this customer consisted only of the bakery component and cost of production and packaging. The meat component and packaging were supplied and owned by the customer throughout the process. Purchases by WSMP of the meat component and packaging during fiscal 1995 and fiscal 1994 totaled $23,441,000 and $4,764,000, respectively. These amounts are reported as both sales and cost of goods sold during fiscal 1995 and fiscal 1994 and account for approximately $18,677,000 of the increase in food sales between fiscal 1994 and fiscal 1995.
(3) The net loss for February 25, 1994 includes a charge against earnings reflecting the cumulative effect of a change in accounting for income taxes in the amount of $245,000 related to the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."
(4) Net earnings for February 28, 1997 includes an extraordinary gain from early extinguishment of debt totaling $414,784 (net of income taxes in the amount of $250,862).
(5) Earnings (loss) per share are based on the weighted average number of shares of WSMP Common Stock and dilutive common equivalent shares outstanding during each fiscal year. The weighted average number of shares used in the calculations of earnings per common and common equivalent shares are 3,091,063 in fiscal 1997; 2,729,517 in fiscal 1996; 2,879,021 in fiscal
    1995; 2,624,015 in fiscal 1994; and 2,875,100 in fiscal 1993. The weighted average number of shares used in the calculation of earnings per common share -- assuming full dilution are 3,228,800 in fiscal 1997; 2,729,517 in fiscal 1996; 2,953,286 in fiscal 1995; 2,624,015 in fiscal 1994; and
    2,875,100 in fiscal 1993.
(6) Per share amounts give retroactive recognition of the five-for-four stock split, effected in the form of a stock dividend, declared in 1995.

SELECTED FINANCIAL DATA OF SAGEBRUSH, INC.

                                                      FISCAL YEAR ENDED                                    36 WEEKS ENDED
                             --------------------------------------------------------------------   -----------------------------
                             JANUARY 3,   DECEMBER 29,   DECEMBER 30,   DECEMBER 31,   JANUARY 1,   SEPTEMBER 12,   SEPTEMBER 6,
                              1997(1)         1995           1994           1993          1993          1997            1996
                             ----------   ------------   ------------   ------------   ----------   -------------   -------------
                                                                                                     (UNAUDITED)     (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED INCOME STATEMENT
  DATA:
  Net sales................   $42,110       $34,020        $28,664        $19,272       $10,577        $34,459         $26,815
  Net income...............   $ 2,459       $ 3,524        $ 3,155        $ 1,887       $   774        $ 1,942         $ 1,729
  Net income per
    share(2)...............   $   .39            --             --             --            --        $   .32         $   .28
SELECTED BALANCE SHEET
  DATA:
  Total assets.............   $17,205       $10,820        $ 8,736        $ 5,577       $ 3,574        $21,705         $15,994
  Long-term debt, including
    current maturities.....        --       $ 2,188        $ 1,387        $ 1,028       $   953        $ 2,502              --
  Shareholders' equity.....   $13,789       $ 6,345        $ 5,514        $ 3,178       $ 1,830        $13,747         $13,059

---------------

(1) 53-week year.
(2) Sagebrush consummated an initial public offering in January 1996. Prior to such offering, its business was conducted by a group of corporations affiliated by substantially common management and control. Most of these corporations had elected to be treated as S Corporations for federal and state income tax purposes. In connection with the Sagebrush initial public offering, these corporations became wholly-owned subsidiaries of, or transferred all of their assets to, Sagebrush. As such, historical earnings per share have not been shown for fiscal years prior to the consummation of the initial public offering.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The selected unaudited pro forma combined financial data presented below provide financial information giving effect to the Merger (but excluding the costs of the Merger) on a pooling-of-interests basis as if it had occurred as of February 26, 1994. The financial information of Sagebrush has been adjusted to conform to WSMP's presentation format. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated as of February 26, 1994 or of future results. Such information is derived from the Unaudited Pro Forma Combined Financial Statements appearing elsewhere in this Joint Proxy Statement-Prospectus and should be read in conjunction with, and is qualified in its entirety by reference to, such information, including the Notes thereto.

                                                           FISCAL YEAR ENDED                   36 WEEKS
                                              --------------------------------------------       ENDED
                                              FEBRUARY 28,    FEBRUARY 23,    FEBRUARY 24,    NOVEMBER 7,
                                                  1997            1996            1995           1997
                                              ------------    ------------    ------------    -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro Forma Combined Statements of Earnings
  Data:
Operating revenues:
  Food Sales................................    $141,045        $124,786        $134,435       $109,624
  Franchise, royalty and other fees.........       2,214           2,398           2,386          1,393
                                                --------        --------        --------       --------
          Total operating revenues..........    $143,259        $127,184        $136,821       $111,017
                                                ========        ========        ========       ========
          Total operating income............    $  5,826        $  3,133        $  5,726       $  6,027
                                                ========        ========        ========       ========
Earnings before income taxes................    $  4,367        $    653        $  4,624       $  5,574
                                                ========        ========        ========       ========
Net earnings................................    $  3,068        $    557        $  2,977       $  3,454
                                                ========        ========        ========       ========
Net earnings per common and common
  equivalent share..........................    $    .56        $    .12        $     --       $    .60
                                                ========        ========        ========       ========
Weighted average common and common
  equivalent shares outstanding.............       5,435           4,808              --          5,727
                                                ========        ========        ========       ========

                                                               NOVEMBER 7,
                                                                   1997
                                                               -----------
                                                              (IN THOUSANDS)
Pro Forma Combined Balance Sheet Data:
  Total assets..............................................     $69,277
                                                                 =======
  Long-term debt, including current installments............     $14,488
                                                                 =======
  Shareholders' equity......................................     $37,647
                                                                 =======

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF WSMP

GENERAL

     The following analysis of the financial condition and results of operations of WSMP should be read in conjunction with the Consolidated Financial Statements of WSMP, including the Notes thereto, included elsewhere in this Joint Proxy Statement-Prospectus. Fiscal 1996 consisted of 53 weeks. All other fiscal years presented herein consisted of 52 weeks. WSMP's fiscal quarters consist of accounting periods of 12, 12, 12 and 16 or 17 weeks, respectively. References herein to (a) fiscal 1997, fiscal 1996, fiscal 1995, fiscal 1994 and fiscal 1993 are to the fiscal years ended February 28, 1997, February 23, 1996, February 24, 1995, February 25, 1994 and February 26, 1993, respectively, and (b) the first 36 weeks of fiscal 1998 and the first 36 weeks of fiscal 1997 are to the 36 weeks ended November 7, 1997 and November 1, 1996, respectively.

RESULTS OF OPERATIONS

     The following tables set forth, for the periods indicated, percentages that certain items reflected in the financial data bear to operating revenue of WSMP.

                                                                                                   36 WEEKS ENDED
                                                             FISCAL                           -------------------------
                                       ---------------------------------------------------    NOVEMBER 7,   NOVEMBER 1,
                                        1997       1996       1995       1994       1993         1997          1996
                                       -------    -------    -------    -------    -------    -----------   -----------
Restaurant food sales................     30.1%      32.4%      30.7%      42.5%      46.1%        36.5%         30.8%
Manufacturing sales..................     66.8       64.0       66.3       53.4       49.5         61.7          66.2
Franchise, royalty and other fees....      3.1        3.6        3.0        4.1        4.4          1.8           3.0
                                       -------    -------    -------    -------    -------      -------       -------
        Total operating revenue......    100.0      100.0      100.0      100.0      100.0        100.0         100.0
Cost of goods sold...................     72.6       71.4       70.4       63.1       59.6         68.4          72.2
Operating expenses...................     13.5       16.1       15.4       21.2       22.3         16.8          13.9
Selling, general and administrative
  expenses...........................      9.0       10.0        8.7       11.7       10.9          8.4           8.5
Depreciation and amortization........      3.0        3.4        3.1        4.1        4.1          2.8           2.9
                                       -------    -------    -------    -------    -------      -------       -------
        Total operating income
          (loss).....................      1.9       (0.9)       2.4       (0.1)       3.1          3.6           2.5
        Total other income
          (expenses).................     (0.6)      (2.5)      (0.8)      (1.2)      (1.6)        (0.5)         (1.4)
                                       -------    -------    -------    -------    -------      -------       -------
Earnings before income taxes and
  extraordinary item and cumulative
  effect of change in accounting
  principle..........................      1.3       (3.4)       1.6       (1.3)       1.5          3.1           1.1
Provision for income taxes...........      0.5       (1.5)       0.4       (0.5)       0.6          1.1           0.4
                                       -------    -------    -------    -------    -------      -------       -------
Earnings before extraordinary item
  and cumulative effect of change in
  accounting principle...............      0.8       (1.9)       1.2       (0.8)       0.9          2.0            .7
Extraordinary gain from early
  extinguishment of debt.............      0.5         --         --         --         --           --            --
Cumulative effect of change in
  accounting principle...............       --         --         --       (0.3)        --           --            --
                                       -------    -------    -------    -------    -------      -------       -------
Net earnings (loss)..................      1.3%      (1.9)%      1.2%      (1.1)%      0.9%         2.0%          0.7%
                                       =======    =======    =======    =======    =======      =======       =======
Operating Revenues:
  Food processing....................  $58,615    $50,869    $62,336    $39,010    $38,064      $47,219       $39,922
  Restaurant operations..............   26,455     25,714     28,896     31,022     35,440       27,953        18,553
  Restaurant franchising.............    2,683      2,856      2,868      3,027      3,419        1,350         1,856
                                       -------    -------    -------    -------    -------      -------       -------
        Total operating revenues.....  $87,753    $79,439    $94,100    $73,059    $76,923      $76,522       $60,331
                                       =======    =======    =======    =======    =======      =======       =======

                                                                                                   36 WEEKS ENDED
                                                             FISCAL                           -------------------------
                                       ---------------------------------------------------    NOVEMBER 7,   NOVEMBER 1,
                                        1997       1996       1995       1994       1993         1997          1996
                                       -------    -------    -------    -------    -------    -----------   -----------
Operating Profits:
  Food processing....................  $ 1,845    $   778    $ 4,111    $ 2,099    $ 3,784      $ 2,814       $ 1,272
  Restaurant operations..............    2,877      1,063      1,649        816        829        2,417         2,117
  Restaurant franchising.............    1,661      1,799      1,279      1,741      1,870          940         1,078
  Corporate expenses.................   (4,757)    (4,343)    (4,794)    (4,695)    (4,139)      (3,452)       (2,919)
                                       -------    -------    -------    -------    -------      -------       -------
    Operating income.................    1,626       (703)     2,245        (39)     2,344        2,719         1,548
Other income (expense)...............    1,367          3      1,256        954        547          743           430
Interest expense.....................   (1,822)    (2,011)    (1,993)    (1,840)    (1,788)      (1,080)       (1,285)
                                       -------    -------    -------    -------    -------      -------       -------
Earnings (loss) before income taxes
  (benefit)..........................  $ 1,171    $(2,711)   $ 1,508    $  (925)   $ 1,103      $ 2,382       $   693
                                       =======    =======    =======    =======    =======      =======       =======

36 WEEKS ENDED NOVEMBER 7, 1997 COMPARED WITH 36 WEEKS ENDED NOVEMBER 1, 1996

     Restaurant Revenues. Restaurant food sales for the first 36 weeks of fiscal 1998 totaled $28.0 million, representing an increase of $9.4 million from the same period of fiscal 1997. This increase is attributed to a net increase in WSMP-owned units. See "Certain Information Regarding WSMP -- Certain Relationships and Related Party Transactions." Same-store sales for the current 36-week period remained consistent with the prior period, decreasing only 0.3%.

     Food Processing Revenues. Revenues from the food processing business increased $7.3 million, or 18.3%, during the first 36 weeks of fiscal 1998 over the comparable prior period. This increase occurred in the prepared foods division, which experienced an increase totaling $8.0 million. Approximately $4.0 million of the increase relates to sales of frozen sandwich items, with the remaining increase relating to sales of newly developed home meal replacement items. This increase helped offset a decrease in revenue in the ham curing division totaling $691,000, reflecting a planned reduction in sales of lower-margin items.

     Franchise, Royalty and Other Fees. Franchise, royalty and other fees for the first 36 weeks of fiscal 1998 declined $506,000 from the corresponding period of fiscal 1997. This decrease is attributable to a net decline in the number of franchise units from 73 at the beginning of fiscal 1997 to 47 at the end of the third quarter of fiscal 1998. A major portion of this reduction is the result of WSMP's acquisition of several franchised units during fiscal 1998.

     Cost of Goods Sold. Cost of goods sold as a percentage of operating revenue decreased to 68.4% during the first 36 weeks of fiscal 1998 from 72.2% for the corresponding period of the previous year. This improvement is the result of a shift in total revenues from the food processing business toward the restaurant business, as well as margin improvements in the food processing business. The restaurant business, which experiences higher margins than the food processing business, accounted for 37.2% of total food sales in the third quarter of fiscal 1998, compared with 31.7% in the same quarter of fiscal 1997. In addition, margin improvements were realized in the food processing business, as cost of goods sold as a percentage of that business' revenue decreased to 88.9% from 91.7% for the previous 36-week period. This improvement is attributable to increased revenues in the prepared foods division and a shift in sales toward higher-margin products in the ham curing division.

     Operating Expenses. Operating expenses as a percentage of operating revenue increased to 16.8% during the first 36 weeks of fiscal 1998, compared to 13.9% for the same period in fiscal 1997. Since these expenses are associated primarily with restaurant food sales, this increase is primarily due to the shift in total revenue distribution toward the restaurant business, which generates the highest proportion of operating expenses. In addition, within the restaurant business, WSMP experienced an increase in operating expenses as a percentage of that business' revenues from 42.4% for the first 36 weeks of fiscal 1997 to 45.0% for the current period. This increase relates primarily to rent expense on the 17 franchised units acquired in fiscal 1998.

     Selling, General and Administrative. Selling, general and administrative expenses increased $1.4 million for the first 36 weeks of fiscal 1998 over the comparable period of fiscal 1997. Approximately $638,000 of the increase occurred in the restaurant business as a result of the increase in number of WSMP units. In addition, selling expenses increased $284,000 in the food processing business as part of efforts to bring about the increase in sales discussed previously. Corporate expenses also increased during the current 36-week period due primarily to nonrecurring increases in legal and accounting costs, as well as increases in investor relations cost.

     Depreciation and Amortization. Depreciation and amortization expense increased $391,000 for the first 36 weeks of fiscal 1998, as compared with the same period of fiscal 1997. The majority of this increase relates to the amortization of goodwill and of the covenant not to compete that were recorded incident to the acquisition of 14 franchised restaurants at the beginning of fiscal 1998.

     Other Income (Expense). Net other expense totaled $337,000 during the first 36 weeks of fiscal 1998, compared with $854,000 during the corresponding period of fiscal 1997. This decrease reflects a reduction in interest expense totaling $205,000 resulting from debt reduction, as well as additional gains on the sale of assets totaling $296,000.

     Provision for Income Taxes. For the 36 weeks ended November 7, 1997, WSMP's effective tax rate was 36.5%. This reflects a combined federal and state rate of 37.6%, reduced by the effect of certain tax credits earned during fiscal 1998. The reduction in the effective tax rate from the previous year is due primarily to higher earnings during fiscal 1998 in states with lower income tax rates.

FISCAL 1997 COMPARED TO FISCAL 1996; FISCAL 1996 COMPARED TO FISCAL 1995

     Restaurant Revenues. Revenues from WSMP-owned restaurants for fiscal 1997 increased $741,000, or 2.9%, in comparison with fiscal 1996. This change was driven by increases in same-store sales totaling $2,448,000, or 11.3%, which is primarily the result of more efficient marketing efforts and a milder winter than in the previous year. In addition, fiscal 1997 reflects 53 weeks of sales activity, compared to 52 weeks in fiscal 1996. (See Note 1 to Consolidated Financial Statements of WSMP.) The increase in same-store sales was offset by the effect of a net reduction in the number of WSMP-owned units from 23 at the beginning of fiscal 1996 to 18 at February 28, 1997.

     WSMP-owned restaurant revenues for fiscal 1996 decreased $3.2 million, or 11.0%, in comparison with fiscal 1995. Approximately $1.7 million of the decrease is the result of closing seven restaurant units during these years, three of which were closed in fiscal 1996. In addition, same-store sales declined 5.8%, or $1.5 million, during this period. Approximately $1.0 million of the decrease in same-store sales occurred in the fourth quarter of fiscal 1996 and is attributed to the severe winter weather experienced during January and February of 1996. The remaining decrease reflects increased competition in certain markets where these restaurants are located.

     Food Processing Revenues. Revenues from food processing increased $7.8 million to $58.9 million during fiscal 1997, compared to $51.1 million in fiscal 1996. This increase was driven by improved volume in the bakery division, which experienced an increase in revenues totaling $9.6 million in fiscal 1997 as compared to fiscal 1996. Late in fiscal 1995, the largest customer of the bakery discontinued one of its product lines which accounted for approximately $13.5 million of fiscal 1995 sales. Although actions to replace this business were put in place early in fiscal 1996, benefits from these actions were realized at a slower pace than originally expected, and significant improvements in bakery sales did not occur until late in the fourth quarter of fiscal 1996. Sales in the bakery division continued to improve during fiscal 1997 and have returned to their original level.

     Offsetting this increase in the bakery division is a decrease in revenues totaling $1.8 million, or 15.0%, in the ham curing division during fiscal 1997 as compared to fiscal 1996. This decrease in revenues is primarily the result of a change made in the ham curing process to address a spoilage issue discovered in fiscal 1996. This change has resulted in a longer curing process and has reduced the number of hams which can be processed during a year.

     Revenues from the food processing segment totaled $51.1 million during fiscal 1996 compared to $62.6 million during fiscal 1995. Approximately $11.0 million of this decrease occurred in the bakery division which had total revenues of $38.3 million in fiscal 1996. This decrease is the result of the loss of the product line in late fiscal 1995, as discussed above.

     Franchise, Royalty and Other Fees. Franchise, royalty and other fees declined from $2.9 million in fiscal 1996 to $2.7 million in fiscal 1997. This decrease is primarily the result of a reduction in the number of franchised units from 75 at the beginning of fiscal 1996 to 68 at the end of fiscal 1997. The effect of this reduction in units is offset by fiscal 1997 reflecting 53 weeks of activity as compared to 52 weeks in fiscal 1996. (See Note 1 to Consolidated Financial Statements of WSMP.)

     Franchise, royalty and other fees remained relatively constant at $2.9 million for fiscal 1996 and fiscal 1995. Although 13 franchised units closed during these years, the impact was offset by the opening of nine higher-volume franchise units, primarily under the Bennett's and Prime Sirloin concepts.

     Cost of Goods Sold. Cost of goods sold as a percentage of food sales increased to 74.9% in fiscal 1997 from 74.1% in fiscal 1996 due to a shift in total revenues between the food processing and restaurant businesses. Food processing, which by its nature experiences lower margins than the restaurant business, accounted for 68.9% of total food sales in fiscal 1997 compared with 66.9% in fiscal 1996. Although this shift in revenues resulted in a decrease in margins for WSMP overall, margins within the food processing business improved during fiscal 1997. In fiscal 1997, cost of goods sold in the food processing business was 91.8% of that business's revenue, compared to 92.4% in 1996. Margins in the bakery division improved 1.6 basis points between fiscal 1997 and fiscal 1996 as sales increased without corresponding increases in fixed costs. The increase in margins in the bakery division was partially offset by a decline in margins in the ham curing division, totaling 3.0 basis points, brought about by increases in the average cost of raw hams during fiscal 1997 as well as the reduction in number of hams produced. Cost of goods sold as a percentage of revenues for the restaurant business totaled 37.3% in fiscal 1997, showing little change from the fiscal 1996 total of 37.9%.

     Cost of goods sold as a percentage of food sales increased to 74.1% in fiscal 1996 from 72.6% in fiscal 1995 as a result of a decline in margins in both divisions of the food processing business during fiscal 1996. Cost of goods sold in the food processing business was 92.4% of that business's revenues for fiscal 1996, compared to 88.2% for fiscal 1995. Margins in the bakery declined
2.5 basis points between fiscal 1995 and fiscal 1996 due to the decrease in sales during fiscal 1996 and the inability to reduce certain fixed costs proportionally. The remaining decline in margins between fiscal 1995 and fiscal 1996 occurred in the ham curing division. A portion of this decline is attributed to a shift in the product mix during fiscal 1996. Also contributing to this division's decrease in margins was a $1.0 million increase in sales returns and credits during fiscal 1996 attributed primarily to an isolated deficiency in the curing process which resulted in a recall of improperly cured ham product. Although WSMP was able to mitigate the problem by reprocessing a portion of the returned hams, the cost of reprocessing as well as the unrecoverable cost of damaged product disposed of by WSMP and its customers impacted total margins in the ham curing division negatively.

     The decline in margins in the food processing segment during fiscal 1996, as compared to fiscal 1995, was mitigated by a positive swing in margins in the restaurant business. Cost of goods sold in the restaurant business, as a percentage of its revenues, improved to 37.9% in fiscal 1996 from 39.0% in fiscal 1995. Management attributes this positive swing to better control over costs in fiscal 1996 as well as the closing of several less profitable restaurant units during these years.

     Operating Expenses. As discussed in Note 1 to the Consolidated Financial Statements of WSMP, operating expenses include indirect costs associated with restaurant product sales and other revenues, which consist of franchise, royalty and other fees. Total operating expenses as a percentage of revenues of the restaurant and franchising businesses decreased to 40.9% in fiscal 1997 from 44.7% in fiscal 1996. This is the direct result of the improvements in same store sales experienced during fiscal 1997 in the restaurant business. Operating expenses in the restaurant business totaled $11.3 million in fiscal 1997, or 42.6% of that business's revenues, compared to $12.1 million, or 46.9%, in fiscal 1996. Operating expenses in the franchising business also improved as a percentage of that business's revenues from 25.3% in fiscal 1996 to 24.8% in fiscal 1997 as a result of cost cutting measures taken during fiscal 1997.

     Total operating expenses as a percentage of revenues of the restaurant and franchising businesses totaled 44.7% in fiscal 1996 compared to 45.7% in fiscal 1995. This decrease is primarily the result of additional operating expense incurred in the franchising business in fiscal 1995 as part of designing and opening a new franchised Prime Sirloin prototype designed to capitalize on the industry's success with larger buffet-style formats, as well as higher write-offs for uncollectible royalties in fiscal 1995. Fiscal 1996 operating expense for the franchising business totaled $772,000, or 25.3% of its total revenues, compared to $1.3 million, or 45.2%, for fiscal 1995. Although total operating expense in the restaurant business decreased from $13.2 million during fiscal 1995 to $12.1 million during fiscal 1996, these expenses increased as a percentage of restaurant business revenue from 45.8% in fiscal 1995 to 46.9% in fiscal 1996. Management attributes this percentage increase to the severe winter during January and February of 1996 which had a significant negative impact on fiscal 1996 sales.

     Selling, General and Administrative. Selling, general and administrative expenses remained relatively constant between fiscal 1996 and fiscal 1997 at $7.9 million. Reductions in these expenses occurred during fiscal 1997 in the restaurant and food processing businesses totaling $302,000 and $139,000, respectively, but were offset by higher expenses at the corporate level for advertising and product development.

     Selling, general and administrative expenses decreased $264,000 in fiscal 1996 compared to fiscal 1995. This decrease is primarily the result of reductions in corporate overhead totaling $451,000 as well as reductions in costs relating to the food processing business, offset by an increase in advertising and other administrative costs in the restaurant business of approximately $218,000.

     Depreciation and Amortization. Depreciation and amortization expense has declined for the last three fiscal years from $2.9 million in fiscal 1995, to $2.7 million in fiscal 1996, to $2.6 million in fiscal 1997. This reduction is primarily attributed to the closing and selling of restaurant properties that has occurred during these years.

     Other Income (Expense). WSMP recorded equity in losses of affiliates totaling $107,000 in fiscal 1997 and $338,000 in fiscal 1996, compared with equity in earnings of affiliates totaling $115,000 in fiscal 1995. Approximately $208,000 of the equity losses recorded in fiscal 1996 is the result of write-downs in assets by certain subsidiaries to reflect permanent impairments in value. The remaining losses in both fiscal 1997 and fiscal 1996 are primarily due to operating losses in two unconsolidated subsidiaries, formed late in fiscal 1995, which failed to perform as originally expected. The two restaurant units which generated these losses were closed in fiscal 1997.

     During fiscal 1997, WSMP recognized a net extraordinary gain on the early extinguishment of debt totaling $414,784, which is net of income taxes of $250,862, when it replaced its Senior Note obligations which were scheduled to mature on October 1, 1997, with long-term promissory notes with two banks. (See
Note 7 to Consolidated Financial Statements of WSMP.) The two life insurance companies which held the Senior Notes agreed to a discount totaling $787,651 upon the early retirement of this debt. Offsetting this amount were certain unamortized loan costs totaling $73,208 relating to the Senior Notes which were written off as part of the early refinancing. In addition, offsetting the net gain resulting from the Senior Note refinancing was a prepayment penalty totaling $48,797 which WSMP incurred upon the early payment of an SBA loan which was secured by a restaurant property sold during fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

     WSMP had working capital of $4.5 million at November 7, 1997, reflecting an increase of $1.6 million from February 28, 1997. Accounts receivable, inventories and accounts payable increased between February 28, 1997 and November 7, 1997 as a result of the increased level of sales. Cash and cash equivalents decreased during the first 36 weeks of fiscal 1998 from $2.4 million to $828,000. Profitable operations, the sale of certain assets and proceeds received from the exercise of stock options during the first 36 weeks of fiscal 1998 generated cash totaling $313,000, $3.1 million and $496,000, respectively. This was offset by capital expenditures and repayments of long-term debt totaling $3.0 million and $3.1 million, respectively.

     Total other assets increased from $6.1 million at February 28, 1997 to $8.0 million at November 7, 1997. Part of this change is attributable to the purchase of 14 franchised units from WSMP's largest franchisee. This transaction resulted in WSMP recording $2.5 million as excess of cost over fair value of net assets of businesses acquired. In addition, a non-competition agreement was entered into with the former franchisee as part of this acquisition, resulting in WSMP recording an asset for the covenant not to compete. Also contributing to the change in total other assets is the sale of certain properties held for sale during the first 36 weeks of fiscal 1998. As part of these and other property sales, WSMP received notes totaling $1.1 million, resulting in the increase in total noncurrent notes receivable.

     During fiscal 1997, WSMP entered into an agreement with a bank to provide a $6.0 million revolving credit facility, secured by a lien on WSMP's manufacturing inventory and receivables. At November 7, 1997, approximately $4.0 million was outstanding under this facility. Management believes that this facility is adequate to meet the current operating needs of WSMP and that WSMP can obtain such additional credit facilities as may be necessary to support future working capital needs. WSMP does not have any significant commitments for future capital expenditures.

INFLATION

     The effects of inflation on the costs of labor, materials and supplies and plant and equipment have resulted in increased costs to WSMP during the past three years. Ongoing programs of cost control and elimination of overhead expenses have helped to offset much of the impact of inflation. Although WSMP cannot determine the precise effect of inflation on its business, the restaurant operations are believed to be the most susceptible to the adverse effects of inflation as compared to other divisions of WSMP. This is due to price discounting which has prevailed in the family and fast food segments of the U.S. restaurant industry for the past three years, making it difficult to cover increased cost by increasing menu prices.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     WSMP adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("SFAS No. 121"), during 1996. It requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. It also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. WSMP management has reviewed all long-lived assets as of August 15, 1997 and believes that the carrying amounts reported in the balance sheet for that date represent the amounts expected to be recovered over the remaining useful lives of those assets.

     In June 1996 the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. WSMP management believes that the implementation of the Statement will not have any material impact on WSMP's financial position or results of operations.

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share" ("SFAS 128"), to simplify the standards for computing earnings per share ("EPS") and make them comparable to international EPS standards. SFAS 128 is effective for periods ending after December 15, 1997 and can not be adopted at an earlier date. SFAS 128 will require dual presentation of basic and diluted EPS on the face of the statement of current earnings and a reconciliation of the components of the basic and diluted EPS calculations in the notes to the financial statements. Basic EPS excludes dilution and is computed by dividing net earnings by the weighted-average number of common shares outstanding for the period. Diluted EPS is similar to fully diluted EPS pursuant to Accounting Principles Board Opinion No. 15 ("APB No. 15"). WSMP will adopt SFAS 128 in the quarter and year ending February 27, 1998. Had the new standard been adopted as of February 26, 1994, basic EPS would have been $0.40, $(0.55), and $0.41 for the fiscal years ended

February 28, 1997, February 23, 1996 and February 24, 1995, respectively. Additionally, diluted EPS as calculated using SFAS 128 would have been the same as primary EPS using Accounting Principles Board Opinion No. 15.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This standard establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This Statement will be effective for WSMP's fiscal year ending February 26, 1999, and WSMP does not intend to adopt this Statement prior to the effective date. Had WSMP adopted this Statement as of February 26, 1994, comprehensive income would not have been materially different than reported net income in the accompanying historical consolidated statements of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). This Statement requires disclosure of financial and descriptive information about reportable operating segments, revenues by products or services and assets by geographic areas. WSMP management has not yet determined what additional disclosures will be required under SFAS No. 131.

CAUTIONARY STATEMENT AS TO FORWARD-LOOKING INFORMATION

     Statements contained in this Joint Proxy Statement-Prospectus as to WSMP's outlook for sales, operations, capital expenditures and other amounts, budgeted amounts and other projections of future financial or economic performance of WSMP, and statements of WSMP's plans and objectives for future operations, are "forward-looking" statements and are being provided in reliance upon the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results or events to differ materially from those projected, estimated, assumed or anticipated in any such forward-looking statements include, without limitation: adverse changes in economic, weather or other conditions in the geographic area in which WSMP's restaurants are located; risks associated with WSMP's creation of new products; additional costs due to increased prices of raw hams; increased competition; adverse changes in consumer preferences for country ham or bakery products; adverse changes in the availability of supplies; adverse changes in governmental regulation relating to WSMP's business; the loss of the services of any of WSMP's key management or other personnel; and other factors that generally affect WSMP's operations and the restaurant industry in general. See "Risk Factors."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF SAGEBRUSH

GENERAL

     Since opening the first Sagebrush restaurant in Hickory, North Carolina in October 1990, Sagebrush's operations have grown to include 33 restaurants in North Carolina, South Carolina, Tennessee and Virginia at January 2, 1998. From fiscal 1993 to fiscal 1996, Sagebrush's revenues increased from approximately $19.3 million to $42.1 million. Sagebrush's revenues for the 36 weeks ended September 12, 1997 were $34.5 million. The rapid growth in Sagebrush's revenues has resulted primarily from an increase in the number of Sagebrush's restaurants. Sagebrush opened three restaurants in fiscal 1991, five in fiscal 1992, four in fiscal 1993, six in fiscal 1994, three in fiscal 1995, six in fiscal 1996 and six in fiscal 1997. Sagebrush closed one underperforming restaurant in Asheville, North Carolina as of the close of business on January 3, 1997. Sagebrush's operating income has increased from $2.0 million in fiscal 1993 to $3.9 million in fiscal 1996. Sagebrush's operating income for the 36 weeks ended September 12, 1997 was $3.3 million. Sagebrush believes that these favorable trends in both its revenues and operating income have been achieved as a result of its attracting and retaining experienced employees, implementing an effective management development program and adopting measures to ensure strict compliance with its operating standards and procedures.

     Substantially all of Sagebrush's revenues are derived from restaurant sales with approximately 9% of such revenues attributable to sales of alcoholic beverages.

     Cost of restaurant sales consists of food, beverage and supply costs.

     Labor costs include salaries, wages and benefits of all restaurant level employees.

     Other operating expenses principally consist of restaurant occupancy costs such as rent, utilities, building maintenance, insurance and taxes, as well as equipment rentals and repairs, bank transaction charges and miscellaneous restaurant expenses.

     General and administrative expenses consist of wages for management, supervisory and other corporate personnel and other personnel costs, costs of advertising and promotions and other expenses.

     Depreciation of property and equipment is provided primarily over the estimated useful lives of the respective assets on a straight-line basis.

     Amortization expense principally includes pre-opening costs which consist of labor costs, costs of hiring and training personnel, and certain other costs relating to opening new restaurants. These costs are capitalized until the restaurant is opened and then amortized over a twelve-month period.

     In connection with the reorganization effected immediately prior to the completion of the initial public offering of Sagebrush Common Stock in January 1996, the S Corporation elections of certain of the corporations that had previously conducted Sagebrush's business were terminated, and salaries payable to certain of Sagebrush's principal executive officers were increased to more representative levels. If the increase in executive salaries had been in effect since the beginning of fiscal 1995, expenses would have increased by approximately $500,000 in fiscal 1995.

     The following analysis of the financial condition and results of operations of Sagebrush should be read in conjunction with the Consolidated Financial Statements of Sagebrush, including the Notes thereto, included elsewhere in this Joint Proxy Statement-Prospectus. Fiscal 1996 and fiscal 1992 consisted of 53 weeks. All other fiscal years presented herein consisted of 52 weeks. Sagebrush's fiscal quarters consist of accounting periods of 12, 12, 12 and 16 or 17 weeks, respectively. References herein to (a) fiscal 1997, fiscal 1996, fiscal 1995, fiscal 1994, fiscal 1993, fiscal 1992 and fiscal 1991 are to the fiscal years ended January 2, 1998, January 3, 1997, December 29, 1995, December 30, 1994, December 31, 1993, January 1, 1993 and December 27, 1991,
respectively, and (b) the first 36 weeks of 1997 and the first 36 weeks of 1996 are to the 36 weeks ended September 12, 1997 and September 6, 1996, respectively.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentages of revenues -- restaurant sales represented by items in Sagebrush's consolidated statements of income.

                                                                                THIRTY-SIX WEEKS ENDED
                                                    FISCAL                   ----------------------------
                                     -------------------------------------   SEPTEMBER 12,   SEPTEMBER 6,
                                     1992    1993    1994    1995    1996        1997            1996
                                     -----   -----   -----   -----   -----   -------------   ------------
Revenues -- restaurant sales.......  100.0%  100.0%  100.0%  100.0%  100.0%      100.0%         100.0%
                                     -----   -----   -----   -----   -----       -----          -----
Operating costs and expenses:
  Cost of restaurant sales.........   38.7    38.3    38.0    37.4    36.9        37.1           36.5
  Labor costs......................   28.0    26.6    26.2    26.3    27.1        27.7           26.9
  Other operating expenses.........   14.3    14.1    14.2    15.4    14.6        14.3           15.2
  General and administrative
     expenses......................    7.4     7.0     7.0     7.0     8.5         7.3            8.4
  Depreciation.....................    2.0     1.8     1.8     2.2     2.3         2.7            2.4
  Amortization (principally of pre-
     opening costs)................    2.5     1.8     1.2     1.0     1.0         1.4             .7
  Store closing cost...............     --      --      --      --      .4          --             --
                                                                     -----
  Total operating costs and
     expenses......................   92.9    89.6    88.4    89.3    90.8        90.5           90.1
                                     -----   -----   -----   -----   -----       -----          -----
Operating income (loss)............    7.1    10.4    11.6    10.7     9.2         9.5            9.9
Other income, net..................     .9      .4      .3      .3      .2          .1             .2
Interest income....................     --      --      --      --      .3          .0             .4
Interest expense...................    (.7)    (.3)    (.3)    (.4)    (.1)        (.4)           (.1)
                                     -----   -----   -----   -----   -----       -----          -----
Income before income taxes.........    7.3    10.5    11.6    10.6     9.6         9.2           10.4
Income tax provision...............     --      .7      .6      .2     3.7        (3.6)          (4.0)
                                             -----   -----   -----   -----       -----          -----
Net income.........................    7.3%    9.8%   11.0%   10.4%    5.9%        5.6%           6.4%
                                     =====   =====   =====   =====   =====       =====          =====
Pro forma net income(1)............                            5.6%
                                                             =====

---------------

(1) Includes pro forma effects of executive salaries ($500,000) and income taxes ($1.2 million).

     The following table sets forth selected operating data for the periods indicated.

                                                                                       THIRTY-SIX WEEKS ENDED
                                                  FISCAL                            ----------------------------
                         --------------------------------------------------------   SEPTEMBER 6,   SEPTEMBER 12,
                          1991     1992      1993      1994      1995      1996         1996           1997
                         ------   -------   -------   -------   -------   -------   ------------   -------------
                                                         (DOLLARS IN THOUSANDS)
Restaurants open at the
  beginning of the
  period...............       1         4         9        13        19        22          22              27
Restaurants opened
  during the period....       3         5         4         6         3         6           4               4
Restaurants open at the
  end of the period....       4         9        13        19        22        28          26              31
Restaurant sales.......  $1,955   $10,577   $19,272   $28,664   $34,020   $42,110     $26,815         $34,459
Weighted average sales
  per restaurant.......   1,240     1,602     1,746     1,783     1,677     1,726       1,149           1,186
Weighted average weekly
  sales per
  restaurant...........    23.8      30.2      33.6      34.3      32.2      32.6        31.9            32.9

     The table below presents a progression of restaurant sales presented by the year in which Sagebrush's restaurants began operations. Results for the first year of each restaurant's operations reflect its sales from the date of opening through fiscal year end (in the case of fiscal 1997, through the end of the first 36 weeks thereof).

                                                                                                       THIRTY-SIX WEEKS ENDED
     RESTAURANT OPENINGS                                    FISCAL                                --------------------------------
-----------------------------   ---------------------------------------------------------------   SEPTEMBER 6,     SEPTEMBER 12,
YEAR                   NUMBER   1990    1991     1992      1993      1994      1995      1996         1996             1997
----                   ------   ----   ------   -------   -------   -------   -------   -------   ------------   -----------------
                                                                 (DOLLARS IN THOUSANDS)
1990.................     1     $222   $1,225   $ 1,681   $ 1,873   $ 2,094   $ 2,110   $ 2,126     $ 1,453           $ 1,415
1991.................     3               730     4,343     4,886     5,100     5,168     5,200       3,504             3,368
1992.................     5*                      4,553     8,707     9,008     8,726     8,522       5,885             4,891
1993.................     4                                 3,806     6,675     6,410     6,452       4,368             4,451
1994.................     6                                           5,787     9,419     9,324       6,296             6,486
1995.................     3                                                     2,187     4,892       3,337             3,176
1996.................     6                                                               5,594       1,972             6,808
1997.................     4                                                                                             3,864
                         --     ----   ------   -------   -------   -------   -------   -------     -------           -------
                                $222   $1,955   $10,577   $19,272   $28,664   $34,020   $42,110     $26,815           $34,459
                         ==     ====   ======   =======   =======   =======   =======   =======     =======           =======

---------------

* Includes one restaurant that was later closed as of the close of business on January 3, 1997.

THIRTY-SIX WEEKS ENDED SEPTEMBER 12, 1997 COMPARED TO THIRTY-SIX WEEKS ENDED SEPTEMBER 6, 1996

     Revenues. Restaurant sales increased 28.5% to $34.5 million for the first 36 weeks of 1997 as compared to $26.8 million for the comparable period of 1996. The increase in sales was the result of an increase in the number of restaurants operated offset by a .8% decrease in same store sales.

     Cost of restaurant sales. Cost of restaurant sales increased $3,000,000, or 30.7%, from $9.8 million to $12.8 million and as a percentage of revenues increased from 36.5% to 37.1%. This increase is due mostly to higher meat prices offset somewhat by lower produce prices.

     Labor costs. Labor costs increased $2,314,000, or 32.1%, from $7.2 million to $9.5 million, and as a percentage of revenues increased from 26.9% to 27.7%. The increase in dollars and percent of revenue is primarily due to new restaurants, which have higher initial labor costs, and changes in the minimum wage over the past year.

     Other operating expenses. Other operating expenses increased $853,000, or 21.0%, from $4.1 million to $4.9 million, and as a percentage of revenues decreased from 15.2% to 14.3% due to the leveraging of fixed costs.

     General and administrative expenses. General and administrative expenses increased $259,000, or 11.5%, from $2.3 million to $2.5 million, and as a percentage of revenues decreased from 8.4% to 7.3%.

     Depreciation. Depreciation increased $281,000, or 44.1%, from $637,000 to $918,000, and as a percentage of revenues increased from 2.4% to 2.7% primarily because of increased investment in property and equipment due to Sagebrush's opening of new restaurants. All restaurants opened during fiscal 1997 have been built on real property purchased by Sagebrush rather than leased.

     Amortization. Amortization of pre-opening costs increased $325,000, or 165.5%, from $196,000 to $521,000, and as a percentage of revenues increased from .7% to 1.4%. The increase is primarily due to the expansion program begun after Sagebrush's initial public offering in January 1996.

     Other income. Other income, which principally represents accounting fees charged to certain related non-Sagebrush restaurants, decreased slightly as a percentage of restaurant sales.

     Interest income. Sagebrush had interest income during the first 36 weeks of fiscal 1996 as a result of temporary investment of a portion of the proceeds from Sagebrush's initial public offering which was completed in January 1996.

     Interest expense. Sagebrush had interest expense during the first 36 weeks of fiscal 1997 as a result of borrowings to finance restaurant expansion.

     Income tax provision. Sagebrush's effective tax rate for the first 36 weeks of fiscal 1997 was 39.2%. Prior to January 1996, most of the corporations comprising Sagebrush were S Corporations for federal and state income tax purposes, with taxable income allocated to shareholders rather than taxed at the corporate level. All applicable S Corporation elections were terminated in January 1996 in connection with the reorganization effected in connection with Sagebrush's initial public offering.

     Net income. Net income was $1,942,000 for the first 36 weeks of fiscal 1997, an increase of 12.3% over net income of $1,729,000 for the comparable period of 1996.

FISCAL 1996 COMPARED TO FISCAL 1995

     Revenues. Revenues increased $8.1 million, or 23.8%, from $34.0 million in fiscal 1995 to $42.1 million in fiscal 1996. This increase resulted from an increase in the number of restaurants operated by Sagebrush from 22 to 28, as well as a slight increase in revenues of .6% for restaurants open over eighteen months.

     Cost of restaurant sales. Cost of restaurant sales increased $2.8 million, or 22.1%, from $12.7 million to $15.5 million, and as a percentage of revenues decreased from 37.4% to 36.9%. This decrease as a percentage of revenues principally resulted from reduced food costs realized from lower market prices and improved purchasing practices.

     Labor costs. Labor costs increased $2.5 million, or 27.6%, from $9.0 million to $11.4 million, principally due to the increase in the number of restaurants. As a percentage of revenues, labor costs increased from 26.3% to 27.1%. The increase is primarily the result of an increase in costs associated with Sagebrush's management training program due to the increased number of restaurant openings in fiscal 1996.

     Other operating expenses. Other operating expenses increased $900,000, or 17.2%, from $5.2 million to $6.1 million, and as a percentage of revenues decreased from 15.4% to 14.6%. The improvement as a percentage of sales was due to most operating expenses rising less than the percentage increase in sales and three restaurants being owned rather than leased.

     General and administrative expenses. General and administrative expenses increased $1.2 million, or 50.0%, from $2.4 million to $3.6 million, and as a percentage of revenues increased from 7.0% to 8.5%. Adjusting fiscal 1995 general and administrative expenses for the approximately $500,000 increase in executive pay related to the reorganization effected in connection with Sagebrush's initial public offering, general and administrative expenses for fiscal 1995 as a percentage of revenue would have been 8.4%.

     Depreciation. Depreciation increased $215,000, or 28.2%, from $761,000 to $976,000, and as a percentage of revenues increased from 2.2% to 2.3% primarily because of increased investment in property and equipment related to the new restaurants.

     Amortization. Amortization of pre-opening costs increased $121,000, or 38.7%, from $314,000 to $435,000, and as a percentage of revenues remained constant. The increase was due to an increase in the number of restaurants opened in fiscal 1996 compared to fiscal 1995.

     Store closing cost. During the fourth quarter of fiscal 1996, Sagebrush recorded a pre-tax charge of $168,000 relating to the closing of its restaurant in Asheville, North Carolina at the close of business on January 3, 1997. The restaurant was unprofitable and did not meet company operating expectations. The declining sales at this restaurant were primarily attributable to a poor location. The charge includes the expenses of closing and writing down assets to estimated net realizable value.

     Other income. Other income, which principally represents accounting fees charged to certain related non-Sagebrush restaurants, declined due to a decrease in the number of those restaurants.

     Interest income. Sagebrush had interest income during fiscal 1996 as a result of investments of the proceeds from Sagebrush's initial public offering.

     Interest expense. Interest expense decreased $105,000 from $151,000 to $46,000 primarily as a result of a decrease in Sagebrush's borrowings in fiscal 1996.

     Income tax provision. Sagebrush's effective tax rate for fiscal 1996 was 39.0%. Prior to January 1996, most of the corporations comprising Sagebrush were S corporations for federal and state income tax purposes, with taxable income allocated to shareholders rather than taxed at the corporate level. All applicable S Corporation elections were terminated in January 1996 in connection with the reorganization effected in connection with Sagebrush's initial public offering.

FISCAL 1995 COMPARED TO FISCAL 1994

     Revenues. Revenues increased $5.3 million, or 18.7%, from $28.7 million in fiscal 1994 to $34.0 million in fiscal 1995. This increase resulted from an increase in the number of restaurants operated by Sagebrush from 19 to 22 and was offset slightly by a decrease in revenues of 1.9% in restaurants open for both fiscal years. Three of the restaurants experienced revenue decreases significantly greater than the average decrease in restaurants open for both periods. The remaining ten restaurants open for both periods had an average sales growth of .8%.

     Cost of restaurant sales. Cost of restaurant sales increased $1.8 million, or 16.9%, from $10.9 million to $12.7 million, and as a percentage of revenues decreased from 38.0% to 37.4%. This decrease as a percentage of revenues principally resulted from reduced food costs (primarily beef and potatoes) realized from lower market prices and improved purchasing practices, as well as improved security and waste management.

     Labor costs. Labor costs increased $1.4 million, or 19.1%, from $7.5 million to $9.0 million, principally due to the increase in the number of restaurants. As a percentage of revenues, labor costs increased slightly from 26.2% to 26.3%.

     Other operating expenses. Other operating expenses increased $1.1 million, or 29.0%, from $4.1 million to $5.2 million, and as a percentage of revenues increased from 14.2% to 15.4%. This increase as a percentage of revenues principally resulted from certain of Sagebrush's leases with affiliates being amended to conform the terms thereof to the terms of other leases with affiliates and certain third parties, which provide for contingent rental payments based on a percentage of the applicable restaurant's gross sales.

     General and administrative expenses. General and administrative expenses increased $360,000, or 17.8%, from $2.0 million to $2.4 million, and as a percentage of revenues remained constant at 7.0%.

     Depreciation. Depreciation increased $235,000, or 44.6%, from $526,000 to $761,000, and as a percentage of revenues increased from 1.8% to 2.2% primarily because of increased investment in property and equipment.

     Amortization. Amortization of pre-opening costs decreased $38,000, or 10.9%, from $352,000 to $314,000, and as a percentage of revenues decreased from 1.2% to 1.0%.

     Other income. Other income, which principally represents accounting fees charged to certain related non-Sagebrush restaurants, remained constant as a percentage of restaurant sales.

     Interest expense. Interest expense increased $76,000 from $75,000 to $151,000 as a result of Sagebrush's incurring additional indebtedness during late 1994 and early 1995 principally to fund new store openings.

QUARTERLY RESULTS

     The following table sets forth Sagebrush's revenues, income before income taxes, income before income taxes as a percentage of revenues, and number of restaurants in operation at the end of the period for each quarter of fiscal 1995 and fiscal 1996 and for each of the first three quarters of fiscal 1997. In the opinion of Sagebrush's management, the unaudited financial statements from which these data have been derived include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. Sagebrush's fiscal quarters consist of 12, 12, 12 and 16 or 17 weeks, respectively (16 weeks in fiscal 1995 and 17 weeks in fiscal
1996).

                                                 FISCAL 1995                               FISCAL 1996
                                    --------------------------------------   ---------------------------------------
                                     FIRST    SECOND     THIRD     FOURTH     FIRST    SECOND     THIRD      FOURTH
                                    QUARTER   QUARTER   QUARTER   QUARTER    QUARTER   QUARTER   QUARTER    QUARTER
                                    -------   -------   -------   --------   -------   -------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
Revenues-restaurant sales.........  $7,224    $7,698    $8,460    $10,638    $7,832    $8,932    $10,051    $15,295
Income before income taxes........  $  753    $  717    $  916    $ 1,215    $  773    $  998    $ 1,018    $ 1,245
Income before income taxes as a
 percentage of revenues...........    10.4%      9.3%     10.8%      11.4%      9.9%     11.2%      10.1%       8.1%
Restaurants in operation at end of
 quarter..........................      19        20        21         22        23        23         26         28

                                             FISCAL 1997
                                    -----------------------------
                                     FIRST      SECOND     THIRD
                                    QUARTER    QUARTER    QUARTER
                                    --------   --------   -------
                                       (DOLLARS IN THOUSANDS)
Revenues-restaurant sales.........  $10,616    $11,555    $12,288
Income before income taxes........  $   940    $ 1,127    $ 1,125
Income before income taxes as a
 percentage of revenues...........      8.9%       9.8%       9.2%
Restaurants in operation at end of
 quarter..........................       28         30         31

     Quarterly results have been, and in the future are likely to be, substantially affected by the timing of new restaurant openings. Sagebrush management believes that there is a degree of seasonality in Sagebrush's business with sales being lower in January and February of each year. The first quarter of fiscal 1996 was impacted by unusually severe weather in most of the area served by Sagebrush.

LIQUIDITY AND CAPITAL RESOURCES

     At September 12, 1997, Sagebrush had approximately $1.7 million in cash and short-term investments, $2.5 million in long-term debt and $13.7 million in shareholders' equity. Sagebrush's long-term debt consists of term loans with a commercial bank that are secured by certain parcels of real estate owned by Sagebrush. These loans bear interest at the bank's prime rate (8.5% at September 12, 1997) and mature at various times from January 2007 to September 2007. At September 12, 1997, Sagebrush had a revolving credit facility with a commercial bank that provided for borrowings up to $3.0 million. This facility expires on January 31, 1998, but Sagebrush believes that it can be renewed. Advances under the line of credit are unsecured, limited to short-term working capital purposes and bear interest at the bank's prime rate (8.5% at September 12, 1997). At September 12, 1997, $1.4 million was outstanding under the line. The maximum amount outstanding during the year was $2.4 million.

     Sagebrush primarily requires capital for the development and opening of new restaurants. Sagebrush's substantial growth has not historically required significant additional working capital. Sales are predominantly cash, and the business does not require the maintenance of significant receivables or inventories. In addition, it is common to receive trade credit on the purchase of food, beverage and supplies, thereby reducing the need for incremental working capital to support sales increases.

     Prior to fiscal 1997, Sagebrush established most of its restaurants by leasing and renovating existing facilities to the Sagebrush concept. In fiscal 1997, however, five of the six restaurants opened were established by purchasing land and building a new restaurant due to the increased difficulty of finding suitable buildings in desirable locations that can be leased and renovated. Sagebrush anticipates this trend will continue in the future. Sagebrush's cost of opening a restaurant when Sagebrush leases and renovates an existing building is approximately $500,000, including the costs of renovating the facility, purchasing necessary equipment and training personnel. Sagebrush's cost of building a restaurant on land Sagebrush purchases ranges from $1.2 million to $1.6 million, with the largest variance related to the cost of land. Assuming that Sagebrush opens from five to seven restaurants in fiscal 1998, Sagebrush management expects capital expenditures to range from $6.8 million to $9.8 million. Sagebrush management believes that available cash, cash generated by operations and available borrowings under Sagebrush's $3.0 million line of credit together with the real estate secured borrowings described below and other long-term indebtedness will be adequate to fund Sagebrush's working capital and capital expenditure requirements at least through the first six months of fiscal 1998.

Sagebrush management expects to finance part of the cost of establishing new restaurants opened on real property purchased by Sagebrush by borrowings from commercial banks secured by such real property. In the event that Sagebrush's operating results fall short of its projections or the borrowings described above are insufficient to fund its capital expenditure requirements, Sagebrush could be required to seek additional financing. For any such additional financing, Sagebrush will consider borrowings from commercial lenders and other sources of debt financing as well as equity financing. No assurance can be given, however, that Sagebrush will be able to obtain any such additional financing when needed upon terms satisfactory to Sagebrush.

     Sagebrush opened six restaurants in fiscal 1997 -- one each in Mount Airy, Salisbury, Lenoir and Denver, North Carolina, Lexington, South Carolina and Roanoke, Virginia. Sagebrush now operates 33 restaurants in North Carolina, South Carolina, Tennessee and Virginia. In addition, construction has started on restaurants in Aiken, South Carolina and Sanford, North Carolina, both of which will open in fiscal 1998. Sagebrush plans to open a total of five to seven restaurants in fiscal 1998.

INFLATION

     The impact of inflation on food, labor, equipment, land and construction costs could affect Sagebrush's operations. A majority of Sagebrush's employees are paid hourly rates related to federal and state minimum wage laws. In addition, most of Sagebrush's leases require Sagebrush to pay taxes, insurance, maintenance, repairs and utility costs, and these costs are subject to inflationary pressures. Sagebrush may attempt to offset the effect of inflation through periodic menu price increases, economies of scale in purchasing and cost controls and efficiencies at existing restaurants. While Sagebrush has seen price increases in certain categories, management believes that inflation has had no significant impact on costs during the third quarter of 1997, primarily because the largest single item of expense, food costs, has remained relatively stable during this period.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Sagebrush adopted SFAS No. 121, which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. It also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Sagebrush management has reviewed all long-lived assets as of September 12, 1997 and believes that the carrying amounts reported in the balance sheet for that date represent the amounts expected to be recovered over the remaining useful lives of those assets.

     In June 1996 the FASB issued SFAS No. 125, which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This Statement is generally effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Sagebrush management believes that the implementation of the Statement will not have any material impact on Sagebrush's financial position or results of operations.

     In February 1997, the FASB issued SFAS No. 128 to simplify the standards for computing EPS and make them comparable to international EPS standards. SFAS 128 is effective for periods ending after December 15, 1997 and can not be adopted at an earlier date. SFAS 128 will require dual presentation of basic and diluted EPS on the face of the statement of current earnings and a reconciliation of the components of the basic and diluted EPS calculations in the notes to the financial statements. Basic EPS excludes dilution and is computed by dividing net earnings by the weighted-average number of common shares outstanding for the period. Diluted EPS is similar to fully diluted EPS pursuant to APB No. 15. Sagebrush believes that the adoption of SFAS 128 would not result in earnings per share materially different than earnings per share presented in the accompanying historical consolidated statements of income.

     In June 1997, FASB issued SFAS No. 130, which establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Sagebrush believes that the adoption of this Statement will result in no difference between comprehensive income and net income as reported in the accompanying historical consolidated statements of income.

     In June 1997, the FASB issued SFAS No. 131, which requires disclosure of financial and descriptive information about reportable operating segments, revenues by products or services and revenues and assets by geographic areas. Sagebrush management has not yet determined what additional disclosures will be required under SFAS No. 131.

CAUTIONARY STATEMENT AS TO FORWARD-LOOKING INFORMATION

     Statements contained in this Joint Proxy Statement-Prospectus as to Sagebrush's outlook for sales, operations, capital expenditures and other amounts, budgeted amounts and other projections of future financial or economic performance of Sagebrush, and statements of Sagebrush's plans and objectives for future operations, are "forward-looking" statements and are being provided in reliance upon the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results or events to differ materially from those projected, estimated, assumed or anticipated in any such forward-looking statements include, without limitation: the significant effect on Sagebrush's results of operations that one or several of its restaurants could have were it or they to be unsuccessful; adverse changes in economic, weather or other conditions in the relatively small geographic area in which Sagebrush's restaurants are located; risks associated with Sagebrush's expansion, including those associated with locating appropriate restaurant sites, establishing restaurants at those locations, hiring and training sufficiently skilled management and other personnel, securing required governmental approvals and permits and obtaining adequate financing; increased competition; adverse changes in consumer preferences; increased food costs; adverse changes in the availability of supplies; adverse changes in governmental regulation relating to Sagebrush's business; the loss or suspension of any of Sagebrush's licenses or permits; the loss of the services of any of Sagebrush's key management or other personnel; and other factors that generally affect Sagebrush's operations and the restaurant industry in general. See "Risk Factors."

                       CERTAIN INFORMATION REGARDING WSMP

     WSMP operates three principal lines of business: restaurant franchising, restaurant operations and food processing.

RESTAURANT FRANCHISING

     Western Steer Restaurant Franchising Operations. The most significant part of WSMP's franchising operations currently centers around the "Western Steer" chain of restaurants, consisting of the "Western Steer Family Restaurant" concept and the "Western Steer -- Steaks, Buffet & Bakery" concept. The Western Steer Family Restaurant concept originated in 1975 as a family-oriented, reasonably-priced steakhouse restaurant. It featured a rustic western-style design, steaks and other entrees cooked to order and an "all-you-can-eat" buffet food bar. Beginning in 1992, the Company began an extensive program of renovation of this concept, which included updating the buffet food bar, adding an in-house bakery and changing the store appearance to highlight a new format. Restaurants updated to this new format have been renamed "Western
Steer -- Steaks, Buffet & Bakery."

     At November 7, 1997, WSMP had 35 franchised Western Steer restaurants located in North Carolina (7), Kentucky (7), West Virginia (6), Georgia (4), South Carolina (4), Florida (3), Virginia (2), Maryland and Tennessee. Of this total, 20 were operated as Western Steer -- Steaks, Buffet & Bakery restaurants and 15 as Western Steer Family Restaurants. WSMP no longer offers the Western Steer Family Restaurant franchise and believes that many of the existing units will eventually elect to convert to the Western Steer -- Steaks, Buffet & Bakery format. Although the decision regarding whether and when to renovate rests with the franchisee, WSMP encourages its franchisees to renovate franchised restaurants and provides assistance in doing so, primarily through consulting with franchisees regarding the renovations and subsequent operational changes and training of franchisee personnel. The primary costs of renovating franchised restaurants are borne by the franchisees.

     The average weekly sales volume during the 36 weeks ended November 7, 1997 for franchised Western Steer -- Steaks, Buffet & Bakery restaurants that have been open for one year or more was $23,600. This represents a slight decrease from the weekly average of $24,650 for the 36 weeks ended November 1, 1996. The average weekly sales volume during the first 36 weeks of fiscal 1998 for Western Steer Family Restaurant units that have been open for one year or more was $20,200, representing a decrease of 3.3% from the average for the comparable period of fiscal 1997, which totaled $20,900.

     WSMP granted five franchises during fiscal 1997 for Western
Steer -- Steaks, Buffet & Bakery restaurants which opened in North Carolina (2), Maryland (2) and Virginia. The two franchise units opened in Maryland represent units previously owned by WSMP that were sold during fiscal 1997. In addition, one new franchise was opened in West Virginia during the first 36 weeks of fiscal 1998.

     At November 7, 1997, major shareholders of WSMP had ownership interests in four of WSMP's franchised restaurants. See "-- Certain Relationships and Related Party Transactions."

     Prime Sirloin Restaurant Franchising Operations. In 1987, WSMP acquired Prime Sirloin, Inc., a regional franchised steakhouse chain composed of seven units and headquartered in Morristown, Tennessee. This concept, although similar to Western Steer, was slightly more upscale, with larger building designs and a higher average ticket price. Due to the success of the Western Steer redesign, management has offered its Prime Sirloin franchise operators a remodel and redesign program similar to the Western Steer reformat.

     During fiscal 1995, WSMP management introduced a new Prime Sirloin prototype designed to capitalize on the industry's success with larger buffet-style formats. This "mega-sized" prototype centers around a budget steak and buffet concept with seating for over 400 patrons. Significant alterations from the original Prime Sirloin design include a panoramic entry, which gives customers a view of the buffet and dining area, a "double-line" system, directing guests to the buffet floor quickly and a "scatter-bar" buffet design which allows guests to visit different areas for different phases of their meals. The new Prime Sirloin design costs approximately $2.1 million per unit, and each unit is anticipated to gross approximately $2.3 million to $2.7 million in first year sales. The first prototype Prime Sirloin franchise was opened in Spartanburg, South Carolina in August 1994. During fiscal 1996, two additional prototype franchises were opened, in Bristol, Tennessee and Greenville, South Carolina. No new Prime Sirloin franchises were sold or opened during fiscal 1997, and no new prototype franchise units are planned for fiscal 1998. It is anticipated that a franchised Western Steer in Maryland will convert to a franchised Prime Sirloin, however, in fiscal 1998.

     At November 7, 1997, there were seven franchised Prime Sirloin restaurants located in South Carolina (2), Tennessee, Maryland, Virginia, Florida and Georgia. Five of these are operated in the "Prime Sirloin -- Buffet, Bakery & Steaks" remodeled format. Of these, the Bristol, Tennessee location, which opened during fiscal 1996, is operated through a joint venture in which WSMP has a 50% equity interest.

     During the first 36 weeks of fiscal 1998, the average weekly sales volume for Prime Sirloin -- Buffet, Bakery & Steaks franchises open for one year or more was $33,900. This represents a decrease from the average of $37,300 for the comparable period during fiscal 1997.

     Bennett's Smokehouse & Saloon Restaurant Franchising Operations. In 1990, WSMP became a subfranchisor of Bennett's Bar-B-Que, Inc., ("Bennett's"), based in Denver, Colorado, with development rights exclusively in Tennessee, North Carolina and Virginia and expansion rights elsewhere in the United States, except for Colorado, Texas and metropolitan Atlanta. As a sub-franchiser, the Company pays royalty fees to the franchiser equal to 1% of revenues for each Bennett's restaurant owned or sub-franchised by WSMP.

     In 1994, WSMP management redesigned the Bennett's Bar-B-Que concept into Bennett's Smokehouse & Saloon, a Texas roadhouse concept merging steaks and barbecue in a 186-seat casual dinner house. This concept represented WSMP's entry into the rapidly expanding casual dining market. At November 7, 1997, WSMP had three franchised Bennett's restaurants -- two in Tennessee and one in West Virginia.

     One new West Virginia franchise was opened during fiscal 1997. WSMP management has not actively pursued franchise expansion during fiscal 1998, but instead has focused efforts on improving operations in existing units.

     Other Restaurant Franchising Operations. WSMP has created the "Mom 'n' Pop's Buffet and Bakery" restaurant concept to fit existing Western Steer buildings in areas in which competition has grown or in which past performance necessitates other market approaches. This restaurant concept consists of food bars from which customers make selections. At fiscal 1997 year-end, there were two franchised units under this concept, both located in Georgia. At the present time, the Company does not consider these restaurants or their franchising as being significant to its overall operations.

     Restaurant Franchising Generally. WSMP utilizes standard franchise agreements for its Western Steer; Western Steer -- Steaks, Buffet & Bakery; Prime Sirloin; Prime Sirloin -- Buffet, Bakery & Steaks; and Bennett's Smokehouse & Saloon restaurants. The terms of the franchise agreement depend upon when the agreement was executed. Generally, franchise agreements executed prior to 1990 are for a period of 20 years, renewable for a period of 20 years, whereas those executed after that date have 10-year terms. The initial franchise fee is $25,000. In addition, royalty fees of 3% of the franchised restaurant's gross sales throughout the term of the agreement are also payable to the Company. Franchise agreements executed after 1981 require the franchisee to pay WSMP an advertising fee of 2% of each franchised restaurant's gross sales. Although WSMP reserves the right to collect this total fee, it is not currently charging an advertising fee to its franchise units. All agreements provide for an exclusive territory and for in-term and post-term non-competition agreements. No single franchisee or group of franchisees under common control provides revenues equal to 10% or more of WSMP's consolidated revenues.

RESTAURANT OPERATIONS

     Western Steer, Prime Sirloin, and Bennett's Restaurant Operations. At the date of this Joint Proxy Statement-Prospectus, WSMP owned and operated 21 Western Steer -- Steaks, Buffet & Bakery restaurants, located in North Carolina
(17), Virginia (2) and Tennessee (2), as well as five Prime Sirloin -- Buffet, Bakery & Steaks restaurants, all located in North Carolina. Of that amount, 13 Western Steer restaurants and one Prime Sirloin restaurant were purchased on March 1, 1997 from six corporations under the common control of Cecil R. Hash (the "Hash Companies"). See "-- Certain Relationships and Related Party Transactions." Three other Western Steer restaurants have been acquired during fiscal 1998 and are included in these totals. One Bennett's Smokehouse & Saloon restaurant is owned by WSMP and is located in North Carolina.

     WSMP does not intend to build or acquire any Western Steer, Prime Sirloin or Bennett's restaurants during the remainder of fiscal 1998. Should such an opportunity arise, however, WSMP will evaluate it upon its merits.

     Other Restaurant Operations. WSMP operates three Western Steer -- Steaks, Buffet & Bakery restaurants in Kentucky for a franchisee and two Prime
Sirloin -- Buffet, Bakery & Steaks restaurants in South Carolina for franchisees. Management does not consider the operation of these restaurants, in total, significant to WSMP's overall operations.

     Seasonality of Restaurant Operations. WSMP considers its restaurant operations to be somewhat seasonal in nature, with stronger sales during the Christmas season and spring, weaker sales during the mid-summer and late winter.

     Openings And Closings of Particular WSMP-Owned Restaurants. Following is a summary of all WSMP-owned restaurants opened/acquired and closed during the last three fiscal years and to the date of this Joint Proxy Statement-Prospectus during fiscal 1998:

                                                   FISCAL   FISCAL   FISCAL   TO JANUARY 13, 1998
                                                    1995     1996     1997      IN FISCAL 1998
                                                   ------   ------   ------   -------------------
Western Steer restaurants
  Opened/acquired................................     0        0        0             16
  Closed.........................................     3        3        3              4
  Total at period end............................    15       12        9             21
Prime Sirloin restaurants
  Opened/acquired................................     1        1        0              1
  Closed.........................................     0        1        0              1
  Total at period end............................     5        5        5              5
Bennett's Bar-B-Que restaurants
  Opened.........................................     0        0        0              0
  Closed.........................................     0        0        0              0
  Total at period end............................     1        1        1              1
Other restaurants
  Opened.........................................     0        0        1              0
  Closed.........................................     1        0        0              3
  Total at period end............................     2        2        3              0
Total restaurants at period end..................    26       23       18             27

     Restaurant Operations Generally. For the first 36 weeks of fiscal 1998, the average meal price for WSMP-owned Western Steer restaurants was $5.88 and the average meal price for WSMP-owned Prime Sirloin restaurants was $6.50. Meal prices vary on geographic location, degree of renovation and whether the restaurant is WSMP-owned or franchised.

     WSMP has established a purchase program with Institutional Food House, Inc. ("IFH") of Hickory, North Carolina, which allows WSMP-owned restaurants and franchisees to obtain substantially all staple items on a regular basis from one purchasing source and promotes the consistency and high quality of goods delivered to its restaurants and participating franchisees. This purchase program is voluntary for franchisees, which are free to buy their food from IFH or elsewhere so long as it meets WSMP's specifications. WSMP's management does not believe that loss of the IFH agreement would have a material adverse effect on WSMP.

FOOD PROCESSING

     Mom 'N' Pop's Ham Curing Division. Through its Ham Curing division, WSMP produces cured hams and ham products for the retail and institutional markets. In WSMP's modern curing facilities in Claremont, North Carolina, the atmospheric conditions of traditional air curing of pork hams are simulated, resulting in a curing process that fully cures raw hams in a period of approximately 80 days. WSMP cured over 8.3 million pounds of ham during fiscal 1997 in its 55,000 square foot facility.

     WSMP produces whole cured hams, packaged cured ham slices, pre-portioned ham for portion control customers and various "side meat" products. A portion of ham production is sold directly or through distributors to retail supermarkets under the "Mom 'n' Pop's" brand name, primarily in North Carolina, South Carolina, Virginia, Tennessee, Alabama and Georgia. The remainder of production is sold to institutional food distributors. One supermarket customer accounted for 23.5% of cured ham sales during fiscal 1997. WSMP is confident, based upon historical customer demand, that numerous other outlets exist for these products.

     Raw hams are available from numerous sources, although WSMP relies mainly upon two suppliers for most of its hams. Loss of one or both of these suppliers would not have a material adverse effect upon WSMP.

     Sales for WSMP's Ham Curing division are seasonal in nature, with sales volume increases occurring around Thanksgiving, Christmas and Easter. WSMP mitigates the seasonality of its sales by continuing to buy hams in non-peak periods and by storing them until peak seasons.

     Mom 'N' Pop's Prepared Foods Division. WSMP produces through its prepared foods division a variety of fully cooked items that are sold frozen or refrigerated to retail and institutional customers. This division includes all items produced and packaged as part of the bakery and sandwich packaging operations, as well as items being developed and packaged for the developing home meal replacement market. Within its bakery and sandwich packaging operations, WSMP produces a variety of biscuits, yeast rolls and other flour-based products. Its biscuits are processed both plain and as sandwiches filled with items such as sausage, cheese, eggs and country ham. These frozen products are directly marketed under the "Mom 'N' Pop's" brand name to institutional buyers, vending companies, delicatessens and supermarkets and are also packed for several of WSMP's customers under private labels. WSMP's yeast rolls are used primarily in frozen microwavable sandwiches. WSMP packs microwavable hamburger, cheeseburger, chicken, barbecue and other sandwiches using its own fresh baked yeast rolls for two customers under custom manufacturing agreements. In addition, similar sandwiches are produced under the "Mom 'N' Pop's" brand name and marketed directly to supermarkets, vending companies and institutional buyers.

     The ingredients used in the bakery and sandwich packaging operation are purchased primarily from five vendors, but alternative sources are available. Three customers accounted for approximately 84.6% of sales during fiscal 1997. One of these customers, Hudson Foods, Inc., accounted for approximately 75.4% of bakery sales, and WSMP has entered into a contractual arrangement to supply that company's requirements for those products. WSMP's management believes that the loss of this customer would have an adverse short-term effect on WSMP, but that the long-term impact would be minimal due to the demand for WSMP's food products from other customers and potential customers.

     During fiscal 1997, WSMP announced its entry into the "home meal replacement" category, including individually packaged, refrigerated meats, vegetables, desserts and other items for sale through supermarkets. WSMP has developed experience in the home meal replacement field over the last two years as a result of other research and development efforts in its bakery operations. It is using specialized tray and barrier films in modified atmosphere packaging of home meal replacement items. WSMP is working with a major supermarket chain on the roll-out of these products.

     Although WSMP does not consider its prepared foods division to be seasonal, its somewhat slower sales periods typically occur in the mid-summer months.

     Food Processing Revenues. Revenues for the two divisions that comprise WSMP's food processing line of business were as follows for the past three fiscal years:

  FISCAL                                        PREPARED FOODS DIVISION    HAM CURING DIVISION
  ------                                        -----------------------    -------------------
  1997........................................        $48,200,000              $10,400,000
  1996........................................        $38,600,000              $12,300,000
  1995........................................        $49,600,000              $12,800,000

     For the 36 weeks ended November 7, 1997, revenues from the Prepared Foods and Ham Curing Divisions totalled $40,500,000 and $6,700,000, respectively.

EMPLOYEES

     WSMP employed 1,858 persons (1,446 full-time and 412 part-time) in its operations at November 7, 1997. These included 71 administrative and accounting personnel, 592 Prepared Foods and Ham Curing employees and 1,195 restaurant workers. WSMP offers its employees various benefits, including major medical health insurance coverage and participation in its cafeteria plan, its profit-sharing retirement plan and its employee stock purchase plan. None of WSMP's employees is represented by a union. WSMP has experienced no work stoppage attributed to labor disputes and considers its employee relations to be good.

WORKING CAPITAL

     WSMP's working capital needs for its restaurant franchising and restaurant operations businesses do not vary appreciably on a seasonal basis or from year to year. All WSMP-owned and most franchised restaurants participate in WSMP's IFH purchase program and do not carry substantial food inventories. WSMP does not provide customers or franchisees with the right to return products, other than major grocery store chains which it may supply, except where required under contract law. Also, WSMP does not give extended payment terms to its customers or franchisees. WSMP's food production segment working capital needs vary with the seasonality of its revenues.

MARKETING AND ADVERTISING

     WSMP relies upon advertising to help promote its Western Steer, Prime Sirloin, and Bennett's restaurants. Local advertising has been the responsibility of individual restaurant operators. WSMP and its Western Steer, Prime Sirloin and Bennett's franchisees have advertised their restaurants primarily in newspapers and billboards and with point-of-sale materials.

     Most Western Steer franchisees, through franchise agreements or supplementary agreements, are obligated to pay WSMP an advertising fee of 2% of the gross sales of each franchised restaurant. This fee is intended to provide funds for future national, regional and local advertising of Western Steer restaurants.

     WSMP actively markets its ham and bakery products to large grocery distributors, institutional food brokers and, in some cases, directly to grocery chains. WSMP utilizes a combination of direct employees and food brokers to market these products. WSMP's Chief Executive Officer and Chief Operating Officer are also actively involved with marketing to the largest food manufacturing customers.

COMPETITION

     The restaurant and food manufacturing businesses are highly competitive and are often affected by changes in tastes and eating habits of the public, as well as economic conditions affecting spending habits, population and traffic patterns. WSMP-operated restaurants and Western Steer and Prime Sirloin restaurants operated by franchisees generally compete with national and regional family-oriented restaurant chains, local establishments and fast food restaurants. WSMP's management believes that family-oriented steakhouses compete primarily on the basis of consistency and quality of product, price and location of restaurants. In marketing franchises, WSMP competes with numerous other family steakhouse and restaurant franchisers, many of which have superior financial resources and sales volume.

     In its production of retail and institutional ham products, WSMP faces strong price competition from a variety of large meat processing concerns and smaller local and regional operations. WSMP's management does not believe that any one company is dominant in the sale of ham products. The principal methods of competition in the sale of ham products are price, quality and name recognition. In sales of biscuit and yeast roll products, WSMP competes with a number of large bakeries in various parts of the country, as well as national frozen meal manufacturers, with competition strongest for sales to institutional food vendors. The principal methods of competition for the sale of bakery products are price and quality.

TRADEMARKS

     WSMP has registered the Western Steer logotype and the names "Western Steer," "Western Steer Family Restaurant," "Western Steer -- Steaks, Buffet & Bakery," "Prime Sirloin -- Buffet, Bakery & Steaks," the "Prime Sirloin" logotype and the "Mom 'n' Pop's" logotype, and variations thereof, as well as several distinct Western Steer menu items, as trademarks and service marks with the United States Patent and Trademark Office. WSMP actively uses these trademarks to identify its restaurants and products and believes that they are important to its business. Generally, trademarks remain valid as long as they are used properly for identification purposes.

REGULATION

     WSMP is subject to Federal Trade Commission regulations relating to disclosure requirements in the sale of franchises. Many states also have laws regulating franchise operations, including registration and disclosure requirements in the offer and sale of franchises and the application of statutory standards regulating franchise relationships. WSMP believes that it is operating in substantial compliance with applicable laws and regulations governing its operations.

     The conduct of WSMP's businesses is subject to various other federal and state laws, including the Food, Drug and Cosmetic Act and the Occupational Safety and Health Act. The Company is also subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions. A significant portion of WSMP's food service personnel are paid at rates related to the federal minimum wage, and, accordingly, future increases in the minimum wage will increase WSMP's labor cost.

     WSMP provides standard Food and Drug Administration warranties to its retailers and distributors of ham or bakery products concerning the unadulterated nature of its products and their introduction into interstate commerce.

     WSMP believes itself to be in material compliance with federal, state and local provisions regulating the discharge of materials into the environment or otherwise relating to the protection of the environment and believes that such compliance should not have a material effect on its capital expenditures, earnings or competitive position.

PROPERTIES

     WSMP owns its principal office, warehouse, ham-curing and bakery facilities, which are located on a 62-acre tract in Claremont, North Carolina.

     The executive offices of WSMP are located in a 23,000-square-foot building. The principal ham curing plant is contained in a modern 55,000-square-foot building. WSMP's bakery operations occupy buildings totaling 137,460 square feet, including 18,941 square feet of freezer and cooler space.

     WSMP also owns various parcels of undeveloped property in North Carolina for future development or sale. In addition, it owns four properties that were previously operated as restaurants, three of which are vacant and one of which is leased to others, in North Carolina, Florida, Georgia and Tennessee.

     Of the 32 restaurants owned by WSMP and its wholly-owned subsidiaries as of November 7, 1997, 11 were located on property owned by WSMP or its subsidiaries in North Carolina (9), Florida and Georgia. The 21 other restaurants operated by WSMP or its subsidiaries at that date were held under long-term leases in North Carolina (17), South Carolina (2) and Tennessee (2).

     Substantially all of WSMP's restaurant properties, as well as WSMP's corporate headquarters, ham curing facility and bakery facility, are pledged as collateral under long-term debt obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of WSMP -- Liquidity and Capital Resources" and Note 7 to Consolidated Financial Statements of WSMP for details about WSMP's long-term debt.

LEGAL PROCEEDINGS

     WSMP is involved in various claims and legal proceedings in the ordinary course of its business, the resolution of which management believes will not have a material effect on WSMP's business or financial condition. WSMP intends to prosecute or defend vigorously, as the case may be, all such matters.

EXECUTIVE OFFICERS AND DIRECTORS

     WSMP's officers are elected annually by the WSMP Board and serve indefinitely at the pleasure of the WSMP Board. The following table sets forth certain information with respect to the executive officers and directors of WSMP at November 7, 1997:

                                                                              EXECUTIVE
                                                                               OFFICER
NAME                             AGE   POSITION                                 SINCE
----                             ---   --------                               ---------
Richard F. Howard..............  48    Chairman of the Board and Secretary      1988
James C. Richardson, Jr. ......  48    Vice Chairman of the Board and Chief     1988
                                         Executive Officer
David R. Clark.................  41    President and Chief Operating Officer    1996
James M. Templeton.............  60    Senior Vice President, Real Estate       1988
                                       and Assistant Secretary
Ken L. Moser...................  53    Senior Vice President, Restaurants       1984
                                       and Franchising
Larry D. Hefner................  48    Senior Vice President, Sales             1991
Matthew V. Hollifield..........  31    Vice President of Finance and            1995
                                       Treasurer
James T. Hood..................  42    Vice President, Restaurant Operations    1996
Bill H. Brown..................  61    Vice President of Product Development    1997
Ken D. Breiner.................  49    Vice President of Food Service           1997
James W. Berry.................  54    Controller and Assistant Treasurer       1981
Bobby G. Holman................  61    Director
Lewis C. Lanier................  48    Director
William R. McDonald............  53    Director
Richard F. Hendrickson.........  57    Director
E. Edwin Bradford..............  54    Director

     Mr. Howard became a director in 1987 and has served as Chairman of the Board of Directors since 1993. He also serves as Secretary to WSMP. Mr. Howard has served as Executive Vice President of WSMP from 1989 to 1993 and as Chief Financial Officer and Treasurer from 1989 to 1994. He has been Secretary and Treasurer of WSMP's management firm, HERTH Management, Inc., and of RSH Management, Inc., since 1993.

     Mr. Richardson became a director in 1987. He is WSMP's Chief Executive Officer and Vice Chairman of the Board of Directors, positions he assumed in 1993 and 1996, respectively. He has served WSMP as an executive officer since 1987, including Executive Vice President from 1989-1993, and as President from 1993 to 1996. Since 1993 Mr. Richardson has been President of HERTH Management, Inc., the Company's management firm, and of RSH Management, Inc.

     Mr. Clark is WSMP's President and Chief Operating Officer, a position he was appointed to in 1996. From 1994 to 1996, he served as Executive Vice President and Chief Operating Officer of Bank of Granite, located in Granite Falls, North Carolina. Prior to joining Bank of Granite, Mr. Clark served 13 years with BB&T, a bank and trust company with headquarters in Wilson, North Carolina, serving in various capacities, including President of BB&T of South Carolina, and President of the Northwest Region of North Carolina. Mr. Clark has been a director of WSMP since 1996.

     Mr. Templeton, a director since 1988, serves WSMP as Senior Vice President of Real Estate. He served WSMP as Vice President of Real Estate from 1988 to 1994, when he assumed his present position. He is presently Vice-President of Administration of HERTH Management, Inc., a position he has held since 1991, and has been Vice-President of RSH Management, Inc. since 1987.

     Mr. Hollifield was an audit manager with the accounting firm of Deloitte & Touche LLP prior to assuming the position of Vice President of Accounting, Chief Accounting Officer and Assistant Secretary of WSMP in 1995 and had been employed by that accounting firm since 1988. In February 1997, he was named Vice President of Finance and Treasurer of WSMP.

     Mr. Hood has been an employee of WSMP since 1984. He served as Director of Western Steer Operations from 1991 to 1996 and was named Vice President in 1996.

     Prior to joining WSMP in 1996, Mr. Brown served as Director of Research and Development for Shoney's Inc. from 1994 to 1996. For 22 years prior to that, he was Director of Culinary Development for Morrison's Restaurants, Inc.

     Prior to joining the Company in 1996, Mr. Breiner was President of Foods Spectrum, Inc., an Atlanta based concept development company, from 1994 to 1996. In addition, from 1989 to 1994, he served as Director of Purchasing and Research and Development for RTM Restaurant Group, Arby's largest franchisee and owner of Mrs. Winner's Chicken and Biscuits.

     All other executive officers have been employed by WSMP in their respective positions or similar positions for more than five years.

     Mr. Holman served as WSMP's Chief Financial Officer and Treasurer from 1994 until his retirement in February 1997. He now is a consultant to the WSMP. Prior to joining WSMP, he had been an Assistant Vice President with Aetna Life & Casualty Insurance Company in Hartford, Connecticut, and managing director of the Food Industry segment of Aetna's Bond Investment Department, since 1985. Mr. Holman has served as a director of WSMP since 1994.

     Mr. Lanier is a member of the law firm of Horger, Horger, Lanier, Culclasure & Knight, LLP, of Orangeburg, South Carolina, having joined its predecessor in 1985. Mr. Lanier, who was first elected to the WSMP Board in 1988, serves on the Executive Compensation Committee, the Sensitive Transactions Committee and the Audit Committee.

     Mr. McDonald has been a director since 1991. He serves on the Executive Compensation Committee, the Sensitive Transactions Committee and the Audit Committee. He is Branch Manager of American Pharmaceutical Services, a subsidiary of Living Centers of America that provides pharmaceutical needs and prescription services to nursing homes, and has held that position with American or its predecessors since 1989. Mr. McDonald also serves as Mayor of the City of Hickory, North Carolina, an elective office that he has held since 1981.

     Mr. Hendrickson was elected to the WSMP Board in 1993, after having previously served on the WSMP Board from 1988 to 1991. He is Vice-President of York Properties, Inc. of Raleigh, North Carolina, a real estate firm that he has served since 1985. Mr. Hendrickson is a member of the Executive Compensation Committee, the Sensitive Transactions Committee and the Audit Committee.

     Mr. Bradford was first elected to the WSMP Board in 1993. He owns Bradford Communications, Inc., a Hickory, North Carolina marketing and advertising firm, which he founded in 1977.

     Upon completion of the Merger, WSMP and L. Dent Miller will enter into the Miller Employment Agreement pursuant to which Miller will serve WSMP with responsibility for all of its restaurant operations. See "The
Merger -- Interests of Certain Persons in the Merger." Miller, age 64, has served Sagebrush as President, Chief Executive Officer and Secretary since 1995. Miller also is a director of Sagebrush. From 1988 through 1995, Miller served Connor Management, Inc., a restaurant management company that was a predecessor to Sagebrush, as Executive Vice President.

DIRECTORS' COMPENSATION

     During fiscal 1997, outside directors were paid $2,000 per meeting attended. Directors who are employees of WSMP or are members of the HERTH Management, Inc. ("HERTH") group, or who have material contracts with WSMP, receive no payment for their service as directors.

SUMMARY COMPENSATION TABLE

     The following information relates to compensation paid by WSMP to its Chief Executive Officer and to the four other most highly compensated executive officers of WSMP (collectively, the "Named Executive Officers of WSMP") for services in all capacities during the three fiscal years ended February 28, 1997:

                                                                                  LONG-TERM
                                                ANNUAL COMPENSATION              COMPENSATION
                                      ---------------------------------------    ------------
NAME AND                     FISCAL                              OTHER ANNUAL       OPTION        ALL OTHER
PRINCIPAL POSITION            YEAR    SALARY(L)         BONUS    COMPENSATION       AWARDS       COMPENSATION
------------------           ------   ---------        -------   ------------    ------------    ------------
Richard F. Howard..........   1997    $485,600(2)           --          --              --           --
  Chairman of the Board       1996    $495,000(2)           --          --              --           --
  and Secretary               1995    $495,000(2)           --          --              --           --
James C. Richardson, Jr....   1997    $476,500(2)
  Vice Chairman of the        1996    $487,550(2)           --          --              --           --
  Board and Chief Executive   1995    $487,550(2)           --          --              --           --
  Officer
James M. Templeton.........   1997    $221,100(2)           --          --              --           --
  Senior Vice President       1996    $200,000(2)           --          --              --           --
  of Real Estate              1995    $200,000(2)           --          --              --           --
David R. Clark(3)..........   1997    $251,800(2)(4)   $73,500     $50,000         100,000(5)        --
  President and Chief         1996          --              --          --              --           --
  Operating Officer           1995          --              --          --              --           --
Bobby G. Holman............   1997    $128,000              --          --              --           --
  Chief Financial Officer     1996    $130,000              --      17,656(6)           --           --
  and Treasurer               1995    $104,400(4)           --          --          62,500(5)        --

---------------

(1) Includes WSMP's contribution under its Employee Profit-Sharing and Salary Deferral Plan. WSMP provides this benefit only upon salary amounts, not upon amounts paid to HERTH for management services. Also includes WSMP's matching portion due under its Employee Stock Purchase Plan.
(2) Represents compensation paid to HERTH for management services rendered. Amounts assigned to Messrs. Howard, Richardson, and Templeton represent the allocation provided to WSMP by HERTH at WSMP's request and may not represent any sum actually paid to such persons by HERTH. Mr. Clark's salary represents $126,800 paid to him by WSMP during fiscal 1997 and reimbursed to WSMP by HERTH, as well as an additional $125,000 that HERTH provided in its allocation.
(3) Mr. Clark was hired as President and Chief Operating Officer as of July 1, 1996 at a base salary of $200,000 per year and a bonus calculated upon increases in WSMP's stock value during his tenure. Mr. Clark also received a one-time bonus of $50,000, shown above as "Other Annual Compensation," to compensate him for additional compensation foregone when he became a WSMP officer. HERTH reimburses WSMP for Mr. Clark's base salary. WSMP is solely responsible for bonuses.
(4) Represents a partial year.
(5) Mr. Clark was granted options to purchase 100,000 shares in fiscal 1997. During fiscal 1995, Mr. Holman was granted an option to purchase 62,500 shares (as adjusted for a subsequent stock split), exercisable as to 20% after each year of service following issuance; this option was subsequently modified to become exercisable immediately. These options were issued at the closing price of the WSMP Common Stock at the date of issuance, or $5.875 and $4.00 (as adjusted for a subsequent stock split), respectively.
(6) Reimbursement for moving expenses.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table presents information relating to option grants to the Named Executive Officers of WSMP and the potential realizable value of each grant of options assuming annualized appreciation of WSMP Common Stock at the rate of 5% and 10% over the term of the option.

                                                                                     POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                              ----------------------------------------------------          ANNUAL
                              NUMBER OF      % OF TOTAL                              RATES OF STOCK PRICE
                                SHARES        OPTIONS      EXERCISE                    APPRECIATION FOR
                              UNDERLYING     GRANTED TO     OR BASE                      OPTION TERM
                               OPTIONS      EMPLOYEES IN     PRICE      EXPIRATION   --------------------
NAME                           GRANTED      FISCAL YEAR    PER SHARE       DATE         5%         10%
----                          ----------    ------------   ---------    ----------   --------    --------
Richard F. Howard...........        --            --            --            --           --          --
James C. Richardson, Jr. ...        --            --            --            --           --          --
James M. Templeton..........        --            --            --            --           --          --
David R. Clark..............    50,000(1)       30.8         $5.88        7/1/06     $184,738    $468,162
                                50,000(2)       30.8         $5.88        7/1/06     $184,738    $468,162
Bobby G. Holman.............    62,500(3)       38.4         $4.00       5/16/04     $157,224    $398,436

---------------

(1) Such options become exercisable, beginning July 1, 1997, with respect to 20% of the underlying shares per year.
(2) Such options are immediately exercisable.
(3) Such options were granted to Mr. Holman during fiscal 1995, and at that time were exercisable, beginning May 16, 1995, with respect to 20% of the underlying shares per year. During fiscal 1997, such options were modified to become immediately exercisable.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table presents certain information about stock options exercised by the Named Executive Officers of WSMP during fiscal 1997 and the value of unexercised options held by them at February 28, 1997.

                                                             NO. OF SHARES                   VALUE OF
                                       SHARES                 UNDERLYING                    UNEXERCISED
                                      ACQUIRED                UNEXERCISED                  IN-THE-MONEY
                                         ON                   OPTIONS AT                    OPTIONS AT
                                      EXERCISE             FEBRUARY 28, 1997           FEBRUARY 28, 1997(1)
                                  -----------------   ---------------------------   ---------------------------
                                            VALUE
NAME                               NO.     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              ------   --------   -----------   -------------   -----------   -------------
Richard F. Howard...............      --         --     125,000            --        $744,000             --
James C. Richardson, Jr. .......      --         --     125,000            --        $744,000             --
James M. Templeton..............      --         --      62,500            --        $362,500             --
David R. Clark..................      --         --      50,000        50,000        $156,000       $156,000
Bobby G. Holman.................  25,000   $125,000      37,500            --        $187,500             --

---------------

(1) The closing price of WSMP Common Stock on February 28, 1997 was $9.00 per share.

     The exercise price of stock options previously awarded to the Named Executive Officers of WSMP has not been adjusted or amended, although the Executive Compensation Committee did amend Mr. Holman's options to make them immediately exercisable immediately rather than exercisable over a period of five years.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     On June 30, 1996, Mr. Clark and WSMP executed an Employment Contract (the "Employment Contract") providing that Mr. Clark would serve as President and Chief Executive Officer of WSMP for a term of three years at an annual base salary of $200,000 and an annual bonus based on WSMP's financial performance. In the event Mr. Clark's employment is terminated by WSMP without cause or Mr. Clark resigns from employment for good reason during the initial three-year term, then WSMP is obligated to pay Mr. Clark a lump sum severance payment equal to the total sum of his base salary as would be due in the aggregate for the remainder of the three-year term. In the event of a termination without cause or a resignation for good reason during any renewal term of the Employment Contract, such lump sum severance payment shall equal three months of Mr. Clark's then existing base salary. Under the Employment Contract, WSMP granted to Mr. Clark options to purchase an aggregate of 100,000 shares of WSMP Common Stock, and agreed to consider Mr. Clark for participation in any subsequent options made available to senior management of WSMP at the discretion of the WSMP Board. WSMP also agreed to appoint Mr. Clark to fill the first available vacancy on the WSMP Board. Mr. Clark subsequently filled this vacancy and currently serves as a member of the WSMP Board. In addition, WSMP agreed to obtain coverage for Mr. Clark under a directors and officers liability insurance policy, and to indemnify Mr. Clark to the fullest extent permitted by applicable law in the event Mr. Clark is made a party to certain threatened or pending actions, suits or proceedings by reason of his performing services as an officer or director of WSMP.

     Messrs. Clark, Hefner, Richardson, Howard and Templeton (each, an "Executive") have each entered into a Change in Control Agreement with WSMP (the "Change in Control Agreements"). The Change in Control Agreements provide that, if a change in control of WSMP occurs, then the following benefits will be provided by WSMP: three times the amount of the annual base salary of the Executive; three times the amount of the largest annual cash bonus paid or payable to such person; the aggregate spread between the exercise prices of all outstanding unexercised options of WSMP and the higher of the closing price of WSMP Common Stock or the highest price paid in connection with a change in control of WSMP; and a gross-up payment for all liabilities resulting from payments under the Change in Control Agreements. A change in control of WSMP shall have occurred if: (1) the individuals who constituted the WSMP Board as of the date of the Change in Control Agreements cease to constitute a majority of the WSMP Board; (2) any "person" (as defined in the Change in Control Agreements) acquires 15% of WSMP Common Stock; (3) any of certain business combinations are consummated, unless the beneficial owners of WSMP's Common Stock before such combination own more than 50% of such stock after the business combination; or (4) WSMP is liquidated or dissolved. Payments under the Change in Control Agreements are payable upon a change in control of WSMP, whether or not an Executive's employment is terminated. The term of each Change in Control Agreement is ten years unless it earlier expires upon the termination of an Executive's employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee of the WSMP Board consists of Messrs. Lanier, McDonald and Hendrickson, none of whom was an employee or a current or former officer of WSMP or any of its subsidiaries during fiscal 1997. There are no "interlocking" memberships on the Executive Compensation Committee of the WSMP Board to the compensation committee of any other company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     HERTH Management, Inc. provides management services to WSMP, reviews and supervises financing, provides cost analysis services, real estate services, strategic planning services and reviews franchisee relationships. HERTH provides the full-time services of Messrs. Howard, Richardson, Clark and Templeton and reimburses WSMP for half of the salary of Mr. Holman. (WSMP is responsible for payment of any bonuses awarded to Mr. Clark). WSMP currently operates under a written contract with HERTH (the "HERTH Contract"), which was approved by the shareholders of WSMP at their 1995 annual meeting for annual compensation of $1,500,000 per year and a term expiring in 1999. The WSMP Board recently extended this contract until 2002. Each of Messrs. Howard, Richardson and Templeton are also paid salaries by WSMP of $1.00 per year. HERTH is a corporation whose shareholders are Messrs. Richardson, Templeton and Edgell and Columbia Hill, L.L.C. ("Columbia") and whose officers are Messrs. Richardson and Templeton. The HERTH Contract was assigned to HERTH by RSH Management, Inc. ("RSH") with WSMP's consent in 1993, RSH having provided management services to WSMP from 1988 through 1993.

     WSMP maintains fire and general property, automobile liability, premises liability, product liability, worker's compensation, director and officer liability, and certain key employee life insurance coverages, which insurance has been provided since prior to 1979, through County-Wide Insurance Agency, Inc. ("County-Wide"). County-Wide received payments of $1,113,000 during fiscal 1997, and $835,362 through Novem-ber 7, 1997 in fiscal 1998, in connection with such insurance, of which sums County-Wide retained approximately 10% as commissions. Charles F. Connor, Jr., Chairman of the Board of Sagebrush, is a principal of County-Wide. WSMP places its insurance requirements out to bid every three years (approximately) to insure that its prices paid are as fair and equitable as could be obtained through unaffiliated parties. Connor is Chairman of the Sagebrush Board and, as of December 1, 1997, owned 100,000 shares of WSMP Common Stock.

     Denver Equipment Company ("Denver") and Howard Furniture Company ("Howard") are companies that sell restaurant equipment and supplies, and restaurant furnishings, respectively, to WSMP, as well as to affiliated and unaffiliated franchises and to the public in general. During fiscal 1997, Denver was paid a total of $522,400, and Howard a total of $39,700, for purchases made by WSMP. Denver received $686,908 and Howard received $54,745 for purchases through November 7, 1997 in fiscal 1998. These companies have as their majority owner Richard S. Howard, the father of director Richard F. Howard; Connor has a 10% equity interest in Denver. WSMP believes that the furnishings and equipment purchased from Denver and Howard were purchased on terms as fair and equitable as could have been obtained from unaffiliated third parties.

     Since 1981, WSMP has utilized Bradford Communications, Inc. ("BCI") to provide WSMP with certain marketing and advertising services. As a part of its services to WSMP, BCI develops advertising programs for all segments of WSMP, including contracting for media space and time and placing all advertising for WSMP-owned and -operated restaurants, as well as developing marketing tools for the food processing divisions. During fiscal 1997, WSMP paid BCI a total of $354,700 for packaging, design and marketing, media plan development and research, development of advertising concepts and associated services. Of the total received by BCI, it paid out on behalf of WSMP $219,000 for media, printing expenses, mechanical and consultant costs. BCI received $240,000 for services rendered through November 7, 1997 in fiscal 1998. BCI renders such services to the public in general. The owner of BCI, Mr. E. Edwin Bradford, has been a WSMP director since 1993.

     In January 1996, WSMP received 111,983 shares of Sagebrush Common Stock as part of a transaction leading to the initial public offering of Sagebrush Common Stock. WSMP received these shares in exchange for shares of certain restaurant corporations that were predecessors of Sagebrush. The Sagebrush Common Stock was unregistered and restricted in the possession of WSMP. Although the initial public offering price of the Sagebrush Common Stock was $7.00 per share, in the view of WSMP these shares were worth substantially less because of the trading restriction on them. Columbia Hill, L.L.C. is a North Carolina limited liability company whose owners are Messrs. Richardson (40%), Clark (45%) and Hefner (15%). Columbia offered to purchase these shares at $7 per share, or $783,881, payable 10% in cash with the balance represented by a promissory note secured by the unconditional guaranties of Messrs. Richardson, Clark and Hefner. WSMP accepted the offer, having determined that such terms were acceptable and more favorable than WSMP could receive from any third-party purchaser. The promissory note is payable in two years, with interest accruing at the prime rate and with mandatory pro-rata paydown of principal if any of the stock is resold prior to the due date. At the time of the offer, Sagebrush Common Stock was trading on NASDAQ at $7.00 per share. At closing, it was trading at $7.25.

     During fiscal 1997, WSMP placed on the market for sale a restaurant property in Hildebran, North Carolina, that it had been leasing to various short-term operators since closing the facility as a WSMP restaurant in 1991. After failing to receive any offers for the property listed at its appraised price of $220,000, WSMP sold the property, which had a book value of $52,000, to its officer and director James M. Templeton for the cash price of $150,000. WSMP believes that the price and terms of this transaction were at least as fair and equitable to WSMP, if not more favorable, than could have been obtained from an unaffiliated third party.

     During fiscal 1998, WSMP sold two former restaurant properties in Panama City, Florida and one former restaurant property in Black Mountain, North Carolina, and its 80% equity interest in a franchised restaurant in St. Augustine, Florida, all to Catawba Valley Real Estate, Inc. ("CVRE"), a North Carolina corporation whose principal shareholder is James M. Templeton.

     The two Panama City properties were sold for $650,000 and $350,000, respectively, with cash down payments to WSMP of $130,000 and $10,000, respectively, and with promissory notes to WSMP for the balances owing of $520,000 and $340,000, respectively. The promissory notes, secured by the real estate, provide for monthly payments of principal and interest (at 8.5%) amortized over 15 years with a five-year call. The Black Mountain property was sold for $500,000 in cash. WSMP believes that the price and terms of these transactions were at least as fair and equitable to WSMP, if not more favorable, than could have been obtained from unaffiliated third parties.

     The sale price for WSMP's interest in its St. Augustine, Florida franchise was $160,000, which CVRE paid in cash. This was the price at which the remaining 20% shareholder had the right to purchase WSMP's 80% interest and so was considered by WSMP to be the highest price attainable for the property.

     On March 1, 1997, WSMP acquired 14 of its franchised restaurants from six corporations under the common control of Cecil R. Hash. These restaurants, located in North Carolina, Virginia and Tennessee, represent the largest group of franchised restaurants under common control of a franchisee. The Hash Companies paid WSMP approximately $535,000 in royalty, accounting and advertising fees during fiscal 1997. The purchase price for these restaurants was $3,767,500, payable as follows: $500 in cash, $954,500 in assumed liabilities, $2,012,500 in WSMP Common Stock (223,611 shares valued at $9 per share) and a total of $800,000 in promissory notes.

     The notes are unsecured, are due and payable as to both principal and interest on March 1, 1999 and bear interest at the rate of 5% per annum until paid. WSMP registered the WSMP Common Stock with the Commission in March 1997. Hash controls the Hash Companies and has been the major contributor to the success of the Hash Companies' restaurants. He and WSMP entered into a non-competition agreement to preserve the goodwill, proprietary rights and "going business" value of the restaurants for the benefit of WSMP as the new owner.

     In consideration for Hash's covenant not to compete, WSMP issued to Hash 98,750 shares of WSMP Common Stock. Such shares are "restricted securities" within the meaning of Rule 144 under the Securities Act and are subject to recovery by WSMP for no consideration upon the death of Hash or upon his breach of the Noncompetition Agreement. The number of shares subject to recovery in either of such circumstances declines in a straight line from 98,750 to zero over the 15-year term of the Noncompetition Agreement. Should a sufficient number of shares no longer be available for recovery at the time of Hash's death or breach of the Noncompetition Agreement, WSMP is entitled to recover an amount in cash equal to the product of $9 and the number of shares subject to recovery.

     Hash is the former president of WSMP, is a former owner of HERTH and remains a major owner of WSMP Common Stock. Upon Hash's decision to retire from the active operation of restaurants, WSMP pursued the opportunity to acquire these restaurants. WSMP's management believes that the terms negotiated with Hash were as favorable as the terms that WSMP could have obtained from an unaffiliated third party.

     Messrs. Howard, Connor and Templeton had interests in an aggregate of four of WSMP's franchised restaurants at November 7, 1997. Mr. Hash also had such interests until the closing of the transaction with the Hash Companies disclosed above. Royalty fees, accounting fees and advertising fees to WSMP from these restaurants aggregated $923,000 during fiscal 1997, and the four remaining restaurants generated $142,000 in fee income during fiscal 1998 through November 7, 1997. No receivables from any of these restaurants were written off during fiscal 1997 or the current fiscal year.

     WSMP from time to time may enter into restaurant joint ventures, or sales or leases of vacant restaurant properties, with entities that may include any of Messrs. Connor, Richardson, Templeton or Howard upon such terms and conditions as WSMP finds acceptable and upon terms as fair and equitable as could be obtained with an unaffiliated third party. Except as otherwise stated herein, no transactions of this nature were entered into during fiscal 1997 or fiscal 1998.

     Upon completion of the Merger, L. Dent Miller will become an executive officer of WSMP. Miller is a greater-than-10% owner of two corporations that lease real property to WSMP. Annual rentals under these leases are currently $96,000 and $60,000, respectively.

     All material transactions with affiliated parties of WSMP are first reviewed by the Sensitive Transactions Committee of the Board, which is composed of three independent directors. Upon recommendation of this Committee, such transactions are then presented to the WSMP Board, where they must be approved by a majority of the independent directors. Also, WSMP periodically obtains bids, quotations or appraisals from unaffiliated third parties to assure that the products and services received from affiliates are on terms at least as fair and equitable to WSMP as could have been obtained from unaffiliated third parties.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth, as of the WSMP Record Date and upon consummation of the Merger at the assumed Exchange Ratio of .3214, information relative to WSMP Common Stock ownership by (i) each person known by WSMP's management to own beneficially 5% or more of the total outstanding shares of WSMP Common Stock, (ii) each director of WSMP, (iii) each Named Executive Officer of WSMP and (iv) all directors and executive officers of WSMP as a group.

                                                 AS OF JANUARY 7, 1998
                               ---------------------------------------------------------
                                SHARES     PERCENTAGE OF       SHARES      PERCENTAGE OF
      NAME AND ADDRESS           OWNED      OUTSTANDING        OWNED        OUTSTANDING
     OF BENEFICIAL OWNER       OF RECORD       SHARES       BENEFICIALLY      SHARES
-----------------------------  ---------   --------------   ------------   -------------
RSH Management, Inc..........   918,312         25.3             918,312       25.3
  P. O. Box 399                     (2)          (4)              (2)(4)
  Claremont, NC 28610
HERTH Management, Inc........   300,923          8.2           1,219,235       33.5
  P. O. Box 399                     (3)          (4)              (2)(4)
  Claremont, NC 28610
Columbia Hill, LLC(5)........       -0-          -0-           1,219,235       33.5
  P.O. Box 39                                                     (2)(3)
  Claremont, N.C. 28610
Capital Factors, Inc.(6).....   125,000          3.4           1,344,235       37.0
  3200 Devine Street
  Columbia, S.C. 29205
Richard F. Howard............       390            *              75,309        2.1
  P. O. Box 399                                                      (1)
  Claremont, NC 28610
James C. Richardson, Jr......     7,500            *           1,351,735       37.2
  P. O. Box 399                                             (2)(3)(5)(6)
  Claremont, NC 28610
David R. Clark...............     1,250            *           1,280,485       35.2
  P. O. Box 399                                             (1)(2)(3)(5)
  Claremont, NC 28610
Gregory A. Edgell............     1,875            *           1,346,110       37.0
  3200 Devine Street                (5)                     (2)(3)(6)(7)
  Columbia, SC 29205
James M. Templeton...........     4,237            *           1,273,472       35.0
  P O. Box 399                                                 (1)(2)(3)
  Claremont, NC 28610
Larry D. Hefner..............    10,000            *           1,229,235       33.8
  P.O. Box 519                                                 (2)(3)(5)
  Claremont, N.C. 28610
Lewis C. Lanier..............       -0-          -0-                 -0-        -0-
  Route 5, Box 863
  Orangeburg, SC 29115
William R. McDonald, III.....       -0-          -0-                 -0-        -0-
  1004 North Center Street
  Hickory, NC 28601
Richard F. Hendrickson.......     7,500            *               7,500          *
  P. O. Box 10007
  Raleigh, NC 27605

                                           UPON CONSUMMATION OF THE MERGER
                               --------------------------------------------------------
                                SHARES     PERCENTAGE OF      SHARES      PERCENTAGE OF
      NAME AND ADDRESS           OWNED      OUTSTANDING       OWNED        OUTSTANDING
     OF BENEFICIAL OWNER       OF RECORD      SHARES       BENEFICIALLY      SHARES
-----------------------------  ---------   -------------   ------------   -------------
RSH Management, Inc..........   918,312        16.2           918,312         16.2
  P. O. Box 399
  Claremont, NC 28610
HERTH Management, Inc........   300,923         5.3         1,219,235         21.5
  P. O. Box 399
  Claremont, NC 28610
Columbia Hill, LLC(5)........    35,991           *         1,255,226         22.2
  P.O. Box 39
  Claremont, N.C. 28610
Capital Factors, Inc.(6).....   125,000         2.2         1,344,235         23.8
  3200 Devine Street
  Columbia, S.C. 29205
Richard F. Howard............    10,615           *            85,615          1.5
  P. O. Box 399
  Claremont, NC 28610
James C. Richardson, Jr......    64,093         1.1         1,444,319         25.5
  P. O. Box 399
  Claremont, NC 28610
David R. Clark...............     1,250           *         1,316,476         23.3
  P. O. Box 399
  Claremont, NC 28610
Gregory A. Edgell............     1,875           *         1,346,110         23.8
  3200 Devine Street
  Columbia, SC 29205
James M. Templeton...........     5,361           *         1,274,596         22.5
  P O. Box 399
  Claremont, NC 28610
Larry D. Hefner..............       -0-         -0-         1,265,226         22.4
  P.O. Box 519
  Claremont, N.C. 28610
Lewis C. Lanier..............       -0-         -0-               -0-          -0-
  Route 5, Box 863
  Orangeburg, SC 29115
William R. McDonald, III.....       -0-         -0-               -0-          -0-
  1004 North Center Street
  Hickory, NC 28601
Richard F. Hendrickson.......     7,500           *             7,500            *
  P. O. Box 10007
  Raleigh, NC 27605

                                                 AS OF JANUARY 7, 1998
                               ---------------------------------------------------------
                                SHARES     PERCENTAGE OF       SHARES      PERCENTAGE OF
      NAME AND ADDRESS           OWNED      OUTSTANDING        OWNED        OUTSTANDING
     OF BENEFICIAL OWNER       OF RECORD       SHARES       BENEFICIALLY      SHARES
-----------------------------  ---------   --------------   ------------   -------------
E. Edwin Bradford............     1,250            *               1,250          *
  361 Tenth Avenue Drive, NE
  Hickory, NC 28603
Bobby G. Holman..............     1,228            *               1,228          *
  P. O. Box 399
  Claremont, NC 28610
All directors and executive
  officers as a group (16
  persons)...................    36,069          1.0           1,565,304       43.1

                                           UPON CONSUMMATION OF THE MERGER
                               --------------------------------------------------------
                                SHARES     PERCENTAGE OF      SHARES      PERCENTAGE OF
      NAME AND ADDRESS           OWNED      OUTSTANDING       OWNED        OUTSTANDING
     OF BENEFICIAL OWNER       OF RECORD      SHARES       BENEFICIALLY      SHARES
-----------------------------  ---------   -------------   ------------   -------------
E. Edwin Bradford............     1,250           *             1,250            *
  361 Tenth Avenue Drive, NE
  Hickory, NC 28603
Bobby G. Holman..............     1,228           *             1,250            *
  P. O. Box 399
  Claremont, NC 28610
All directors and executive
  officers as a group (16
  persons)...................   104,011         1.8         1,669,237         29.5

---------------

  * Less than one percent.
(1) Messrs. Howard, Clark and Templeton own presently exercisable options to purchase 75,000, 50,000 and 50,000 shares, respectively, which shares are deemed to be owned beneficially by the respective optionees. Other current or former officers, including Messrs. Clark, Hollifield and Hefner, have been granted options to purchase a total of 167,500 shares, options for 11,500 being presently exercisable and deemed to be owned beneficially by the respective optionees.
(2) All of the shares held by RSH are also deemed to be owned beneficially by each of its shareholders. RSH has informed WSMP that voting or disposition of its shares may only be effected by the consent of the holders of a majority of its outstanding shares. The shareholders of RSH, and their ownership percentages of RSH, are Messrs. Richardson (0.4%), Edgell (0.4%), Templeton (0.2%), Columbia (0.9%) and HERTH (98.1%). Beneficial ownership of other than a pro rata interest in the shares is disclaimed by each shareholder of RSH.
(3) The shares held by HERTH are also deemed to be owned beneficially by each of its shareholders. HERTH has informed WSMP that voting or disposition of its shares may only be effected by the consent of the holders of a majority of its outstanding shares. The shareholders of HERTH, and their ownership percentages of HERTH, are Richardson (22%), Templeton (11%), Edgell (22%) and Columbia (45%). Beneficial ownership of other than a pro rata interest in the shares is disclaimed by each shareholder of HERTH.
(4) The RSH listing includes 148,676 shares held by HERTH for the benefit of RSH. The HERTH listing excludes these shares.
(5) Columbia is a North Carolina limited liability company whose owners are Messrs. Clark (45%), Richardson (40%) and Hefner (15%).
(6) Capital Factors, Inc. ("Capital Factors") is a South Carolina corporation whose shareholders are Messrs. Richardson (50%) and Edgell (50%). All of the shares held by Capital Factors are also deemed to be owned beneficially by each of its shareholders. Capital Factors has informed WSMP that voting or disposition of its shares may only be effected by the consent of the holders of a majority of its outstanding shares. Beneficial ownership of other than a pro rata interest in the shares is disclaimed by each shareholder of Capital Factors.
(7) Includes 625 shares held by spouse as custodian for minor children. Beneficial ownership of such shares is disclaimed.

                    CERTAIN INFORMATION REGARDING SAGEBRUSH

BUSINESS

     General. Sagebrush owns and operates "Sagebrush Steakhouse & Saloon" restaurants in North Carolina, South Carolina, Tennessee, and Virginia. Sagebrush opened the first Sagebrush restaurant in Hickory, North Carolina in October 1990. Sagebrush's operations have expanded since then to include a total of 33 Sagebrush restaurants. The weighted average annualized sales per restaurant for the twelve months ended January 3, 1997 were approximately $1.7 million each. Sagebrush, which was incorporated in North Carolina in 1992 and had no operations prior to Sagebrush's initial public offering in January 1996, reorganized and consolidated the operations of the 23 corporations (the "Related Corporations") which had conducted Sagebrush's business prior to such initial public offering (such reorganization and consolidation is hereinafter referred to as the "Reorganization"). In September 1996, Sagebrush streamlined and simplified its organizational structure by, among other things, consolidating certain of its operations in newly-formed entities in North Carolina, South Carolina and Tennessee.

     The Sagebrush Concept. The Sagebrush concept is to serve high-quality, moderately-priced meals in a casual, family-oriented atmosphere suggestive of a Texas roadhouse. Sagebrush seeks to locate its restaurants in smaller cities and suburban areas where they fill a significant market niche. Sagebrush restaurants are distinguished from other family-oriented steakhouses in these smaller markets (many of which are cafeteria-style) by their full table service and attentive wait staff, full bar service, entertaining atmosphere, distinctive decor and consistently high-quality food. Sagebrush distinguishes its restaurants from other full-service restaurants through their family orientation which is accomplished by offering lower priced food (such as hamburgers and sandwiches) at dinner, placing less emphasis on alcohol sales as compared to most competitors and offering features designed to appeal to children. Sagebrush believes that the combination of these factors makes its concept attractive to a broad range of consumers in the markets it serves.

     Sagebrush Menu. Sagebrush's selective menu features high-quality aged steaks, prime rib, chops, ribs, chicken and fish along with hamburgers and chicken sandwiches. Sagebrush's dinner menu includes nine steak entrees which are cut daily from specially-selected U.S.D.A. choice aged western beef and prepared using Sagebrush's special seasoning. In addition to the regular menu items, each restaurant has a daily, specially-priced "Blue Plate Special" at lunch which is selected by its general manager and typically features fish, chicken or pork chops. Each restaurant also has a "Little Pistols" children's menu featuring hamburgers and sandwiches. All steaks come with a choice of Texas fries, baked potato or baked sweet potato, a fresh garden salad and Texas toast. The menu also includes specialty appetizers, desserts and full bar service where legally permitted. Sagebrush periodically tests new menu items in an effort to update and adapt to changing customer preferences.

     Sagebrush's dinner entrees, which are also available at lunch, range in price from $8.49 to $19.99, lunch entrees range in price from $4.29 to $5.99, and appetizers are priced from $2.29 to $9.99. The average check per customer, including beverages, is approximately $13.10 for dinner and $7.55 for lunch. Menu prices are generally the same at each restaurant except for those located in resort areas where seasonal factors require slightly higher prices. Sales of alcoholic beverages, which are available in all but two of Sagebrush's restaurants, account for approximately 9% of Sagebrush's revenues. Each restaurant typically serves from 150-250 customers at lunch and from 250-300 customers at dinner during the week and from 100-300 customers at lunch and from 700-900 customers at dinner on weekends. Sagebrush's restaurants do not serve breakfast.

     Atmosphere and Decor. Sagebrush's restaurants feature a casual, family-oriented atmosphere suggestive of a Texas roadhouse. The restaurants feature wood booths and walls, and a mix of western memorabilia and other collectibles, including license plates and signs from around the United States, photographs of sports figures and movie stars, and a replica of an antique jukebox featuring country music. In all areas of the restaurants, complimentary peanuts are offered and customers are encouraged to drop their shells on the floor. Special effort is made to make families with children feel welcome. A "Little Pistols" children's menu featuring hamburgers and sandwiches is available, birthdays are recognized in a special manner by the wait staff and servers offer balloons to children.

     Site Selection; Converting Facilities; Building New Restaurants. Sagebrush considers the location of its restaurants to be important to its long-term success and devotes significant effort to the investigation and evaluation of potential sites. Sagebrush's site selection process focuses on trade area demographics, population density and household income levels, and specific site characteristics such as visibility, accessibility, traffic volume and parking as well as proximity to shopping centers, hotels and motels, colleges and universities, large employers and tourist attractions. Sagebrush also reviews potential competition and the profitability of restaurants operating in the area. Senior management inspects and approves each restaurant site.

     All but one of Sagebrush's restaurants are located in freestanding buildings that are generally located near interstate highways or other main thoroughfares. Prior to 1996, Sagebrush leased all but one of its restaurant sites, and, with the exception of the Clemmons and Kernersville, North Carolina restaurants, had established all of its restaurants by leasing or buying existing restaurant facilities or other buildings in the targeted areas of expansion, and converting them to the Sagebrush concept. Sagebrush continued this method of expansion in the first part of 1996 as the first four restaurants opened in 1996 were conversions of existing buildings, one of which was purchased rather than leased. Sagebrush's cost of opening a restaurant when it leases and renovates an existing building is approximately $500,000, including the costs of renovating the facility, purchasing equipment (if necessary) and training personnel.

     Recent restaurant openings, however, represent a method of expansion that may be relied upon by Sagebrush more in the future. In fiscal 1996 and 1997, Sagebrush opened six restaurants on purchased property using its new prototype plan. The prototype restaurant seats 245 customers and occupies 6,500 square feet. While Sagebrush will continue to attempt to locate facilities to lease or buy and convert, Sagebrush expects a higher proportion of locations in the future will be established by purchasing land and building a restaurant using the prototype plan. This is primarily due to the difficulty of finding suitable buildings in desirable locations that can be leased and renovated. Sagebrush's cost of building a restaurant on land Sagebrush purchases ranges from $1.2 million to $1.6 million, with the largest variance related to the cost of land. As of January 2, 1998, 25 of Sagebrush's restaurants are conversions of existing facilities and eight are prototype facilities built on land purchased by Sagebrush.

     Because Sagebrush has established most of its restaurants in existing buildings which it remodeled for the Sagebrush concept, restaurant sizes vary from approximately 4,500 to 8,500 square feet with the tables in the dining area seating from approximately 150 to 280 people. The bar area of a typical restaurant generally has seating capacity for approximately 20 people. Most of Sagebrush's restaurants also have a private banquet room seating from 25 to 50 people. Although the banquet facilities are often used for private parties, they can also be used for general customer seating during peak dining hours. Sagebrush's prototype facility is approximately 6,500 square feet and contains 208 dining seats and 37 seats in the bar area.

     Restaurant Locations. The following table sets forth the location, opening date, seating capacity (excluding bar area and private rooms) and approximate square footage of each of Sagebrush's restaurants:

                                        SEATING    APPROXIMATE
                        DATE OPENED     CAPACITY   SQ. FOOTAGE
                       --------------   --------   -----------
NORTH CAROLINA:
  Hickory              October 1990       158         5,000
  Statesville          October 1991       256         6,500
  Boone                June 1992          270         8,500
  Hickory (Viewmont)   July 1992          280         7,000
  Morganton            March 1993         252         6,300
  Winston-Salem        September 1993     180         6,500
  Clemmons             December 1993      265         6,800
  Waynesville          January 1994       270         6,800
  Brevard              March 1994         196         6,000
  Arden                August 1994        256         6,300
  Wilkesboro           September 1994     221         6,300
  Monroe               December 1994      236         6,800

                                        SEATING    APPROXIMATE
                        DATE OPENED     CAPACITY   SQ. FOOTAGE
                       --------------   --------   -----------
  Kernersville         June 1995          200         6,800
  Mount Airy           January 1997       208         6,500
  Salisbury            April 1997         245         6,500
  Lenoir               August 1997        245         6,500
  Denver               October 1997       245         6,500
SOUTH CAROLINA:
  Rock Hill            December 1992      246         6,300
  Gaffney              December 1995      212         8,000
  Greenwood            November 1996      196         6,800
  Lexington            December 1997      250        10,000
TENNESSEE:
  Pigeon Forge         September 1991     172         4,500
  Oak Ridge            November 1991      204         8,000
  Knoxville            February 1992      202         7,500
  Kingsport            February 1993      144         6,000
  Sevierville          May 1994           173         4,500
  Gatlinburg           April 1995         168         6,800
  Johnson City         March 1996         226         9,000
  Alcoa                June 1996          204         7,500
  Morristown           September 1996     226         9,000
VIRGINIA:
  Lynchburg            July 1996          204         9,000
  Colonial Heights     October 1996       188         5,850
  Roanoke              June 1997          245         6,500

     Management and Employees. The management staff of a typical restaurant consists of a general manager, a manager, an assistant manager and a kitchen manager. Each restaurant also employs from 40 to 100 hourly employees, many of whom work part-time. The general manager of each restaurant has primary responsibility for the day-to-day operations of the restaurant and is responsible for maintaining company-established operating procedures. Two of the managers are present at each restaurant from Monday through Thursday and three of the managers are present at each restaurant from Friday through Sunday of each week. General managers are required to supervise both the opening and closing of their restaurant several times per week. Sagebrush currently has four area supervisors, each of whom currently oversees from six or seven restaurants, and one director of training, who oversees one existing store and all new stores from pre-opening through approximately twelve weeks of operations.

     Sagebrush seeks managers with substantial restaurant experience and requires all new managers, most of whom are college graduates, to complete a 28-day orientation and training program at its Rock Hill, South Carolina restaurant. The orientation and training program, which is conducted by Sagebrush's director of training, is designed to educate new managers in all aspects of Sagebrush's operations, including Sagebrush's philosophy, management strategy, policies, procedures and operating standards. Sagebrush's managers are required to know how to perform every job in a restaurant. Sagebrush also has hired consultants to assist in its training of junior managers. After their initial training, managers attend monthly training sessions at Sagebrush's headquarters. Sagebrush's senior management meets bi-weekly with area supervisors to discuss restaurant operations. Senior management also receives daily and weekly reports prepared by general managers and staff accountants summarizing each restaurant's operations for the preceding week. Based upon these reports, senior management is able to closely monitor and supervise each restaurant's operations. Additionally, members of senior management regularly visit each restaurant to ensure that Sagebrush's philosophy, strategy and standards of quality are being adhered to in all aspects of restaurant operations.

     A restaurant's general manager usually does the hiring for his or her restaurant and is responsible for overseeing the training of new employees. The general managers delegate certain of their responsibilities to the manager, assistant manager and kitchen manager of the restaurant. The initial training period for new employees lasts one to two weeks and is characterized by on-the-job training by a certified unit trainer. All food servers are required to pass a written test examining their knowledge of the menu and operating procedures before they are allowed to serve customers. Ongoing training of employees is the responsibility of each restaurant's general manager.

     Restaurant managers are compensated by means of a base salary and an incentive arrangement pursuant to which they receive additional compensation based on their restaurant's pre-tax earnings. Sagebrush also sponsors contests for general managers based on the achievement of specified sales goals. Sagebrush generally prefers to draw a restaurant's general manager from within Sagebrush's organization. Sagebrush's hourly employees are generally paid at rates ranging from the minimum wage ($2.13 per hour for wait staff) to $9.00 per hour.

     Restaurant Reporting. Each restaurant's general manager is primarily responsible for providing financial and other reports to Sagebrush's management. The general managers prepare weekly reports on daily sales, cash deposits, customer counts, purchases, inventory and labor costs which are reviewed by staff accountants. Monthly profit and loss statements are prepared for each restaurant and reviewed by management. Physical inventory of beef is taken on a daily basis and physical inventories of all other food, beverage and supply items are taken on a bi-weekly basis.

     Quality Assurance. Sagebrush has adopted a number of measures to ensure strict compliance with its operating standards and procedures. Sagebrush's senior management monitors each restaurant by reviewing the weekly reports prepared by Sagebrush's general managers and staff accountants, and by making regular visits to and inspections of each restaurant. In order to avoid employee theft, Sagebrush has a strict policy that the back door of each of its restaurants must be locked and secured by an alarm at all times unless a manager is present at the door. Sagebrush also engages an independent service to visit periodically each of Sagebrush's restaurants on an anonymous basis and to submit reports to senior management focusing on factors such as food quality, wait service and cleanliness and to summarize the overall dining experience at each such restaurant.

     Ingredients and Purchasing. As part of its commitment to using fresh, high-quality ingredients, Sagebrush purchases only U.S.D.A. choice aged western beef. Steaks are hand cut daily at each restaurant. In order to ensure the uniform quality and freshness of the food served in its restaurants, Sagebrush establishes rigid specifications for all of its meat and produce. Sagebrush monitors the prices and specifications of the products it purchases in order to ensure that it can consistently serve high quality food at competitive prices. Sagebrush currently purchases most of its food products from one supplier, Biggers Brothers, Inc., from whom purchases during the first 36 weeks of fiscal 1997 accounted for approximately 90% of Sagebrush's total food and beverage costs and approximately 85% of its total cost of restaurant sales. Sagebrush believes, however, that products of comparable quality are available, or upon short notice can be made available, from alternative suppliers. While food and supplies are shipped directly to the restaurants, invoices for purchases are sent by the supplier to Sagebrush's headquarters in Claremont, North Carolina for payment.

     Marketing and Advertising. Sagebrush uses radio advertising in all markets. Most markets are clustered around media centers such as Charlotte, Asheville, and Winston-Salem, North Carolina, Knoxville and Johnson City, Tennessee and Roanoke, Virginia. Sagebrush utilizes billboard advertising for restaurants located in close vicinity to interstate highways. Sagebrush uses aggressive direct local marketing campaigns, including school programs, hotel marketing, charitable and community events. Sagebrush does not advertise in newspapers or by distributing coupons.

     Restaurant Industry and Competition. The restaurant industry generally, and Sagebrush's business specifically, are intensely competitive with respect to concept, price, service, location and food quality and there are many well-established competitors, including a number of other steakhouse and family-oriented restaurants with concepts similar to Sagebrush's, with substantially greater financial and other resources than Sagebrush. Some of Sagebrush's competitors have been in existence for a substantially longer period than

Sagebrush and may be better established in or decide to enter the markets where Sagebrush's restaurants are or may be located. The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns, and the type, number and location of competing restaurants. Sagebrush's revenues are derived primarily from the sale of beef and, therefore, a change in consumer preferences for, or adverse publicity associated with, beef could have an adverse effect on Sagebrush's sales and profitability. In addition, factors such as inflation, increased cost of food, labor and benefits and the lack of experienced management and hourly employees may adversely affect the restaurant industry in general and Sagebrush's restaurants and its ability to expand in particular.

     Sagebrush endeavors to compete with other restaurants primarily on the basis of service, value, location and providing high quality meals in a casual, family-oriented atmosphere. While Sagebrush believes that it competes for customers with a broad variety of other restaurants, there are several restaurant chains, including Rare Hospitality, Inc. and Lone Star Steakhouse & Saloon, Inc., which have restaurant concepts very similar to Sagebrush's and which currently operate in, or may further expand into, Sagebrush's geographic market areas and may be significant competitors.

     Employees. As of November 7, 1997, Sagebrush employed approximately 1,933 persons, of whom 16 were corporate personnel, 152 were restaurant managers or supervisors and approximately 1,765 were hourly employees. Of the 16 corporate employees, four were in management and twelve were in administrative positions. None of Sagebrush's employees is covered by a collective bargaining agreement. Sagebrush considers its employee relations to be good.

     Trademarks. Sagebrush has registered the service mark SAGEBRUSH STEAKHOUSE & SALOON(R) with the United States Patent and Trademark Office. Sagebrush regards its service mark as having significant value and as being an important factor in the marketing of its restaurants. While Sagebrush is aware of names and marks similar to the service mark of Sagebrush used by other persons in certain geographic areas, it does not believe that such uses will adversely affect Sagebrush. It is Sagebrush's policy to oppose vigorously any infringement of its marks in its marketing area.

     Government Regulation and Potential Liabilities. Sagebrush is subject to various federal, state and local laws affecting its business. Each of Sagebrush's restaurants is subject to licensing and regulation by a number of governmental authorities, which include alcoholic beverage control, health, safety, sanitation, building and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failing to obtain the required licenses or approvals could delay or prevent the development of new restaurants in particular areas.

     Approximately 9% of Sagebrush's revenues are attributable to the sale of alcoholic beverages. Alcoholic beverage control regulations require each of Sagebrush's restaurants to apply to a state authority and, in certain locations, to county or municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of Sagebrush's restaurants, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. The loss, lapse or suspension of a restaurant's food or liquor licenses could adversely affect Sagebrush.

     Sagebrush may be subject in certain states to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to the intoxicated person. Sagebrush carries liquor liability coverage as part of its existing comprehensive general liability insurance and has never been named as a defendant in a lawsuit involving such a dram-shop statute.

     Although Sagebrush has established and maintains high standards for ingredients and food preparation at its restaurants, the restaurant and food service industry generally is subject to potential liability for injuries to customers resulting from food poisoning or similar causes due to faulty ingredients or inadequate food preparation. Incidents of food poisoning at other restaurants or restaurant chains have adversely affected such restaurants' business and reputation.

     Sagebrush's restaurant operations are also subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits. Significant numbers of Sagebrush's food service and preparation personnel are paid at hourly rates and increases in the federal minimum wage could increase Sagebrush's labor costs.

     Sagebrush's development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental laws and regulations. Compliance with federal, state and local environmental laws has not historically had a significant impact on Sagebrush's capital expenditures, earnings and competitive position.

PROPERTIES

     Sagebrush, which maintains its executive offices in Claremont, North Carolina, owns and operates 33 restaurants. Sagebrush owns the property upon which its Alcoa, Greenwood, Kernersville, Knoxville, Mount Airy, Salisbury, Denver and Roanoke restaurants are located and leases its other restaurant sites. Sagebrush's executive offices and 14 of its restaurants are located on properties owned directly or indirectly by certain shareholders of Sagebrush and are leased to Sagebrush. Sagebrush's remaining 10 restaurants are located on properties owned by unaffiliated parties. The following table sets forth certain information relating to the leases entered into in connection with Sagebrush's facilities:

                                                                                                           APPROXIMATE
                                                    BASE RENT                            APPROXIMATE         DATE OF
                                                       PER           BASIS FOR             DATE OF         EXPIRATION
                                       BASE RENT/   SQ. FOOT/      CALCULATION OF       EXPIRATION OF     LAST RENEWAL
LOCATION                                MONTH(1)    MONTH(2)     ADDITIONAL RENT(3)     CURRENT TERM         OPTION
--------                               ----------   ---------   --------------------   ---------------   ---------------
LEASES WITH RELATED PARTIES:
  Claremont, N.C.
  (executive offices)................    $2,300       $0.23                       --         (4)                      --
  Arden, N.C.........................    $6,500       $1.03        5% of gross sales          May 2004          May 2019
  Boone, N.C.........................    $8,000       $0.94        5% of gross sales          May 2002          May 2012
  Brevard, N.C.......................    $4,000       $0.67        5% of gross sales     February 2004     February 2019
  Hickory, N.C.......................    $6,000       $1.20                       --    September 2000    September 2005
  Hickory, N.C. (Viewmont)...........    $6,000       $0.86        5% of gross sales         July 2002         July 2012
  Johnson City, Tenn.................    $8,200       $0.91                       --      January 1998      January 2008
  Kingsport, Tenn....................    $6,000       $1.00        5% of gross sales     December 2003     December 2018
  Monroe, N.C........................    $6,000       $0.88             (5)             September 2004    September 2019
  Morganton, N.C.....................    $6,000       $0.95        5% of gross sales     February 1998     February 2013
  Morristown, Tenn...................    $8,000       $0.89        6% of gross sales     November 2002     November 2007
  Sevierville, Tenn..................    $6,500       $1.44        5% of gross sales        April 2004        April 2019
  Statesville, N.C...................    $3,500       $0.54                       --      October 1998      October 2012
  Waynesville, N.C...................    $4,000       $0.59                       --     December 2003     December 2018
  Wilkesboro, N.C....................    $5,200       $0.83             (6)                August 2004       August 2019
LEASES WITH UNRELATED PARTIES:
  Clemmons, N.C......................    $5,700       $0.84        4% of gross sales      January 2009      January 2019
  Colonial Heights, Va...............    $6,547       $1.12             (7)             September 2006    September 2016
  Gaffney, S.C.......................    $5,000       $0.63                       --      October 2005      October 2015
  Gatlinburg, Tenn...................    $2,917       $0.43        5% of gross sales     December 1999     December 2009
  Lynchburg, Va......................    $5,000       $0.56        5% of gross sales    September 2012    September 2012
  Rock Hill, S.C.....................    $3,440       $0.55        5% of gross sales      October 2002      October 2012
  Winston-Salem, N.C.................    $6,200       $0.95             (8)                August 2000       August 2005
GROUND LEASES WITH UNRELATED PARTIES:
  Knoxville, Tenn....................    $  700         N/A             (9)              December 1999     December 1999
  Oak Ridge, Tenn....................    $2,645       $0.33        2% of gross sales     February 2004     February 2014
  Pigeon Forge, Tenn.................    $1,873       $0.42                       --         June 1998         June 2008

---------------

(1) Base rent for the leases generally does not include taxes, utilities or insurance, for which Sagebrush is responsible. Additionally, most of the leases provide either for (a) periodic adjustments in the rent payable based on changes in the prime rate or (b) specified increased payments either during the renewal terms or at other specified times.
(2) Because many of Sagebrush's restaurants are conversions of existing facilities of varying sizes, and because the additional rental payments are based on gross sales and are not necessarily related to restaurant sizes, comparisons of base rents per square foot among restaurants may not be meaningful.
(3) Certain of the leases provide for contingent rental payments based on a percentage of the applicable restaurant's gross sales. The additional rent payable under these leases is generally equal to the difference between the total base rent paid under the lease during the preceding year and the indicated percentage of such restaurant's gross sales for such year.
(4) This property is leased on a month to month basis.
(5) Under this lease, Sagebrush is required to pay as contingent rent by October 5 of each year an amount equal to 5% of this restaurant's gross sales in excess of $1,440,000 for the twelve-month period ending on September 20 of such year.
(6) Under this lease, Sagebrush is required to pay as contingent rent by August 31 of each year an amount equal to 5% of this restaurant's gross sales in excess of $1,248,000 for the twelve-month period ending on August 16 of such year.
(7) Under this lease, Sagebrush is required to pay as contingent rent each year an amount equal to 3% of this restaurant's gross sales in excess of $2,000,000 for the prior calendar year.
(8) Under this lease, Sagebrush is required to pay as contingent rent by March 1 of each year an amount equal to 5% of this restaurant's gross sales in excess of $1,200,000 for the prior calendar year.
(9) Lease of additional parking area. Under a purchase agreement, Sagebrush is obligated to purchase this property for no greater than $144,000 no later than December 31, 1999.

SAGEBRUSH PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth certain information with respect to the beneficial ownership of Sagebrush Common Stock, as of the Sagebrush Record Date, by (i) each person known by Sagebrush to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of Sagebrush, (iii) certain executive officers of Sagebrush and (iv) all directors and executive officers of Sagebrush as a group. Except as noted, the shareholders named below have sole voting and investment power with respect to the shares of Sagebrush Common Stock shown as beneficially owned by them.

                                                            NUMBER OF SHARES    PERCENTAGE OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                       BENEFICIALLY OWNED   SHARES BENEFICIALLY OWNED
------------------------------------                       ------------------   -------------------------
Charles F. Connor, Jr.(1)................................      1,582,241(2)               26.7%
L. Dent Miller(1)........................................      1,362,140                  23.0
Michael A. Shubert(3)....................................        340,295                   5.7
Barry W. Whisnant(4).....................................          7,000                    (5)
C. Kenneth Wilcox(6).....................................        113,400                   1.9
All directors and executive officers as a group(9
  persons)...............................................      3,327,981                  56.2

---------------

(1) The address of each such person is Post Office Box 730, Claremont, North Carolina 28610.
(2) Includes 57,218 shares held by Mr. Connor's wife, as to which shares Connor claims beneficial ownership. Also includes 100,000 shares held by County-Wide, a corporation of which Connor is the majority shareholder.
(3) The information concerning beneficial ownership set forth above and in this note is derived from a Schedule 13G dated February 7, 1997. The Schedule 13G indicates that such amount excludes 10,000 shares of Sagebrush Common Stock held by Mr. Shubert's wife, as to which shares Mr. Shubert disclaims beneficial ownership. Mr. Shubert's address is Highway 70 East, P.O. Box 459, Claremont, North Carolina 28610.
(4) Mr. Whisnant's address is Post Office Box 1473, Hickory, North Carolina
    28603.
(5) Less than one percent.
(6) Mr. Wilcox's address is Post Office Box 1758, Boone, North Carolina 28607.

                       DESCRIPTION OF WSMP CAPITAL STOCK

     WSMP's Articles of Incorporation authorize the issuance of 10,000,000 shares of WSMP Common Stock and 2,500,000 shares of preferred stock ("WSMP Preferred Stock"). As of the WSMP Record Date, there were 3,633,914 shares of WSMP Common Stock issued and outstanding and approximately 838 record holders thereof. All outstanding shares of WSMP Common Stock are validly issued, fully paid and nonassessable, and the shares of WSMP Common Stock to be outstanding upon completion of the Merger will be fully paid and nonassessable.

     The WSMP Board has the authority to issue WSMP Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of WSMP Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Although it has no current intention to do so, the WSMP Board, without shareholder approval, can issue WSMP Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of WSMP Common Stock.

DESCRIPTION OF WSMP COMMON STOCK

     The holders of WSMP Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders of WSMP. Subject to the preferences that may be applicable to any outstanding preferred stock, the holders of WSMP Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the WSMP Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of WSMP, the holders of WSMP Common Stock are entitled to share ratably in all the assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of WSMP Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the WSMP Common Stock.

DESCRIPTION OF THE RIGHTS

     WSMP has adopted a shareholder rights plan pursuant to which the holder of each share of WSMP Common Stock also holds a Right that may be exercised for WSMP Preferred Stock or WSMP Common Stock upon the occurrence of certain "triggering events" specified in the Rights Agreement dated as of September 2, 1997 between WSMP and American Stock Transfer and Trust Company. Shareholder rights plans such as WSMP's plan are intended to encourage potential hostile bidders for a "target" corporation to negotiate with the board of directors of such corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interest of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including the WSMP plan, could have the effect of discouraging a business combination that at least some shareholders believe to be in their best interests. The Merger will not trigger the exercisability of Rights under the Rights Agreement. The provisions of the Rights Agreement are discussed below.

     On August 28, 1997, the WSMP Board declared a dividend distribution of one Right for each share of WSMP Common Stock to WSMP shareholders of record at the close of business on September 10, 1997. Each Right entitles the record holder to purchase from WSMP one one-hundredth of a share of Junior Participating Preferred Stock, Series A, of WSMP at a purchase price of $30. The Rights are attached to the WSMP Common Stock and are not exercisable except under the limited circumstances set forth in the Rights Agreement relating to the acquisition of, or the commencement of a tender offer for, 15% or more of the WSMP Common Stock. In the event that a person or group acquires 15% or more of the WSMP Common Stock without WSMP's consent (an "Acquiring Person"), each holder of a Right, other than the Acquiring Person, will be entitled to acquire, upon payment of the exercise price of $30, that number of shares of WSMP Common Stock having a market value equal to twice the exercise price. The Rights may be redeemed at a price of $.001 per Right by WSMP any time prior to any person or group acquiring 15% or more of the WSMP

Common Stock and will expire on September 10, 2007. Until the Rights separate from the WSMP Common Stock, each new share of WSMP Common Stock, including shares issued or issuable pursuant to the Merger, will have a Right attached. The Rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings of WSMP.

            COMPARATIVE RIGHTS OF SHAREHOLDERS OF WSMP AND SAGEBRUSH

     At the Effective Time, holders of Sagebrush Common Stock will become holders of WSMP Common Stock. The following is a summary of material differences between the rights of holders of Sagebrush Common Stock and the rights of holders of WSMP Common Stock. Since WSMP and Sagebrush are both organized under the laws of North Carolina, any differences arise from differing provisions of their respective articles of incorporation and bylaws.

     The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Sagebrush Common Stock and of WSMP Common Stock. In particular, the identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the governing corporate instruments of Sagebrush and WSMP.

AUTHORIZED CAPITAL STOCK

     WSMP. WSMP's authorized capital stock currently consists of 10,000,000 shares of WSMP Common Stock and 2,500,000 shares of WSMP Preferred Stock, 100,000 shares of which have been designated by the WSMP Board as Junior Participating Preferred Stock, Series A. At the WSMP Special Meeting, the WSMP shareholders will vote on a proposal to increase the number of authorized shares of WSMP Common Stock to 100,000,000 shares. The WSMP Articles of Incorporation authorize the WSMP Board to issue shares of WSMP Preferred Stock in one or more series and to fix the designation, powers, preferences and rights of the shares of WSMP Preferred Stock in each such series. As of the WSMP Record Date, 3,633,914 shares of WSMP Common Stock and no shares of WSMP Preferred Stock were outstanding.

     Sagebrush. Sagebrush's authorized capital stock consists of 60,000,000 shares, divided into the following classes: 50,000,000 shares of Sagebrush Common Stock and 10,000,000 shares of preferred stock ("Sagebrush Preferred Stock"). The Sagebrush Articles of Incorporation authorize the Sagebrush Board, to the fullest extent permitted by applicable law, to determine the preferences, limitations and relative rights of the Sagebrush Preferred Stock or to create one or more series of Sagebrush Preferred Stock and to determine the preferences, limitations and relative rights of each such series, as the Sagebrush Board may from time to time determine. As of the Sagebrush Record Date, 5,925,000 shares of Sagebrush Common Stock and no shares of Sagebrush Preferred Stock were outstanding.

DIRECTORS

     WSMP. The WSMP Bylaws provide for a board of directors having nine members, until such number of directors shall be otherwise determined by a resolution adopted by a majority of the WSMP Board.

     The WSMP Board is divided into three classes with the directors serving staggered three-year terms. Under the WSMP Articles of Incorporation and the WSMP Bylaws, WSMP directors may be removed with or without cause only by a vote of 75% of the outstanding shares of WSMP Common Stock entitled to vote in the election of directors. The WSMP Shareholders have the right to cumulate their votes in the election of directors.

     Sagebrush. The Sagebrush Bylaws provide for a board having not less than three nor more than nine members, as shall be determined from time to time by resolution of the shareholders or the Sagebrush Board. Currently, the Sagebrush Board consists of four directors.

     All of Sagebrush's directors are elected each year. Under Sagebrush's Bylaws, a director may be removed with or without cause by shareholder vote if the number of votes cast to remove him exceeds the number of votes cast not to remove him. The entire Sagebrush Board may be removed, with or without cause, by the vote of shareholders holding a majority of the votes entitled to be cast at any election of directors. The Sagebrush Shareholders do not have the right to cumulate their votes in the election of directors.

DIVIDENDS AND OTHER DISTRIBUTIONS

     WSMP. Although WSMP is not directly impeded from paying dividends, certain financial covenants included in its loan documents may have the effect of restricting such payments in certain circumstances. WSMP's management anticipates that for the foreseeable future earnings will be retained to support the operation and expansion of WSMP's business and that WSMP will not pay cash dividends.

     Sagebrush. While Sagebrush is not subject to any restrictions on its ability to pay dividends, Sagebrush's management anticipates that for the foreseeable future earnings will be retained to support the operation and expansion of Sagebrush's business and that Sagebrush will not pay cash dividends.

EXCULPATION AND INDEMNIFICATION

     WSMP. There is no provision in the WSMP Articles of Incorporation for indemnifying or limiting the liability of any director of WSMP for monetary damages for breach of duty as a director. Nevertheless, in accordance with provisions of the NCBCA, WSMP has by resolution of the WSMP Board provided that, in addition to the indemnification of directors and officers otherwise provided by the NCBCA, WSMP shall, to the fullest extent allowed by law, indemnify its directors, executive officers and certain other designated officers against any and all liability and litigation expenses, including reasonable attorneys' fees, arising out of their status or activities as directors or officers, except for liability or litigation expense incurred on account of activities that were at the time known or reasonably should have been known by such director or officer to be clearly in conflict with the best interests of WSMP.

     Sagebrush. The Sagebrush Articles of Incorporation provide that, to the fullest extent permitted by applicable law, no director of Sagebrush will have any personal liability arising out of any action whether by or in the right of Sagebrush or otherwise for monetary damages for breach of a duty as a director of Sagebrush. The Sagebrush Bylaws require Sagebrush to indemnify its directors, but not its officers who are not directors, to the fullest extent permitted by law against liabilities arising out of each such person's status as such. Under the NCBCA, Sagebrush may by action of the Sagebrush Board indemnify its officers to the same extent.

SHAREHOLDER VOTE REQUIRED FOR CERTAIN MATTERS

     WSMP. The NCBCA provides that, unless a corporation's governance documents provide otherwise, certain business combinations including mergers require the approval of a majority of the outstanding shares of each voting group of the corporation entitled to vote on the subject transaction. The WSMP Bylaws require the affirmative vote of 75% of the outstanding shares of each class of capital stock of WSMP entitled to vote in order to authorize or adopt (a) any agreement for the merger or consolidation of WSMP with or into any other corporation which is required by law to be approved by shareholders; (b) any sale, lease, transfer or other disposition by WSMP of all or any substantial part of the assets of WSMP to any other corporation, person or entity; or (c) any issuance or delivery of securities of WSMP in exchange or payment for any securities, properties or assets of any other person in any transaction in which the authorization or approval of shareholders of WMSP is required by law or by any agreement to which WSMP is a party. This supermajority voting requirement is not applicable, however, to (i) any transaction approved by resolution of the WSMP Board or (ii) any merger or consolidation of WSMP with, or any sale or lease by or to WSMP of any subsidiary thereof or any of the assets of, any corporation of which a majority of the outstanding shares of stock is owned by record or beneficially by WSMP or its subsidiaries. In addition, the affirmative vote of 75% of the outstanding shares of each class of capital stock of WSMP is required to amend or repeal this supermajority voting requirement.

     Sagebrush. Unlike WSMP, Sagebrush does not have any supermajority voting requirements for business combinations and its voting requirements are governed by the provisions of the NCBCA.

NOTICE OF SHAREHOLDER MEETINGS

     WSMP. The WSMP Bylaws provide that written notice of shareholder meetings shall be delivered to shareholders of record entitled to vote at the meeting not less than 10 nor more than 50 days before the date of the meeting. When a shareholder meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. When a meeting is adjourned for less than 30 days in any one adjournment, it is not necessary to give any notice of the adjourned meeting other than by announcement at the meeting at which the adjournment is taken.

     Sagebrush. The Sagebrush Bylaws provide that written notice of shareholder meetings shall be given to shareholders of record entitled to vote at the meeting, either personally or by mail, not less than 10 nor more than 60 days before the date of the meeting. When a shareholder meeting is adjourned for more than 120 days after the date fixed for the original meeting, or if a new record date is fixed for the adjourned meeting, or if the time, date and place for the adjourned meeting are not announced prior to adjournment, then notice of the adjourned meeting shall be given as in the case of the original meeting; otherwise, it is not necessary to give any notice of the adjourned meeting other than by announcement at which the adjournment is taken.

SHAREHOLDER RIGHTS PLAN

     WSMP. WSMP has adopted the shareholder rights plan described in "Description of WSMP Capital Stock -- Description of the Rights."

     Sagebrush.  Sagebrush does not have a shareholder rights plan.

ANTI-TAKEOVER STATUTES

     In accordance with the provisions of such statutes, WSMP and Sagebrush have each elected not to be governed by either the North Carolina Control Share Acquisition Act or the North Carolina Shareholder Protection Act.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

     WSMP. The WSMP Bylaws may be amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the WSMP Board. The WSMP Bylaws prohibit the WSMP Board from adopting bylaws that: (a) require more than a majority of the voting shares for a quorum at a regular meeting of the shareholders or more than a majority of the votes cast to constitute action by the shareholders, unless higher percentages are required by law; (b) increase or decrease the number of directors; or (c) alter or repeal any bylaws adopted or amended by the shareholders.

     Under the NCBCA, an amendment to the WSMP Articles of Incorporation generally requires the recommendation of the WSMP Board and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending upon the nature of the amendment. In accordance with the NCBCA, the WSMP Board may condition its submission of a proposed amendment on any basis.

     Sagebrush. The Sagebrush Bylaws may be amended or repealed and new bylaws may be adopted by action of the Sagebrush Board or the Sagebrush Shareholders. Under the NCBCA, an amendment to the Sagebrush Articles of Incorporation generally requires the recommendation of the Sagebrush Board and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending upon the nature of the amendment. In accordance with the NCBCA, the Sagebrush Board may condition its submission of a proposed amendment on any basis.

                               DISSENTERS' RIGHTS

     Under North Carolina law, holders of Sagebrush Common Stock who do not vote in favor of the Agreement and the Plan of Merger and who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares. Such "fair value" as finally determined under such procedures may be more or less than the consideration to be received by other shareholders of Sagebrush under the terms of the Agreement. Failure to follow such procedures precisely may result in loss of dissenters' rights. Holders of WSMP Common Stock have no dissenters' rights relative to the Merger, the Issuance or the Articles Amendment.

     The following discussion is not a complete statement of the law pertaining to dissenters' rights under the NCBCA and is qualified in its entirety by the full text of Chapter 55, Article 13 of the NCBCA ("Article 13"), which is reprinted in its entirety as Appendix C to this Joint Proxy Statement-Prospectus and is incorporated herein by reference.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Sagebrush in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter shall be determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. A beneficial owner may assert dissenters' rights as to shares held on his or her behalf only if he or she (a) submits to Sagebrush the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and
(b) asserts dissenters' rights with respect to all shares of which he or she is the beneficial owner.

     Shares of Sagebrush Common Stock held by dissenting holders will not be converted into WSMP Common Stock in the Merger and after the Effective Time will represent only the right to receive such consideration as is determined to be due to such dissenting holders pursuant to the NCBCA. Sagebrush Common Stock outstanding immediately prior to the Effective Time and held by a shareholder who withdraws such shareholder's demand for dissenters' rights or fails to perfect such rights will be deemed to be converted at the Effective Time into the right to receive shares of WSMP Common Stock without interest.

     A holder of shares of Sagebrush Common Stock wishing to exercise dissenters' rights: (a) must give to Sagebrush, and Sagebrush must actually receive before the vote on the Merger Agreement is taken, written notice of the holder's intent to demand payment for his or her shares if the Merger is consummated; and (b) must not vote his or her shares in favor of the Merger. If the Merger Agreement is approved by holders of the requisite number of outstanding shares of Sagebrush Common Stock, then Sagebrush will, no later than ten days following shareholder approval of the Merger, mail a written dissenters' notice to all shareholders who gave the aforementioned notice of intent to demand payment. Such dissenters' notice will: (a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment; (d) set a date by which Sagebrush must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date on which the dissenters' notice is sent; and (e) be accompanied by a copy of Article 13. To exercise his or her dissenters' rights, a shareholder sent a dissenters' notice must demand payment and deposit his or her share certificates in accordance with the terms of the notice. A shareholder failing to do so will not be entitled to payment for his or her shares under Article 13. A shareholder who demands payment and deposits his or her share certificates in accordance with the terms of the notice will retain all other rights of a shareholder until consummation of the Merger. All notices, demands and other communications directed to Sagebrush in connection with the appraisal process should be sent to Sagebrush at 3238 West Main Street, Claremont, North Carolina, 28610, Attention: Secretary.

     Within 30 days after receipt of a payment demand by a shareholder made in compliance with the above-described procedures, Sagebrush will pay such shareholder the amount Sagebrush estimates to be the value of his or her shares, plus interest accrued to the date of payment. Such payment will be accompanied by: (a) Sagebrush's balance sheet as of the fiscal year ended January 3, 1997, an income statement and a statement of cash flows for that year and the latest available interim financial statements; (b) an explanation of how Sagebrush estimated the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the dissenter's right to demand payment if he or she is dissatisfied with Sagebrush's payment, if Sagebrush fails to make payment within thirty days of a dissenter's acceptance or if Sagebrush, having failed to consummate the Merger, fails to return deposited share certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment; and (e) a copy of Article 13.

     If: (a) a dissenter believes that the amount paid by Sagebrush is less than the fair value of his shares or that the interest due is incorrectly calculated;
(b) Sagebrush fails to make payment to a dissenter who accepts Sagebrush's offer within thirty days after the acceptance; or (c) Sagebrush, having failed to consummate the Merger, fails to return deposited stock certificates to a dissenter or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment, then the dissenter may notify Sagebrush in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of the amount in excess of the payment by Sagebrush for the fair value of his or her shares and interest due. A dissenter will waive his or her right to demand payment as described in this paragraph, and will be deemed to have withdrawn his or her dissent and demand for payment, unless he or she notifies Sagebrush of his or her demand in writing within thirty days after Sagebrush (x) offers payment for his or her shares or (y) fails to take the actions described in clause (b) or (c) of this paragraph, as the case may be.

     If a demand for payment as described above remains unsettled, then a shareholder may commence a proceeding within sixty days after the earlier of (a) the date payment is made or (b) the date of the dissenter's payment demand and petition the court to determine the fair value of the shares and accrued interest. A dissenter who takes no action during this sixty-day period will be deemed to have withdrawn his or her dissent and demand for payment.

     Upon service on it of the petition filed with the court, Sagebrush will pay to the dissenter the amount offered by it as described above. The court may, in its discretion, make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter made a party to the proceeding by the court will be entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by Sagebrush upon service of the petition filed with the court. The court may appoint one or more appraisers to receive evidence and recommend decision the question of fair value. Parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings. Since Sagebrush is a "public corporation," no party to the proceeding will have the right to trial by jury.

     The court may assess the costs of a proceeding described above, including the compensation and expenses of appointed appraisers, as it finds equitable. With respect to the fees and expenses of counsel and experts for the parties to the proceeding, the court may assess such costs against: (a) Sagebrush and in favor of any or all dissenters if it finds that Sagebrush did not substantial comply with the above-described procedures; or (b) either Sagebrush or a dissenter or in favor of either or any other party, if it finds that the party against whom such costs are assessed acted arbitrarily, vexatiously or not in good faith with respect to the dissenters' rights provided under Article 13. In addition, if the court finds that the services of counsel to any dissenter were of substantial benefit to other dissenters and that the costs of such services should not be assessed against Sagebrush, then the court may award to such counsel reasonable fees to be paid out of the amounts to the dissenters who were benefited.

                AMENDMENT TO THE WSMP ARTICLES OF INCORPORATION

     WSMP is currently authorized to issue 10,000,000 shares of WSMP Common Stock. The WSMP Board has unanimously approved a proposed amendment to the WSMP Articles of Incorporation that would increase the number of authorized shares of WSMP Common Stock to 100,000,000. The principal purpose of this proposed amendment would be to position WSMP to use WSMP Common Stock to finance its business and to acquire other businesses and to effect stock splits in appropriate circumstances.

     It is WSMP's intention to finance its operations through, among other things, the issuance from time to time of various debt and equity securities and to consider the issuance of additional shares of WSMP Common Stock through stock splits and stock dividends in appropriate circumstances. Accordingly, the continued availability of shares of WSMP Common Stock is necessary to provide WSMP with the flexibility to take advantage of opportunities in such situations. WSMP Common Stock also may be issued as consideration in future acquisitions. There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of WSMP Common Stock, except for (i) the Merger Consideration and (ii) shares presently reserved for issuance.

     Authorized but unissued shares of WSMP Common Stock may be issued from time to time to such persons and for such consideration as the WSMP Board may determine and holders of the then outstanding shares of WSMP stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of applicable stock exchanges and the judgment of the WSMP Board regarding the submission thereof to WSMP's shareholders. Shareholders have no preemptive rights to subscribe to newly issued shares. Issuance of WSMP Common Stock (or the issuance of authorized but unissued WSMP Preferred Stock or other capital stock) could have the effect of discouraging an attempt to acquire control of WSMP.

     The WSMP Board believes that the proposed increase in the number of authorized shares of WSMP Common Stock will provide flexibility needed to meet corporate objectives and is in the best interests of WSMP and its shareholders. The increase in the number of authorized shares of WSMP Common Stock will, if approved by the requisite vote of WSMP Shareholders, be adopted by WSMP regardless of whether the Merger is consummated. Likewise, consummation of the Merger is not conditioned upon shareholder approval of this proposal.

     The affirmative vote of a majority of votes cast is required for approval of the Articles Amendment, subject to the applicable quorum requirement. See "WSMP Special Meeting." If the proposal is approved, then WSMP intends to restate its Articles of Incorporation at the time of the amendment. Officers of WSMP will make appropriate filings in the State of North Carolina and will take any other action necessary to implement the amendment and restatement.

     THE WSMP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WSMP SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE WSMP ARTICLES OF INCORPORATION.

                                 LEGAL OPINIONS

     The legality of the WSMP Common Stock to be issued in the Merger has been passed upon by Simpson Aycock, P.A., Morganton, North Carolina. Certain tax consequences of the Merger will be passed upon by Kennedy Covington Lobdell & Hickman, L.L.P., Charlotte, North Carolina.

                                    EXPERTS

     The consolidated financial statements of WSMP as of February 28, 1997 and February 23, 1996 and for each of three years in the period ended February 28, 1997 included in this Joint Proxy Statement-Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Sagebrush as of January 3, 1997 and December 29, 1995 and for each of the three years in the period ended January 3, 1997 included in this Joint Proxy Statement-Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Representatives of Deloitte & Touche LLP are expected to be present at the WSMP Special Meeting and at the Sagebrush Special Meeting. In each case, such representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     WSMP Shareholders may submit proposals to be considered for shareholder action at the 1998 annual meeting of shareholders of WSMP if they do so in accordance with applicable regulations of the Commission. Any such proposals must be submitted to the Secretary of WSMP no later than February 20, 1998 in order to be considered for inclusion in WSMP's proxy materials for such annual meeting.

     Sagebrush will hold a 1998 annual meeting of shareholders only if the Merger is not consummated before the time of such meeting (which is currently scheduled for May 7, 1998). In the event that such a meeting is held, any proposals of shareholders intended to be presented at the 1998 annual meeting must have been received by the Secretary of Sagebrush no later than December 8, 1997 in order to be considered for inclusion in Sagebrush's proxy materials for such annual meeting.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement-Prospectus, the Sagebrush Board and the WSMP Board know of no matters that will be presented for consideration at the Sagebrush Special Meeting or the WSMP Special Meeting other than as described in this Joint Proxy Statement-Prospectus. If any other matters shall properly come before either the Sagebrush Special Meeting or the WSMP Special Meeting, or any adjournment or postponement of either of them, and be voted upon, then the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Sagebrush and of WSMP, respectively.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS OF WSMP:
  Independent Auditors' Report..............................  F-2
  Consolidated Balance Sheets as of February 28, 1997,
     February 23, 1996 and November 7, 1997.................  F-3
  Consolidated Statements of Operations for the fiscal years ended February 28, 1997, February 23, 1996 and February
     24, 1995 and for the 36 weeks ended November 7, 1997
     and November 1, 1996...................................  F-4
  Consolidated Statements of Shareholders' Equity for the
     fiscal years ended February 28, 1997, February 23, 1996
     and February 24, 1995 and for the 36 weeks ended
     November 7, 1997.......................................  F-5
  Consolidated Statements of Cash Flow for the fiscal years
     ended February 28, 1997, February 23, 1996 and February
     24, 1995 and for the 36 weeks ended November 7, 1997
     and November 1, 1996...................................  F-6
  Notes to Consolidated Financial Statements for the fiscal
     years ended February 28, 1997, February 23, 1996 and
     February 24, 1995......................................  F-7
CONSOLIDATED FINANCIAL STATEMENTS OF SAGEBRUSH:
  Independent Auditors' Report..............................  F-25
  Consolidated Balance Sheets as of January 3, 1997,
     December 29, 1995 and September 12, 1997...............  F-26
  Consolidated Statements of Income for the fiscal years
     ended January 3, 1997, December 29, 1995 and December
     30, 1994 and the 36 weeks ended September 12, 1997 and
     September 6, 1996......................................  F-27
  Consolidated Statements of Shareholders' Equity for the
     fiscal years ended January 3, 1997, December 29, 1995
     and December 30, 1994 and the 36 weeks ended September
     12, 1997...............................................  F-28
  Consolidated Statements of Cash Flow for the fiscal years
     ended January 3, 1997, December 29, 1995 and December
     30, 1994 and the 36 weeks ended September 12, 1997 and
     September 6, 1996......................................  F-29
  Notes to Consolidated Financial Statements for the fiscal
     years ended January 3, 1997, December 29, 1995 and
     December 30, 1994......................................  F-30
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS:
  Unaudited Pro Forma Combined Balance Sheet as of November
     7, 1997................................................  F-40
  Unaudited Pro Forma Combined Statement of Earnings:
     For the 36 weeks ended November 7, 1997 (WSMP) and
      September 12, 1997 (Sagebrush)........................  F-41
     For the years ended February 28, 1997 (WSMP) and
      January 3, 1997 (Sagebrush)...........................  F-42
     For the years ended February 23, 1996 (WSMP) and
      December 29, 1995 (Sagebrush).........................  F-43
     For the years ended February 24, 1995 (WSMP) and
      December 30, 1994 (Sagebrush).........................  F-44
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................  F-45

                          INDEPENDENT AUDITORS' REPORT

Shareholders and Board of Directors
WSMP, Inc.
Claremont, North Carolina

     We have audited the accompanying consolidated balance sheets of WSMP, Inc. and subsidiaries as of February 28, 1997 and February 23, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three fiscal years in the period ended February 28, 1997. These financial statements are the responsibility of WSMP's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of WSMP, Inc. and subsidiaries at February 28, 1997 and February 23, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended February 28, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Hickory, North Carolina
May 19, 1997

                          WSMP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
           FEBRUARY 28, 1997, FEBRUARY 23, 1996 AND NOVEMBER 7, 1997

                                                              FEBRUARY 28,    FEBRUARY 23,    NOVEMBER 7,
                                                                  1997            1996           1997
                                                              ------------    ------------    -----------
                                                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $ 2,424,982     $   430,311     $   828,201
  Marketable equity securities (at fair value; cost of:
    1997 -- $155,768 and 1996 -- $140,555)..................      171,910         148,997         191,592
  Accounts receivable, net:
    Trade and others (Notes 2 and 6)........................    3,206,256       3,341,871       5,648,739
    Related party (Notes 2 and 19)..........................      254,744         484,951         165,087
  Current portion of notes receivable, net:
    Related party (Notes 2 and 19)..........................      563,644         772,329         472,602
    Other (Note 2)..........................................      409,996         639,692         543,515
  Inventories (Notes 3 and 6)...............................    6,210,990       5,553,641       7,816,408
  Income taxes refundable...................................      343,557              --         259,087
  Prepaid expenses and other................................       27,710         486,128         183,453
  Deferred income taxes (Note 10)...........................      454,259         518,490         421,576
                                                              -----------     -----------     -----------
         Total current assets...............................   14,068,048      12,376,410      16,530,260
                                                              -----------     -----------     -----------
Property plant and equipment, net (Notes 4 and 7)...........   22,952,785      25,288,033      23,054,518
                                                              -----------     -----------     -----------
Other assets:
  Properties held for sale (Notes 5 and 7)..................    3,277,670       1,569,752       1,680,993
  Excess of cost over fair value of net assets of business
    acquired, net (Note 14).................................      628,186         662,321       2,967,689
  Covenant not to compete...................................                                      847,731
  Noncurrent notes receivable (Note 2)......................      470,345         204,941         570,747
  Noncurrent related party notes receivable (Notes 2 and
    19).....................................................      963,117         515,944       1,558,399
  Investment in affiliates (Note 16)........................      374,533         381,533              --
  Investment in restricted equity securities (Notes 16 and
    19).....................................................           --         242,050              --
  Other.....................................................      391,916         393,390         360,938
                                                              -----------     -----------     -----------
         Total other assets.................................    6,105,767       3,969,931       7,986,497
                                                              -----------     -----------     -----------
         Total assets.......................................  $43,126,600     $41,634,374     $47,571,275
                                                              ===========     ===========     ===========

Current liabilities:
  Notes payable -- bank (Note 6)............................  $ 4,027,776     $ 4,000,000     $ 4,012,162
  Current installments of long term debt (Note 7)...........    1,297,792       2,030,953       1,531,868
  Trade accounts payable....................................    2,879,309       2,810,229       3,037,401
  Income taxes payable......................................        9,572              --          59,836
  Other accounts payable (Note 9)...........................    2,952,899       2,550,872       3,376,133
                                                              -----------     -----------     -----------
         Total current liabilities..........................   11,167,348      11,392,054      12,017,400
Deferred franchise fees.....................................           --           5,000              --
Deferred income taxes (Note 10).............................    1,247,504         903,639       1,198,854
Long-term debt, excluding current installments (Note 7).....   12,422,150      12,890,060      10,454,334
                                                              -----------     -----------     -----------
         Total liabilities..................................   24,837,002      25,190,753      23,670,588
                                                              -----------     -----------     -----------
Commitments and contingencies (Notes 11 and 17)
Shareholders' equity (Notes 7, 13, and 20):
  Preferred stock -- par value $.10, authorized 2,500,000;
    no shares issued
  Common stock -- par value $1, authorized 10,000,000
    shares; issued: 1997 -- 2,919,088 and
    1996 -- 2,760,338.......................................    2,919,088       2,760,338       3,373,859
  Capital in excess of par value............................    7,141,097       6,579,347      10,775,911
  Unrealized gain on securities available for sale..........       10,059           5,278          19,299
  Retained earnings.........................................    8,219,354       7,098,658       9,731,618
                                                              -----------     -----------     -----------
         Total shareholders' equity.........................   18,289,598      16,443,621      23,900,687
                                                              -----------     -----------     -----------
         Total liabilities and shareholders' equity.........  $43,126,600     $41,634,374     $47,571,275
                                                              ===========     ===========     ===========

          See accompanying notes to consolidated financial statements.

                          WSMP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
 FISCAL YEARS ENDED FEBRUARY 28, 1997, FEBRUARY 23, 1996 AND FEBRUARY 24, 1995
        AND FOR THE 36 WEEKS ENDED NOVEMBER 7, 1997 AND NOVEMBER 1, 1996

                                                                    FISCAL YEARS ENDED                     36 WEEKS ENDED
                                                        ------------------------------------------   --------------------------
                                                        FEBRUARY 28,   FEBRUARY 23,   FEBRUARY 24,   NOVEMBER 7,    NOVEMBER 1,
                                                            1997           1996           1995           1997          1996
                                                        ------------   ------------   ------------   ------------   -----------
                                                                                                     (UNAUDITED)    (UNAUDITED)
Operation revenues:
  Food Sales (Note 15)................................  $85,070,341    $76,582,926    $91,231,774    $75,171,911    $58,474,782
  Franchise, royalty and other fees (Note
    19 -- includes related party transactions totaling
    $923,000 in 1997, $1,079,000 in 1996 and
    $1,044,000 in 1995)...............................    2,682,732      2,856,284      2,868,199      1,349,889      1,855,748
                                                        -----------    -----------    -----------    -----------    -----------
        Total operating revenues......................   87,753,073     79,439,210     94,099,973     76,521,800     60,330,530
                                                        -----------    -----------    -----------    -----------    -----------
Costs and expenses:
  Cost of goods sold (Note 19 -- includes related
    party transactions totaling $513,000 in 1997,
    $474,000 in 1996 and $506,000 in 1995)............   63,680,524     56,743,742     66,275,140     52,355,204     43,553,248
  Operating expenses (Note 19 -- includes related
    party transactions totaling $706,000 in 1997,
    $825,000 in 1996 and $883,000 in 1995)............   11,924,356     12,775,983     14,530,232     12,826,558      8,388,051
  Selling, general and administrative expenses (Note
    19 -- includes related party transactions totaling
    $2,014,000 in 1997, $2,320,000 in 1996 and
    $2,236,000 in 1995)...............................    7,898,182      7,906,971      8,171,310      6,450,900      5,062,188
  Depreciation and amortization.......................    2,624,490      2,715,271      2,878,624      2,170,482      1,779,179
                                                        -----------    -----------    -----------    -----------    -----------
        Total costs and expenses......................   86,127,552     80,141,967     91,855,306     73,803,144     58,782,666
                                                        -----------    -----------    -----------    -----------    -----------
        Operating income (loss).......................    1,625,521       (702,757)     2,244,667      2,718,656      1,547,864
                                                        -----------    -----------    -----------    -----------    -----------
Other income (expense):
  Other income (including interest) (Note
    19 -- includes related party transactions totaling
    $167,000 in 1997, $192,000 in 1996 and $189,000 in
    1995).............................................    1,046,219        809,737        949,208        561,371        798,440
  Net gain on dispositions of assets (net of
    write-downs) (Note 19 -- includes gains (losses)
    on sales of assets to related parties totaling
    $353,000 in 1997, $(360,000) in 1996 and $128,000
    in 1995)..........................................      758,646        220,199        940,091        553,566        257,530
  Net gain on sale of restricted equity securities to
    related party (Note 19)...........................      541,831             --             --             --             --
  Equity in earnings (loss) of affiliates.............     (107,000)      (338,366)       115,000        (14,000)       (95,000)
  Interest expense....................................   (1,822,339)    (2,011,567)    (1,993,094)    (1,079,965)    (1,285,376)
  Other expense (Note 19 -- includes related party
    transactions totaling $99,000 in 1997, $80,000 in
    1996 and $153,000 in 1995)........................     (871,388)      (688,580)      (747,471)      (358,110)      (530,090)
                                                        -----------    -----------    -----------    -----------    -----------
        Net other expense.............................     (454,031)    (2,008,577)      (736,266)      (337,138)      (854,496)
                                                        -----------    -----------    -----------    -----------    -----------
Earnings (loss) before income taxes and extraordinary
  item................................................    1,171,490     (2,711,334)     1,508,401      2,381,518        693,368
                                                        -----------    -----------    -----------    -----------    -----------
Provision for income taxes (benefit) (Note 10):
  Current.............................................       60,401       (104,843)       490,064        890,755        286,617
  Deferred............................................      405,177     (1,111,502)       (78,333)       (21,501)       (18,284)
                                                        -----------    -----------    -----------    -----------    -----------
Total provision for income taxes (benefit)............      465,578     (1,216,345)       411,731        869,254        268,333
                                                        -----------    -----------    -----------    -----------    -----------
Earnings (loss) before extraordinary item.............      705,912     (1,494,989)     1,096,670      1,512,264        425,035
Extraordinary gain from early extinguishment of debt
  (net of income taxes of $250,862) (Note 7)..........      414,784             --             --             --             --
                                                        -----------    -----------    -----------    -----------    -----------
        Net earnings (loss)...........................  $ 1,120,696    $(1,494,989)   $ 1,096,670    $ 1,512,264    $   425,035
                                                        ===========    ===========    ===========    ===========    ===========
Earnings (loss) per common and common equivalent share
  (Note 1):
  Earnings (loss) before extraordinary item...........  $       .23    $      (.55)   $       .38    $       .40    $       .14
  Extraordinary gain from early extinguishment of
    debt..............................................          .13             --             --             --             --
                                                        -----------    -----------    -----------    -----------    -----------
        Net earnings (loss)...........................  $       .36    $      (.55)   $       .38    $       .40    $       .14
                                                        ===========    ===========    ===========    ===========    ===========
Earnings (loss) per common share -- assuming full
  dilution (Note 1):
  Earnings (loss) before extraordinary item...........  $       .22    $      (.55)   $       .38    $       .40    $       .14
  Extraordinary gain from early extinguishment of
    debt..............................................          .13             --             --             --             --
                                                        -----------    -----------    -----------    -----------    -----------
        Net earnings (loss)...........................  $       .35    $      (.55)   $       .38    $       .40    $       .14
                                                        ===========    ===========    ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                          WSMP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 FISCAL YEARS ENDED FEBRUARY 28, 1997, FEBRUARY 23, 1996 AND FEBRUARY 24, 1995
                  AND FOR THE 36 WEEKS ENDED NOVEMBER 7, 1997

                                                                             UNREALIZED
                                                                                GAIN
                                                                             (LOSS) ON
                                                               CAPITAL IN    SECURITIES
                                                    COMMON      EXCESS OF    AVAILABLE     RETAINED
                                                    STOCK       PAR VALUE     FOR SALE     EARNINGS
                                                  ----------   -----------   ----------   ----------
Balance at February 25, 1994....................  $2,133,489   $ 6,419,972    $    --     $8,030,604
  Net earnings..................................                                           1,096,670
  Common stock purchased and retired (5,000
     shares) (Note 20)..........................      (5,000)      (30,625)        --             --
  Five-for-four stock split effected in the form
     of a 25% stock dividend (Note 20): Shares
     issued.....................................     531,849            --         --       (531,849)
  Fractional shares payable in cash.............          --            --         --         (1,778)
  Unrealized loss on securities available for
     sale.......................................          --            --     (5,214)            --
                                                  ----------   -----------    -------     ----------
Balance at February 24, 1995....................   2,660,338     6,389,347     (5,214)     8,593,647
  Net loss......................................          --            --         --     (1,494,989)
  Common stock options exercised (100,000
     shares)
     (Note 13)..................................     100,000       190,000         --             --
  Unrealized gain on securities available for
     sale.......................................          --            --     10,492             --
                                                  ----------   -----------    -------     ----------
Balance at February 23, 1996....................   2,760,338     6,579,347      5,278      7,098,658
  Net earnings..................................          --            --         --      1,120,696
  Common stock options exercised (158,750
     shares) (Note 13)..........................     158,750       561,750         --             --
  Unrealized gain on securities available for
     sale.......................................          --            --      4,781             --
                                                  ----------   -----------    -------     ----------
Balance at February 28, 1997....................   2,919,088     7,141,097     10,059      8,219,354
  Net earnings (Unaudited)......................          --            --         --      1,512,264
  Common stock options exercised (131,000
     shares) (Unaudited)........................     131,000     1,035,721         --             --
  Common stock issued (323,771 shares)
     (Unaudited)................................     323,771     2,599,093         --             --
  Unrealized gain on securities available for
     sale (Unaudited)...........................          --            --      9,240             --
                                                  ----------   -----------    -------     ----------
Balance at November 7, 1997 (Unaudited).........  $3,373,859   $10,775,911    $19,299     $9,731,618
                                                  ==========   ===========    =======     ==========

          See accompanying notes to consolidated financial statements.

                          WSMP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW
 FISCAL YEARS ENDED FEBRUARY 28, 1997, FEBRUARY 23, 1996 AND FEBRUARY 24, 1995
        AND FOR THE 36 WEEKS ENDED NOVEMBER 7, 1997 AND NOVEMBER 1, 1996

                                                                     FISCAL YEARS ENDED                    36 WEEKS ENDED
                                                         ------------------------------------------   -------------------------
                                                         FEBRUARY 28,   FEBRUARY 23,   FEBRUARY 24,   NOVEMBER 7,   NOVEMBER 1,
                                                             1997           1996           1995          1997          1996
                                                         ------------   ------------   ------------   -----------   -----------
                                                                                                      (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)..................................  $ 1,120,696    $(1,494,989)   $ 1,096,670    $ 1,512,264   $  425,035
  Adjustments to reconcile net earnings (loss) to net
    cash provided by (used in) operating activities:
  Extraordinary gain on extinguishment of debt (before
    effect of income taxes) (Note 7)...................     (665,646)            --             --             --           --
  Net gain on sale of restricted equity securities to
    related parties....................................     (541,831)            --             --             --           --
  Depreciation and amortization........................    2,624,490      2,715,271      2,878,624      2,170,482    1,779,180
  Depreciation on properties leased to others..........      293,894        282,104        379,599        154,841      194,668
  Deferred income taxes, net...........................      405,177     (1,111,502)       (78,333)       (21,501)     (18,284)
  Net gain on dispositions of assets (net of
    write-downs).......................................     (758,646)      (220,199)      (940,091)      (553,566)    (257,530)
  Provision for losses on receivables..................      223,358        216,039        430,128         19,244      178,883
  Equity in loss (earnings) of affiliates..............      107,000        338,366       (115,000)        14,000       95,000
  Other non-cash adjustments to earnings...............     (183,475)       152,598        (90,679)       605,482       20,978
  Changes in operating assets and liabilities (net of
    effects from purchase of restaurant companies)
    providing (using) cash:
    Receivables........................................      335,383         49,830       (848,883)    (2,452,990)  (1,262,187)
    Inventories........................................     (657,349)      (427,306)      (627,401)    (1,485,366)    (891,603)
    Income taxes refundable, prepaid expense and other
      assets...........................................      114,862       (247,472)        (4,598)       (42,542)     141,304
    Trade accounts payable.............................       69,080       (206,547)    (1,396,535)      (132,769)     332,948
    Other accrued liabilities..........................      371,599       (262,280)       113,428        525,015      354,386
                                                         -----------    -----------    -----------    -----------   ----------
        Total adjustments..............................    1,737,896      1,278,902       (299,741)    (1,199,670)     667,743
        Net cash provided by (used in) operating
          activities...................................    2,858,592       (216,087)       796,929        312,594    1,092,778
                                                         -----------    -----------    -----------    -----------   ----------
Cash flows from investing activities:
  Capital expenditures to related parties..............     (416,415)      (325,210)      (386,359)      (342,851)    (289,131)
  Capital expenditures -- other........................   (2,232,688)    (1,278,677)      (807,489)    (2,645,201)    (777,673)
  Proceeds from sales of assets to related parties.....    1,013,388      1,079,955        623,734        950,000      785,000
  Proceeds from sales of assets to others..............    1,208,447      2,087,983      3,082,789      2,164,064      215,037
  Deposits, net of refunds.............................       47,942       (121,554)       (12,581)         4,868      (14,887)
  Decrease (increase) in marketable equity
    securities.........................................      (15,213)       (11,425)        36,528         (4,908)      (3,508)
  Decrease in related party notes receivables..........      289,913        203,874        417,574        179,452      176,460
  Decrease (increase) in other notes receivable........      220,164        287,897         (1,635)       396,953      319,030
  Other investing activities, net......................      (92,322)      (175,539)      (292,251)            --           --
                                                         -----------    -----------    -----------    -----------   ----------
        Net cash provided by (used in) investing
          activities...................................       23,216      1,747,304      2,660,310        702,377      410,328
                                                         -----------    -----------    -----------    -----------   ----------
Cash flows from financing activities:
  Net proceeds (repayments) under short-term borrowing
    agreements.........................................       27,776      1,000,000       (375,000)       (15,614)          --
  Proceeds from issuance of long-term debt.............    8,125,000         85,000        250,000             --           --
  Principal payments on long-term debt.................   (9,760,413)    (3,916,026)    (3,364,013)    (3,092,338)  (1,657,017)
  Cash restricted for secured letter of credit (Note
    17)................................................           --        500,000       (500,000)            --           --
  Proceeds from exercise of stock options..............      720,500        290,000             --        496,200           --
  Acquisition of treasury stock........................           --             --        (35,625)            --           --
                                                         -----------    -----------    -----------    -----------   ----------
        Net cash used in financing activities..........     (887,137)    (2,041,026)    (4,024,638)    (2,611,752)  (1,657,017)
                                                         -----------    -----------    -----------    -----------   ----------
Net increase (decrease) in cash and cash equivalents...    1,994,671       (509,809)      (567,399)    (1,596,781)    (153,911)
Cash and cash equivalents at beginning of period.......      430,311        940,120      1,507,519      2,424,982      430,311
                                                         -----------    -----------    -----------    -----------   ----------
Cash and cash equivalents at end of period.............  $ 2,424,982    $   430,311    $   940,120    $   828,201   $  276,400
                                                         ===========    ===========    ===========    ===========   ==========

          See accompanying notes to consolidated financial statements.

                          WSMP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 FISCAL YEARS ENDED FEBRUARY 28, 1997, FEBRUARY 23, 1996, AND FEBRUARY 24, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of WSMP, Inc. and subsidiaries in which it has an ownership percentage greater than 50% (collectively, "WSMP"). These subsidiaries, all of which are 100% owned unless otherwise indicated, are as follows:

Brunswick Assoc., Inc.                     Price Food Systems, LLC (80%)
D&S Foods, LLC (60%)                       Prime Sirloin, Inc.
Elloree Foods, Inc.                        Seven Stars, Inc.
Georgia WSMP, Inc.                         South Carolina WSMP, Inc.
Greenville Food Systems, Inc.              St. Augustine Foods, Inc. (80%)
Kentucky WSMP, Inc.                        Sunshine WSMP, Inc.
Matthews Prime Sirloin, Inc.               Tennessee WSMP, Inc.
Naples Foods, Inc. (55%)                   Virginia WSMP, Inc.

     All significant intercompany accounts and transactions are eliminated in consolidation.

  Financial Statement Presentation

     Financial statements for fiscal 1996 and fiscal 1995 have been reclassified, where applicable, to conform to the financial statement presentations used in fiscal 1997.

  Fiscal Year

     WSMP's fiscal year ends on the last Friday in February. Fiscal 1997 represents a fifty-three week period. Fiscal 1996 and fiscal 1995 represent fifty-two week periods.

  Cash and Cash Equivalents

     WSMP considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Investments

     WSMP classifies its investments in debt and equity securities as available-for-sale. Securities classified as available-for-sale are carried at fair market value with unrealized gains and losses excluded from earnings but shown as a separate component of shareholders' equity. All investments of WSMP are comprised of marketable equity securities held in broker managed accounts. Realized and unrealized gains and losses on investments were not significant in fiscal 1997, fiscal 1996 or fiscal 1995.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs which do not significantly extend useful lives of assets are charged to earnings whereas additions and betterments, including interest costs incurred during construction, are capitalized. Gains and losses on dispositions are reflected in other income except for gains on traded properties which are reflected in the basis of the new asset.

     Depreciation of property, plant and equipment is provided over the estimated useful lives of the respective assets on the straight-line basis. Leasehold improvements are depreciated over the shorter of their estimated

                          WSMP, INC. AND SUBSIDIARIES
useful lives or terms of the respective leases. Property under capital leases is amortized in accordance with WSMP's normal depreciation policy.

     Depreciation on properties leased to others is combined with other expenses related to rental income and reported as other expense.

     WSMP evaluates its long-lived assets used in operations for indicators of impairment and, if found, calculates the undiscounted cash flows estimated to be generated by those assets. If the cash flows are less than the assets' carrying amount, WSMP records an impairment loss for the difference between the carrying amount and estimated fair value. See Note 5 with regard to assets to be disposed of.

  Intangible Assets

     The excess of cost over fair value of net assets of businesses acquired is being amortized on the straight-line method over periods of fifteen and forty years ($162,113 over fifteen years and $933,100 over forty years as of February 28, 1997).

  Investments in Affiliates

     Investments in common stock of unconsolidated affiliates are accounted for using the equity method.

  Costs and Expenses

     Cost of goods sold includes the direct and indirect costs of tangible products sold by the food processing segment and the direct costs of tangible products sold through restaurant operations. Operating expenses include additional indirect costs such as labor, insurance and occupancy costs, other than depreciation, associated with restaurant product sales and other revenues. Selling, general and administrative expenses reflect costs of marketing, selling and general administration not included in cost of goods sold or operating expenses.

  Advertising Costs

     WSMP expenses advertising costs as incurred. Advertising expense for fiscal 1997, fiscal 1996 and fiscal 1995 was $2,268,677, $2,183,076 and $2,175,206, respectively.

  Pre-opening Expenses

     Pre-opening expenses associated with new restaurant openings are expensed as incurred.

  Income Taxes

     Income taxes are provided for temporary differences between the tax and financial accounting basis of assets and liabilities using the asset and liability method. The tax effects of such differences are reflected in the balance sheet at the enacted tax rate applicable to the years when such differences are scheduled to reverse. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date.

  Franchise, Royalty and Other Fees

     Initial franchise fees are recognized as revenue when substantially all of the services required of WSMP by the franchise agreement have been performed, which is generally the date the franchised unit opens. Area franchise development fees are not recognized until the developer exercises his option and opens a restaurant pursuant to the area development agreement. At the time WSMP has substantially performed all obligations for initial service relating to the restaurant, WSMP recognizes the pro rata portion of the fee allocated to the

                          WSMP, INC. AND SUBSIDIARIES
option to develop that particular restaurant. Royalty and other fees are accrued as earned based on franchisees' sales.

  Earnings Per Share

     Earnings per share is based on the weighted average number of common shares and dilutive common equivalent shares outstanding during each fiscal year. Common equivalent shares relate to outstanding stock options. The weighted average number of shares used in the calculation of earnings per common and common equivalent shares are 3,091,063 in fiscal 1997, 2,729,517 in fiscal 1996 and 2,879,021 in fiscal 1995. The weighted average number of shares used in the calculation of earnings per common share assuming full dilution are 3,228,800 in fiscal 1997, 2,729,517 in fiscal 1996 and 2,953,286 in fiscal 1995.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Information

     The accompanying unaudited financial information for the 30 weeks ended November 11, 1997 and November 1, 1996 has been prepared on substantially the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results of interim periods are not necessarily indicative of results to be expected for the entire fiscal year.

2.  ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable are comprised of the following:

                                                                 1997          1996
                                                              ----------    ----------
Accounts receivable:
  Trade accounts receivable (less allowance for doubtful
     receivables of $35,000 in 1997 and $55,000 in 1996)....   2,958,263    $3,020,818
  Accounts receivable -- franchisees (less allowance for
     doubtful receivables of $20,215 in 1997 and $252,814 in
     1996)..................................................     247,993       321,053
  Accounts receivable -- related parties (less allowance for doubtful receivables of $62,500 in 1996) (See Note
     19)....................................................     254,744       484,951
                                                              ----------    ----------
          Total accounts receivable, net....................  $3,461,000    $3,826,822
                                                              ==========    ==========
Notes receivable -- related parties; interest rates 4.5% to
  12% (See Note 19).........................................  $1,526,761    $1,288,273
Less current portion........................................     563,644       772,329
                                                              ----------    ----------
  Noncurrent related parties notes receivable...............  $  963,117    $  515,944
                                                              ==========    ==========
Notes receivable -- other: interest rates 6% to 12% (less
  allowance for doubtful receivables of $58,323 in 1997 and
  $216,693 in 1996).........................................  $  880,341    $  844,633
Less current portion........................................     409,996       639,692
                                                              ----------    ----------
  Noncurrent notes receivable...............................  $  470,345    $  204,941
                                                              ==========    ==========

                          WSMP, INC. AND SUBSIDIARIES

     Noncurrent notes receivable have maturities ranging from 1997 to 2004.

     Trade accounts receivable are generated by sales of the food processing segment and have terms ranging between fourteen and thirty days. A concentration of receivables exists relating to one bakery customer which accounted for 61.4% and 57.5% of the food processing segment sales in fiscal 1997 and fiscal 1996, respectively. Receivables from this customer totaled $1,392,622 and $1,366,216 and represent 46.5% and 44.4% of the total at February 28, 1997 and at February 23, 1996, respectively.

     An analysis of the allowance for doubtful notes and accounts receivable is as follows:

                                        BALANCE AT   ADDITIONS CHARGE
FISCAL YEAR                             BEGINNING      TO COSTS AND                     BALANCE AT
ENDED                                    OF YEAR         EXPENSES       DEDUCTIONS(1)   END OF YEAR
-----------                             ----------   ----------------   -------------   -----------
  1997................................   $587,007        $223,358         $696,827       $113,538
  1996................................   $542,000        $216,039         $171,032       $587,007
  1995................................   $440,000        $430,128         $328,128       $542,000

---------------

(1) Uncollectible receivables charged against the allowance.

3.  INVENTORIES

     A summary of inventories, by major classification, follows:

                                                                 1997         1996
                                                              ----------   ----------
Hams in curing process......................................  $1,734,178   $1,326,420
Other food (includes cured hams)............................   2,716,670    2,818,418
Supplies....................................................   1,760,142    1,408,803
                                                              ----------   ----------
          Totals............................................  $6,210,990   $5,553,641
                                                              ==========   ==========

4.  PROPERTY, PLANT AND EQUIPMENT

     The major components of property, plant and equipment are as follows:

                                                               ESTIMATED
                                                USEFUL LIFE      1997          1996
                                                -----------   -----------   -----------
Land..........................................                $ 4,182,979   $ 5,204,997
Land improvements.............................     10 years     1,095,487     1,378,849
Buildings.....................................  20-40 years    15,145,307    16,523,205
Leasehold improvements........................   5-20 years     1,461,722     1,274,897
Machinery and equipment.......................   5-15 years    16,279,383    15,650,598
Machinery and equipment.......................
  under capital leases........................   5-15 years       972,939     1,065,925
Furniture and fixtures........................   5-10 years     3,838,556     3,946,543
Automotive equipment..........................    2-5 years       597,586       626,492
Construction in progress......................                     22,791       313,110
                                                              -----------   -----------
          Total...............................                 43,596,750    45,984,616
                                                              -----------   -----------
Less accumulated depreciation.................                 20,643,965    20,696,583
                                                              -----------   -----------
Property, plant and equipment, net............                $22,952,785   $25,288,033
                                                              ===========   ===========

     Depreciation and amortization expense of property, plant and equipment was $2,874,250, $2,960,325 and $3,198,638 for fiscal 1997, fiscal 1996 and fiscal
1995, respectively. Accumulated depreciation applicable to property under capital leases was $105,355, $544,391 and $445,066 for fiscal 1997, fiscal 1996 and fiscal 1995,

                          WSMP, INC. AND SUBSIDIARIES
respectively. Approximately $5,998 in interest costs were capitalized in fiscal 1996. No interest costs were capitalized in fiscal 1997 or fiscal 1995.

5.  PROPERTIES HELD FOR SALE

     During fiscal 1991, WSMP began a restructuring of its owned restaurant operations to improve profitability by, among other things, updating restaurant formats and disposing of less profitable stores. As a result of this restructuring, WSMP has closed various stores and transferred the related real properties, in addition to certain undeveloped land holdings, from the classification of property, plant and equipment to other assets as properties held for sale. WSMP is selling these properties as reasonable purchase offers are received. At February 28, 1997, WSMP had $3,277,670 in properties held for sale. These properties are being carried at their estimated fair value less estimated selling costs.

6.  SHORT-TERM NOTES PAYABLE

     On November 22, 1996, WSMP entered into an agreement with a bank to provide a $6,000,000 revolving credit facility, which replaced the existing $4,000,000 line of credit with another bank. This credit facility is secured by a lien upon WSMP's manufacturing inventory and receivables (approximately $8,461,000 in the aggregate) and expires on November 22, 1998. At February 28, 1997, $4,027,776 was outstanding under this facility.

     The weighted average interest rate on short-term borrowings was 8.77% and 9.36% at February 28, 1997 and February 23, 1996, respectively.

7.  LONG-TERM DEBT

     Long-term debt is comprised of the following:

                                                                 1997          1996
                                                              -----------   -----------
10% Senior Notes payable to insurance companies.............  $        --   $ 9,062,249
Variable rate Industrial Revenue Bonds maturing in 2005.....    2,845,000     3,175,000
Prime plus 1% bank note maturing 2002.......................    4,979,808            --
Prime plus 1% bank note maturing 1998.......................    1,900,000            --
Prime plus  1/2% to 1 1/2% notes payable to banks maturing
  1998 to 2012..............................................    1,043,278       718,490
4.5% Settlement Notes maturing in 1998 (see Note 19)........      430,000       610,000
6.0% to 11.0% other notes payable maturing 1998 to 2005.....    1,666,301       980,771
9.25% to 11.5% capitalized lease obligations maturing in
  1998 to 2004 (see Note 11)................................      855,555       374,503
                                                              -----------   -----------
          Total long-term debt..............................   13,719,942    14,921,013
                                                              -----------   -----------
          Less current installments.........................    1,297,792     2,030,953
                                                              -----------   -----------
          Long term debt, excluding current installments....  $12,422,150   $12,890,060
                                                              ===========   ===========

     The applicable prime interest rate at February 28, 1997 was 8.25%. The variable rate payable on the Industrial Revenue Bonds at February 28, 1997 was 3.44%. At February 28, 1997, the net book value of WSMP's property, plant and equipment and properties held for sale pledged as collateral under the above obligations was $21,301,185.

     During fiscal 1997, WSMP replaced its Senior Note obligations, which were scheduled to mature on October 1, 1997, with long-term note agreements with two banks. One of the agreements provides financing in the amount of $5 million at a rate of "prime" plus 1% for a five year term with principal payments to be made

                          WSMP, INC. AND SUBSIDIARIES
on a ten-year amortization basis with a final balloon payment on January 15, 2002. The second agreement provides financing of $1.9 million at a rate of "prime" plus 1% and is payable on December 30, 1998. The notes are collateralized by deeds of trusts on certain real property which previously collateralized the Senior Note obligations. In addition, WSMP is required to meet certain financial requirements regarding tangible net worth, working capital, debt ratio and ratio of interest coverage.

     During fiscal 1997, WSMP recognized an extraordinary gain of $414,784, net of income taxes of $250,862, on the early extinguishment of debt. The two major life insurance companies which held the Senior Notes agreed to a discount totaling $787,651 upon the early retirement of this debt. In addition, as part of this refinancing, WSMP wrote-off unamortized loan costs relating to the Senior Notes totaling $73,208. Also during fiscal 1997, WSMP incurred a prepayment penalty totaling $48,797 upon the early payment of a Small Business Association loan which was secured by a restaurant property sold during the year.

     At February 28, 1997, WSMP was not in compliance with certain covenants relating to the Industrial Revenue Bonds and the newly acquired term bank debt. These violations relate to the maximum amount of new debt which can be incurred during a fiscal year. WSMP has received waivers of these violations from its lenders.

     Long-term debt maturities, including capital leases (Note 11), subsequent to February 28, 1997 are as follows:

FISCAL YEAR                                                     AMOUNT
-----------                                                   -----------
1998........................................................    1,297,792
1999........................................................    4,069,566
2000........................................................    1,134,472
2001........................................................    1,172,281
2002........................................................    3,997,126
Later years.................................................    2,048,705
                                                              -----------
          Total.............................................  $13,719,942
                                                              ===========

8.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated fair values of the financial instruments listed below have been determined by WSMP using available market information and appropriate valuation methodologies. Considerable judgment is required, however, to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that WSMP could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                  FEBRUARY 28, 1997
                                                              -------------------------
                                                               CARRYING
                                                                AMOUNT      FAIR VALUE
                                                              -----------   -----------
Assets:
  Cash and cash equivalents.................................  $ 2,424,982   $ 2,424,982
  Marketable equity securities..............................      171,910       171,910
  Accounts receivable.......................................    3,461,000     3,461,000
  Notes receivable..........................................    2,407,102     2,524,859
Liabilities:
  Accounts payable..........................................    2,879,309     2,879,309
  Short-term debt...........................................    4,027,776     4,027,776
  Long-term debt (excluding capital leases).................   12,864,387    12,854,189

                          WSMP, INC. AND SUBSIDIARIES

                                                                  FEBRUARY 23, 1996
                                                              -------------------------
                                                               CARRYING
                                                                AMOUNT      FAIR VALUE
                                                              -----------   -----------
Assets:
  Cash and cash equivalents.................................  $   430,311   $   430,311
  Marketable equity securities..............................      148,997       148,997
  Accounts receivable.......................................    3,826,822     3,826,822
  Notes receivable..........................................    2,132,906     2,047,913
  Restricted equity securities..............................      242,050       720,891
Liabilities:
  Accounts payable..........................................    2,810,299     2,810,229
  Short-term debt...........................................    4,000,000     4,000,000
  Long-term debt (excluding capital leases).................   14,546,510    14,488,742

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and short-term debt are a reasonable estimate of their fair value. Marketable equity securities are classified as available-for-sale and carried at their fair value.

     The fair value of notes receivable is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     The fair value of the restricted equity securities is based on the fair value of non-restricted securities of the same class and issue which are actively traded in the over-the-counter market.

     Interest rates that are currently available to WSMP for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt instruments using discounted cash flows.

9.  OTHER ACCRUED LIABILITIES

     Other accrued liabilities are as follows:

                                                                 1997         1996
                                                              ----------   ----------
Accrued salaries and wages..................................  $  520,388   $  650,407
Accrued insurance claims....................................     710,657      644,180
Taxes, other than income....................................     426,337      323,059
Accrued interest............................................      19,717       85,297
Gift certificates outstanding...............................     304,185      331,955
Other.......................................................     981,187      515,974
                                                              ----------   ----------
          Total.............................................  $2,962,471   $2,550,872
                                                              ==========   ==========

                          WSMP, INC. AND SUBSIDIARIES

10.  INCOME TAXES

     The provision for income taxes (benefit) is summarized as follows:

                                                    1997         1996          1995
                                                  --------    -----------    ---------
Current:
  Federal.....................................    $ 25,616    $  (135,072)   $ 421,663
  State.......................................      34,785         30,229       68,401
          Total current.......................      60,401       (104,843)     490,064
Deferred:
  Federal.....................................     377,569       (916,840)    (102,544)
  State.......................................      27,608       (194,662)      24,211
                                                  --------    -----------    ---------
          Total deferred......................     405,177     (1,111,502)     (78,333)
                                                  --------    -----------    ---------
          Total provision for income taxes
            (benefit).........................    $465,578    $(1,216,345)   $ 411,731
                                                  ========    ===========    =========

     Actual provisions for income tax expense (benefit) are different from amounts computed by applying a statutory federal income tax rate to earnings
(loss) before income taxes. The computed amount is reconciled to total income tax expense (benefit) as follows:

                                          1997                      1996                      1995
                                  ---------------------   ------------------------   ----------------------
                                             PERCENT OF                 PERCENT OF               PERCENT OF
                                               PRETAX                     PRETAX                   PRETAX
                                   AMOUNT     EARNINGS      AMOUNT         LOSS       AMOUNT      EARNINGS
                                  --------   ----------   -----------   ----------   ---------   ----------
Computed tax (benefit) at
  statutory rate................  $398,307      34.0      $  (921,854)    (34.0)     $ 512,856      34.0
Tax effect resulting from:
  State income taxes net of
    federal tax benefit.........    26,826       2.3         (141,481)     (5.2)        92,584       6.1
  New general business credits
    (net).......................   (21,285)     (1.8)         (96,867)     (3.6)      (110,308)     (7.3)
  Permanent differences.........    32,548       2.8            9,978        .4         (8,992)      (.6)
  Tax benefit of pre-acquisition
    (SRLY) losses utilized......                              (22,390)      (.8)       (82,307)     (5.4)
  Other.........................    29,182       2.4          (43,731)     (1.6)         7,898        .5
                                  --------       ---      -----------     -----      ---------       ---
Provision for income taxes
  (benefit).....................  $465,578      39.7      $(1,216,345)    (44.8)     $ 411,731      27.3
                                  ========       ===      ===========     =====      =========       ===

                          WSMP, INC. AND SUBSIDIARIES

     The approximate tax effect of each type of temporary difference and carryforward that gave rise to WSMP's deferred income tax assets and liabilities for fiscal 1997 and fiscal 1996 is as follows:

                                           1997                                     1996
                          --------------------------------------   --------------------------------------
                            ASSETS     LIABILITIES      TOTAL        ASSETS     LIABILITIES      TOTAL
                          ----------   -----------   -----------   ----------   -----------   -----------
Current:
  Allowance for doubtful
    receivables.........  $   42,789   $        --   $    42,789   $  219,944   $        --   $   219,994
  Inventory.............      67,226            --        67,226       59,904            --        59,904
  Accrued promotional
    expense.............      67,836            --        67,836        9,788            --         9,788
  Accrued bonus.........          --            --                     13,701            --        13,701
  Accrued vacation
    pay.................      51,254            --        51,254       46,847            --        46,847
  Reserve for returns...      60,299            --        60,299       56,216            --        56,216
  Installment sales.....          --       (93,748)      (93,748)          --      (133,704)     (133,704)
  Unrealized gain on
    securities available
    for sale............          --        (6,083)       (6,083)          --        (3,164)       (3,164)
  State loss
    carryforward........     139,686            --       139,686      123,908            --       123,908
  General business
    credit
    carryforward........     125,000            --       125,000      125,000            --       125,000
                          ----------   -----------   -----------   ----------   -----------   -----------
         Total
           current......  $  554,090   $   (99,831)  $   454,259   $  655,358   $  (136,868)  $   518,490
                          ==========   ===========   ===========   ==========   ===========   ===========

                                           1997                                     1996
                          --------------------------------------   --------------------------------------
                            ASSETS     LIABILITIES      TOTAL        ASSETS     LIABILITIES      TOTAL
                          ----------   -----------   -----------   ----------   -----------   -----------
Noncurrent:
  Property, plant and
    equipment...........  $       --   $(1,781,168)  $(1,781,168)  $       --   $(1,806,103)  $(1,806,103)
  Writedown of property
    held for sale.......      54,646            --        54,646       54,342            --        54,342
  Earnings in
    unconsolidated
    subsidiaries........          --       (21,105)      (21,105)     175,156            --       175,156
  Restricted marketable
    equity securities...          --            --            --       58,269            --        58,269
  Deferred franchise
    fees................          --            --            --        1,874            --         1,874
  General business
    credit
    carryforward........     206,351            --       206,351      365,732            --       365,732
  Alternative minimum
    tax credit
    carryforward........     293,771            --       293,771      247,092            --       247,092
  Federal loss
    carryforward........     107,668            --       107,668       45,033            --        45,033
  Pre-acquisition (SRLY)
    loss carryforward...      57,184            --        57,184       89,544            --        89,544
  State loss
    carryforward........     335,800            --       335,800      393,162            --       393,162
  Less valuation
    allowance...........    (500,651)           --      (500,651)    (527,740)           --      (527,740)
                          ----------   -----------   -----------   ----------   -----------   -----------
         Total
           noncurrent...  $  554,769   $(1,802,273)  $(1,247,504)  $  902,464   $(1,806,103)  $  (903,639)
                          ==========   ===========   ===========   ==========   ===========   ===========
         Total current
           and
           noncurrent...  $1,108,859   $(1,902,104)  $  (793,245)  $1,557,822   $(1,942,971)  $  (385,149)
                          ==========   ===========   ===========   ==========   ===========   ===========

                          WSMP, INC. AND SUBSIDIARIES

     As of February 28, 1997, operating loss carryovers of approximately $7,600,000 are available to offset future taxable income in various states. The carryover periods range from five to fifteen years, which will result in expirations of varying amounts beginning in fiscal 1998 and continuing through fiscal 2012.

     Various credits and loss carryforwards also exist to offset future federal income taxes. As of February 28, 1997, alternative minimum tax credit carryovers are approximately $294,000 and general business credit carryforwards are approximately $331,000. The general business credits will expire in varying amounts beginning in fiscal 2007. In addition, pre-acquisition (SRLY) loss carryforwards of approximately $57,200 are available to offset future taxable income of certain consolidated subsidiaries and expire in varying amounts beginning in fiscal 2002.

11.  LEASED PROPERTIES

     Six of WSMP's restaurant locations are operated in leased premises. The related leases are classified as operating leases, and their terms are effective for varying periods until 2007, except for one lease for land which expires in 2022. Most contain terms that provide for a modest increase in rental payments at specified intervals within the lease term. As of February 28, 1997, future minimum rental payments required under these leases and under capital leases, which are for machinery and equipment, are summarized as follows:

                                                 OPERATING LEASES
                                       ------------------------------------
                                                     MINIMUM
                                        MINIMUM      SUBLEASE                  CAPITAL
FISCAL YEAR                             PAYMENTS     RECEIPTS      TOTAL        LEASES       TOTAL
-----------                            ----------   ----------   ----------   ----------   ----------
1998.................................  $  764,902   $  199,760   $  565,142   $  267,901   $  833,043
1999.................................     759,510      199,760      559,750      263,526      823,276
2000.................................     616,620      199,760      416,860      215,401      632,261
2001.................................     417,921      169,000      248,921      175,521      424,442
2002.................................     382,300      169,000      213,300       73,407      286,707
2003-2007............................   1,607,583      760,583      847,000       92,378      939,378
2008-2012............................     150,000           --      150,000           --      150,000
2013-2017............................      60,000           --       60,000           --       60,000
Later years..........................      70,150           --       70,150           --       70,150
                                       ----------   ----------   ----------   ----------   ----------
          Total minimum lease
            payments.................  $4,828,986   $1,697,863   $3,131,123   $1,088,134   $4,219,257
                                       ==========   ==========   ==========                ==========
Less amount representing interest..........................................      232,579
                                                                              ----------
Present value of minimum lease payments under capital leases (see Note
  7).......................................................................   $  855,555
                                                                              ==========

     Rental expenses charged to earnings are as follows:

                                                        1997        1996         1995
                                                      ---------   ---------   ----------
Real estate.........................................  $ 826,029   $ 923,442   $1,061,057
Less sublease rentals...............................   (199,760)   (202,760)    (227,148)
Equipment...........................................    290,312     211,349      196,673
                                                      ---------   ---------   ----------
          Total.....................................  $ 916,581   $ 932,031   $1,030,582
                                                      =========   =========   ==========

12.  EMPLOYEE BENEFITS

     On March 1, 1994, WSMP established an employee stock purchase plan through which employees, after meeting minimum eligibility requirements, may contribute up to 10% of their base earnings toward the purchase of WSMP Common Stock. The plan provides that WSMP will make matching contributions of 25% of the employee's contribution. Participation in the plan is voluntary and all contributions of WSMP are

                          WSMP, INC. AND SUBSIDIARIES
funded monthly and vest immediately. WSMP's contributions to the plan totaled $12,569, $17,046 and $10,091 in fiscal 1997, fiscal 1996 and fiscal 1995, respectively. WSMP also maintains a 401-k Retirement Plan for its employees. The Plan provides that WSMP will make a matching contribution of up to 25% of an employee's voluntary contribution, limited to the lesser of 8% of that employee's annual compensation or $9,500 for fiscal 1997. WSMP's contributions to this Plan were $77,132, $71,340 and $67,869 in fiscal 1997, fiscal 1996 and fiscal 1995, respectively. WSMP also provides employee health insurance benefits under a 501-c(9) trust arrangement. These benefits are partially self-funded by WSMP. WSMP has $45,000 per claim and $1,000,000 annual aggregate stop loss coverage on group medical claims with an insurance carrier. A third-party administrator handles all claims. Company contributions to this plan were $434,648, $466,116 and $388,488 in fiscal 1997, fiscal 1996 and fiscal 1995, respectively. Certain officers of WSMP are trustees of the stock purchase plan, the retirement plan and the employee health plan. WSMP also has two employee stock option plans as described in Note 13.

13.  EMPLOYEE STOCK OPTIONS

     WSMP's 1987 Incentive Stock Option Plan provides for the issuance of up to 625,000 shares of WSMP Common Stock to key employees, including officers, of WSMP. WSMP may grant Incentive Stock Options ("ISOs") or nonqualified stock options to eligible employees.

     WSMP's 1987 Special Stock Option Plan, as amended, provides for the issuance of up to 625,000 shares of WSMP Common Stock to key management employees, including officers of WSMP. All options granted under this Plan are nonqualified stock options. During fiscal 1994, options for 100,000 shares were repriced from $9.50 to the fair market value at the date of repricing.

     All options must be granted at not less than 100% of the fair market value of the WSMP Common Stock at the date of the grant and must be exercised no later than ten years from the date of grant.

     A summary of the changes in shares under option and the weighted-average exercise prices for both Plans follows. The number of shares and exercise prices give retroactive recognition of the five-for-four stock split, effected in the form of a stock dividend declared in 1995.

                                                            INCENTIVE STOCK        SPECIAL STOCK
                                                              OPTION PLAN           OPTION PLAN
                                                          -------------------   -------------------
                                                                     WEIGHTED              WEIGHTED
                                                                     AVERAGE               AVERAGE
                                                                     EXERCISE              EXERCISE
                                                           SHARES     PRICE      SHARES     PRICE
                                                          --------   --------   --------   --------
Balance at February 25, 1994............................   125,000    $2.90      562,500    $3.41
  Cancelled.............................................   (12,500)    2.90           --       --
  Issued................................................   196,875     4.82           --       --
                                                          --------              --------
Balance at February 24, 1995............................   309,375    $4.12      562,500    $3.41
  Cancelled.............................................   (12,500)    2.90           --       --
  Exercised.............................................  (100,000)    2.90           --       --
                                                          --------              --------
Balance at February 23, 1996............................   196,875    $4.82      562,500    $3.41
  Cancelled.............................................   (10,000)    5.20           --       --
  Issued................................................    50,000     5.88       50,000     5.88
  Exercised.............................................   (33,750)    4.31     (125,000)    4.60
                                                          --------              --------
Balance at February 28, 1997............................   203,125    $5.14      487,500    $3.36
                                                          ========              ========
Exercisable at February 28, 1997........................    42,500    $5.20      487,500    $3.36
                                                          ========              ========

                          WSMP, INC. AND SUBSIDIARIES

     A summary of the range of exercise prices and weighted average remaining life for options outstanding under each Plan at February 28, 1997 is as follows:

                                                                                AVERAGE
                                                      EXERCISE     SHARES      REMAINING
                                                       PRICE     OUTSTANDING      LIFE
                                                      --------   -----------   ----------
Special Stock Option Plan:..........................   $2.90       187,500      46 months
                                                        3.20       250,000      56 months
                                                        5.88        50,000     112 months
Incentive Stock Option Plan:........................    4.00        37,500      87 months
                                                        5.20       115,625      96 months
                                                        5.88        50,000     112 months

     WSMP applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for stock-based compensation relating to options granted in fiscal 1997 since the exercise price of the option approximated the fair market value on the date of grant. No stock options were granted in fiscal 1996. Had compensation for fiscal 1997 stock options granted been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), WSMP's net earnings and earnings per common share amounts for fiscal 1997 would approximate the following pro forma amounts:

                                                              AS REPORTED   PRO FORMA
                                                              -----------   ---------
Net Earnings................................................  $1,120,696    $987,172
Earnings per Common and Common Equivalent Share.............         .36         .32
Earnings per Common Share -- Assuming Full Dilution.........         .35         .31

     The fair value of each option granted during fiscal 1997 is estimated as $3.90 on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected volatility of 44.2%; no expected dividend yield; risk-free interest rate of 6.65%; and expected life of six years. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

14.  OTHER INFORMATION

     Accumulated amortization of intangible assets is as follows:

                                                                1997       1996
                                                              --------   --------
Excess of cost over fair value of net assets of businesses
  acquired..................................................  $467,028   $432,892

15.  LINES OF BUSINESS

     WSMP operates in three principal lines of business. Segment information is presented as follows:

                                        1997                    1996                    1995
                                ---------------------   ---------------------   ---------------------
                                  AMOUNT      PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT
                                -----------   -------   -----------   -------   -----------   -------
Revenues:
  Restaurant operations.......  $26,454,848     30.1    $25,714,219     32.4    $28,895,738     30.7
  Food processing.............   58,872,627     67.1     51,085,716     64.3     62,563,395     66.5
  Restaurant franchising......    2,682,732      3.1      2,856,284      3.6      2,868,199      3.0
                                -----------    -----    -----------    -----    -----------    -----
                                 88,010,207    100.3     79,656,219    100.3     94,327,332    100.2
Elimination of inter-segment
  sales(1)....................     (257,134)     (.3)      (217,009)     (.3)      (227,359)     (.2)
                                -----------    -----    -----------    -----    -----------    -----
                                $87,753,073    100.0    $79,439,210    100.0    $94,099,973    100.0
                                ===========    =====    ===========    =====    ===========    =====

                          WSMP, INC. AND SUBSIDIARIES

                                        1997                    1996                    1995
                                ---------------------   ---------------------   ---------------------
                                  AMOUNT      PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT
                                -----------   -------   -----------   -------   -----------   -------
Operating profit:
  Restaurant operations.......  $ 2,877,253     45.1    $ 1,063,137     29.2    $ 1,649,443     23.4
  Food processing.............    1,845,188     28.9        778,407     21.4      4,110,751     58.4
  Restaurant franchising......    1,660,285     26.0      1,799,409     49.4      1,278,794     18.2
                                -----------    -----    -----------    -----    -----------    -----
                                  6,382,726    100.0      3,640,953    100.0      7,038,988    100.0
                                               =====                   =====                   =====
  Corporate expenses..........   (4,757,205)             (4,343,710)             (4,794,321)
  Other income................    1,368,308                   2,990               1,256,828
  Interest expense............   (1,822,339)             (2,011,567)             (1,993,094)
                                -----------             -----------             -----------
  Earnings (loss) before
     income taxes and
     extraordinary item.......  $ 1,171,490             $(2,711,334)            $ 1,508,401
                                ===========             ===========             ===========
Identifiable assets:
  Restaurant operations.......  $12,421,474     28.8    $15,423,186     37.0    $18,115,517     38.8
  Food processing.............   22,094,616     51.2     18,809,910     45.2     19,646,658     42.0
  Restaurant franchising......      611,816      1.4        608,775      1.5        688,049      1.5
  Corporate...................    7,998,694     18.6      6,792,503     16.3      8,271,177     17.7
                                -----------    -----    -----------    -----    -----------    -----
                                $43,126,600    100.0    $41,634,374    100.0    $46,721,401    100.0
                                ===========    =====    ===========    =====    ===========    =====
Depreciation and amortization:
  Restaurant operations.......  $ 1,131,061     43.1    $ 1,228,662     45.3    $ 1,316,636     45.7
  Food processing.............    1,259,365     48.0      1,256,931     46.3      1,314,001     45.7
  Restaurant franchising......       37,149      1.4         38,079      1.4         38,082      1.3
  Corporate...................      196,915      7.5        191,599      7.0        209,905      7.3
                                -----------    -----    -----------    -----    -----------    -----
                                $ 2,624,490    100.0    $ 2,715,271    100.0    $ 2,878,624    100.0
                                ===========    =====    ===========    =====    ===========    =====
Capital expenditures:
  Restaurant operations.......  $ 2,850,664     61.8    $   950,576     50.5    $   574,272     47.5
  Food processing.............    1,573,575     34.1        774,615     41.1        368,497     30.5
  Restaurant franchising......                                                       50,550      4.2
  Corporate...................      185,287      4.1        157,337      8.4        214,876     17.8
                                -----------    -----    -----------    -----    -----------    -----
                                $ 4,609,526    100.0    $ 1,882,528    100.0    $ 1,208,195    100.0
                                ===========    =====    ===========    =====    ===========    =====

---------------

(1) Intersegment sales are recorded based on prevailing prices and relate solely to the food processing segment.

     During fiscal 1997, fiscal 1996 and fiscal 1995, a single customer of WSMP's bakery products accounted for 61%, 57% and 63%, respectively, of the food processing segment sales and 41%, 37% and 42%, respectively, of WSMP's total operating revenues.

16.  INVESTMENT IN AFFILIATES

     During fiscal 1997, fiscal 1996 and fiscal 1995, WSMP maintained investments in several companies which operate Prime Sirloin restaurants, Sagebrush Steakhouse & Saloons, Mom 'n' Pop's Buffet & Bakery restaurants, Western Steer Family Restaurants and Bennett's Smokehouse & Saloons. All of the companies

                          WSMP, INC. AND SUBSIDIARIES
are accounted for under the equity method. Names of these companies and percentages of ownership are as follows:

                                       PERCENTAGE OWNED       PERCENTAGE OWNED       PERCENTAGE OWNED
                                     AT FEBRUARY 28, 1997   AT FEBRUARY 23, 1996   AT FEBRUARY 24, 1995
                                     --------------------   --------------------   --------------------
Georgia Buffet Restaurants, Inc....           50%                    50%                    50%
Greenville Foods, Inc..............           --                     50%                    50%
Knoxville Foods, Inc...............           --                     --                     50%
Primo Foods, Inc...................           50%                    50%                    50%
Sagebrush of Asheville, Inc........           --                     --                     50%
Sagebrush of Rock Hill, Inc........           --                     --                     50%
Spartanburg Foods, Inc.............           --                     50%                    50%
Starke Foods, Inc..................           50%                    50%                    50%

     Summarized financial information for the above companies is as follows:

                                                        1997         1996         1995
                                                     ----------   ----------   ----------
Current Assets.....................................  $  300,576   $  345,227   $  476,187
Noncurrent Asset...................................   1,419,930    2,222,646    2,181,774
Current Liabilities................................     597,738    1,664,067    1,559,115
Noncurrent Liabilities.............................     415,371      185,017       76,577
Operating Revenue..................................   5,190,358    8,640,624    9,566,779
Gross Profit.......................................   3,076,669    5,000,389    5,686,828
Net Earnings (loss)................................      53,469     (828,279)     173,298

     Dividends received from these companies totaled $91,000 and $143,500 in fiscal 1996 and fiscal 1995, respectively. No dividends were received in fiscal 1997.

     At the beginning of fiscal 1996, WSMP owned 50% of three corporations (Knoxville Foods, Inc., Sagebrush of Asheville, Inc. and Sagebrush of Rock Hill, Inc.) which operated Sagebrush Steakhouse and Saloon restaurants. In January 1996, a reorganization was effected for these corporations immediately prior to an initial public offering of common stock by Sagebrush, Inc. As part of this reorganization, WSMP exchanged to Sagebrush, Inc. its shares of common stock in these three corporations for cash totaling $87,098 and 111,983 shares of Sagebrush, Inc. common stock. These shares of stock are designated restricted securities and their resale is subject to the conditions and limitations of Rule 144 adopted under the Securities Act of 1933. This transaction was accounted for as a like-kind exchange and a gain of $59,648 was recognized based on the book value of the equity investments in the three 50% owned corporations at the transaction date, the total fair value of the stock and cash received and the percentage of the total proceeds received in cash. The restricted shares of common stock in Sagebrush, Inc. are shown separately on the face of the balance sheet at February 23, 1996 as "Investment in restricted securities" and are carried at cost, which represents the book value of the equity investment in the three corporations at the transaction date, adjusted for the cash proceeds received and the gain recognized on the transaction. These securities were sold during fiscal 1997 (see Note 19).

17.  COMMITMENTS AND CONTINGENCIES

     On May 3, 1994, WSMP guaranteed a loan obligation of one of its franchisees in an amount not to exceed $322,000. The loan is collateralized by certain restaurant equipment purchased by the franchisee.

     During fiscal 1995, WSMP was required to provide a secured letter of credit in the amount of $500,000 to its insurance carrier for outstanding worker's compensation and general liability claims. This letter of credit was secured by $500,000 on deposit with the issuing financial institution. Since this deposit was restricted, it was presented in other non-current assets at February 24, 1995. During fiscal 1996, WSMP gave the financial

                          WSMP, INC. AND SUBSIDIARIES
institution a security interest in a restaurant property with a total book value of $517,360, in lieu of the $500,000 deposit.

18.  SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for interest and income taxes is as follows:

                                                    1997          1996          1995
                                                 ----------    ----------    ----------
Interest.....................................    $1,887,919    $2,006,154    $2,004,431
Income taxes.................................    $  414,666    $  207,171    $  673,500

     WSMP received accounts and notes receivable totaling $355,000, $1,198,392 and $385,537 from the sale of property, plant and equipment in fiscal 1997, fiscal 1996 and fiscal 1995, respectively.

     WSMP acquired machinery and equipment totaling $694,298 and $278,641 through capital leases during fiscal 1997 and fiscal 1996, respectively. In fiscal 1997, WSMP purchased a restaurant property by exchanging land with a book value of $260,236 and assuming a note payable in the amount of $527,695.

     Accounts receivable from certain franchisees totaling $84,762, $46,173 and $110,156 in fiscal 1997, fiscal 1996 and fiscal 1995, respectively, were converted into notes receivable.

     In fiscal 1996, WSMP exchanged shares representing a 50% ownership interest in three unconsolidated subsidiaries which operate Sagebrush Steakhouse and Saloon restaurants to Sagebrush, Inc. for $87,098 and 111,983 shares of common stock of Sagebrush, Inc. (see Note 16). In fiscal 1997, WSMP sold these shares of stock and received cash and a note receivable totaling $78,388 and $705,493, respectively (see Note 19).

     WSMP transferred deposits to property, plant and equipment totaling $14,346 in fiscal 1995.

     In fiscal 1995, WSMP executed a note payable and obtained a note receivable for $92,165 relating to the settlement of certain lawsuits with two franchisees.

19.  TRANSACTIONS WITH RELATED PARTIES

     Related party transactions during fiscal 1997, fiscal 1996 and fiscal 1995 arose in connection with the following relationships:

     Certain current and past officers, directors and principal shareholders of WSMP have ownership interests in franchisee companies as well as an insurance company, a marketing services company and a travel agency which transact business with WSMP. In addition, immediate family members of a director and principal shareholder have ownership interests in three companies from which WSMP purchases restaurant equipment, furnishings and supplies.

     Under a contract with a management services company owned by certain officers and directors, WSMP receives general management services, which include, among other things, the review and supervision of financing, cost analysis services and review of franchise relationships. Management fees paid under this contract are in lieu of salary compensation for certain of WSMP's senior executives. Effective April 1, 1996, this contract was renewed for a three-year period at an annual maximum management fee of $1,500,000, payable quarterly in advance.

     WSMP has mutual leasing agreements with a partnership and corporations which include a principal shareholder. During fiscal 1995, a restaurant property was sold to a corporation which includes this principal shareholder at a price of $624,000, and WSMP recognized a gain on the sale totaling $128,000. During fiscal 1997, a second restaurant property was sold to a corporation which includes this shareholder at a price of $785,000, and WSMP recognized a gain on the sale totaling $252,000.

                          WSMP, INC. AND SUBSIDIARIES

     During fiscal 1997, WSMP sold a restaurant property to an individual who is an executive officer and principal shareholder of WSMP at a price of $150,000, giving WSMP a gain of $103,000.

     During fiscal 1996, WSMP advanced $43,938 to the employee stock purchase plan to allow the plan to purchase 9,500 shares of WSMP common stock from an outside investor. This advance was repaid in fiscal 1997 as the plan received contributions and the shares were allocated to participant accounts.

     During fiscal 1997, WSMP sold certain restricted equity securities to a corporation which is owned by two principal shareholders and executive officers of WSMP for cash totaling $78,388 and an 8.5% two-year promissory note in the amount of $705,493. The promissory note is supported by personal guarantees received from the two principal shareholders and executive officers.

     During fiscal 1996, WSMP sold certain secured promissory notes without recourse to an individual who is an executive officer and principal shareholder of WSMP. Most of the notes were secured by purchase money mortgages and were generated through various sales of real estate. The notes, which had face values totaling $1,440,000, were sold without recourse and WSMP received cash proceeds from the sale totaling $1,080,000.

     Litigation involving an unrelated party holding a security interest in the trade receivables of a bankrupt company, which was one of WSMP's significant customers and vendors, was settled in May 1993. Under the terms of this settlement, WSMP agreed to pay $1,200,000, comprised of an initial payment of $230,000 in 1993, four annual payments of $180,000 each on April 1 beginning in 1994 and a final payment of $250,000 on April 1, 1998. Interest on the unpaid principal balance is payable quarterly at 4.5%. Under the terms of a guaranty and hold harmless agreement with WSMP's chief executive officer, who was a former principal of the bankrupt company, WSMP obtained unsecured promissory notes from such officer in amounts sufficient to reimburse WSMP for all payments of principal and interest required by the settlement agreement and to liquidate the net receivable and accrued interest thereon arising from the initial set-off discussed above. The terms of the promissory notes correspond to the payment terms stipulated by the settlement agreement. WSMP's financial statements as of February 28, 1997 reflect both the remaining settlement liability of $430,000 and the related receivable.

     WSMP's related party transactions are summarized as follows:

                                                        1997         1996         1995
                                                     ----------   ----------   ----------
Franchise, royalty and other fees from related
  party franchisee companies.......................  $  923,000   $1,079,000   $1,044,000
Management services expense........................   1,500,000    1,500,000    1,500,000
Purchases of restaurant equipment, furnishings and
  construction.....................................     416,000      325,000      386,000
Purchases of other services and supplies...........     569,000      872,000      632,000
Casualty insurance premiums........................   1,113,000    1,334,000    1,066,000
Sales of restaurant properties.....................     935,000           --      624,000
Sale of restricted equity securities...............     784,000           --           --
Sale of notes receivable...........................          --    1,080,000           --
Income from leased properties......................      52,000       90,000       90,000
Leasing of property................................     206,000      224,000      334,000

                          WSMP, INC. AND SUBSIDIARIES

     Related party accounts receivable arise in the ordinary course of business and relate to unpaid franchise, royalty and other fees as well as short-term advances to 50%-owned affiliates. Notes receivable from related parties relate primarily to long-term advances to 50%-owned affiliates, notes generated from the sales of assets to related parties and the settlement notes from WSMP's chief executive officer. Related party receivables are as follows:

                                                                 1997         1996
                                                              ----------   ----------
Accounts receivable.........................................  $  254,744   $  484,951
Notes receivable (interest rates ranging from 4.5% to 12%,
  payable over 1 to 5 years)................................  $1,526,761   $1,288,273

20.  CAPITAL STOCK

     On February 22, 1995, the Board of Directors announced a five-for-four stock split effected in the form of a 25% stock dividend. In connection therewith, 531,849 shares of WSMP Common Stock and $1,778 for fractional shares were distributed on April 11, 1995 to shareholders of record as of March 15, 1995.

     During fiscal 1995, WSMP acquired and retired 5,000 shares of WSMP common stock at a cost of $35,625.

     WSMP is authorized to issue 2,500,000 shares of preferred stock with a par value of ten cents per share in one or more series. All rights and preferences of each series are to be established by WSMP prior to issuance. There are no issues of this class of stock outstanding at February 28, 1997.

21.  PURCHASE OF RESTAURANTS

     On March 1, 1997, WSMP acquired fourteen franchised restaurants from various corporations predominantly owned by a former executive officer of WSMP for a total purchase price of $3,767,500 payable as follows: $500 in cash; $309,500 in assumed current liabilities; $645,000 in assumed long-term liabilities; $2,012,500 in WSMP Common Stock; and a two-year 5% promissory note in the amount of $800,000. As part of this transaction, 223,611 shares of WSMP Common Stock were issued to the selling corporations.

     In addition, existing lease agreements for eleven of the restaurant properties were assigned to WSMP, and WSMP signed new lease agreements on the remaining three properties. All of these leases are classified as operating leases, and future minimum payments are as follows: $864,000 in fiscal 1998; $777,000 in fiscal 1999; $586,000 in fiscal 2000; $528,000 in fiscal 2001;
$476,000 in fiscal 2002; and $1,486,000 subsequent to fiscal 2002.

     Also as part of this transaction, the former executive officer, who was also WSMP's single largest franchisee, entered into a fifteen-year non-competition agreement with WSMP in exchange for 98,750 shares of WSMP common stock. These shares are restricted securities and their resale is subject to certain conditions.

22.  INTERIM PERIOD INFORMATION (UNAUDITED)

     The summary of inventories, by major classification, at November 7, 1997 follows:

Hams in curing process......................................  $1,248,506
Other food (includes cured hams)............................   5,063,877
Supplies....................................................   1,504,025
                                                              ----------
          Totals............................................  $7,816,408
                                                              ==========

                          WSMP, INC. AND SUBSIDIARIES

     In February 1997, Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), was issued to simplify the standards for computing earnings per share ("EPS") and make them comparable to international EPS standards. SFAS 128 is effective for periods ending after December 15, 1997 and cannot be adopted at an earlier date. SFAS 128 will require dual presentation of basic and diluted EPS on the face of the statement of current earnings and a reconciliation of the components of the basic and diluted EPS calculations in the notes to the financial statements. Basic EPS excludes dilution and is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to fully diluted EPS pursuant to Accounting Principles Board ("APB") Opinion No. 15. The Company will adopt SFAS 128 in the quarter and year ending February 27, 1998. Had the new standard been applied for the 36 weeks ended November 7, 1997, diluted EPS would have been the same as primary EPS under APB Opinion No. 15.

     Basic EPS would have been as follows:

                                                                   36 WEEKS ENDED
                                                              -------------------------
                                                              NOVEMBER 7,   NOVEMBER 1,
                                                                 1997          1996
                                                              -----------   -----------
Basic EPS...................................................         .47           .15
                                                               =========     =========
Weighted average number of common shares outstanding........   3,242,056     2,760,338
                                                               =========     =========

23.  PROPOSED MERGER (UNAUDITED)

     On November 14, 1997, WSMP and Sagebrush, Inc. executed an Agreement and Plan of Merger (the "Agreement") whereby a newly-organized subsidiary of WSMP will merge with and into Sagebrush, Inc. Each outstanding share of Sagebrush common stock will be converted into the right to receive 0.3214 of a share of WSMP common stock, subject to adjustment as described below (the "Exchange Ratio"). If the average WSMP common stock closing price is greater than $23.34, the Exchange Ratio will be adjusted to become $7.50 divided by the average WSMP common stock closing price as defined in the Agreement. If the average WSMP closing price is less than $21.78, the Exchange Ratio will be adjusted to become $7.00 divided by the average WSMP common stock closing price. This transaction is expected to be consummated in January 1998 and accounted for as a pooling of interests.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Sagebrush, Inc.:

     We have audited the accompanying consolidated balance sheets of Sagebrush, Inc. and subsidiaries as of January 3, 1997 and December 29, 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three fiscal years in the period ended January 3, 1997. As discussed in Note 1, the financial statements as of December 29, 1995 and for each of the two fiscal years in the period then ended include the combined accounts of several commonly owned corporations which became wholly-owned subsidiaries of Sagebrush, Inc. in January, 1996 in connection with its initial public offering of its common stock. These financial statements are the responsibility of Sagebrush's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Sagebrush, Inc. and subsidiaries at January 3, 1997 and December 29, 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 3, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Hickory, North Carolina
February 27, 1997

                        SAGEBRUSH, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
           JANUARY 3, 1997, DECEMBER 29, 1995 AND SEPTEMBER 12, 1997

                                                          JANUARY 3,    DECEMBER 29,   SEPTEMBER 12,
                                                             1997           1995           1997
                                                          -----------   ------------   -------------
                                                                                        (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents (Note 2)....................  $ 1,570,515    $ 2,145,809    $ 1,718,301
  Related party receivables (Note 6)....................       24,175        127,423         21,845
  Other receivables.....................................      250,761         58,870        149,797
  Inventories (Note 2)..................................      495,848        411,675        563,872
  Pre-opening costs, net (Note 2).......................      509,210        131,434        537,988
  Prepaid and other current assets (Note 1).............       80,613        370,390         53,198
                                                          -----------    -----------    -----------
          Total current assets..........................    2,931,122      3,245,601      3,045,001
Property and equipment, net (Notes 2 and 3).............   14,262,732      7,562,432     18,650,315
Other assets............................................       11,293         12,266         10,080
                                                          -----------    -----------    -----------
          Total assets..................................  $17,205,147    $10,820,299    $21,705,396
                                                          ===========    ===========    ===========

                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable to bank (Note 4).........................  $   460,000    $        --    $ 1,393,750
  Current portion of long term debt.....................           --             --        181,760
  Accounts payable (including $115,094 at January 3,
     1997 and $98,724 at December 29, 1995 to related
     parties)...........................................    1,688,867      1,220,206      2,187,073
  Accrued salaries......................................      283,467        414,625        575,260
  Taxes other than income...............................      313,010        188,338        431,820
  Other accrued liabilities.............................      462,807        463,893        622,967
                                                          -----------    -----------    -----------
          Total current liabilities.....................    3,208,151      2,287,062      5,392,630
Long term debt (Notes 4 and 6) (including $4,822 at
  December 29, 1995 to related parties).................           --      2,187,909      2,320,287
Deferred income taxes (Note 7)..........................      208,471            549        245,971
                                                          -----------    -----------    -----------
          Total liabilities.............................    3,416,622      4,475,520      7,958,888
                                                          -----------    -----------    -----------
Shareholders' equity (Note 1):
  Common stock ($1.00 par value; 50,000,000 shares
     authorized; 6,300,000 shares issued and outstanding
     at January 3, 1997)................................    6,300,000             --      5,925,000
  Common stock of combined companies....................           --        535,202             --
  Additional paid-in capital............................    7,369,068      7,261,164      5,760,318
  Retained earnings (deficit)...........................      119,457     (1,451,587)     2,061,190
                                                          -----------    -----------    -----------
          Total shareholders' equity....................   13,788,525      6,344,779     13,746,508
                                                          -----------    -----------    -----------
          Total liabilities and shareholders' equity....  $17,205,147    $10,820,299    $21,705,396
                                                          ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                        SAGEBRUSH, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
  FISCAL YEARS ENDED JANUARY 3, 1997, DECEMBER 29, 1995 AND DECEMBER 30, 1994
        AND THE 36 WEEKS ENDED SEPTEMBER 12, 1997 AND SEPTEMBER 6, 1996

                                             FISCAL YEARS ENDED                      36 WEEKS ENDED
                                  -----------------------------------------   ----------------------------
                                  JANUARY 3,    DECEMBER 29,   DECEMBER 30,   SEPTEMBER 12,   SEPTEMBER 6,
                                     1997           1995           1994           1997            1996
                                  -----------   ------------   ------------   -------------   ------------
                                                                               (UNAUDITED)    (UNAUDITED)
REVENUES -- Restaurant sales....  $42,110,051   $34,019,810    $28,664,211     $34,458,657    $26,815,083
OPERATING COSTS AND EXPENSES
  (Notes 5 and 6)
  Cost of restaurant sales......   15,546,906    12,732,990     10,888,664      12,778,759      9,778,589
  Labor costs...................   11,422,845     8,953,428      7,519,222       9,534,052      7,219,775
  Other operating expenses
     (including $2,090,560,
     $1,926,178 and $990,979 for
     fiscal years 1996, 1995 and
     1994, respectively, paid to
     related parties)...........    6,133,256     5,233,973      4,055,921       4,917,297      4,064,498
  General and administrative
     expenses...................    3,560,928     2,373,978      2,014,452       2,516,034      2,257,372
  Depreciation..................      975,827       760,881        526,328         918,312        637,123
  Amortization (principally of
     pre-opening costs).........      435,238       313,780        352,040         520,878        196,159
  Store closing costs...........      167,890            --             --              --             --
                                  -----------   -----------    -----------     -----------    -----------
          Total operating costs
            and expenses........   38,242,890    30,369,030     25,356,627      31,185,332     24,153,516
                                  -----------   -----------    -----------     -----------    -----------
Operating income................    3,867,161     3,650,780      3,307,584       3,273,325      2,661,567
Other income....................       84,150       101,175         84,957          47,498         60,400
Interest income.................      128,826            --             --           1,288        104,892
Interest expense................      (45,609)     (150,980)       (74,915)       (129,799)       (37,413)
                                  -----------   -----------    -----------     -----------    -----------
Income before income taxes (Note
  7)............................    4,034,528     3,600,975      3,317,626       3,192,312      2,789,446
Income tax provision............   (1,575,296)      (76,915)      (163,052)     (1,250,579)    (1,059,989)
                                  -----------   -----------    -----------     -----------    -----------
Net income......................  $ 2,459,232   $ 3,524,060    $ 3,154,574     $ 1,941,733    $ 1,729,457
                                  ===========   ===========    ===========     ===========    ===========
Net income per share............  $      0.39            --             --     $      0.32    $      0.28
                                  ===========                                  ===========    ===========
Weighted average shares
  outstanding...................    6,288,949            --             --       6,143,865      6,283,730
                                  ===========                                  ===========    ===========
Pro forma -- unaudited (Note 11)
  Historical income before
     income taxes...............                $ 3,600,975
  Pro forma adjustment for
     compensation...............                   (500,000)
                                                -----------
  Pro forma income before income
     taxes......................                  3,100,975
  Pro forma income taxes........                 (1,209,380)
                                                -----------
  Pro forma net income..........                $ 1,891,595
                                                ===========
  Pro forma net income per
     share......................                $      0.35
                                                ===========
  Pro forma weighted average
     shares outstanding.........                  5,462,748
                                                ===========

          See accompanying notes to consolidated financial statements.

                        SAGEBRUSH, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  FISCAL YEARS ENDED JANUARY 3, 1997, DECEMBER 29, 1995 AND DECEMBER 30, 1994
                   AND THE 36 WEEKS ENDED SEPTEMBER 12, 1997

                                                         ADDITIONAL     RETAINED
                                              COMMON       PAID-IN      EARNINGS
                                              STOCK        CAPITAL      (DEFICIT)       TOTAL
                                            ----------   -----------   -----------   -----------
BALANCE AT DECEMBER 31, 1993..............  $  210,200   $ 3,572,386   $  (604,168)  $ 3,178,418
  Issuance of common stock................     245,000     2,205,000            --     2,450,000
  Capital contributions...................          --       294,468            --       294,468
  Net income..............................          --            --     3,154,574     3,154,574
  S Corporation distributions and
     dividends paid.......................          --            --    (3,563,663)   (3,563,663)
                                            ----------   -----------   -----------   -----------
BALANCE AT DECEMBER 30, 1994..............     455,200     6,071,854    (1,013,257)    5,513,797
  Issuance of common stock................      80,002       925,000            --     1,005,002
  Capital contributions...................          --       264,310            --       264,310
  Net income..............................          --            --     3,524,060     3,524,060
  S Corporation distributions and
     dividends paid.......................          --            --    (3,962,390)   (3,962,390)
                                            ----------   -----------   -----------   -----------
BALANCE AT DECEMBER 29, 1995..............     535,202     7,261,164    (1,451,587)    6,344,779
  Payments to and exchanges with
     shareholders related to
     reorganization.......................   3,964,798    (9,117,298)           --    (5,152,500)
  Net proceeds of public offering.........   1,800,000     9,225,202                  11,025,202
  Net income..............................          --            --     2,459,232     2,459,232
  S Corporation distributions and
     dividends paid.......................          --            --      (888,188)     (888,188)
                                            ----------   -----------   -----------   -----------
BALANCE AT JANUARY 3, 1997................   6,300,000     7,369,068       119,457    13,788,525
  Share repurchase (Unaudited)............    (375,000)   (1,608,750)                 (1,983,750)
  Net income (Unaudited)..................          --            --     1,941,733     1,941,733
                                            ----------   -----------   -----------   -----------
BALANCE AT SEPTEMBER 12, 1997
  (Unaudited).............................  $5,925,000   $ 5,760,318   $ 2,061,190   $13,746,508
                                            ==========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                        SAGEBRUSH, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW
  FISCAL YEARS ENDED JANUARY 3, 1997, DECEMBER 29, 1995 AND DECEMBER 30, 1994
        AND THE 36 WEEKS ENDED SEPTEMBER 12, 1997 AND SEPTEMBER 6, 1996

                                                         FISCAL YEARS ENDED                      36 WEEKS ENDED
                                              -----------------------------------------   ----------------------------
                                              JANUARY 3,    DECEMBER 29,   DECEMBER 30,   SEPTEMBER 12,   SEPTEMBER 6,
                                                 1997           1995           1994           1997            1996
                                              -----------   ------------   ------------   -------------   ------------
                                                                                           (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
Net income..................................  $ 2,459,232   $ 3,524,060    $ 3,154,574     $ 1,941,733    $ 1,729,457
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation..............................      975,827       760,881        526,328         918,312        637,123
  Amortization (principally of pre-opening
    costs)..................................      435,238       313,780        352,040         520,877        196,159
  Changes in operating assets and
    liabilities providing (using) cash:
    Receivables.............................      (88,643)       52,925        (83,446)        103,294       (105,565)
    Inventories.............................      (84,173)      (36,385)      (156,814)        (68,024)       (54,789)
    Pre-opening costs.......................     (813,014)     (225,845)      (442,562)       (549,656)      (487,216)
    Prepaid and other assets................      (79,159)     (372,064)        52,873          28,629        (54,252)
    Deferred income tax.....................      207,922       (21,961)         1,804          37,500             --
    Trade accounts payable and other accrued
      liabilities...........................      461,809       474,946        462,563       1,068,969        647,878
                                              -----------   -----------    -----------     -----------    -----------
    Total adjustments.......................    1,015,807       946,277        712,786       2,059,901        779,338
                                              -----------   -----------    -----------     -----------    -----------
        Net cash provided by operating
          activities........................    3,475,039     4,470,337      3,867,360       4,001,634      2,508,795
                                              -----------   -----------    -----------     -----------    -----------
Cash flows from investing activities:
  Capital expenditures (including $931,879,
    $287,368, and $397,438 in fiscal years
    1996, 1995 and 1994, respectively, paid
    to related parties).....................   (7,676,127)   (2,311,057)    (2,479,601)     (5,305,895)    (4,018,090)
                                              -----------   -----------    -----------     -----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of debt............      460,000     1,329,629        262,000       3,483,750             --
  Repayment of debt.........................   (2,187,909)     (529,163)      (202,588)        (47,953)    (2,187,909)
  Repurchase of common stock................           --            --             --      (1,983,750)            --
  Purchase of assets related to
    reorganization..........................   (1,652,500)           --             --              --     (1,652,500)
  Cash paid to shareholders related to
    reorganization..........................   (3,500,000)           --             --              --     (3,500,000)
  S Corporation distributions and dividends
    paid....................................     (888,188)   (3,962,390)    (3,563,663)             --       (888,188)
  Proceeds of issuance of common stock......   11,394,391            --             --              --     11,394,391
  Capital contributions.....................           --     1,506,312      2,725,468              --             --
                                              -----------   -----------    -----------     -----------    -----------
        Net cash provided by (used in)
          financing activities..............    3,625,794    (1,655,612)      (778,783)      1,452,047      3,165,794
                                              -----------   -----------    -----------     -----------    -----------
Net increase (decrease) in cash and cash
  equivalents...............................     (575,294)      503,668        608,976         147,786      1,656,499
Cash and cash equivalents at beginning of
  period....................................    2,145,809     1,642,141      1,033,165       1,570,515      2,145,809
                                              -----------   -----------    -----------     -----------    -----------
Cash and cash equivalents at end of
  period....................................  $ 1,570,515   $ 2,145,809    $ 1,642,141     $ 1,718,301    $ 3,802,308
                                              ===========   ===========    ===========     ===========    ===========
Supplemental disclosure of cash flow
  information:
  Cash paid for interest....................  $    45,609   $   147,810    $    74,915     $   129,799    $    37,149
                                              ===========   ===========    ===========     ===========    ===========
  Cash paid for income taxes................  $ 1,496,642   $   132,088    $   176,489     $   861,776    $   655,442
                                              ===========   ===========    ===========     ===========    ===========
Supplemental schedule of noncash investing
  and financing activities:
  Sagebrush issued common stock in exchange
    for notes receivable of $27,000 and
    $264,000 in fiscal 1995 and 1994,
    respectively.
  Sagebrush acquired land in fiscal 1994 in
    exchange for cash of $85,000 and a note
    payable of $300,000

          See accompanying notes to consolidated financial statements.

                        SAGEBRUSH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  FISCAL YEARS ENDED JANUARY 3, 1997, DECEMBER 29, 1995 AND DECEMBER 30, 1994

1.  BASIS OF PRESENTATION AND INITIAL PUBLIC OFFERING OF COMMON STOCK

     The consolidated financial statements as of and for the year ended January 3, 1997 ("fiscal 1996") include the accounts of Sagebrush, Inc. and its subsidiaries, all of which are wholly-owned. The financial statements as of and for the years ended December 29, 1995 ("fiscal 1995") and December 30, 1994 ("fiscal 1994") represent combined financial statements of Sagebrush, Inc. and affiliated companies prior to the reorganization discussed below. All intercompany accounts and transactions have been eliminated in the consolidated/combined financial statements.

     The combined financial statements for fiscal 1995 and 1994 include the accounts of Sagebrush, Inc. and 22 corporations operating restaurants (the "Restaurant Corporations") under the name of "Sagebrush Steakhouse and Saloon." In addition, to the extent considered attributable to "Sagebrush Steakhouse and Saloon" restaurants, the combined financial statements include the accounts of Connor Management, Inc. ("Connor Management"), which provided development, management and administrative services to the Restaurant Corporations and to certain other corporations operating other restaurants. The Restaurant Corporations and Connor Management are collectively referred to as the "Related Corporations." In connection with Sagebrush's initial public offering in January 1996, a reorganization was effected which resulted in the Related Corporations becoming wholly-owned subsidiaries of, or transferring all of their assets to Sagebrush, Inc., with shareholders of such corporations becoming shareholders of Sagebrush, Inc. The combination was accounted for at historical cost in a manner similar to a pooling of interests due to the entities being under common management and control and the absence of significant monetary consideration to the shareholders. The Restaurant Corporations and the applicable operations and accounts of Connor Management, Inc., as well as Sagebrush, Inc., are collectively referred to herein as "Sagebrush."

     This reorganization was effected immediately prior to the initial public offering of common stock of Sagebrush in January 1996. In conjunction with the reorganization of the Related Corporations, Sagebrush completed the initial public offering of its common stock, selling 1,700,000 shares in January 1996 and 100,000 shares in February 1996 upon the underwriter's exercise of its over-allotment option. Net proceeds from the offering were $11,025,000. A portion of the net proceeds were used to repay corporate indebtedness (see Note
4) and to fund cash payments to or for the benefit of current shareholders in connection with the reorganization. The remaining portion of the net proceeds has been used to finance the development of additional restaurants and for other general corporate purposes.

     In connection with the reorganization, the shareholders of the Related Corporations (other than those formed to operate the Gatlinburg, Kernersville and Gaffney restaurants) contributed their capital stock in these corporations to Sagebrush, Inc. for an aggregate of 4,500,000 shares of Sagebrush, Inc. common stock and cash of $3.5 million. As a result of the reorganization, shareholders of these corporations became the shareholders of Sagebrush, Inc., owning all 4,500,000 shares of its common stock outstanding immediately prior to its initial public offering. Proceeds of the initial public offering were also used to purchase the assets of the Gatlinburg, Kernersville and Gaffney restaurants for a total consideration of approximately $1.7 million, which represents the historical cost of such assets. The accounts of the Gatlinburg, Kernersville and Gaffney restaurants, opened in April, June and December of 1995, respectively, are included in the combined financial statements as of and for the year ended December 29, 1995. In connection with the reorganization and the completion of the public offering, the following structural and organizational changes were effected: (i) the Related Corporations formerly operating as S Corporations became subject to corporate income taxation as C Corporations and (ii) salaries payable to certain executive officers were adjusted to more representative levels as a result of the termination of the S Corporation elections and the elimination of the related distributions.

     Costs associated with the public offering were offset against proceeds from the sale of stock. Such costs incurred prior to December 29, 1995 totaled $369,000 and have been included in prepaid and other current assets on the balance sheet as of that date.

                        SAGEBRUSH, INC. AND SUBSIDIARIES

     In September 1996, in order to streamline Sagebrush's operations and organizational structure, Sagebrush, Inc. caused, among other things, (a) the assets and liabilities of the North Carolina Restaurant Corporations to be transferred in liquidation to a North Carolina limited liability company, (b) the assets and liabilities of the South Carolina Restaurant Corporations to be transferred in liquidation to a South Carolina limited liability company, (c) the assets and liabilities of the Tennessee Restaurant Corporations to be transferred to a Delaware limited partnership, and (d) Sagebrush of Virginia, Inc. (which owned and operated all of Sagebrush's Virginia restaurants) and Connor Management to be liquidated into Sagebrush, Inc.

     Certain information concerning the corporations included in the combined financial statements follows:

                                                                        COMMON STOCK OF
                                                                       COMBINED COMPANIES
                                                                         SHARES ISSUED
                                                                             AS OF
                                                    COMMENCEMENT          DECEMBER 29,
ENTITY                                              OF OPERATIONS             1995
------                                              -------------      ------------------
Sagebrush, Inc....................................                                2
Connor Management, Inc............................                            1,000
Tumbleweed, Inc...................................  Oct 1990                    100
Tumbleweed of Pigeon Forge, Inc...................  Sep 1991                 10,000
Tumbleweed of Statesville, Inc....................  Oct 1991                    100
Oak Ridge Foods, Inc..............................  Nov 1991                 10,000
Knoxville Foods, Inc..............................  Feb 1992                  1,000
Sagebrush of Asheville, Inc.......................  Apr 1992                  1,000
Sagebrush of Boone, Inc...........................  Jun 1992                  1,000
Viewmont Foods, Inc...............................  Jul 1992                  1,000
Sagebrush of Rock Hill, Inc.......................  Dec 1992                 30,000
Kingsport Foods, Inc..............................  Feb 1993                 10,000
Sagebrush of Morganton, Inc.......................  Mar 1993                 35,000
Sagebrush of Winston, Inc.........................  Sep 1993                 35,000
Sagebrush of Clemmons, Inc........................  Dec 1993                 40,000
Sagebrush of Waynesville, Inc.....................  Jan 1994                 35,000
Sagebrush of Brevard, Inc.........................  Mar 1994                 40,000
Sagebrush of Sevierville, Inc.....................  May 1994                 35,000
Sagebrush of Arden, Inc...........................  Aug 1994                 40,000
Sagebrush of Wilkesboro, Inc......................  Sep 1994                 40,000
Sagebrush of Monroe, Inc..........................  Dec 1994                 40,000
Gatlinburg Foods, Inc.............................  Apr 1995                 40,000
Forsyth Land Company..............................  Jun 1995                 50,000
Sagebrush of Gaffney, Inc.........................  Dec 1995                 40,000
                                                                            -------
          Total...................................                          535,202
                                                                            =======

     All shares are recorded at a par or stated value of $1.00.

     At December 29, 1995, the Related Corporations had varying percentages of common ownership with five individuals and one corporation (and its subsidiaries) having direct and indirect ownership interest in all of the Related Corporations in amounts greater than 50%.

     In November 1995, Sagebrush amended and restated its articles of incorporation to authorize the issuance of up to 50,000,000 shares of common stock and 10,000,000 shares of preferred stock in one or more series, with such preferences, limitations and relative rights as will be determined by the Board of Directors at the time of issuance. No shares of preferred stock have been issued.

                        SAGEBRUSH, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Fiscal Year

     Sagebrush's fiscal year ends on the Friday nearest December 31. Fiscal 1996 includes 53 weeks, fiscal 1995 and fiscal 1994 include 52 weeks. Quarterly results are presented based on 12, 12, 12 and 16 or 17 week quarters.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Sagebrush considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

     Inventories, representing food items and supplies, are stated at the lower of cost (first-in, first-out) or market.

  Pre-opening Costs

     Labor costs and costs of hiring and training personnel and certain other direct costs related to opening new restaurants are capitalized until the restaurant is opened and then amortized over a twelve month period.

  Property and Equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repairs which do not significantly extend the useful lives of assets are charged to earnings; additions, betterments and interest costs incurred during construction are capitalized. Gains and losses on dispositions are charged or credited to operations. Depreciation of property and equipment is provided primarily over the estimated useful lives of the respective assets on a straight-line basis. Generally, the depreciable lives are the shorter of 15 years or the term of the related land leases for buildings, 15 years for land improvements, and five to seven years for furniture and equipment. Leasehold improvements are amortized over the shorter of 15 years or the maximum term of the related lease.

     Effective January 1, 1996, Sagebrush adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Sagebrush has evaluated the carrying values of its long-lived assets in operations based on the criteria set forth in this statement and has determined that no writedown for impairment is necessary as of January 3, 1997.

  Costs and Expenses

     The principal costs and expenses of Sagebrush's operations include (i) cost of restaurant sales, which consists principally of food, beverage and supply costs, (ii) labor costs, which consist primarily of wages for

                        SAGEBRUSH, INC. AND SUBSIDIARIES
wait staff and food preparers, (iii) other operating expenses, which principally consist of occupancy costs such as rent, utilities, building maintenance, insurance and taxes, as well as equipment rentals and repairs, bank transaction charges and miscellaneous restaurant expenses, and (iv) general and administrative expenses, consisting of wages for management, supervisory and other corporate personnel and other personnel costs, costs of advertising and promotions and other expenses.

  Advertising

     Sagebrush expenses the production cost of advertising as incurred. Advertising expense was $619,000 in fiscal 1996, $515,000 in fiscal 1995 and $310,000 in fiscal 1994.

  Income Taxes

     Prior to fiscal 1996, nineteen of the Restaurant Corporations and Connor Management were S Corporations for purposes of the Internal Revenue Code. These S Corporations were exempt from federal and state income taxes, and applicable taxable income or loss was allocated to the shareholders. The remaining three Restaurant Corporations, all of which began operations in 1992, were C Corporations. For the C Corporations and Sagebrush, Inc., income taxes were provided for temporary differences between the tax and financial accounting bases of assets and liabilities using the asset and liability method. The tax effects of such differences are reflected in the balance sheet using the enacted tax rates expected to apply in the period in which the differences reverse (See
Note 7). Beginning in fiscal 1996, all of the former S Corporations converted to C Corporations and income taxes are provided using the asset and liability method discussed above.

  Fair Value of Financial Instruments

     The carrying amounts of Sagebrush's financial instruments approximate their fair values due to short terms to maturity (including debt which was repaid in January 1996 from the proceeds of the public offering).

  Earnings Per Share

     Earnings per share are calculated on the weighted average shares of common stock and dilutive common stock equivalents.

  Interim Financial Information

     The accompanying unaudited financial information for the 36 weeks ended September 12, 1997 and September 6, 1996 has been prepared on substantially the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results of interim periods are not necessarily indicative of results to be expected for the entire fiscal year.

                        SAGEBRUSH, INC. AND SUBSIDIARIES

3.  PROPERTY AND EQUIPMENT

     The major components of property and equipment are as follows:

                                                          JANUARY 3,       DECEMBER 29,
                                                             1997              1995
                                                          -----------      ------------
Land....................................................  $ 2,329,338       $  385,943
Land improvements.......................................      402,050          210,137
Buildings...............................................    3,392,287        1,746,681
Leasehold improvements..................................    4,739,772        3,530,624
Machinery and equipment.................................    3,706,605        2,593,290
Furniture and fixtures..................................    1,785,906        1,136,240
Construction in progress................................      852,154               --
                                                          -----------       ----------
Total Cost..............................................   17,208,112        9,602,915
Less accumulated depreciation...........................    2,945,380        2,040,483
                                                          -----------       ----------
Property and equipment, net.............................  $14,262,732       $7,562,432
                                                          ===========       ==========

4.  FINANCING ARRANGEMENTS

     During fiscal 1996, Sagebrush had a commitment from a commercial bank for a revolving credit facility providing for borrowings of up to $6.0 million (with a participation by another bank for advances over $3.0 million). Advances under the line were unsecured and limited to short-term working capital purposes. The facility expired on January 31, 1997.

     Borrowings under this line of credit as of January 3, 1997 totaled $460,000, which was also the maximum amount outstanding during fiscal 1996. The average amount outstanding during fiscal 1996 was $102,426. Both the interest rate at January 3, 1997 and the weighted average rate for fiscal 1996 were 8.25%.

     In January 1997, Sagebrush obtained a commitment from a commercial bank for a revolving credit facility providing for borrowings of up to $3.0 million. Advances under the line will be unsecured and limited to short-term working capital purposes. The facility will expire on January 31, 1998 and the interest rate for borrowings will be the bank's prime rate.

     All long-term debt existing at December 29, 1995, was paid off at face value subsequent to December 29, 1995 using proceeds from the public offering of common stock. Accordingly, at December 29, 1995, current maturities of long-term debt of $907,002 were classified as long-term debt due to Sagebrush's intention and ability to refinance such debt with equity securities.

     Debt with originally scheduled maturities as of December 29, 1995 was as follows:

                                        INSTALLMENTS                  FINAL     DECEMBER 29,
PAYEE                                     PAYABLE         RATE       MATURITY       1995
-----                                   ------------   -----------   --------   ------------
Bank..................................    Monthly      Prime + 1%      2004      $  381,468
                                          Monthly      Prime - 1%      2006         273,309
                                          Monthly      Prime + 1%      1995          29,606
                                          Monthly      Prime + 1%      1997          30,522
                                          Monthly      Prime + .5%     1997         147,134
                                          Monthly      Prime + .5%     1996         643,314
                                          Monthly          9%          2000         389,646
Related party.........................    Monthly      Prime + 1%      1996           4,822
Other.................................    Monthly          8%          1999         288,088
                                                                                 ----------
          Total.......................                                           $2,187,909
                                                                                 ==========

                        SAGEBRUSH, INC. AND SUBSIDIARIES

     The applicable prime rate at December 29, 1995 was 8.5%.

5.  LEASED PROPERTIES

     Certain premises occupied by Sagebrush are under operating leases with terms expiring from 1997 through 2012. Two of the restaurants are in buildings owned by Sagebrush and located on land that is leased; Sagebrush owns both the building and land for four of the restaurants; the remaining restaurant buildings and land are leased. Most of the leases are with related parties (Note
6).

     The leases have remaining renewal clauses, exercisable at the option of the lessee, of one to 15 years, some of which provide for increased rents. Certain of the leases are for equipment as well as for premises. In addition, certain leases contain provisions providing for contingent rentals based on a percentage of gross sales or for scheduled increases in base rents.

     Future minimum rental payments required under operating leases are summarized as follows:

FISCAL YEAR
-----------
1997........................................................  $1,396,191
1998........................................................     990,378
1999........................................................     968,603
2000........................................................     879,890
2001........................................................     776,290
Thereafter..................................................   3,264,883
                                                              ----------
          Total.............................................  $8,276,235
                                                              ==========

     Rental expense charged to operations was $1,663,579, $1,434,154 and $1,085,628 (which includes contingent rentals of $197,760, $162,915 and $59,034)
in fiscal 1996, 1995 and 1994, respectively.

6.  TRANSACTIONS WITH RELATED PARTIES

     Sagebrush has transactions, in the normal course of business, with certain related individuals and with certain corporations in which Sagebrush's principal shareholders have a substantial direct or indirect ownership interest. These transactions are summarized below:

                                                JANUARY 3,    DECEMBER 29,    DECEMBER 30,
                                                   1997           1995            1994
                                                ----------    ------------    ------------
During the Year:
Rents paid (Note 5)...........................  $1,133,875     $1,002,283       $792,463
Equipment and supply purchases................   1,083,281        492,125        397,438
Insurance expenses............................     708,780        685,584        664,851
Store decorating costs paid...................      96,503         37,399         55,294
Fees received for accounting services provided
  to other restaurants........................      80,950         83,025         73,625

End of Year:
Receivables from shareholders (paid
  subsequently)...............................          --         27,000             --
Other related party receivables...............      24,175        100,423             --
Accounts payable..............................     115,094         98,724             --
Notes payable (Note 4)........................          --          4,822             --

     Other related party receivables primarily consist of receivables from other restaurants managed by Connor Management, Inc.

                        SAGEBRUSH, INC. AND SUBSIDIARIES

7.  INCOME TAXES

     Prior to fiscal 1996, income taxes have been provided for the three C Corporations (see Note 2). Deferred income taxes for the three C Corporations, arising principally from loss carryforwards and the temporary differences in book and tax depreciation, were not material in any of the years presented prior to fiscal 1996. See Note 10 for discussion of pro forma income taxes. The tables below present information related to the income tax provision for fiscal 1996.

                                                                   FISCAL 1996
                                                              ---------------------
                                                                AMOUNT      PERCENT
                                                              ----------    -------
STATUTORY RATE RECONCILIATION
Pre-tax earnings............................................  $4,034,528     100.0%
Federal income tax at statutory rate........................   1,371,740      34.0
State income taxes -- net of federal tax benefit............     185,812       4.6
Other.......................................................      17,744        .4
                                                              ----------     -----
          Total income tax provision........................  $1,575,296      39.0%
                                                              ==========     =====

COMPONENTS OF INCOME TAX PROVISION
Current:
  Federal...................................................  $1,015,128      64.4%
  State.....................................................     209,931      13.4
                                                              ----------     -----
Total current...............................................   1,225,059      77.8
Deferred:
  Federal...................................................     294,296      18.7
  State.....................................................      55,941       3.5
                                                              ----------     -----
          Total deferred....................................     350,237      22.2
                                                              ----------     -----
          Total income tax provision........................  $1,575,296     100.0%
                                                              ==========     =====

     The tax effect of cumulative temporary differences and carryforwards that gave rise to the deferred tax assets and liabilities at January 3, 1997, are as follows:

                                                             JANUARY 3, 1997
                                                   ------------------------------------
                                                    ASSETS     LIABILITIES      TOTAL
                                                   --------    -----------    ---------
Excess tax over book depreciation................  $     --     $(288,158)    $(288,158)
Pre-opening costs................................        --       (30,875)      (30,875)
Basis write-up, reorganization...................   116,679            --       116,679
Other, net.......................................        --        (6,117)       (6,117)
                                                   --------     ---------     ---------
          Total..................................  $116,679     $(325,150)    $(208,471)
                                                   ========     =========     =========

     Management has evaluated the realizability of the deferred tax asset and believes that no valuation allowance is necessary at January 3, 1997.

                        SAGEBRUSH, INC. AND SUBSIDIARIES

8.  EMPLOYEE STOCK OPTION PLAN

     Sagebrush adopted a stock option plan which became effective as of the closing date of the public offering. The plan allows for incentive and non-qualified stock options and stock appreciation rights to be granted to those key employees that the Compensation Committee of the Board of Directors may select. A total of 600,000 shares of common stock have been reserved for issuance upon exercise of the options to be granted. Options granted may have a maximum term of ten years and may be granted until November 1, 2005. At January 3, 1997, there were 241,000 shares available for grant. Option information is summarized as follows:

                                                              SHARES     EXERCISE PRICE
                                                              -------    --------------
Outstanding at December 29, 1995............................       --            --
  Granted in fiscal 1996....................................  387,500        $8.875
  Canceled or expired in fiscal 1996........................  (28,500)        8.875
                                                              -------        ------
Outstanding at January 3, 1997..............................  359,000        $8.875
                                                              =======        ======

     All options granted are incentive stock options with the option price no less than the fair market value of the common stock on the date of grant. Options begin vesting two years after the grant date and are fully vested after five years. The outstanding stock options at January 3, 1997 have a weighted average exercise price of $8.875 and a weighted average contractual life of 9 1/2 years.

     Sagebrush applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock options granted. Had compensation cost for Sagebrush's stock option plan been determined based on the fair value at the grant dates for the awards under those plans consistent with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," Sagebrush's pro forma net income and net income per share for the year ended January 3, 1997 would have been $2,356,000 and $.37, respectively.

     The fair value of options granted under Sagebrush's stock option plan during fiscal 1996 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: no dividend yield, expected volatility of 25%, risk free interest rate of 6.5%, and expected lives of 4 1/2 years. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

9.  EMPLOYEE HEALTH INSURANCE BENEFITS

     Sagebrush provides employee health insurance benefits under a 419(e) trust arrangement. These benefits are partially funded by Sagebrush. Sagebrush has $25,000 per participant and $1,000,000 annual aggregate stop loss coverage on group medical claims with an insurance carrier. A third-party administrator handles all claims. Sagebrush's contributions to this plan were approximately $121,000, $121,000 and $120,000 in fiscal 1996, 1995 and 1994, respectively.

     Sagebrush provides no post-retirement or post-employment benefits.

10.  COMMITMENTS, CONTINGENCIES AND LITIGATION

     See Note 5 concerning commitments related to lease agreements.

     Sagebrush had a purchase commitment of approximately $400,000 as of January 3, 1997 for construction of a restaurant in Salisbury, NC.

     Sagebrush knows of no material pending legal proceedings to which Sagebrush or any of its subsidiaries or related companies is a party.

                        SAGEBRUSH, INC. AND SUBSIDIARIES

11.  PRO FORMA DATA (UNAUDITED)

     In connection with the reorganization described in Note 1, certain of the Restaurant Corporations and Connor Management became wholly-owned subsidiaries of Sagebrush, Inc. and terminated their elections to be treated as S Corporations. The Related Corporations distributed all S Corporation earnings through the date of such termination from available cash and, as stated in Note 1, Sagebrush, Inc. paid approximately $5.2 million of the proceeds from the offering to or for the benefit of its current shareholders as part of the reorganization.

     Pro forma net income reflects an anticipated increase in compensation expense and the application of corporate income taxes to pro forma income before income taxes at an effective tax rate of 39% of $500,000 and $1,200,000, respectively, which reflects the estimated combined federal and state income tax rate.

     Pro forma net income per share is calculated as if all shares of Sagebrush, Inc. common stock outstanding immediately prior to the offering (4,500,000) were outstanding since December 31, 1994 and include additional shares (962,748) issued at the offering price of $7.00 per share, reduced by offering expenses and underwriting discounts of 11.1%, to fund the distribution of S Corporation earnings undistributed at December 29, 1995 and the $5.2 million referred to above.

12.  PROPOSED MERGER (UNAUDITED)

     On November 14, 1997, Sagebrush and WSMP, Inc. executed an Agreement and Plan of Merger (the "Agreement") whereby a newly-organized subsidiary of WSMP, Inc. will merge with and into Sagebrush. Each outstanding share of Sagebrush common stock will be converted into the right to receive 0.3214 of a share of WSMP common stock, subject to adjustment as described below (the "Exchange Ratio"). If the average WSMP common stock closing price is greater than $23.34, the Exchange Ratio will be adjusted to become $7.50 divided by the average WSMP common stock closing price as defined in the Agreement. If the average WSMP closing price is less than $21.78, the Exchange Ratio will be adjusted to become $7.00 divided by the average WSMP common stock closing price. This transaction is expected to be consummated in January 1998 and accounted for as a pooling of interests.

13.  INTERIM PERIOD (UNAUDITED)

     On May 12, 1997, Sagebrush repurchased 375,000 shares of its common stock in a negotiated block purchase from an institutional investor at a price of $5.25 per share.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following pro forma combined financial information assumes that the Merger has occurred and has been accounted for on a pooling of interests basis for all periods presented. It further assumes that WSMP's acquisition of the 14 franchised restaurants (the "Hash units") from various corporations predominantly owned by a former executive officer of WSMP occurred on September 12, 1994. See "Certain Relationships and Related Party Transactions".

     The following unaudited pro forma balance sheets combine WSMP's consolidated balance sheet as of November 7, 1997 with Sagebrush's consolidated balance sheet as of September 12, 1997, giving effect to the Merger as if it had occurred on November 7, 1997. The unaudited pro forma statements of earnings combine WSMP's consolidated statements of earnings for the thirty-six weeks ended November 7, 1997 and for each of the three years in the period ended February 28, 1997 with Sagebrush's consolidated statements of earnings for the 36 weeks ended September 12, 1997 and each of the three years in the period ended January 3, 1997, respectively, giving effect to the Merger as if it had occurred on February 26, 1994, accounted for as a pooling of interests. The historical information of WSMP has been derived from the unaudited consolidated financial statements of WSMP for the 36 weeks ended November 7, 1997 and the audited consolidated financial statements for each of the three years in the period ended February 28, 1997, which are included elsewhere in this Joint Proxy Statement-Prospectus, and should be read in conjunction with such financial statements and notes thereto. The historical financial information of Sagebrush included in these pro forma financial statements has been derived from the unaudited consolidated financial statements of Sagebrush for the 36 weeks ended September 12, 1997 and the audited consolidated financial statements for each of the three years in the period ended January 3, 1997. These audited Consolidated Financial Statements are included elsewhere in this Joint Proxy Statement-Prospectus, and should be read in conjunction with such financial statements and notes hereto.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or operating results that would have occurred had the Merger been consummated on February 26, 1994, nor is it indicative of future operating results or financial position. The managements of both WSMP and Sagebrush believe that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma data. In the opinion of the managements of both WSMP and Sagebrush, the above-mentioned unaudited interim consolidated financial statements of the respective companies include all adjustments necessary for a fair presentation of the results for unaudited interim periods. WSMP and Sagebrush anticipate that the combined company will incur merger-related expenses totaling approximately $1.25 million. Such expenses include only financial advisory fees, legal and accounting expenses and other miscellaneous transaction costs; they do not include any costs relating to possible restaurant conversions or closures or any other costs that may arise in connection with the merger. These merger-related expenses are expected to be charged to the operations of WSMP and Sagebrush as incurred. The effects of these costs have not been reflected in the historical or pro forma combined financial information.

                         WSMP, INC. AND SAGEBRUSH, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                      HISTORICAL                            PRO FORMA
                                       -----------------------------------------   ----------------------------
                                          WSMP         SAGEBRUSH
                                          AS OF          AS OF
                                       NOVEMBER 7,   SEPTEMBER 12,
                                          1997           1997         COMBINED     ADJUSTMENTS       COMBINED
                                       -----------   -------------   -----------   -----------      -----------
Current Assets:
  Cash and cash equivalents..........  $   828,201    $ 1,718,301    $ 2,546,502   $        --      $ 2,546,502
  Marketable equity securities.......      191,592             --        191,592            --          191,592
  Accounts receivable, net...........
    Trade and others.................    5,648,739        149,797      5,798,536            --        5,798,536
    Related party....................      165,087         21,845        186,932            --          186,932
  Current portion of notes
    receivable, net..................
    Related party....................      472,602             --        472,602            --          472,602
    Other............................      543,515             --        543,515            --          543,515
  Inventories........................    7,816,408        563,872      8,380,280            --        8,380,280
  Pre-opening costs, net.............                     537,988        537,988            --          537,988
  Prepaid expenses and other.........      442,540         53,198        495,738            --          495,738
  Deferred income taxes..............      421,576             --        421,576            --          421,576
                                       -----------    -----------    -----------   -----------      -----------
         Total current assets........   16,530,260      3,045,001     19,575,261            --       19,575,261
                                       -----------    -----------    -----------   -----------      -----------
Property, Plant and Equipment, net...   23,054,518     18,650,315     41,704,833            --       41,704,833
                                       -----------    -----------    -----------   -----------      -----------
Other Assets:
  Properties held for sale...........    1,680,993             --      1,680,993            --        1,680,993
  Excess of cost over fair value of
    net assets of businesses
    acquired, net....................    2,967,689             --      2,967,689            --        2,967,689
  Covenant not to compete............      847,731             --        847,731            --          847,731
  Noncurrent notes receivable........      570,747             --        570,747            --          570,747
  Noncurrent notes
    receivable -- related party......    1,558,399             --      1,558,399            --        1,558,799
  Other..............................      360,938         10,080        371,018            --          371,018
                                       -----------    -----------    -----------   -----------      -----------
         Total other assets..........    7,986,497         10,080      7,996,577            --        7,996,577
                                       -----------    -----------    -----------   -----------      -----------
         Total assets................  $47,571,275    $21,705,396    $69,276,671   $        --      $69,276,671
                                       ===========    ===========    ===========   ===========      ===========
Current Liabilities
  Notes payable -- bank..............  $ 4,012,162      1,393,750      5,405,912   $        --        5,405,912
  Current installments of long-term
    debt.............................    1,531,868        181,760      1,713,628            --        1,713,628
  Trade accounts payable.............    3,037,401      2,187,073      5,224,474            --        5,224,474
  Other accrued liabilities..........    3,435,969      1,630,047      5,066,016            --        5,066,016
                                       -----------    -----------    -----------   -----------      -----------
         Total current liabilities...   12,017,400      5,392,630     17,410,030            --       17,410,030
Deferred income taxes................    1,198,854        245,971      1,444,825            --        1,444,825
Long-term debt, excluding current
  installments.......................   10,454,334      2,320,287     12,774,621            --       12,774,621
                                       -----------    -----------    -----------   -----------      -----------
         Total liabilities...........   23,670,588      7,958,888     31,629,476            --       31,629,476
                                       -----------    -----------    -----------   -----------      -----------
Shareholders' Equity
  Common stock.......................    3,373,859      5,925,000      9,298,859    (4,020,705)(A)    5,278,154
  Capital in excess of par value.....   10,775,911      5,760,318     16,536,229     4,020,705(A)    20,556,934
  Unrealized gain on securities
    available for sale...............       19,299             --         19,299            --           19,299
  Retained earnings..................    9,731,618      2,061,190     11,792,808            --       11,792,808
                                       -----------    -----------    -----------   -----------      -----------
Total shareholders' equity...........   23,900,687     13,746,508     37,647,195            --       37,647,195
                                       -----------    -----------    -----------   -----------      -----------
Total liabilities and shareholders'
  equity.............................  $47,571,275    $21,705,396    $69,276,671   $        --      $69,276,671
                                       ===========    ===========    ===========   ===========      ===========

                         WSMP, INC. AND SAGEBRUSH, INC.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

                                                       HISTORICAL                                      PRO FORMA
                             --------------------------------------------------------------   ----------------------------
                                WSMP         SAGEBRUSH
                             THIRTY-SIX     THIRTY-SIX
                                WEEKS          WEEKS
                                ENDED          ENDED                                           TOTAL PRO
                             NOVEMBER 7,   SEPTEMBER 12,          (B)                            FORMA
                                1997           1997        RECLASSIFICATIONS     COMBINED     ADJUSTMENTS       COMBINED
                             -----------   -------------   -----------------   ------------   -----------     ------------
Operating revenue
  Food sales...............  $75,171,911    $34,458,657        $  (6,947)      $109,623,621   $        --     $109,623,621
  Franchise, royalty and
    other fees.............    1,349,889             --           43,898          1,393,787            --        1,393,787
                             -----------    -----------        ---------       ------------   -----------     ------------
Total operating revenue....   76,521,800     34,458,657           36,952        111,017,408            --      111,017,408
                             -----------    -----------        ---------       ------------   -----------     ------------
Cost and expenses
  Cost of goods sold.......   52,355,204     12,778,759          166,319         65,300,282            --       65,300,282
  Operating expenses.......   12,826,558     14,451,349          219,399         27,497,306            --       27,497,306
  Selling, general and
    administrative.........    6,450,900      2,516,034         (383,597)         8,583,337            --        8,583,337
  Depreciation and
    amortization...........    2,170,482      1,439,190               --          3,609,672            --        3,609,672
                             -----------    -----------        ---------       ------------   -----------     ------------
Total costs and expenses...   73,803,144     31,185,332            2,121        104,990,597            --      104,990,597
                             -----------    -----------        ---------       ------------   -----------     ------------
Operating income...........    2,718,656      3,273,325           34,830          6,026,811            --        6,026,811
                             -----------    -----------        ---------       ------------   -----------     ------------
Other income (expense):
  Other income.............      561,371         47,498          (43,898)           564,971            --          564,971
  Net gain on disposition
    of assets..............      553,566             --            9,068            562,634            --          562,634
  Equity in loss of
    affiliates.............      (14,000)            --               --            (14,000)           --          (14,000)
  Interest expense.........   (1,079,965)      (128,511)              --         (1,208,476)           --       (1,208,476)
  Other expense............     (358,110)            --               --           (358,110)           --         (358,110)
                             -----------    -----------        ---------       ------------   -----------     ------------
  Net other expense........     (337,138)       (81,013)         (34,830)          (452,981)           --         (452,981)
                             -----------    -----------        ---------       ------------   -----------     ------------
Earnings before income
  taxes....................    2,381,518      3,192,312               --          5,573,830            --        5,573,830
                             -----------    -----------        ---------       ------------   -----------     ------------
Provision for income
  taxes....................      869,254      1,250,579               --          2,119,833            --        2,119,833
                             -----------    -----------        ---------       ------------   -----------     ------------
Net earnings...............  $ 1,512,264    $ 1,941,733        $      --       $  3,453,997   $        --     $  3,453,997
                             ===========    ===========        =========       ============   ===========     ============
Earnings per common and
  common equivalent
  share....................  $       .40            .32                                 .35                            .60
                             ===========    ===========                        ============                   ============
Earnings per common and
common equivalent share
assuming full dilution.....  $       .40    $       .32                                 .35                            .60
                             ===========    ===========                        ============                   ============
Weighted average common and
  common equivalent shares
  outstanding..............    3,752,632      6,143,865                           9,896,497    (4,169,227)(A)    5,727,270
                             ===========    ===========                        ============   ===========     ============
Weighted average common and
  common equivalent shares
  assuming full dilution...    3,806,343      6,143,865                           9,950,208    (4,169,227)(A)    5,780,981
                             ===========    ===========                        ============   ===========     ============

                         WSMP, INC. AND SAGEBRUSH, INC.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

                                                                      HISTORICAL
                                     ----------------------------------------------------------------------------
                                         WSMP        SAGEBRUSH
                                        FISCAL        FISCAL
                                         YEAR          YEAR
                                        ENDED          ENDED                                             (C)
                                     FEBRUARY 28,   JANUARY 3,           (B)                             HASH
                                         1997          1997       RECLASSIFICATIONS     COMBINED        UNITS
                                     ------------   -----------   -----------------   ------------   ------------
Operating revenue
  Food sales.......................  $85,070,341    $42,110,051       $ (10,149)      $127,170,243   $ 13,874,417
  Franchise, royalty and other
    fees...........................    2,682,732             --          80,950          2,763,682             --
                                     -----------    -----------       ---------       ------------   ------------
Total operating revenue............   87,753,073     42,110,051          70,801        129,933,925     13,874,417
                                     -----------    -----------       ---------       ------------   ------------
Cost and expenses
  Cost of goods sold...............   63,680,524     15,546,906         224,334         79,451,764      5,257,487
  Operating expenses...............   11,924,356     17,556,101        (419,410)        29,061,047      7,358,515
  Selling, general and
    administrative.................    7,898,182      3,560,928         191,508         11,650,618        549,358
  Depreciation and amortization....    2,624,490      1,411,065                          4,035,555        396,906
  Store closing costs..............           --        167,890        (167,890)                --             --
                                     -----------    -----------       ---------       ------------   ------------
Total costs and expenses...........   86,127,552     38,242,890        (171,458)       124,198,984     13,562,266
                                     -----------    -----------       ---------       ------------   ------------
Operating income...................    1,625,521      3,867,161         242,259          5,734,941        312,151
                                     -----------    -----------       ---------       ------------   ------------
Other income (expense):
  Other income.....................    1,046,219        212,976         (80,950)         1,178,245             --
  Net gain/(loss) on disposition of
    assets.........................      758,646             --        (161,309)           597,337           (625)
  Net gain on sale of restricted
    equity to related party........      541,831             --              --            541,831             --
  Equity in loss of affiliates.....     (107,000)            --              --           (107,000)            --
  Interest expense.................   (1,822,339)       (45,609)             --         (1,867,948)            --
  Other expense....................     (871,388)            --              --           (871,388)            --
                                     -----------    -----------       ---------       ------------   ------------
Net other income (expense).........     (454,031)       167,367        (242,259)          (528,923)          (625)
                                     -----------    -----------       ---------       ------------   ------------
Earnings before income taxes and
  extraordinary items..............    1,171,490      4,034,528              --          5,206,018        311,526
                                     -----------    -----------       ---------       ------------   ------------
Provision for income taxes.........      465,578      1,575,296              --          2,040,874             --
                                     -----------    -----------       ---------       ------------   ------------
Earnings before extraordinary
  item.............................      705,912      2,459,232              --          3,165,144        311,526
Extraordinary gain from early
  extinguishment of debt...........      414,784             --              --            414,784             --
                                     -----------    -----------       ---------       ------------   ------------
Net earnings.......................  $ 1,120,696    $ 2,459,232       $      --       $  3,579,928   $    311,526
                                     ===========    ===========       =========       ============   ============
Earnings per common and common
  equivalent share.................  $       .36    $       .39
                                     ===========    ===========
Earnings per common and common
  equivalent share assuming full
  dilution.........................  $       .35    $       .39
                                     ===========    ===========
Weighted average common and common
  equivalent shares outstanding....    3,091,063      6,288,949
                                     ===========    ===========
Weighted average common and common
  equivalent shares assuming full
  dilution.........................    3,228,800      6,288,949
                                     ===========    ===========

                                         PRO FORMA ADJUSTMENTS
                                     ------------------------------

                                        HASH                              PRO FORMA
                                     ACQUISITION          MERGER           COMBINED
                                     -----------        -----------      ------------
Operating revenue
  Food sales.......................   $      --         $        --      $141,044,660
  Franchise, royalty and other
    fees...........................    (549,197)(D)              --         2,214,485
                                      ---------         -----------      ------------
Total operating revenue............    (549,197)                 --       143,259,145
                                      ---------         -----------      ------------
Cost and expenses
  Cost of goods sold...............          --                  --        84,709,251
  Operating expenses...............    (425,412)(D)         (67,500)(E)    35,926,650
  Selling, general and
    administrative.................    (123,784)(D)           5,485(F)     12,081,677
  Depreciation and amortization....     283,159(G)               --         4,715,620
  Store closing costs..............          --                  --                --
                                      ---------         -----------      ------------
Total costs and expenses...........    (266,037)            (62,015)      137,433,198
                                      ---------         -----------      ------------
Operating income...................    (283,160)             62,015         5,825,947
                                      ---------         -----------      ------------
Other income (expense):
  Other income.....................          --             (52,500)(E)     1,125,745
  Net gain/(loss) on disposition of
    assets.........................          --            (249,708)(H)       347,004
  Net gain on sale of restricted
    equity to related party........          --            (541,831)(I)            --
  Equity in loss of affiliates.....          --                  --          (107,000)
  Interest expense.................     (85,676)(L)              --        (1,953,624)
  Other expense....................          --                  --          (871,388)
                                      ---------         -----------      ------------
Net other income (expense).........     (85,676)           (844,039)       (1,459,263)
                                      ---------         -----------      ------------
Earnings before income taxes and
  extraordinary items..............    (368,836)           (782,024)        4,366,684
                                      ---------         -----------      ------------
Provision for income taxes.........     121,495(N)         (304,989)(M)     1,713,534
                                       (143,846)(M)
                                      ---------         -----------      ------------
Earnings before extraordinary
  item.............................    (346,485)           (477,035)        2,653,150
Extraordinary gain from early
  extinguishment of debt...........          --                  --           414,784
                                      ---------         -----------      ------------
Net earnings.......................   $(346,485)        $  (477,035)     $  3,067,934
                                      =========         ===========      ============
Earnings per common and common
  equivalent share.................                                      $        .56
                                                                         ============
Earnings per common and common
  equivalent share assuming full
  dilution.........................                                      $        .55
                                                                         ============
Weighted average common and common
  equivalent shares outstanding....     322,361(O)       (4,267,681)(A)     5,434,692
                                                        ===========      ============
Weighted average common and common
  equivalent shares assuming full
  dilution.........................     322,361(O)       (4,267,681)(A)     5,572,429
                                                        ===========      ============

                         WSMP, INC. AND SAGEBRUSH, INC.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

                                                                    HISTORICAL
                                   ----------------------------------------------------------------------------
                                       WSMP        SAGEBRUSH
                                   FISCAL YEAR    FISCAL YEAR
                                      ENDED          ENDED                                              (C)
                                   FEBRUARY 23,   DECEMBER 29,          (B)                            HASH
                                       1996           1995       RECLASSIFICATIONS     COMBINED        UNITS
                                   ------------   ------------   -----------------   ------------   -----------
Operating revenue
  Food sales.....................  $ 76,582,926   $34,019,810       $    (5,575)     $110,597,161   $14,189,131
  Franchise, royalty and other
    fees.........................     2,856,284            --            83,025         2,939,309            --
                                   ------------   -----------       -----------      ------------   -----------
        Total operating
          revenue................    79,439,210    34,019,810            77,450       113,536,470    14,189,131
                                   ------------   -----------       -----------      ------------   -----------
Cost and expenses
  Cost of goods sold.............    56,743,742    12,732,990           170,474        69,647,206     5,450,055
  Operating expenses.............    12,775,983    14,187,401          (538,936)       26,424,448     7,234,908
  Selling, general and
    administrative...............     7,906,971     2,373,978           306,671        10,587,620       538,185
  Depreciation and
    amortization.................     2,715,271     1,074,661                --         3,789,932       387,529
                                   ------------   -----------       -----------      ------------   -----------
        Total costs and
          expenses...............    80,141,967    30,369,030           (61,791)      110,449,206    13,610,677
                                   ------------   -----------       -----------      ------------   -----------
        Operating income
          (loss).................      (702,757)    3,650,780           139,241         3,087,264       578,454
                                   ------------   -----------       -----------      ------------   -----------
Other income (expense):
  Other income...................       809,737       101,175           (84,057)          826,855            --
  Net gain/(loss) on disposition
    of assets....................       220,199            --           (55,184)          165,015            --
  Equity in loss of affiliates...      (338,366)           --                --          (338,366)           --
  Interest expense...............    (2,011,567)     (150,980)               --        (2,162,547)           --
  Other expense..................      (688,580)           --                --          (688,580)           --
                                   ------------   -----------       -----------      ------------   -----------
        Net other expense........    (2,008,577)      (49,805)         (139,241)       (2,197,623)           --
                                   ------------   -----------       -----------      ------------   -----------
Earnings (loss) before income
  taxes..........................    (2,711,334)    3,600,975                --           889,641       578,454
                                   ------------   -----------       -----------      ------------   -----------
Provision for income taxes
  (benefit)......................    (1,216,345)       76,915                --        (1,139,430)           --
                                             --            --                --                --            --
                                   ------------   -----------       -----------      ------------   -----------
        Net earnings (loss)......  $ (1,494,989)  $ 3,524,060       $        --      $  2,029,071   $   578,454
                                   ============   ===========       ===========      ============   ===========
Earnings (loss) per common and
  common equivalent Share........  $       (.55)  $       .65                --                --            --
                                   ============   ===========       ===========      ============   ===========
Earnings per common and common
  equivalent share assuming full
  dilution.......................  $       (.55)          .65                --                --            --
                                   ============   ===========       ===========      ============   ===========
Weighted average common and
  common equivalent shares
  outstanding....................     2,729,517     5,462,748                --                --            --
                                   ============   ===========       ===========      ============   ===========
Weighted average common and
  common equivalent shares
  assuming full dilution.........     2,729,517     5,462,748                --                --            --
                                   ============   ===========       ===========      ============   ===========


                                        PRO FORMA ADJUSTMENTS
                                   --------------------------------
                                      HASH                                  PRO FORMA
                                   ACQUISITION            MERGER             COMBINED
                                   -----------          -----------        ------------
Operating revenue
  Food sales.....................  $        --          $        --        $124,786,292
  Franchise, royalty and other
    fees.........................     (541,259)(D)               --           2,398,050
                                   -----------          -----------        ------------
        Total operating
          revenue................     (541,259)                  --         127,184,342
                                   -----------          -----------        ------------
Cost and expenses
  Cost of goods sold.............           --                   --          75,097,261
  Operating expenses.............     (429,364)(D)          (90,000)(E)      33,139,992
  Selling, general and
    administrative...............     (111,895)(D)          330,280(F)       11,344,190
  Depreciation and
    amortization.................      292,536(G)                --           4,469,997
                                   -----------          -----------        ------------
        Total costs and
          expenses...............     (248,723)             240,280         124,051,440
                                   -----------          -----------        ------------
        Operating income
          (loss).................     (292,536)            (240,280)          3,132,902
                                   -----------          -----------        ------------
Other income (expense):
  Other income...................           --              (90,000)(E)         736,855
  Net gain/(loss) on disposition
    of assets....................           --              (59,648)(P)         105,367
  Equity in loss of affiliates...           --              (47,000)(K)        (385,366)
  Interest expense...............      (85,676)(L)               --          (2,248,223)
  Other expense..................           --                   --            (688,580)
                                   -----------          -----------        ------------
        Net other expense........      (85,676)            (196,648)         (2,479,947)
                                   -----------          -----------        ------------
Earnings (loss) before income
  taxes..........................     (378,212)            (436,928)            652,955
                                   -----------          -----------        ------------
Provision for income taxes
  (benefit)......................      225,597(N)         1,327,465(J)           95,727
                                      (147,503)(M)         (170,402)(M)
                                   -----------          -----------        ------------
        Net earnings (loss)......  $  (456,306)         $(1,593,991)       $    557,228
                                   ===========          ===========        ============
Earnings (loss) per common and
  common equivalent Share........           --                   --        $        .12
                                   ===========          ===========        ============
Earnings per common and common
  equivalent share assuming full
  dilution.......................           --                   --        $        .12
                                   ===========          ===========        ============
Weighted average common and
  common equivalent shares
  outstanding....................      322,361(O)        (3,707,021)(A)       4,807,605
                                   ===========          ===========        ============
Weighted average common and
  common equivalent shares
  assuming full dilution.........      322,361(O)        (3,707,021)(A)       4,807,605
                                   ===========          ===========        ============

                         WSMP, INC. AND SAGEBRUSH, INC.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

                                                                     HISTORICAL
                                    ----------------------------------------------------------------------------
                                        WSMP        SAGEBRUSH
                                    FISCAL YEAR    FISCAL YEAR
                                       ENDED          ENDED                                              (C)
                                    FEBRUARY 24,   DECEMBER 30,          (B)                            HASH
                                        1995           1994       RECLASSIFICATIONS     COMBINED        UNITS
                                    ------------   ------------   -----------------   ------------   -----------
Operating revenue
  Food sales......................  $91,231,774    $28,664,211        $  (7,836)      $119,888,149   $14,547,011
  Franchise, royalty and other
    fees..........................    2,868,199             --           73,625          2,941,824            --
                                    -----------    -----------        ---------       ------------   -----------
        Total operating revenue...   94,099,973     28,664,211           65,789        122,829,973    14,547,011
                                    -----------    -----------        ---------       ------------   -----------
Cost and expenses
  Cost of goods sold..............   66,275,140     10,888,664           82,429         77,246,233     5,575,459
  Operating expenses..............   14,530,232     11,575,143         (314,154)        25,791,221     7,379,971
  Selling, general and
    administrative................    8,171,310      2,014,452          223,889         10,409,651       525,973
  Depreciation and amortization...    2,878,624        878,368               --          3,756,992       395,797
                                    -----------    -----------        ---------       ------------   -----------
        Total costs and
          expenses................   91,855,306     25,356,627           (7,836)       117,204,097    13,877,200
                                    -----------    -----------        ---------       ------------   -----------
Operating income..................    2,244,667      3,307,584           73,625          5,625,876       669,811
                                    -----------    -----------        ---------       ------------   -----------
Other income (expense):
  Other income....................      949,208         84,957          (73,625)           960,540            15
  Net gain/(loss) on disposition
    of assets.....................      940,091             --               --            940,091          (111)
  Equity in earnings (loss) of
    affiliates....................      115,000             --               --            115,000            --
  Interest expense................   (1,993,094)       (74,915)              --         (2,068,009)           --
  Other expense...................     (747,471)            --               --           (747,471)           --
                                    -----------    -----------        ---------       ------------   -----------
Net other income (expense)........     (736,266)        10,042          (73,625)          (799,849)          (96)
                                    -----------    -----------        ---------       ------------   -----------
Earnings before income taxes......    1,508,401      3,317,626               --          4,826,027       669,715
                                    -----------    -----------        ---------       ------------   -----------
Provision for income taxes              411,731        163,052               --            574,783
                                                                                                            ----
                                    -----------    -----------        ---------       ------------   -----------
Net earnings......................  $ 1,096,670    $ 3,154,574        $      --       $  4,251,244   $   669,715
                                    ===========    ===========        =========       ============   ===========


                                         PRO FORMA ADJUSTMENTS
                                    --------------------------------
                                       HASH                               PRO FORMA
                                    ACQUISITION            MERGER          COMBINED
                                    -----------          -----------     ------------
Operating revenue
  Food sales......................   $      --           $        --     $134,435,160
  Franchise, royalty and other
    fees..........................    (556,120)(D)                --        2,385,704
                                     ---------           -----------     ------------
        Total operating revenue...    (556,120)                   --      136,820,864
                                     ---------           -----------     ------------
Cost and expenses
  Cost of goods sold..............          --                    --       82,821,692
  Operating expenses..............    (440,114)(D)           (90,000)(E)   32,641,078
  Selling, general and
    administrative................    (116,006)(D)           375,000(F)    11,194,618
  Depreciation and amortization...     284,268(G)                 --        4,437,057
                                     ---------           -----------     ------------
        Total costs and
          expenses................    (271,852)              285,000      131,094,445
                                     ---------           -----------     ------------
Operating income..................    (284,268)             (285,000)       5,726,419
                                     ---------           -----------     ------------
Other income (expense):
  Other income....................          --               (90,000)(E)      870,555
  Net gain/(loss) on disposition
    of assets.....................          --                    --          939,980
  Equity in earnings (loss) of
    affiliates....................          --              (127,000)(K)      (12,000)
  Interest expense................     (85,676)(L)                --       (2,153,685)
  Other expense...................          --                    --         (747,471)
                                     ---------           -----------     ------------
Net other income (expense)........     (85,676)             (217,000)      (1,102,621)
                                     ---------           -----------     ------------
Earnings before income taxes......    (369,944)             (502,000)       4,623,798
                                     ---------           -----------     ------------
Provision for income taxes             261,189(N)          1,130,822(J)     1,626,736

                                      (144,278)(M)          (195,780)(M)
                                     ---------           -----------     ------------
Net earnings......................   $(486,855)          $(1,437,042)    $  2,977,062
                                     =========           ===========     ============

                         WSMP, INC. AND SAGEBRUSH, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     A. The pro forma adjustments to common stock, capital in excess of par value and weighted average shares outstanding, reflect the reduction in the combined common stock of WSMP and Sagebrush arising from the application of the Exchange Ratio.

     B. The reclassifications of the historical financial statements reflect adjustments necessary to conform Sagebrush's financial statement presentation to that of WSMP.

     C. Effective March 1, 1997, WSMP purchased the Hash Units for a total purchase price of $3,767,500. The Hash Units column represents the operations of the Hash Units for the periods prior to March 1, 1997.

     D. Prior to being purchased by WSMP, the 14 Hash units paid royalty and accounting fees to WSMP. These amounts were recognized as operating revenue by WSMP and were charged to operating expense and to selling, general and administrative expense by the Hash Units. A pro forma adjustment is made to eliminate the effect of these transactions on a combined basis.

     E. WSMP leased a restaurant property to Sagebrush. The related income and expense recorded by the respective companies is eliminated through a pro forma adjustment.

     F. The pro forma adjustment to selling, general and administrative expense reflects additional compensation expense that will be paid under compensation and consulting arrangements entered into as part of the Merger. Prior to Sagebrush's initial public offering in January 1996, the executives that will be paid under the compensation and consulting agreements received nominal salaries.

     G. The pro forma adjustment represents the amortization of intangible assets and additional depreciation expense resulting from the purchase of the Hash Units.

     H. WSMP sold to Sagebrush the restaurant property discussed in Note E. WSMP recognized a gain on the sale totaling $249,708, which is eliminated through a pro forma adjustment.

     I. WSMP sold the 111,983 shares of Sagebrush common stock that it received as part of the restructuring discussed in Note P and recognized a gain of $541,831. This gain is eliminated through a pro forma adjustment.

     J. Prior to the reorganization that occurred in January 1996, most of the related corporations that had previously conducted Sagebrush's business were taxed as S Corporations and were not subject to corporate income taxes. This pro forma adjustment to income taxes reflects income taxes as if all of such related companies had been subject to income taxes, assuming a blended rate (federal and state) of 39% for the periods ending December 29, 1995 and December 3, 1994.

     K. Prior to the reorganization discussed in Note P, WSMP recognized equity in earnings of affiliates as a result of its 50% investment in the three Sagebrush companies. This income is eliminated through a pro forma adjustment.

     L. The pro forma adjustment represents interest expense related to debt incurred in connection with the acquisition of the Hash Units. This debt represents unsecured term loans maturing within two to five years, with interest charged at rates ranging from 5% to 9.75%.

     M. The pro forma adjustment for income taxes reflects the income tax effect of other pro forma adjustments using a blended federal and state tax rate of 39%.

     N. The pro forma adjustment includes an income tax provision related to the historical operating results of the Hash Units using a blended federal and state rate of 39%.

     O. The increases in weighted average shares outstanding reflect the shares issued in connection with the Hash acquisition.

                         WSMP, INC. AND SAGEBRUSH, INC.

     P. WSMP owned 50% of three corporations that previously operated Sagebrush Steakhouse and Saloon restaurants. In January 1996, a reorganization was effected for these and the other corporations that had previously conducted Sagebrush's business immediately prior to the initial public offering of Sagebrush Common Stock. As part of such reorganization, WSMP exchanged to Sagebrush its shares of common stock in the three corporations for cash totaling $87,098 and 111,983 shares of Sagebrush Common Stock. This transaction was accounted for as a like-kind exchange by WSMP, and a gain of $59,648 was recognized. This gain is eliminated through a pro forma adjustment.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger dated as of November 14, 1997 is among WSMP, Inc., a North Carolina corporation ("WSMP"), Sagebrush, Inc., a North Carolina corporation ("Sagebrush"), WSMP Acquisition, Inc., a North Carolina corporation and wholly-owned subsidiary of WSMP ("Sub"; Sagebrush and Sub being the "Constituent Corporations"), and Messrs. L. Dent Miller ("Miller") and Charles F. Connor, Jr. ("Connor"; Miller and Connor being the "Sagebrush Shareholders").

     WHEREAS, the parties hereto consider it advisable and in the best interests of the Constituent Corporations and WSMP, and in the best interests of the shareholders of Sagebrush and of WSMP, that the businesses of Sagebrush and WSMP be combined through a merger (the "Merger") of Sub with and into Sagebrush on the terms and conditions set forth in this Agreement (Sub and Sagebrush, after the Merger, being the "Surviving Subsidiary").

     NOW, THEREFORE, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     As used in this Agreement, the terms identified in this Article shall have the meanings indicated.

     1.1 Affiliate: When used with respect to a Person, an "Affiliate" of that Person is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, that Person, within the meaning of Rule 144(a)(1) under the Securities Act.

     1.2 Affiliate Agreement: That certain agreement between WSMP and each of the several Persons referred to in Sections 6.11 and 7.2(i) substantially in the form attached hereto as Exhibit 1.2.

     1.3 Agreement: This Agreement and Plan of Merger, including the Exhibits hereto.

     1.4 Audited Financial Statements: The combined or consolidated balance sheets, income statements, statements of shareholders' equity and statements of cash flows as at December 30, 1994, December 29, 1995 and January 3, 1997 and for the fiscal years then ended, in the case of Sagebrush, and as at February 24, 1995, February 23, 1996 and February 28, 1997 and for the fiscal years then ended, in the case of WSMP, in each instance as reported on by Auditors and included in the Sagebrush SEC Reports or the WSMP SEC Reports, respectively.

     1.5 Auditors: With respect to each of WSMP and Sagebrush, Deloitte & Touche LLP, independent certified public accountants, in each case currently retained for the purpose of auditing financial statements of such party.

     1.6 Closing: The consummation of the Merger, as provided in Article VII hereof.

     1.7 Closing Date:  The date upon which the Closing occurs.

     1.8 Code: The Internal Revenue Code of 1986, as amended to the date as of which any reference thereto is relevant under this Agreement.

     1.9 Consulting and Noncompete Agreement: That certain agreement between WSMP and Charles F. Connor, Jr. in the form attached hereto as Exhibit 1.9.

     1.10 Counsel to WSMP: Simpson Aycock, P.A., 204 East McDowell Street, Morganton, North Carolina 28655.

     1.11 Counsel to Sagebrush: Kennedy Covington Lobdell & Hickman, L.L.P., NationsBank Corporate Center, Suite 4200, 100 North Tryon Street, Charlotte, North Carolina 28202-4006.

     1.12 Employment and Noncompete Agreement: That certain agreement between WSMP and L. Dent Miller in the form attached hereto as Exhibit 1.12.

     1.13 ERISA: The Employee Retirement Income Security Act of 1974, as amended to the date as of which any reference thereto is relevant under this Agreement.

     1.14 Exchange Act: The Securities Exchange Act of 1934, as amended to the date as of which any reference thereto is relevant under this Agreement.

     1.15 Exchange Ratio:  See the definition of "Merger Consideration" below.

     1.16 Financial Advisor to WSMP: Pauli & Company Incorporated, 7773 Forsyth Boulevard, St. Louis, Missouri 63105-1817.

     1.17 Financial Advisor to Sagebrush: Interstate/Johnson Lane Corporation, Interstate Tower, Charlotte, North Carolina 28201.

     1.18 GAAP: Generally accepted accounting principles, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

     1.19 IRS:  The Internal Revenue Service.

     1.20 Joint Proxy Statement: A proxy statement of WSMP and of Sagebrush, designed to comply with Regulation 14A under the Exchange Act, prepared jointly for use by WSMP in soliciting proxies to approve issuance of the Merger Consideration in the Merger as contemplated by Section 5.1 of this Agreement and for use by Sagebrush in soliciting proxies to approve this Agreement and the transactions contemplated hereby, including the Merger, as contemplated by
Section 6.1 of this Agreement. The Joint Proxy Statement will be combined with, and constitute a part of, the Registration Statement.

     1.21 Lien: Any lien, mortgage, security interest, pledge, charge, claim, reservation or other encumbrance of any kind.

     1.22 Material Adverse Change: With respect to a Person, a material adverse change in the business, condition (financial or otherwise), operations or prospects of such Person.

     1.23 Material Adverse Effect: With respect to a Person, a material adverse effect on the business, condition (financial or otherwise), operations or prospects of such Person.

     1.24 Merger Consideration: 0.3214 share of WSMP Common Stock, subject to adjustment as provided in Section 2.11 of this Agreement, to be paid in the Merger in exchange for each outstanding share of Sagebrush Common Stock. Such ratio of 0.3214 share of WSMP Common Stock per 1.0000 share of Sagebrush Common Stock, as the same may be adjusted, is referred to herein as the "Exchange Ratio."

     1.25 NASD:  The National Association of Securities Dealers, Inc.

     1.26 NASDAQ: The National Association of Securities Dealers, Inc. Automated Quotation system.

     1.27 NCBCA: The North Carolina Business Corporation Act, as amended to the date as of which any reference thereto is relevant under this Agreement.

     1.28 Per Share Cash Amount: The Exchange Ratio multiplied by the fair market value of one share of WSMP Common Stock, determined conclusively by WSMP (absent manifest error) by reference to the last sale price reported by NASDAQ for the WSMP Common Stock for the Trading Day (as defined in Section 2.11(b) of this Agreement) concluded most recently prior to the Effective Time.

     1.29 Person: An individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, an unincorporated organization, a government or a political subdivision thereof.

     1.30 Prospectus: The prospectus relating to the Registration Statement, in the form used in connection with any "offer," "offer to sell," "offer for sale" or "sale" of WSMP Common Stock, including any and all documents incorporated therein by reference, as amended and supplemented from time to time. The Prospectus will be combined with the Joint Proxy Statement.

     1.31 Registration Statement: A registration statement of WSMP on Form S-4 under the Securities Act, prepared by WSMP to cover the offer and sale, in the Merger, of WSMP Common Stock to holders of Sagebrush Common Stock as contemplated by Rule 145(a)(2) under the Securities Act. WSMP shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act for the purpose of resale of any WSMP Common Stock by any such Person. The Registration Statement will be combined with the Joint Proxy Statement.

     1.32 Required Sagebrush Consents: the consent of (a) Peoples Bank under each of the following promissory notes issued by Sagebrush and Sagebrush of North Carolina, LLC in favor of Peoples Bank (i) $3,000,000 promissory note dated January 31, 1997, (ii) $850,000 promissory note dated January 31, 1997,
(iii) $850,000 promissory note dated May 14, 1997 and (iv) $850,000 promissory note dated September 10, 1997 and (b) Roslyn Farm Associates, L.P. under the Lease with Sagebrush dated April 8, 1996.

     1.33 Required WSMP Consents: (a) the consent of National Bank of Canada under a certain Financing and Security Agreement with WSMP dated as of November 22, 1996; (b) the consent of First Century Bank under a certain Note and a certain Security Agreement with WSMP each dated December 31, 1996; (c) the consent of SouthTrust Bank of North Carolina under a certain Loan Agreement with WSMP dated as of January 19, 1997, as amended as of January 17, 1997; and (d) the consent of NationsBank, N.A. under a certain Reimbursement Agreement dated June 1, 1997.

     1.34 Sagebrush Balance Sheet: The most recent balance sheet included in the Audited Financial Statements of Sagebrush.

     1.35 Sagebrush Common Stock:  The Common Stock of Sagebrush.

     1.36 Sagebrush Disclosure Document: The document delivered by Sagebrush to WSMP at or prior to the date of this Agreement (and the receipt of which is hereby acknowledged), containing certain disclosures regarding Sagebrush as described in Articles IV and VI hereof.

     1.37 Sagebrush Facilities: All automobiles, warehouses, stores, plants, production facilities, manufacturing facilities, processing facilities, fixtures and improvements owned or leased by Sagebrush or otherwise used by Sagebrush in connection with the operation of its business or leased or subleased by Sagebrush to others.

     1.38 Sagebrush Option: An option to purchase Sagebrush Common Stock granted by Sagebrush under the Sagebrush Option Plan.

     1.39 Sagebrush Option Plan: The 1995 Stock Option Plan of Sagebrush, as in effect and on file with the SEC on the date hereof.

     1.40 Sagebrush SEC Report: A document filed by Sagebrush with the SEC pursuant to the Exchange Act and referred to in clause (b), (c) or (d) of
Section 4.7 of this Agreement.

     1.41 SEC:  The Securities and Exchange Commission.

     1.42 Securities Act: The Securities Act of 1933, as amended to the date as of which any reference thereto is relevant under this Agreement.

     1.43 Subsidiary: With respect to any Person, a second Person of which fifty percent or more of the effective voting power, or the effective power to elect a majority of the Board of Directors or similar governing body, or fifty percent or more of the equity interest, is owned by the first Person, directly or indirectly.

     1.44 Sub Common Stock:  The Common Stock of Sub.

     1.45 Takeover Laws: Any and all "moratorium," "control share," "fair price," "business combination" and other anti-takeover laws of the State of North Carolina, including Articles 9 and 9A of the NCBCA.

     1.46 WSMP Balance Sheet: The most recent consolidated balance sheet included in the Audited Financial Statements of WSMP.

     1.47 WSMP Common Stock:  The Common Stock of WSMP.

     1.48 WSMP Disclosure Document: The document delivered by WSMP to Sagebrush at or prior to the date of this Agreement (and the receipt of which is hereby acknowledged), containing certain disclosures regarding WSMP as described in
Article III hereof.

     1.49 WSMP Facilities: All automobiles, warehouses, stores, plants, production facilities, manufacturing facilities, processing facilities, fixtures and improvements owned or leased by WSMP or otherwise used by WSMP in connection with the operation of its business or leased or subleased by WSMP to others.

     1.50 WSMP SEC Report: A document filed by WSMP with the SEC pursuant to the to the Exchange Act and referred to in clause (b), (c) or (d) of Section 3.7 of this Agreement.

                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger. At the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement and the NCBCA, Sub shall be merged with and into Sagebrush. As soon as practicable after satisfaction or waiver of the conditions set forth in Article VII, WSMP, Sub and Sagebrush will effect the Merger by causing to be filed Articles of Merger (substantially in the form attached hereto as Exhibit 2.1), prepared as prescribed in Section 55-11-05 of the NCBCA, with the Secretary of State of the State of North Carolina. The Plan of Merger, which is a part of the Articles of Merger, is incorporated herein by reference, and adoption of this Agreement by the Board of Directors of the Constituent Corporations and approval by the shareholders of the Constituent Corporations shall, among other things, constitute adoption and approval of the Plan of Merger. The Merger shall become effective at the time of such filing or at such later time as may be specified in such Articles of Merger with the prior written consent of WSMP, Sub and Sagebrush (the time the Merger becomes effective being referred to in this Agreement as the "Effective Time"). Promptly following the Effective Time, the parties will make all such other filings and recordings, if any, as may be required by the NCBCA in furtherance of the Merger. Sagebrush shall be the surviving corporation in the Merger, and all its purposes, objects, rights, privileges, powers and franchises shall continue unaffected and unimpaired by the Merger.

     2.2 Charter of Sagebrush. (a) At the Effective Time, by virtue of the Merger, Article 2 of the Amended and Restated Articles of Incorporation of Sagebrush shall be amended to read in full as follows: "ARTICLE 2: The total number of shares of stock that the Corporation shall be authorized to issue is 1,000 shares of Common Stock of no par value."

     (b) The Amended and Restated Articles of Incorporation of Sagebrush as in effect immediately prior to the Effective Time, amended as provided in subsection (a), shall be the articles of incorporation of the Surviving Subsidiary unless and until amended in the manner provided by law and by such Amended and Restated Articles of Incorporation.

     2.3 Bylaws of Sagebrush. The Bylaws of Sagebrush as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Subsidiary by virtue of the Merger unless and until amended or repealed in the manner provided by law, by the articles of incorporation of the Surviving Subsidiary and by such Bylaws.

     2.4 Directors and Officers. At and after the Effective Time, the directors of WSMP at the Effective Time shall be the directors of the Surviving Subsidiary. At and after the Effective Time, the officers of the Surviving Subsidiary shall be as follows: L. Dent Miller, President; James C. Richardson, Jr., Vice President and Assistant Secretary; David R. Clark, Vice President and Assistant Secretary; and Matthew V. Hollifield, Treasurer and Secretary.

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     2.5 Conversion.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any share of Sagebrush Common Stock or the holder of any share of Sub Common Stock:

     (a) Each issued and outstanding share of Sub Common Stock shall be converted into one share of common stock of the Surviving Subsidiary, which shall constitute the only issued and outstanding shares of capital stock of the Surviving Subsidiary.

     (b) Each issued and outstanding share of Sagebrush Common Stock (other than any share as to which dissenter's appraisal rights have been perfected pursuant to Article 13 of the NCBCA) shall be converted into the right to receive Merger Consideration. Each share of WSMP Common Stock issued in the Merger shall be issued together with one Preferred Stock Purchase Right (each, a "Preferred Stock Purchase Right") in accordance with the terms and conditions of the Rights Agreement dated as of September 2, 1997 between WSMP and American Stock Transfer & Trust Company, as amended to the date of this Agreement (the "Rights Agreement"). Each reference in this Agreement to the shares of WSMP Common Stock issuable as Merger Consideration shall be deemed to include a reference to the Preferred Stock Purchase Right associated therewith.

     (c) From and after the Effective Time, the holders of certificates theretofore representing Sagebrush Common Stock shall cease to have any rights with respect thereto (other than dissenter's rights to the extent applicable pursuant to Article 13 of the NCBCA); their sole right shall be to receive Merger Consideration pursuant to subsection (b) and, if applicable, cash in lieu of fractional shares pursuant to Section 2.6.

     2.6 Fractional Shares. All fractions of a share WSMP Common Stock to which a holder of Sagebrush Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated. If a fraction results from such aggregation, then such shareholder shall be entitled, after the later of the Effective Time and the surrender of such shareholder's certificate or certificates that represented such Sagebrush Common Stock, to receive from WSMP an amount in cash, without interest, in lieu of such fractional share of WSMP Common Stock equal to the product of such fraction and the Per Share Cash Amount.

     2.7 Surrender and Payment. At the Effective Time the stock transfer books of Sagebrush shall be closed, and no transfer of any shares of Sagebrush Common Stock theretofore outstanding shall thereafter be made. As soon as practicable after the Effective Time, each holder of Sagebrush Common Stock converted pursuant to Section 2.5(b), upon surrender, for cancellation, to an exchange agent designated by WSMP, subject to the approval of Sagebrush (such approval not to be withheld or delayed unreasonably), prior to the Merger (the "Exchange Agent"), of one or more certificates previously representing Sagebrush Common Stock, will be entitled to receive (i) certificates representing Merger Consideration, as provided in Section 2.5(c), and (ii) a check for the applicable cash amount, if any, as provided in Section 2.6, in each case in respect of the aggregate number of shares of Sagebrush Common Stock previously represented by the certificate or certificates surrendered and promptly canceled after receipt thereof by the Exchange Agent. As promptly as practicable after the Closing Date, WSMP shall cause the Exchange Agent to deliver or mail to each shareholder of Sagebrush a letter of transmittal and instructions for use in surrendering, in exchange for Merger Consideration, the certificates that immediately prior to the Effective Time represented shares of Sagebrush Common Stock. Upon the surrender of such certificates, together with such letter of transmittal and such other documents as may reasonably be requested, WSMP shall promptly cause the Merger Consideration to be issued and delivered to the persons entitled thereto. No dividend or other distribution payable following the Closing with respect to shares of WSMP Common Stock to be received as Merger Consideration shall be paid, and there shall be no right to vote such shares of WSMP Common Stock, until the Sagebrush shareholder has tendered the certificate or certificates representing shares of Sagebrush Common Stock to be exchanged for Merger Consideration, it being understood, however, that such tender when made shall relate back to the Effective Time for the purposes of any rights to receive dividends and other distributions with respect to WSMP Common Stock distributable to holders of record after the Effective Time. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Sagebrush Common Stock or on dividends or other distributions deferred as described in the immediately preceding sentence. With respect to any certificate for Sagebrush Common

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Stock that has been lost or destroyed, WSMP shall cause the Merger Consideration attributable to such certificate to be paid upon receipt of evidence and indemnity reasonably satisfactory to it of the shares represented thereby.

     2.8 Conversion of Sagebrush Options. (a) At the Effective Time each Sagebrush Option then outstanding, whether or not then exercisable, shall be converted into and shall become a right to purchase WSMP Common Stock, and WSMP shall assume each Sagebrush Option in accordance with the terms of the Sagebrush Option Plan and the terms of the agreement by which the Sagebrush Option is evidenced, except that from and after the Effective Time: (i) WSMP and the Compensation Committee of its Board of Directors shall be substituted for Sagebrush and the committee of its Board of Directors (including, if applicable, the entire Board of Directors of Sagebrush) administering the Sagebrush Option Plan and the Sagebrush Options; (ii) each Sagebrush Option assumed by WSMP may be exercised solely for shares of WSMP Common Stock; (iii) the number of shares of WSMP Common Stock subject to each such Sagebrush Option shall be the number of whole shares of WSMP Common Stock (omitting any fractional share) determined by multiplying the number of shares of Sagebrush Common Stock subject to such Sagebrush Option immediately prior to the Effective Time (without regard to any limitations imposed by vesting schedules) by the Exchange Ratio, and (iv) the per share exercise price under each such Sagebrush Option shall be adjusted by dividing such exercise price by the Exchange Ratio and rounding up to the nearest cent. In addition, and notwithstanding clauses (iii) and (iv) of the first sentence of this subsection (a), each Sagebrush Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Sagebrush and WSMP agree to take all necessary steps to effectuate the foregoing provisions of this subsection (a).

     (b) As soon as practicable after the Effective Time, WSMP shall deliver to the holders of Sagebrush Options an appropriate notice setting forth their rights pursuant thereto, and the grants pursuant to the Sagebrush Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.8(a) after giving effect to the Merger), and WSMP shall comply with the terms of Sagebrush Option Plan to ensure, to the extent required by, and subject to the provisions of, the Sagebrush Option Plan, that Sagebrush Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, WSMP shall take all corporate action necessary to reserve for issuance sufficient shares of WSMP Common Stock for delivery upon exercise of the Sagebrush Options assumed by it in accordance with this Section 2.8.

     (c) As soon as practicable after the Closing Date, WSMP shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) covering the shares of WSMP Common Stock issuable upon exercise of the Sagebrush Options and shall use its best efforts to maintain the effectiveness of such registration statement (and to maintain compliance of the prospectus or prospectuses contained therein with subsections (a) and (c) of Section 10 of the Securities Act) for so long as any Sagebrush Options remain outstanding. With respect to any individuals who become subject to the reporting requirements of
Section 16(a) of the Exchange Act by virtue of the Merger, WSMP shall administer the Sagebrush Option Plan assumed pursuant to this Section 2.8 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act. The obligations in this Section 2.8 of WSMP to file a registration statement and to maintain its effectiveness shall inure to the benefit of all those persons who hold Sagebrush Options on the Closing Date and, thereafter, shall be enforceable directly by them.

     2.9 Dissenting Shares. Any Sagebrush shareholder who shall have lawfully dissented from the Merger in accordance with the NCBCA and who shall have properly exercised such holder's rights to demand payment of the value of the holder's shares (the "Dissenting Shares") as provided in the NCBCA (a "Dissenting Shareholder") shall thereafter have only such rights as are provided to a Dissenting Shareholder by the NCBCA and shall have no rights under Section
2.5 of this Agreement; provided, however, that, if a Dissenting Shareholder shall withdraw (in accordance with the NCBCA) such holder's demand for such appraisal or shall become ineligible for such appraisal, then such holder's Dissenting Shares shall thereupon cease to be Dissenting Shares and shall be converted into and shall represent only the right to receive Merger

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Consideration provided for in Section 2.5, without interest thereon, upon surrender of the certificate or certificates representing the Dissenting Shares.

     2.10 Tax Consequences. The parties hereto intend that the Merger shall constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code. No consideration that could constitute "other property" within the meaning of Section 356 of the Code is being transferred by, or on behalf of, WSMP or Sub in exchange for Sagebrush's capital stock. Each party hereto agrees and covenants to report the Merger in accordance with such intention that it may be taxed as a reorganization for federal income tax purposes, including filing such returns, reports, information statements and declarations with applicable federal, state, local and other taxing authorities and maintaining such records as are required by applicable law in a manner consistent with such intention.

     2.11 Exchange Ratio Adjustments. (a) In the event that Sagebrush (in breach of Section 6.7(c) of this Agreement) changes the number of shares of Sagebrush Common Stock outstanding prior to the Effective Time as a result of a split, combination or reclassification with respect to such stock or as a result of a dividend or other distribution on or exchange or redemption of or for such stock, and the record or effective date therefor or thereof shall be prior to the Effective Time, then the Exchange Ratio shall be equitably adjusted. In the event that WSMP (in breach of Section 5.8(c) of this Agreement) changes the number of shares of WSMP Common Stock outstanding prior to the Effective Time as a result of a split, combination or reclassification with respect to such stock or as a result of a dividend or other distribution on or exchange or redemption of or for such stock, and the record or effective date therefor or thereof shall be prior to the Effective Time, then the Exchange Ratio shall be equitably adjusted.

     (b) If the Average WSMP Closing Price (as defined below) is greater than $23.34, then the Exchange Ratio shall be adjusted to become $7.50 divided by the Average WSMP Closing Price, rounded upward to the nearest ten-thousandth. If the Average WSMP Closing Price is less than $21.78, then the Exchange Ratio shall be adjusted to become $7.00 divided by the Average WSMP Closing Price, rounded upward to the nearest ten-thousandth. As used herein, the term "Average WSMP Closing Price" means the simple average of the last sale prices per share of WSMP Common Stock on NASDAQ (as reported by NASDAQ) on the ten consecutive Trading Days next preceding the date on which the shareholders of Sagebrush approve the Merger. A "Trading Day" is any day on which the WSMP Common Stock is actually sold on NASDAQ (as reported by NASDAQ).

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF WSMP AND SUB

     WSMP and Sub hereby jointly and severally represent and warrant as follows to Sagebrush:

     3.1 Organization and Qualification. Each of WSMP and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the requisite power and authority to carry on its business as it is now being conducted. Each of WSMP and Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification as a foreign corporation in that jurisdiction is required by law, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WSMP. WSMP has delivered to Sagebrush true and complete copies of the charter and bylaws of WSMP and Sub.

     3.2 Capitalization. The authorized capital stock of WSMP consists of 10,000,000 shares of WSMP Common Stock and 2,500,000 shares of preferred stock, par value $.01 per share. There is no other capital stock authorized for issuance by WSMP. At the date of this Agreement, there are validly issued and outstanding 3,259,949 shares of WSMP Common Stock and no shares of preferred stock. All such outstanding shares of capital stock are fully paid and nonassessable. When issued in accordance with the terms hereof, the shares of WSMP Common Stock to be issued as the Merger Consideration will be duly authorized, validly

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

issued, fully paid and nonassessable. No shares of WSMP capital stock are reserved for issuance, nor are there outstanding any options, warrants, convertible securities or other rights, agreements or commitments to issue or acquire shares of WSMP capital stock, except that there are Preferred Stock Purchase Rights outstanding in an amount identical to the number of shares of WSMP Common Stock outstanding and except as disclosed in Section 3.2 of the WSMP Disclosure Document.

     3.3 Subsidiaries. WSMP has disclosed in Section 3.3 of the WSMP Disclosure Document the identities of all of its Subsidiaries as of the date of this Agreement. Except as specified in Section 3.3 of the WSMP Disclosure Document, WSMP or one of its Subsidiaries owns the entire equity interest in each Subsidiary of WSMP. No equity interest in any such Subsidiary is or may become required to be issued by reason of any option, warrant or other right relating to the equity of such Subsidiary, and there is no contract, arrangement or understanding by which any Subsidiary is bound to issue any of its equity or any option, warrant or other right relating thereto or by which WSMP is or may be bound to transfer any part of the equity interest in any of its Subsidiaries. There is no contract, arrangement or understanding relating to the right of WSMP to vote or dispose of any of the equity interest in any of its Subsidiaries. The equity interest in each Subsidiary of WSMP that has been issued has been duly authorized and is validly issued, fully paid and nonassessable under the applicable law of the jurisdiction in which such Subsidiary is organized and is owned by WSMP free and clear of any Lien. Each Subsidiary of WSMP has been duly organized and is validly existing and in good standing under the laws of the jurisdiction in which it was organized and has the power and authority necessary for it to own, lease and operate its properties and assets and to carry on its business as now conducted. Each Subsidiary of WSMP is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WSMP.

     3.4 Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by each of WSMP and Sub and constitutes a legal, valid and binding agreement of each of WSMP and Sub, enforceable against each of WSMP and Sub in accordance with its terms. Each of WSMP and Sub has all requisite corporate power and authority to enter into this Agreement, and Sub has all requisite corporate power and authority to carry out the Merger contemplated hereby. The Board of Directors of Sub has, subject to the terms and conditions set forth herein: (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the sole shareholder of Sub; (b) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, in all respects; and (c) recommended that WSMP, as the sole shareholder of Sub, approve this Agreement and the Merger. The Board of Directors of WSMP, at a meeting duly called and held, has, subject to the terms and conditions set forth herein; (d) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, WSMP and its shareholders; (e) on behalf of WSMP as the sole shareholder of Sub, approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration therein, in all respects; and (f) recommended that the shareholders of WSMP approve the issuance of the Merger Consideration in the Merger, provided, however, that such recommendation may be withdrawn, modified or changed to the extent that the Board of Directors of WSMP, upon making a WSMP Board Determination (as defined in Section 5.9(c) of this Agreement, determines that it must do so.

     3.5 Absence of Breach; No Consents. The execution and delivery of this Agreement by WSMP and Sub do not, and the performance by WSMP and Sub of their obligations hereunder will not, assuming the Required WSMP Consents are obtained, (a) result in a breach of any of the provisions of the charter or bylaws of WSMP or any of its Subsidiaries; (b) violate any law, rule or regulation of any State or the United States (except for compliance with regulatory or licensing laws all of which, to the extent applicable to WSMP and Sub (and to the extent within the control of WSMP and Sub), will be satisfied in all material respects prior to the Closing), or of any applicable foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination or award of any court or other authority having jurisdiction over WSMP or any of its Subsidiaries or any of its or their material properties, or cause the suspension or revocation of any

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

authorization, consent, approval or license presently in effect that affects or binds WSMP or any of its Subsidiaries or any of its or their material properties, except, with respect to all matters described in this subsection
(b), where such violation will not have a Material Adverse Effect on WSMP; (c) result in a material breach of or default under any material indenture or loan or credit agreement or other material agreement or instrument to which WSMP or any of its Subsidiaries is a party or by which it or they or any of its or their material properties may be affected or bound; (d) require the authorization, consent, approval or license of any Person of such a nature that the failure to obtain the same would have a Material Adverse Effect on WSMP; or (e) constitute grounds for the loss or suspension of any material permit, license or other authorization used in the business of WSMP.

     3.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Merger or any related transaction based upon any agreement, written or oral, made by or on behalf of WSMP or any of its Subsidiaries, except that the Financial Advisor to WSMP is entitled to certain payments under its agreement with WSMP dated as of June 18, 1997.

     3.7 Delivered Documents. WSMP has heretofore delivered to Sagebrush each of the following:

          (a) Annual Report of WSMP to its shareholders for its fiscal year ended the date of the WSMP Balance Sheet;

          (b) Annual Report of WSMP on Form 10-K as filed with the SEC for WSMP's fiscal year ended the date of the WSMP Balance Sheet;

          (c) proxy statement of WSMP relating to its most recent annual meeting of shareholders; and

          (d) Quarterly Reports of WSMP on Form 10-Q as filed with the SEC for each of the first three fiscal quarters of WSMP of the current fiscal year, and all other reports of WSMP filed with the SEC, to the extent that such reports have been filed with the SEC after the filing of the report referred to in clause (b) above and prior to the date hereof.

     Each such document did not, at the time it was filed with the SEC, and all such documents taken together do not, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or are made, respectively, not misleading. All of the financial statements contained in the foregoing documents were prepared from the books and records of WSMP and its Subsidiaries. The Audited Financial Statements were prepared in accordance with GAAP and fairly and accurately reflect the financial condition of WSMP as at the dates and for the periods indicated. The financial statements of WSMP included in the reports referred to in clause (d) above were prepared in a manner not inconsistent with the basis of presentation used in the Audited Financial Statements and fairly present the financial condition of WSMP as at and for the periods indicated, subject to normal year-end adjustments that are not material in amount or effect.

     3.8 Joint Proxy Statement, Registration Statement and Prospectus. When the Joint Proxy Statement, as the same may be amended or supplemented, shall be mailed to holders of the WSMP Common Stock and the Sagebrush Common Stock, as applicable, and at all times subsequent to such mailing through the time of approval of this Agreement and the Merger by the shareholders of WSMP and Sagebrush, the Joint Proxy Statement, as then amended or supplemented, will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations of the SEC thereunder. When the Registration Statement is declared effective under the Securities Act, and at all times subsequent to such effectiveness through the time of approval of this Agreement and the Merger by the shareholders of Sagebrush, the Registration Statement and the Prospectus, as the same may then be amended and supplemented, will comply as to form in all material respects with all applicable provisions of the Securities Act and the rules and regulations of the SEC thereunder. At all times material to a shareholder of WSMP or of Sagebrush: (a) the information supplied by WSMP for use in the Joint Proxy Statement, as the same may be amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of circumstances under which they are being made, not misleading; (b) the Registration Statement, as the same may be amended, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (c) the Prospectus, as the same may be supplemented, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding any other provision of this Agreement, WSMP makes no representation or warranty concerning, and shall have no responsibility for, the accuracy or completeness of any information incorporated into the Joint Proxy Statement, the Registration Statement or the Prospectus from any Sagebrush SEC Report or supplied to WSMP by Sagebrush pursuant to Section 4.8 or 6.2 hereof or otherwise, for use in the Joint Proxy Statement, the Registration Statement, the Prospectus or any other document filed with the SEC or otherwise disseminated to the public or to shareholders of WSMP or Sagebrush.

     3.9 Merger Consideration Validly Issued. At the Effective Time, the Merger Consideration will have been duly authorized and, when issued in connection with the Merger pursuant to the terms hereof, will have been validly issued and will be fully paid and nonassessable, and no shareholder of WSMP will have any preemptive rights of subscription or purchase in respect thereof.

     3.10 WSMP Shareholder Rights Plan. To the best knowledge of WSMP and Sub and assuming the accuracy of Section 9.4, there exists no "Acquiring Person" (as such term is defined in the Rights Agreement). Assuming the accuracy of Section 9.4, neither the execution of this Agreement nor the consummation of the Merger will cause any person to become an "Acquiring Person" (as so defined).

     3.11 State Takeover Laws. No action is necessary on the part of WSMP or any of its Subsidiaries to exempt any of the transactions contemplated by this Agreement from any applicable Takeover Laws.

     3.12 Absence of Material Differences From WSMP SEC Reports and WSMP Disclosure Document. Except as disclosed in the WSMP SEC Reports or in the WSMP Disclosure Document:

          (a) No Material Adverse Change. Since the date of the WSMP Balance Sheet, other than as contemplated or caused by this Agreement, there has been no Material Adverse Change in WSMP.

          (b) Taxes. WSMP has properly filed or caused to be filed all federal, state, local and foreign income and other tax returns, reports and declarations that are required by applicable law to be filed by it (except where the failure to file is not reasonably likely to have a Material Adverse Effect on WSMP) and has paid, or made full and adequate provision for the payment of, all federal, state, local and foreign income and other taxes properly due for the periods covered by such returns, reports and declarations, except such taxes the nonpayment of which is not reasonably likely to have a Material Adverse Effect on WSMP. WSMP has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

          (c) Employees. WSMP is not, and following the Closing will not be, except as contemplated by Sections 7.2(e) and 7.2(f), bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age.

          (d) Employee Benefit Plans. WSMP has disclosed in Section 3.12(d) of the WSMP Disclosure Document and has delivered or made available to Sagebrush prior to the execution of this Agreement correct and complete copies, in each case, of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus and other incentive plans, all other written employee programs, arrangements and agreements, all medical, vision, dental and other health plans, all life insurance plans and all other employee benefit plans and fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by or contributed to by WSMP or an Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors and other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors and other beneficiaries are eligible to participate (collectively, the "WSMP Benefit Plans"). Except as disclosed in Section 3.12(d) of the WSMP Disclosure Document, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of WSMP from WSMP or

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

     any WSMP Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any WSMP Benefit Plan or (iii) result in any acceleration in the time of payment or vesting of any such benefit. WSMP has made no oral or written representation with respect to any WSMP Benefit Plan to any employee of WSMP prior to the date hereof that is not in accordance with the written or otherwise pre-existing terms and conditions of such plans.

          (e) Facilities. The WSMP Facilities are (as to physical plant and structure) structurally sound, and none of the WSMP Facilities, nor any of the vehicles or other equipment used by WSMP in connection with its business, has any defects, and all of them are in good operating condition and repair and are adequate for the uses to which they are being put, in each case with such exceptions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WSMP; and none of the WSMP Facilities, vehicles or other equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and other repairs that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WSMP. WSMP is not in breach, violation or default of any lease with respect to or as a result of which the other party (whether lessor, lessee, sublessor or sublessee) thereto has the right to terminate the same, and WSMP has not received notice of any claim or assertion that it is or may be in any such breach, violation or default, except, in each such case, for such breaches, violations and defaults as would not reasonably be expected to have a Material Adverse Effect on WSMP.

     3.13 Federal Income Tax Representations. (a) WSMP is not an "investment company" as defined in Section 368(a)(2)(F) of the Code.

     (b) WSMP owns 100% of the outstanding shares of capital stock and otherwise is in control of Sub within the meaning of Section 368(c) of the Code.

     (c) Sub has been formed solely for the purpose of consummating the Merger. Sub has not conducted and will not conduct any business activities or other operations of any kind other than the issuance of its stock to WSMP prior to the Merger. Sub will have no liabilities assumed by Sagebrush and will not transfer to Sagebrush any assets subject to liabilities in the Merger.

     (d) WSMP has no plan, arrangement or intention to cause Sagebrush on or after the Effective Time to issue additional shares of its capital stock that would cause WSMP to lose control, or otherwise result in WSMP losing control (in both cases within the meaning of Section 368(c) of the Code), of Sagebrush.

     (e) Neither WSMP nor Sub has any current plan, arrangement or intention to liquidate Sagebrush; to merge Sagebrush with or into another corporation; to sell or otherwise dispose of the stock of Sagebrush; or to sell or otherwise dispose (or cause to be sold or otherwise disposed) of any of Sagebrush's assets, including the assets of Sub acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code.

     (f) WSMP has no plan, arrangement or intention to directly or indirectly reacquire any of the WSMP Common Stock issued in the Merger.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF SAGEBRUSH

     Sagebrush represents and warrants as follows to WSMP and Sub:

     4.1 Organization and Qualification. Sagebrush is a corporation duly organized, validly existing and in good standing under the laws of North Carolina and has the requisite power and authority to carry on its business as it is now being conducted. Sagebrush is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification as a foreign corporation in that jurisdiction is required by law, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Sagebrush. Sagebrush has delivered to WSMP true and complete copies of the charter and bylaws of Sagebrush.

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     4.2 Capitalization.  The authorized capital stock of Sagebrush consists of
50,000,000 shares of Sagebrush Common Stock and 10,000,000 shares of preferred stock. There is no other capital stock authorized for issuance by Sagebrush. At the date of this Agreement, there are validly issued and outstanding 5,925,000 shares of Sagebrush Common Stock and no shares of preferred stock. All such outstanding shares of capital stock are fully paid and nonassessable. No shares of Sagebrush capital stock are reserved for issuance, nor are there outstanding any options, warrants, convertible securities or other rights, agreements or commitments to issue or acquire shares of Sagebrush capital stock, except as disclosed in Section 4.2 of the Sagebrush Disclosure Document.

     4.3 Subsidiaries. Sagebrush has disclosed in Section 4.3 of the Sagebrush Disclosure Document the identities of all of its Subsidiaries as of the date of this Agreement. Sagebrush or one of its Subsidiaries owns all of the equity interests in each Subsidiary of Sagebrush. No equity interest in any such Subsidiary is or may become required to be issued by reason of any option, warrant or other right relating to the equity of such Subsidiary, and there is no contract, arrangement or understanding by which any Subsidiary is bound to issue any of its equity or any option, warrant or other right relating thereto or by which Sagebrush is or may be bound to transfer any part of the equity interest in any of its Subsidiaries. There is no contract, arrangement or understanding relating to the right of Sagebrush to vote or dispose of any of the equity interest in any of its Subsidiaries. The equity interest in each Subsidiary of Sagebrush that has been issued has been duly authorized and is validly issued, fully paid and nonassessable under the applicable law of the jurisdiction in which such Subsidiary is organized and is owned by Sagebrush or another Subsidiary free and clear of any Lien. Each Subsidiary of Sagebrush has been duly organized and is validly existing and in good standing under the laws of the jurisdiction in which it was organized and has the power and authority necessary for it to own, lease and operate its properties and assets and to carry on its business as now conducted. Each Subsidiary of Sagebrush is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Sagebrush.

     4.4 Authority Relative to This Agreement. This Agreement has been duly and validly executed and delivered by Sagebrush and the Sagebrush Shareholders and constitutes a legal, valid and binding agreement of Sagebrush and the Sagebrush Shareholders, enforceable against Sagebrush and the Sagebrush Shareholders in accordance with its terms. Sagebrush has all requisite corporate power and authority to enter into this Agreement and to carry out the Merger contemplated hereby. The Board of Directors of Sagebrush, at a meeting duly called and held, has, subject to the terms and conditions set forth herein: (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the shareholders of Sagebrush; (b) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, in all respects; and (c) recommended that the shareholders of Sagebrush approve this Agreement and the Merger, provided, however, that such recommendation may be withdrawn, modified or changed to the extent that the Board of Directors of Sagebrush, upon making a Sagebrush Board Determination (as defined in Section 6.8(c) of this Agreement), determines that it must do so. The Financial Advisor to Sagebrush has delivered to the Board of Directors of Sagebrush its opinion letter, dated on or about the date hereof, to the effect that the Merger is fair to the shareholders of Sagebrush from a financial point of view. Sagebrush has been authorized by the Financial Advisor to Sagebrush to refer to such opinion letter, and to include such opinion letter (or a substantially similar opinion letter), in the Joint Proxy Statement.

     4.5 Absence of Breach; No Consents. The execution and delivery of this Agreement by Sagebrush and the Sagebrush Shareholders do not, and the performance by Sagebrush and the Sagebrush Shareholders of their obligations hereunder will not, assuming the Required Sagebrush Consents are obtained, (a) result in a breach of any of the provisions of the charter or bylaws of Sagebrush; (b) violate any law, rule or regulation of any State or the United States (except for compliance with regulatory or licensing laws all of which, to the extent applicable to Sagebrush (and to the extent within the control of Sagebrush), will be satisfied in all material respects prior to the Closing), or of any applicable foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination or award of any court or other authority having jurisdiction over Sagebrush,

                                      A-12
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or any of the Sagebrush Shareholders, or any of its or their material properties, or cause the suspension or revocation of any authorization, consent, approval or license presently in effect that affects or binds Sagebrush or any of the Sagebrush Shareholders, or any of its or their material properties, except, with respect to all matters described in this subsection (b), where such violation will not have a Material Adverse Effect on Sagebrush; (c) result in a material breach of or default under any material indenture or loan or credit agreement or other material agreement or instrument to which Sagebrush or any of the Sagebrush Shareholders is a party or by which it or they or any of its or their material properties may be affected or bound; (d) require the authorization, consent, approval or license of any Person of such a nature that the failure to obtain the same would have a Material Adverse Effect on Sagebrush; or (e) constitute grounds for the loss or suspension of any material permit, license or other authorization used in the business of Sagebrush.

     4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with this Agreement or the Merger or any related transaction based upon any agreement, written or oral, made by or on behalf of Sagebrush, except that the Financial Advisor to Sagebrush is entitled to certain payments under its letter agreement with Sagebrush dated October 14, 1997.

     4.7 Delivered Documents. Sagebrush has heretofore delivered to WSMP each of the following:

          (a) Annual Report of Sagebrush to its shareholders for its fiscal year ended the date of the Sagebrush Balance Sheet;

          (b) Annual Report of Sagebrush on Form 10-K as filed with the SEC for Sagebrush's fiscal year ended the date of the Sagebrush Balance Sheet;

          (c) proxy statement of Sagebrush relating to its most recent annual meeting of shareholders; and

          (d) Quarterly Reports of Sagebrush on Form 10-Q as filed with the SEC for each of the first three fiscal quarters of Sagebrush of the current fiscal year, and all other reports of Sagebrush filed with the SEC, to the extent that such reports have been filed with the SEC after the filing of the report referred to in clause (b) above and prior to the date hereof.

     Each such document did not, at the time it was filed with the SEC, and all such documents taken together do not, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or are made, respectively, not misleading. All of the financial statements contained in the foregoing documents were prepared from the books and records of Sagebrush and its Subsidiaries. The Audited Financial Statements were prepared in accordance with GAAP and fairly and accurately reflect the financial condition of Sagebrush as at the dates and for the periods indicated. The financial statements of Sagebrush included in the reports referred to in clause (d) above were prepared in a manner not inconsistent with the basis of presentation used in the Audited Financial Statements and fairly present the financial condition of Sagebrush as at and for the periods indicated, subject to normal year-end adjustments that are not material in amount or effect.

     4.8 Joint Proxy Statement, Registration Statement and Prospectus. When the Joint Proxy Statement, as the same may be amended or supplemented, shall be mailed to holders of the Sagebrush Common Stock and the WSMP Common Stock, as applicable, and at all times subsequent to such mailing through the time of approval of this Agreement and the Merger by the shareholders of Sagebrush and WSMP, the Joint Proxy Statement, as then amended or supplemented, will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations of the SEC thereunder. When the Registration Statement is declared effective under the Securities Act, and at all times subsequent to such effectiveness through the time of approval of this Agreement and the Merger by the shareholders of Sagebrush, the Registration Statement and the Prospectus, as the same may then be amended and supplemented, will comply as to form in all material respects with all applicable provisions of the Securities Act and the rules and regulations of the SEC thereunder. At all times material to a shareholder of Sagebrush or of WSMP: (a) the information supplied by Sagebrush for use in the Joint Proxy Statement, as the same may be amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of circumstances under which they were made, not misleading; (b) the information supplied to WSMP by Sagebrush for use in the Registration Statement,

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

as the same may be amended, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (c) the information supplied to WSMP by Sagebrush for use in the Prospectus, as the same may be supplemented, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding any other provision of this Agreement, Sagebrush makes no representation or warranty concerning, and shall have no responsibility for, the accuracy or completeness of any information incorporated into the Joint Proxy Statement, the Registration Statement or the Prospectus from any WSMP SEC Report or supplied to Sagebrush by WSMP pursuant to Section 3.8 or 5.2 hereof or otherwise, for use in the Joint Proxy Statement, the Registration Statement, the Prospectus or any other document filed with the SEC or otherwise disseminated to the public or to shareholders of WSMP or Sagebrush.

     4.9 State Takeover Laws. No action is necessary on the part of Sagebrush or any of its Subsidiaries to exempt any of the transactions contemplated by this Agreement from any applicable Takeover Laws.

     4.10 Absence of Material Differences From Sagebrush SEC Reports and Sagebrush Disclosure Document. Except as disclosed in the Sagebrush SEC Reports or in the Sagebrush Disclosure Document:

          (a) No Material Adverse Change. Since the date of the Sagebrush Balance Sheet, other than as contemplated or caused by this Agreement, there has been no Material Adverse Change in Sagebrush.

          (b) Taxes. Sagebrush has properly filed or caused to be filed all federal, state, local and foreign income and other tax returns, reports and declarations that are required by applicable law to be filed by it (except where the failure to file is not reasonably likely to have a Material Adverse Effect on Sagebrush) and has paid, or made full and adequate provision for the payment of, all federal, state, local and foreign income and other taxes properly due for the periods covered by such returns, reports and declarations, except such taxes the nonpayment of which is not reasonably likely to have a Material Adverse Effect on Sagebrush. Sagebrush has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

          (c) Employees. Sagebrush is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age.

          (d) Employee Benefit Plans. Sagebrush has disclosed in Section 4.10(d) of the Sagebrush Disclosure Document and has delivered or made available to WSMP prior to the execution of this Agreement correct and complete copies, in each case, of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus and other incentive plans, all other written employee programs, arrangements and agreements, all medical, vision, dental and other health plans, all life insurance plans and all other employee benefit plans and fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by or contributed to by Sagebrush or any Subsidiary thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors and other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors and other beneficiaries are eligible to participate (collectively, the "Sagebrush Benefit Plans"). Except as disclosed in Section 4.10(d) of the Sagebrush Disclosure Document, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Sagebrush from Sagebrush under any Sagebrush Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Sagebrush Benefit Plan or (iii) result in any acceleration in the time of payment or vesting of any such benefit. Sagebrush has made no oral or written representation with respect to any aspect of any Sagebrush Benefit Plan to any employee of Sagebrush prior to the date hereof that is not in accordance with the written or otherwise pre-existing terms and conditions of such plans.

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

          (e) Facilities. The Sagebrush Facilities are (as to physical plant and structure) structurally sound, and none of the Sagebrush Facilities, nor any of the vehicles or other equipment used by Sagebrush in connection with its business, has any defects, and all of them are in good operating condition and repair and are adequate for the uses to which they are being put, in each case with such exceptions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Sagebrush; and none of the Sagebrush Facilities, vehicles or other equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and other repairs that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Sagebrush. Sagebrush is not in breach, violation or default of any lease with respect to or as a result of which the other party (whether lessor, lessee, sublessor or sublessee) thereto has the right to terminate the same, and Sagebrush has not received notice of any claim or assertion that it is or may be in any such breach, violation or default, except, in each such case, for such breaches, violations and defaults as would not reasonably be expected to have a Material Adverse Effect on Sagebrush.

     4.11 Certain Tax Matters. (a) The assets of Sagebrush at the Effective Time will constitute at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Sagebrush immediately before the Merger. For this purpose, any amounts paid for expenses of Sagebrush related to the Merger, any distributions and redemptions made in anticipation of the Merger and any amounts paid to dissenting shareholders will be included as assets of Sagebrush held immediately before the Merger.

     (b) Except for any additional liabilities created pursuant to this Agreement or otherwise incurred in respect of the Merger, the liabilities of Sagebrush were incurred by Sagebrush in the ordinary course of its business.

     (c) Sagebrush is not an "investment company" as defined in Section 368(a)(2)(F) of the Code.

                                   ARTICLE V

                               COVENANTS OF WSMP

     5.1 Shareholder Approval. WSMP, acting through its Board of Directors, and in accordance with applicable law, covenants and agrees with Sagebrush that: (i) it will duly call, give notice of, convene and hold a meeting of its shareholders as soon as practicable for the purpose of considering and taking action upon the issuance of the Merger Consideration in the Merger as required by Rule 4460 of the NASD Manual; (ii) unless it shall have made a WSMP Board Determination to the contrary, it will include in the Joint Proxy Statement its recommendation that shareholders of WSMP vote in favor of the approval of the issuance of the Merger Consideration in the Merger; and (iii) it will use its best efforts (A) to obtain and furnish the information required to be included by it in the Joint Proxy Statement (and any preliminary version thereof) and to cause the Joint Proxy Statement to be mailed to its shareholders at the earliest practicable time and, (B) unless it shall have made a WSMP Board Determination to the contrary, to obtain the necessary approvals by its shareholders of issuance of the Merger Consideration in the Merger.

     5.2 Best Efforts. Subject to the terms and conditions herein provided and except to the extent that WSMP shall have made a WSMP Board Determination to the contrary, each of WSMP and Sub agrees to use its best efforts to take or cause to be taken all such actions necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article VII and to consummate the transactions contemplated by this Agreement, including, without limitation: (a) in the preparation and filing of the Registration Statement, the Prospectus and the Joint Proxy Statement, and any amendments and supplements to any thereof; and (b) the execution of any additional documents necessary to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, WSMP will cooperate with Sagebrush in the timely preparation and filing with the SEC of the Registration Statement, the Prospectus and the Joint Proxy Statement, and WSMP will use its best efforts to cause (a) the Registration Statement to be declared effective under the Securities Act and (b) the Joint Proxy Statement to be cleared for mailing to its shareholders by the SEC. WSMP will promptly advise Sagebrush if, to its knowledge, at any time before the

Effective Time, (x) the Registration Statement, as the same may be amended, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (y) the Prospectus, as the same may be supplemented, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (z) the Joint Proxy Statement, as the same may be amended or supplemented, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are being made, not misleading. WSMP will notify Sagebrush promptly of the receipt by it of any comments of the SEC and will supply Sagebrush with copies of all correspondence between it and its representatives and the SEC or members of its staff with respect to the Registration Statement, the Prospectus and the Joint Proxy Statement.

     5.3 Reservation of Shares. WSMP has reserved, or will reserve prior to Closing, for issuance, such number of shares of WSMP Common Stock as shall be necessary to pay the Merger Consideration to shareholders of Sagebrush pursuant to Article II hereof.

     5.4 Continuing Investigation; Confidentiality. WSMP covenants and agrees with Sagebrush that Sagebrush may, prior to the Effective Time and through its own employees and agents, make such investigation of the business and assets of WSMP as Sagebrush considers necessary or desirable, it being understood and agreed that such investigation shall have no effect on any representations or warranties hereunder. WSMP covenants and agrees to permit Sagebrush and its representatives to have, after the date hereof, full access at all reasonable times to the premises and to the books and records of WSMP, and the officers of WSMP will furnish to Sagebrush and its representatives such financial and operating data and other information with respect to the business and assets of WSMP as Sagebrush from time to time may reasonably request. In the event of termination of this Agreement, Sagebrush will deliver to WSMP all documents, work papers and other material so obtained before or after the execution hereof and will not itself use, directly or indirectly, any information so obtained or otherwise obtained from WSMP hereunder, or in connection herewith, and will use its best efforts to have all such information kept confidential and not used in any way detrimental to WSMP.

     5.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred by WSMP in connection with this Agreement and the transactions contemplated hereby shall be paid by WSMP and Sub except as otherwise provided herein.

     5.6 Publicity. Prior to the first to occur of the termination of this Agreement and the second business day following the Effective Time, any written news releases by WSMP pertaining to this Agreement or the Merger shall be submitted to Sagebrush for review and approval prior to release and shall be released only in a form approved by Sagebrush; provided, however, that (1) such approval shall not be unreasonably delayed or withheld, and (2) such review and approval shall not be required of a release or releases by WSMP if in WSMP's reasonable judgment (exercised in consultation with Counsel to WSMP) it would prevent the dissemination of information in such time as may be necessary or appropriate to comply with applicable law or NASDAQ rules (in which case, however, the text of the announcement, if written, or a written summary thereof, if oral, shall be provided promptly to Sagebrush).

     5.7 Disclosure Amendments. WSMP shall notify Sagebrush of any changes, additions or events that should, consistently with this Agreement, result in any amendment to any WSMP SEC Report or to the WSMP Disclosure Document promptly after the occurrence of the same and again at the closing by delivery of appropriate amendments thereto. No notification made pursuant to this Section shall be deemed to cure any misrepresentation or any breach of warranty made in or in connection with this Agreement unless Sagebrush specifically agrees thereto in writing.

     5.8 Conduct of Business Pending the Closing. WSMP covenants and agrees with Sagebrush that, prior to the Closing, unless Sagebrush shall otherwise consent in writing, except with respect to its food

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manufacturing business (which WSMP shall continue to manage in its sole and absolute discretion) and except as otherwise contemplated by this Agreement or
Section 5.8 of the WSMP Disclosure Document:

          (a) its business and the business of its Subsidiaries will be conducted in the ordinary and usual course, it will use reasonable efforts to keep intact its and their business organizations and goodwill, and it will use reasonable efforts to keep available the services of their respective officers and employees and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers and others having business or financial relationships with them;

          (b) it will continue properly and promptly (1) to file when due all periodic reports and other documents required to be filed by it with the SEC and all federal, state, local, foreign and other tax returns, reports and declarations required to be filed by it (except where the failure to file any such tax returns, reports and declarations would not be reasonably likely to have a Material Adverse Effect on WSMP) and (2) to pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it, except for such taxes and charges the failure to make the prompt payment of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WSMP;

          (c) it will not (1) amend or restate its charter other than to change the name of WSMP or to increase the number of authorized directors of WSMP or (2) split, combine or reclassify any of its securities, or declare, set aside or pay any dividend or other distribution on any of its securities, or make or agree or commit to make any exchange for or redemption of any of its securities payable in cash, stock or property;

          (d) neither it nor any of its Subsidiaries will, in any such case, (1) issue or agree to issue any additional shares of, or options, warrants or other rights of any kind to acquire any shares of, its capital stock of any class, whether by purchase or conversion or exchange of other securities, except that WSMP may issue shares upon the exercise of options, warrants, convertible securities and other rights, agreements and commitments outstanding at the date hereof, or (2) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (e) neither it nor any of its Subsidiaries will create, incur, assume or guarantee any long-term indebtedness for borrowed money or, except in the ordinary course of business and consistent with past practice, any short-term indebtedness for borrowed money;

          (f) neither it nor any of its Subsidiaries will (1) adopt, enter into or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, change in control or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, employee or consultant or (2) agree to any increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, employee or consultant, except in the ordinary course of business and generally consistent with past practice;

          (g) neither it nor any of its Subsidiaries will sell, lease, mortgage, encumber or otherwise dispose of or grant any interest in any of its assets or properties, except for sales, encumbrances and other dispositions or grants in the ordinary course of business and consistent with past practice and except for Liens for taxes not yet due or Liens that are not material in amount or effect and do not impair the use of the property;

          (h) neither it nor any of its Subsidiaries will (1) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other organization or division thereof engaged in any business (including, in particular, restaurant operations) or any equity interest therein; (2) enter into any contract or agreement (other than in the ordinary course of business consistent with past practice) that would be material to WSMP; or (3) authorize or make any capital expenditure or expenditures individually in excess of $10,000 or in the aggregate in excess of $50,000; and

          (i) neither it nor any of its Subsidiaries will enter into any agreement, commitment or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subsections (c) through
     (h) above.

     5.9 No Solicitation. (a) WSMP, Sub, their Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease all existing discussions or negotiations, if any, with any Persons (other than Sagebrush and the Sagebrush Shareholders) conducted heretofore with respect to any WSMP Acquisition Proposal. For purposes of this Agreement, the term "WSMP Acquisition Proposal" means any proposal that relates to (i) a possible acquisition of all or substantially all of the assets of WSMP, whether by merger, purchase of assets or any similar transaction, or (ii) a tender or exchange offer for, or purchase of, all or substantially all of the capital stock of WSMP at any time outstanding.

     (b) Except as set forth in this Section 5.9, neither WSMP, Sub, any of their Affiliates nor any of their respective officers, directors, employees, representatives, financial advisors or agents shall, directly or indirectly, encourage or solicit submission of any inquiries, proposals or offers by, participate in or initiate any discussions or negotiations with, disclose any information about WSMP or any of its Subsidiaries to, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any Person (other than Sagebrush and the Sagebrush Shareholders) in connection with any WSMP Acquisition Proposal. WSMP shall notify Sagebrush promptly of the terms and conditions of any written or oral WSMP Acquisition Proposal when such a WSMP Acquisition Proposal is made and shall advise Sagebrush promptly of any material modification in any such WSMP Acquisition Proposal.

     (c) WSMP may, directly or indirectly, furnish to any Person information and access, in response to a request for information or access made incident to a WSMP Acquisition Proposal, provided that such request was not encouraged, solicited or initiated by WSMP, Sub, any of their Affiliates or any of their respective officers, directors, employees, representatives or agents, and may participate in discussions and negotiate with such Person concerning any WSMP Acquisition Proposal, in each case only if and to the extent that the Board of Directors of WSMP has made a WSMP Board Determination. For purposes of this Agreement, a "WSMP Board Determination" means that the Board of Directors of WSMP shall have determined in good faith, after consultation with counsel to WSMP, that the taking of action or the failure to take action (or to withdraw, modify or change a recommendation) is necessary in execution of such directors' duties under the NCBCA. It is agreed that, in light of the provisions hereof for adjusting the Exchange Ratio, no such adjustment of the Exchange Ratio shall constitute a basis for a WSMP Board Determination.

     5.10 Pooling; Reorganization. WSMP will not knowingly take any actions that would cause the transactions contemplated hereby, including the Merger, to fail to qualify for "pooling-of-interests" accounting treatment consistent with GAAP and the rules and regulations of the SEC or to be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.11 State Takeover Laws. Neither WSMP nor any of its Subsidiaries shall take any steps to make the transactions contemplated by this Agreement subject to any Takeover Law.

     5.12 Maintenance of Records. WSMP agrees that it will maintain for at least seven years from the Closing Date the books, records and other documents of Sagebrush, its Subsidiaries and their respective predecessors, all as such documents exist on the Closing Date (the "Closing Date Records"). WSMP agrees to afford to current and former shareholders of Sagebrush and its predecessors, and their accountants, counsel and representatives, full access (but only to the extent that such shareholders can demonstrate a reasonable need for such access), during normal business hours for a period of seven years from the Closing Date, to the Closing Date Records.

     5.13 Indemnification and Insurance. (a) From and after the Effective Time, the Surviving Subsidiary, to the fullest extent permitted by applicable law, shall indemnify, defend and hold harmless all persons who on or at any time prior to the Effective Time serve or have served as directors or officers of Sagebrush, any of its Subsidiaries or any of their predecessors from and against any loss, damage, liabilities, cost or expense incurred by them in connection with any claim, action, suit, proceeding or investigation, including, without limitation, any proceeding brought by or on behalf of Sagebrush, any of its Subsidiaries, any of their respective predecessors or WSMP (collectively, "Claims"), that is based upon or arises from, in whole or in part, the actions, conduct or omissions of such indemnified party at or prior to the Effective Time in his or her capacity as such director or officer, or in any other capacity in which he or she is serving or served at the request of Sagebrush, any of its Subsidiaries or any of their predecessors (including as trustee or administrator of any

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

employee benefit plan of any of them). In connection therewith, the Surviving Subsidiary shall pay any expenses incurred by any such indemnified party in advance of the final disposition of any such Claim to the fullest extent permitted by applicable law. The rights to indemnification hereunder are in addition to, and not in limitation of, any other rights to indemnification that any such indemnified person may have under applicable law or the Amended and Restated Articles of Incorporation or Bylaws of Sagebrush.

     (b) From and after the Effective Time, WSMP hereby guarantees the due and timely payment and performance by the Surviving Subsidiary of its obligations under subsection (a) of this Section. This guaranty is a guaranty of payment and performance and not of collection. From and after the Effective Time, this guaranty shall be absolute and unconditional and shall not be affected by any dissolution or liquidation of the Surviving Subsidiary or any other event or circumstance occurring thereafter. WSMP hereby waives the provisions of Sections 26-7 through 26-9 of the North Carolina General Statutes, as amended to date, with respect to this guaranty.

     (c) This Section 5.13 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties referred to in subsection (a), and their heirs and personal representatives, and shall be binding upon WSMP and the Surviving Subsidiary and their respective successors and assigns.

     5.14 Registration of WSMP Common Stock Issuable to Certain Sagebrush Affiliates. (a) Within 30 days after the Effective Time, WSMP shall prepare and file with the SEC, and thereafter shall use its reasonable best efforts to cause to be declared effective by the SEC, a registration statement providing for the registration under the Securities Act of those shares of WSMP Common Stock issued as Merger Consideration in the Merger to or for the benefit of each person who, at the time of the meeting of shareholders of Sagebrush at which the Merger is approved, is an affiliate (as defined in Rules 144 and 145(c) under the Securities Act) of Sagebrush and who acquires beneficial ownership in the Merger of a number of shares of WSMP Common Stock in excess of one percent of the total number of shares of WSMP Common Stock outstanding after giving effect to the Merger, to permit the public resale of such shares (the "Registrable Shares") by each such person, the direct owners of any such shares beneficially held by such person or such person's Approved Transferees (as defined below). Such persons, the direct owners of any such shares beneficially held by such persons and their respective Approved Transferees are referred to herein as "Qualified Holders." The term "Approved Transferee" shall mean the estate of a Qualified Holder, the beneficiary of any Qualified Holder's estate and any person to whom any Qualified Holder makes a bona fide gift of any of such Qualified Holder's Registrable Shares, provided that such Approved Transferee first agrees in writing to be bound by the provisions of this Section 5.14 as a Qualified Holder.

     (b) The plan of distribution of the Registrable Shares that will be described in such registration statement (the "Plan of Distribution") shall be sales by or for the account of such Qualified Holders in the over-the-counter market, on any exchange on which the Registrable Shares may then be listed or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, at fixed prices that may be changed or in negotiated transactions at negotiated prices. The Plan of Distribution shall provide that the method of any such sales may include any one or more of the following methods: (i) a block trade (that may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to the prospectus constituting a part of the registration statement filed pursuant to this Section 5.14; (iii) exchange distributions and/or secondary distributions in accordance with the rules of the applicable exchange; (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (v) privately negotiated transactions. Additionally, with respect to Qualified Holders requesting it or agreeing to participate in it, the Plan of Distribution may be such other or additional plan of distribution (including a firm commitment underwriting) as may be approved by the Board of Directors of WSMP in its sole and absolute discretion. The registration statement filed pursuant to this Section 5.14 may also cover other shares of WSMP Common Stock to be sold by WSMP or other shareholders of WSMP. WSMP shall use its reasonable best efforts to keep such registration statement current and effective until the earliest of (A) three years from the Effective Time, (B) such time as all of the Registrable Shares registered thereunder shall have been sold in the offering or (C) such time as all of the Registrable Shares registered thereunder may be publicly resold by the

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

Qualified Holders thereof without registration under the Securities Act and without a volume limitation or other condition (except a condition that has then been met) and the Qualified Holders shall have received an opinion letter to that effect issued by Counsel to WSMP, after which earliest time WSMP in its discretion may withdraw such registration statement as it relates to any Registrable Shares not already sold by the Qualified Holders and shall notify the Qualified Holders of such withdrawal. Upon receiving such notice of withdrawal, the Qualified Holders shall terminate and shall cause all third parties to terminate any further offer or sale of Registrable Shares pursuant to such registration statement.

     (c) Whenever WSMP registers Registrable Shares pursuant to this Section 5.14, WSMP agrees that it shall do the following:

          (1) Prepare for filing and file with the SEC such amendments and supplements to the registration statement and the prospectus used in connection therewith, and such reports and other filings under the Exchange Act, as may be necessary to keep said registration statement effective and to comply with the prospectus delivery requirements of the Securities Act with respect to the sale of securities covered by said registration statement until such time as it is permitted to withdraw such registration statement;

          (2) Furnish to each Qualified Holder such copies of each preliminary and final prospectus and such other documents as such Qualified Holder may reasonably request to facilitate the public offering of such Qualified Holder's Registrable Shares;

          (3) Use its best efforts to register or qualify the Registration Shares under the state securities or "blue sky" laws of such U.S. jurisdictions as any Qualified Holder may reasonably request; provided, however, that, in connection therewith, WSMP shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction; and

          (4) Furnish to each Qualified Holder an opinion letter of Counsel to WSMP to the effect that (i) the registration statement covering such Registrable Shares has become effective under the Securities Act and, to the best knowledge of such counsel, no stop order suspending or purporting to suspend the effectiveness of the registration statement or suspending or preventing the use of the prospectus has been issued, and no proceedings for that purpose have been instituted or are pending before or threatened by the SEC; and (ii) on the basis of such counsel's review of the registration statement, conferences with the officers of WSMP and examination of the documents referred to in the registration statement and in the prospectus, (A) the registration statement and the prospectus (except for the financial statements and other financial or statistical data, as to which such counsel need express no opinion) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder; and (B) nothing has come to their attention that would lead them to believe that, as of the date it shall have become effective, the registration statement contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that, when the registration statement became effective and at the date of such opinion letter, the prospectus, as the same may then be supplemented, contained an untrue statement of a material fact or omitted to state a material fact necessary to in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except with respect to the financial statements and other financial or statistical data, or any statements or omissions made by WSMP in reliance upon information furnished in writing to WSMP or to Counsel to WSMP by or on behalf of any Qualified Holder in connection with the registration statement or the prospectus, as to which no opinion need be expressed).

     (d) In connection with any registration statement filed pursuant to this
Section 5.14, WSMP shall indemnify and hold harmless any underwriter with respect to the Registrable Shares, each Qualified Holder who has had Registrable Shares so registered and each person controlling such underwriter or Qualified Holder (collectively, "Indemnified Persons") against all claims, losses, damages and liabilities, including legal and other expenses incurred in investigating or defending the same (collectively, "Losses"), arising out of any untrue statement or alleged untrue statement of a material fact in such registration statement, or in the prospectus, any preliminary prospectus or any supplement to the prospectus contained therein or any omission or alleged omission to state a material fact necessary in order to make the statements made therein, in the light

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

of the circumstances under which they were made, not misleading, or arising out of any violation or alleged violation by WSMP of the Securities Act, any state securities or "blue sky" laws or any rule or regulation thereunder in connection with such registration, except insofar as the same may have been caused (i) by an untrue statement of a material fact or a material omission in information furnished in writing to WSMP by such Qualified Holder or such underwriter, as the case may be, expressly for use therein or (ii) by any Qualified Holder's or any such underwriter's failure to send or give a purchaser of any such Registrable Shares, at or prior to the written confirmation of the sale, a copy of the applicable prospectus, as then supplemented. If the indemnification provided for above is unavailable or insufficient to indemnify and hold harmless an Indemnified Person as therein provided, then WSMP shall contribute to the amount paid or payable by such Indemnified Person with respect to the Losses otherwise indemnifiable by WSMP above in such proportion as is appropriate to reflect the relative fault of WSMP, on the one hand, and of such Indemnified Person, on the other hand, in connection with the statements or omissions that resulted in such Losses as well as other equitable considerations. Relative fault shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement relates to information provided by WSMP or the Indemnified Person and such parties' relative intent, knowledge, access to information and opportunity to correct such untrue statement or omission. WSMP acknowledges that it would not be just and equitable if contribution were determined by any method of allocation that does not take into account the equitable considerations referred to above.

     (e) Anything in this Section 5.14 to the contrary notwithstanding, it shall be a condition to WSMP's obligation to include Registrable Shares of a Qualified Holder in or file a registration statement pursuant to this Section 5.14 that such Qualified Holder (i) furnish WSMP in writing all information with respect to (A) such Qualified Holder and (B) the intended methods of disposition or distribution of such Registrable Shares (which methods shall be in accordance with the Plan of Distribution), (ii) agree in writing to indemnify and hold harmless WSMP, each director of WSMP, each officer of WSMP signing such registration statement, any other person having securities covered by such registration statement, each participating underwriter and each person, if any, controlling (within the meaning of the Securities Act) WSMP, such underwriters or such other person from and against any and all loss, damage, liability and expense arising out of any misstatement in or omission from information furnished to WSMP by such Qualified Holder pursuant to clause (i) of this
Section 5.14(e) resulting in a material misstatement in or material omission from such registration statement and each preliminary prospectus, prospectus, post-effective amendment, supplement or similar document forming a part thereof,
(iii) agree in writing that, in the event that they are notified by WSMP that in its judgment the registration statement or prospectus should be amended or supplemented in order to avoid any material misstatements or omissions, they will suspend further offers and sales of the Registrable Shares until such time as such amendment or supplement has been prepared and become effective (which WSMP will use its best efforts to accomplish as soon as practicable after giving such notice) and (iv) agree in writing that they will offer and sell, and cause any and all Persons acting on behalf of any such Qualified Holder to offer and sell, Registrable Shares only in accordance with the Plan of Distribution.

     (f) WSMP agrees to bear and to pay all reasonable expenses of registration of the Registrable Shares pursuant to this Section 5.14 other than any underwriting or selling discounts or commissions associated with the offer and sale thereof and any legal fees and expenses of any counsel separately engaged by the Qualified Holders.

     (g) The provisions of this Section 5.14 shall apply, mutatis mutandis, to any shares or other securities of WSMP resulting from any stock split or reverse split, stock dividend, reclassification of the capital stock of WSMP that may be received by any of the Qualified Holders by virtue of their ownership of the Registrable Shares.

     (h) The provisions of this Section 5.14 shall inure to the benefit of the Qualified Holders, who shall be third-party beneficiaries entitled to enforce the provisions hereof.

     5.15 Financial Results of Combined Operations. WSMP covenants and agrees that it will, within 30 days after the conclusion of WSMP's first 28-day accounting period following the Effective Time, file with

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

the SEC or publish (within the meaning of SEC Accounting Series Release No. 130, as amended) in a report filed with the SEC or in a quarterly earnings report, press release or other public issuance financial results covering at least 30 days (or 28 days if, in the judgment of the Auditors, that will preserve "pooling-of-interests" accounting treatment of the Merger) of combined operations of WSMP and Sagebrush.

     5.16 Continuation of Sagebrush Employee Benefits. (a) WSMP shall cause the Surviving Subsidiary to maintain for its employees immediately following the Merger either (i) the Sagebrush Benefit Plans or (ii) benefit plans, programs and arrangements of WSMP providing benefits substantially equivalent in total to the benefits provided by the Sagebrush Benefit Plans ("Successor Plans"). WSMP agrees to endeavor to continue in effect for employees of the Surviving Subsidiary such Sagebrush Benefit Plans or such Successor Plans, subject to the right to amend or terminate any such plans, programs or arrangements if the Board of Directors of the Surviving Subsidiary shall deem any such action to be desirable and in the best interests of the Surviving Subsidiary.

     (b) To the extent that employees of the Surviving Subsidiary are provided with employee benefits under Successor Plans, the following provisions shall apply:

          (i) For purposes of (A) eligibility for participation in Successor Plans, (B) vesting in benefits under the Successor Plans and (C) all other terms of Successor Plans that are based on time of service with WSMP, employees of the Surviving Subsidiary will be given credit for time of service as employees of Sagebrush.

          (ii) No additional waiting periods, deductibles, exclusions or benefit limitations for pre-existing conditions shall be imposed or assessed against such employees (or their dependents) under Successor Plans that are "employee welfare benefit plans" as that term is defined in Section 3(1) of ERISA (other than as would have been applicable to such employees or their dependents under the Sagebrush Benefit Plans as in effect on the date hereof).

          (iii) Successor Plans that are medical benefit plans shall recognize any expenses paid by employees of the Surviving Subsidiary (or their dependents) that were applied to meet deductible and out-of-pocket limits under Sagebrush Benefit Plans for the calendar year in which the Closing occurs as if such expenses had been paid under such Successor Plans for the purpose of applying such Successor Plans' deductible and out-of-pocket limits for such calendar year.

     5.17 Tax Covenants. (a) As of the Effective Time and thereafter, WSMP will cause Sagebrush to continue the historic business of Sagebrush or use a significant portion of the historic business assets of Sagebrush in a manner that satisfies the continuity of business enterprise requirement described in
Section 1.368-1(d) of the regulations under the Code.

     (b) WSMP shall timely file, or cause Sagebrush to timely file, as the case may be, with the IRS and any other applicable governmental or taxing authority, complete and accurate statements and documents, and shall maintain, or cause to be maintained, as the case may be, such reports, records, information and documents, with respect to WSMP, Sub and Sagebrush, as required by Section 1.368-3(a) and 1.368-3(c) of the regulations under the Code or other applicable law relative to the Merger and the qualification of the Merger as a tax-free reorganization for federal income tax purposes.

                                   ARTICLE VI

                             COVENANTS OF SAGEBRUSH

     6.1 Shareholder Approval. Sagebrush, acting through its Board of Directors, and in accordance with applicable law, covenants and agrees with WSMP that: (i) it will duly call, give notice of, convene and hold a meeting of its shareholders as soon as practicable for the purpose of considering and taking action upon this Agreement and the Merger as required by the NCBCA; (ii) unless it shall have made a Sagebrush Board Determination to the contrary, it will include in the Joint Proxy Statement its recommendation that shareholders of Sagebrush vote in favor of this Agreement and the Merger; and (iii) it will use its best efforts (A) to obtain and furnish the information required to be included by it in the Joint Proxy Statement (and any

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preliminary version thereof) and to cause the Joint Proxy Statement to be mailed to its shareholders at the earliest practicable time and, (B) unless it shall have made a Sagebrush Board Determination to the contrary, to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby, including the Merger. Each Sagebrush Shareholder, severally and not jointly, represents and warrants to WSMP and to Sub that such Person and his family and controlled corporations own the shares of Sagebrush Common Stock set forth opposite their names on the signature page of this Agreement (it being understood that the number set forth opposite Connor's name includes certain shares of Sagebrush Common Stock owned by his spouse and other members of his family and a corporation of which he is the majority shareholder). The Sagebrush Shareholders severally covenant and agree with WSMP to cause all such shares of Sagebrush Common Stock to be voted in favor of approving this Agreement and the Merger at the meeting referred to in clause (i) of this Section 6.1.

     6.2 Best Efforts. Subject to the terms and conditions herein provided and except to the extent that Sagebrush shall have made a Sagebrush Board Determination to the contrary, Sagebrush and the Sagebrush Shareholders agree to use their best efforts to take or cause to be taken all such actions necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article VII and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Sagebrush will cooperate with WSMP in the timely preparation and filing with the SEC of the Registration Statement, the Prospectus and the Joint Proxy Statement, and Sagebrush will use its best efforts to cause (a) the Registration Statement to be declared effective under the Securities Act and (b) the Joint Proxy Statement to be cleared for mailing to its shareholders by the SEC. Sagebrush will promptly advise WSMP if, to its knowledge, at any time before the Effective Time, (x) the Registration Statement, as the same may be amended, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (y) the Prospectus, as the same may be supplemented, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (z) the Joint Proxy Statement, as the same may be amended or supplemented, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are being made, not misleading. Sagebrush will notify WSMP promptly of the receipt by it of any comments of the SEC and will supply WSMP with copies of all correspondence between it and its representatives and the SEC or members of its staff with respect to the Registration Statement, the Prospectus and the Joint Proxy Statement.

     6.3 Continuing Investigation; Confidentiality. Sagebrush covenants and agrees with WSMP that WSMP may, prior to the Effective Time and through its own employees and agents, make such investigation of the business and assets of Sagebrush as WSMP considers necessary or desirable, it being understood and agreed that such investigation shall have no effect on any representations or warranties hereunder. Sagebrush covenants and agrees to permit WSMP and its representatives to have, after the date hereof, full access at all reasonable times to the premises and to the books and records of Sagebrush, and the officers of Sagebrush will furnish to WSMP and its representatives such financial and operating data and other information with respect to the business and assets of Sagebrush as WSMP from time to time may reasonably request. In the event of termination of this Agreement, WSMP will deliver to Sagebrush all documents, work papers and other material so obtained before or after the execution hereof and will not itself use, directly or indirectly, any information so obtained or otherwise obtained from Sagebrush hereunder, or in connection herewith, and will use its best efforts to have all such information kept confidential and not used in any way detrimental to Sagebrush.

     6.4 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred by Sagebrush and the Sagebrush Shareholders in connection with this Agreement and the transactions contemplated hereby shall be paid by Sagebrush and the Sagebrush Shareholders, respectively, except as otherwise provided herein.

     6.5 Publicity. Prior to the first to occur of the termination of this Agreement and the second business day following the Effective Time, any written news releases by Sagebrush pertaining to this Agreement or the Merger shall be submitted to WSMP for review and approval prior to release and shall be released only in a

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

form approved by WSMP; provided, however, that (1) such approval shall not be unreasonably delayed or withheld, and (2) such review and approval shall not be required of a release or releases by Sagebrush if in Sagebrush's reasonable judgment (exercised in consultation with Counsel to Sagebrush) it would prevent the dissemination of information in such time as may be necessary or appropriate to comply with applicable law or NASDAQ rules (in which case, however, the text of the announcement, if written, or a written summary thereof, if oral, shall be provided promptly to WSMP).

     6.6 Disclosure Amendments. Sagebrush shall notify WSMP of any changes, additions or events that should, consistently with this Agreement, result in any amendment to any Sagebrush SEC Report or to the Sagebrush Disclosure Document promptly after the occurrence of the same and again at the Closing by delivery of appropriate amendments thereto. No notification made pursuant to this Section shall be deemed to cure any misrepresentation of any breach of warranty made in or in connection with this Agreement unless WSMP specifically agrees thereto in writing.

     6.7 Conduct of Business Pending the Closing. Sagebrush covenants and agrees with WSMP that, prior to the Closing, unless WSMP shall otherwise consent in writing and except as otherwise contemplated by this Agreement or Section 6.7 of the Sagebrush Disclosure Document:

          (a) its business and the business of its Subsidiaries will be conducted in the ordinary and usual course, it shall use reasonable efforts to keep intact its and their business organizations and goodwill, and it shall use reasonable efforts to keep available the services of their respective officers and employees and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers and others having business or financial relationships with them;

          (b) it will continue properly and promptly (1) to file when due all periodic reports and other documents required to be filed by it with the SEC and all federal, state, local, foreign and other tax returns, reports and declarations required to be filed by it (except where the failure to file any such tax returns, reports or declarations would not be reasonably likely to have a Material Adverse Effect on Sagebrush) and (2) to pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it, except for such taxes and charges the failure to make prompt payment of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Sagebrush;

          (c) it will not (1) amend or restate its charter or bylaws or (2) split, combine or reclassify any of its securities, or declare, set aside or pay any dividend or other distribution on any of its securities, or make or agree or commit to make any exchange for or redemption of any of its securities payable in cash, stock or property;

          (d) neither it nor any of its Subsidiaries will, in any such case, (1) issue or agree to issue any additional shares of, or options, warrants or other rights of any kind to acquire any shares of, its capital stock of any class, whether by purchase or conversion or exchange of other securities, except that Sagebrush may issue shares upon the exercise of options, warrants, convertible securities and other rights, agreements and commitments outstanding at the date hereof, or (2) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (e) neither it nor any of its Subsidiaries will create, incur, assume or guarantee any long-term indebtedness for borrowed money or, except in the ordinary course of business and consistent with past practice, any short-term indebtedness for borrowed money;

          (f) neither it nor any of its Subsidiaries will (1) adopt, enter into or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, change in control or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, employee or consultant or (2) agree to any increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, employee or consultant, except in the ordinary course of business and generally consistent with past practice;

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

          (g) neither it nor any of its Subsidiaries will sell, lease, mortgage, encumber or otherwise dispose of or grant any interest in any of its assets or properties, except for sales, encumbrances and other dispositions or grants in the ordinary course of business and consistent with past practice and except for Liens for taxes not yet due or Liens that are not material in amount or effect and do not impair the use of the property;

          (h) neither it nor any of its Subsidiaries will (1) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other organization or division thereof engaged in any business (including, in particular, restaurant operations) or any equity interest therein; (2) enter into any contract or agreement (other than in the ordinary course of business consistent with past practice) that would be material to WSMP; or (3) authorize or make any capital expenditure or expenditures individually in excess of $10,000 or in the aggregate in excess of $50,000; and

          (i) neither it nor any of its Subsidiaries will enter into any agreement, commitment or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subsections (c) through
     (h) above.

     6.8 No Solicitation. (a) Sagebrush, the Sagebrush Shareholders, their Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease all existing discussions or negotiations, if any, with any Persons (other than WSMP and Sub) conducted heretofore with respect to any Sagebrush Acquisition Proposal. For purposes of this Agreement, the term "Sagebrush Acquisition Proposal" means any proposal that relates to (i) a possible acquisition of Sagebrush or any substantial part of its assets, whether by merger, purchase of assets or any similar transaction, or (ii) a tender or exchange offer for, or purchase of, any substantial amount of capital stock (or securities convertible into or exercisable or exchangeable for capital stock) of Sagebrush.

     (b) Except as set forth in this Section 6.8, neither Sagebrush, any of the Sagebrush Shareholders, any of their Affiliates nor any of their respective officers, directors, employees, representatives, financial advisors or agents shall, directly or indirectly, encourage or solicit submission of any inquiries, proposals or offers by, participate in or initiate any discussions or negotiations with, disclose any information about Sagebrush or any of its Subsidiaries to, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any Person (other than WSMP) in connection with any Sagebrush Acquisition Proposal. Sagebrush shall notify WSMP promptly of the terms and conditions of any written or oral Sagebrush Acquisition Proposal when such a Sagebrush Acquisition Proposal is made and shall advise WSMP promptly of any material modification in any such Sagebrush Acquisition Proposal.

     (c) Sagebrush may, directly or indirectly, furnish to any Person information and access, in response to a request for information or access made incident to a Sagebrush Acquisition Proposal, provided that such request was not encouraged, solicited or initiated by Sagebrush, the Sagebrush Shareholders, any of their Affiliates or any of their respective officers, directors, employees, representatives or agents, and may participate in discussions and negotiate with such Person concerning any Sagebrush Acquisition Proposal, in each case only if and to the extent that the Board of Directors of Sagebrush has made a Sagebrush Board Determination. For purposes of this Agreement, a "Sagebrush Board Determination" means that the Board of Directors of Sagebrush shall have determined in good faith, after consultation with counsel to Sagebrush, that the taking of action or the failure to take action (or to withdraw, modify or change a recommendation) is necessary or appropriate in execution of such directors' duties under the NCBCA. It is agreed that, in light of the provisions hereof for adjusting the Exchange Ratio, no such adjustment of the Exchange Ratio shall constitute a basis for a Sagebrush Board Determination.

     6.9 Pooling; Reorganization. Sagebrush will not knowingly take any actions that would cause the transactions contemplated hereby, including the Merger, to fail to qualify for "pooling-of-interests" accounting treatment consistent with GAAP and the rules and regulations of the SEC or to be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

     6.10 State Takeover Laws. Neither Sagebrush nor any of its Subsidiaries shall take any steps to make the transactions contemplated by this Agreement subject to any Takeover Law.

     6.11 Affiliate Agreements. Sagebrush has disclosed in Section 6.11 of the Sagebrush Disclosure Document the identity of each Person, in addition to the Sagebrush Shareholders, that it reasonably believes to be an "affiliate" of Sagebrush within the meaning of Rules 144 and 145(c) of the SEC promulgated under the Securities Act. Sagebrush will cause each such Person, including the Sagebrush Shareholders, to execute and deliver to WSMP, not later than thirty days prior to the Effective Time, an Affiliate Agreement.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1 Conditions to Obligations of WSMP, Sub and Sagebrush. The obligations of WSMP, Sub and Sagebrush to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

          (a) Such parties shall have received a copy, certified by the Secretary of Sagebrush, of resolutions duly adopted (and not subsequently modified or rescinded) by the Board of Directors of Sagebrush by the terms of which resolutions such Board of Directors shall have adopted and approved this Agreement, recommended the Merger to the shareholders of Sagebrush and directed the submission of this Agreement and the Merger to a vote of such shareholders.

          (b) Such parties shall have received a copy, certified by the Secretary of Sagebrush, of resolutions duly adopted (and not subsequently modified or rescinded) by a majority of the shares of Sagebrush Common Stock present in person or represented by proxy at a meeting of the shareholders of Sagebrush, a quorum being present throughout such meeting, by the terms of which resolutions such shareholders shall have approved this Agreement and authorized the Merger.

          (c) Such parties shall have received a copy, certified by the Secretary of Sub, of resolutions duly adopted (and not subsequently modified or rescinded) by the Board of Directors of Sub by the terms of which resolutions such Board of Directors shall have adopted and approved this Agreement, recommended the Merger to WSMP, as the sole shareholder of Sub, and directed the submission of this Agreement and the Merger to a vote of such shareholder.

          (d) Such parties shall have received a copy, certified by the Secretary of WSMP, of resolutions duly adopted (and not subsequently modified or rescinded) by WSMP, as the sole shareholder of Sub, by the terms of which resolutions such sole shareholder shall have approved this Agreement and authorized the Merger.

          (e) Such parties shall have received a copy, certified by the Secretary of WSMP, of resolutions duly adopted (and not subsequently modified or rescinded) by the Board of Directors of WSMP by the terms of which resolutions such Board of Directors shall have adopted and approved this Agreement, recommended the Merger and the issuance of the Merger Consideration to the shareholders of WSMP and directed the submission of this Agreement, the Merger and the issuance of the Merger Consideration to a vote of such shareholders.

          (f) Such parties shall have received a copy, certified by the Secretary of WSMP, of resolutions duly adopted (and not subsequently modified or rescinded) by a majority of the shares of WSMP Common Stock present in person or represented by proxy at a meeting of the shareholders of WSMP, a quorum being present throughout such meeting, by the terms of which resolutions such shareholders shall have approved the issuance of the Merger Consideration hereunder; the Registration Statement shall have been declared effective by the SEC under the Securities Act; the Registration Statement shall remain effective thereunder; no "stop order" proceedings with respect to the Registration Statement shall be pending or threatened by the SEC; and the shares of WSMP Common Stock issuable as Merger Consideration shall have been approved for listing on the NASDAQ National Market.

          (g) There shall not be in effect any preliminary or permanent injunction or other order by any federal or state authority prohibiting the consummation of the Merger.

          (h) There shall have been obtained all Required Sagebrush Consents and Required WSMP Consents that, in the reasonable judgment of each of WSMP, Sub and Sagebrush, are necessary or desirable in connection with the consummation of the transactions contemplated hereby such that, were they not obtained, it would be inadvisable to proceed with the Merger.

          (i) Such parties shall have received an opinion letter from Counsel to Sagebrush, dated as of the Effective Time, in form and substance reasonably satisfactory to each of them, to the effect that (1) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, (2) the exchange in the Merger of Sagebrush Common Stock for WSMP Common Stock will not give rise to gain or loss for federal income tax purposes to the shareholders of Sagebrush with respect to such exchange (except that a shareholder who receives cash hereunder (as a result of the exercise of dissenter's rights or in lieu of a fractional share) will recognize a taxable gain or loss with respect to the shares of stock that such shareholder exchanges or is deemed to exchange for such cash consideration, and (3) no gain or loss for federal income tax purposes will be recognized by Sagebrush, WSMP or Sub in the transactions effecting the Merger, it being understood that no opinion will be given as to the federal income tax consequences to those shareholders of Sagebrush, if any, subject to special treatment under the Code.

     7.2 Conditions to Obligations of WSMP and Sub. The obligations of WSMP and Sub to effect the Merger shall be subject to satisfaction or waiver of the following additional conditions at or prior to the Effective Time:

          (a) The representations and warranties of Sagebrush and the Sagebrush Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, without consideration of any further disclosures made pursuant to Section 6.6 of this Agreement and except in such respects as would have no Material Adverse Effect on Sagebrush, as of the Effective Time (as if made at such time).

          (b) Sagebrush and the Sagebrush Shareholders shall have performed in all material respects the covenants and agreements required by this Agreement to be performed by them at or prior to the Closing.

          (c) WSMP shall have received from Sagebrush an officers' certificate, executed by the Chief Executive Officer and the Chief Financial Officer of Sagebrush (in their capacities as such) and dated the Closing Date, confirming satisfaction of the conditions stated in paragraphs (a) and (b) above insofar as such conditions refer to Sagebrush.

          (d) WSMP shall have received from the Sagebrush Shareholders a certificate, executed by each of them and dated the Closing Date, confirming satisfaction of the conditions stated in paragraphs (a) and (b) above insofar as such conditions refer to the Sagebrush Shareholders.

          (e) Miller shall have executed and delivered to WSMP the Employment and Noncompete Agreement.

          (f) Connor shall have executed and delivered to WSMP the Consulting and Noncompete Agreement.

          (g) WSMP shall have received: (1) an opinion letter of Counsel to Sagebrush, dated the Closing , in form and substance reasonably satisfactory to WSMP, conforming to the provisions of Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.8, 4.9 and 4.11(c) of this Agreement insofar as such provisions relate to matters of law as distinguished from matters of fact;
     (2) a "cold comfort" letter from the Auditors, dated the Closing Date, in form and substance reasonably satisfactory to WSMP, covering financial information included in the Joint Proxy Statement, Registration Statement and Prospectus; and (3) such other documents as WSMP may reasonably request, in each case reasonably satisfactory in form and substance to WSMP.

          (h) The holders of not more than 3% of the outstanding shares of Sagebrush Common Stock shall have perfected their dissenters' appraisal rights pursuant to Article 13 of the NCBCA by having given written notice of their intent to demand payment for their shares and not voting for the Merger.

          (i) WSMP shall have received Affiliate Agreements executed by each of the Sagebrush Shareholders, each of the other Persons (if any) referred to in Section 6.11 of this Agreement and such other Persons (if any) as Counsel to WSMP might reasonably consider to be "affiliates" of Sagebrush within the meaning of Rules 144 and 145(c) of the SEC promulgated under the Securities Act.

          (j) WSMP shall have received a letter from the Auditors, dated as of the Effective Time, in form and substance reasonably satisfactory to WSMP, to the effect that the transactions contemplated hereby, including the Merger, will qualify for "pooling-of-interests" accounting treatment consistent with GAAP and the rules and regulations of the SEC if consummated in accordance with this Agreement.

          (k) The individuals whose resignations are contemplated by Section 2.4 of this Agreement shall have resigned from their positions as of the Effective Time.

     7.3 Conditions to Obligation of Sagebrush. The obligation of Sagebrush to effect the Merger shall be subject to satisfaction or waiver of the following additional conditions at or prior to the Effective Time:

          (a) The representations and warranties of WSMP and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, without consideration of any further disclosures made pursuant to Section 5.7 of this Agreement and except in such respects as would have no Material Adverse Effect on WSMP, as of the Effective Time (as if made at such time).

          (b) WSMP and Sub shall have performed in all material respects the covenants and agreements required by this Agreement to be performed by them at or prior to the Closing.

          (c) Sagebrush shall have received from WSMP an officers' certificate, executed by the President and the Chief Financial Officer of WSMP (in their capacities as such) and dated the Closing Date, confirming satisfaction of the conditions stated in paragraphs (a) and (b) above.

          (d) WSMP shall have executed and delivered to Miller the Employment and Noncompete Agreement.

          (e) WSMP shall have executed and delivered to Connor the Consulting and Noncompete Agreement.

          (f) Sagebrush shall have received: (1) an opinion letter of Counsel to WSMP, dated the Closing Date, in form and substance reasonably satisfactory to Sagebrush, conforming to the provisions of Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.8 and 3.9 of this Agreement insofar as such provisions relate to matters of law as distinguished from matters of fact; (2) a "cold comfort" letter from the Auditors, dated the Closing Date, in form and substance reasonably satisfactory to Sagebrush, covering financial information included in the Joint Proxy Statement, Registration Statement and Prospectus; (3) an opinion letter of the Financial Advisor to Sagebrush, dated the Closing Date, in form reasonably satisfactory to Sagebrush, confirming the opinion of such firm delivered on or about the date of this Agreement, to the effect that the Merger is fair to the shareholders of Sagebrush from a financial point of view; and (4) such other documents as Sagebrush may reasonably request, in each case reasonably satisfactory in form and substance to Sagebrush.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

     8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any other provision of this Agreement and, with respect to any of subsections (a) through
(e) and (g) and (h) below, notwithstanding approval thereof by the shareholders of WSMP and the shareholders of Sagebrush:

          (a) by written consent of WSMP and Sagebrush;

          (b) by either WSMP or Sagebrush in the event of a material misrepresentation or material breach of warranty of the other party contained in this Agreement (which breach has not been cured, in the case of a breach of warranty, within thirty days following receipt of written notice thereof by the breaching party);

          (c) by either WSMP or Sagebrush in the event of a material breach of any covenant or agreement by the other party contained in this Agreement (which breach has not been cured within thirty days following receipt of written notice thereof by the breaching party);

          (d) by either WSMP or Sagebrush in the event that the Merger shall not have been consummated by 11:59 P.M., Eastern time, on April 30, 1998 (or, if earlier, by such time on the fifth day following the date on which the shareholders of Sagebrush shall have approved the Merger), provided that failure to consummate the Merger by such time is not caused by a material breach of this Agreement by the terminating party;

          (e) by either WSMP or Sagebrush in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the time specified in subsection
     (d) of this Section, provided that the terminating party is not then guilty of a material misrepresentation or of a material, uncured breach of a warranty, covenant or agreement as contemplated by subsections (b) and (c) of this Section;

          (f) by either WSMP or Sagebrush in the event that less than all of the shareholder approvals contemplated by Section 6.1 to be sought by Sagebrush or by Section 5.1 to be sought by WSMP, respectively, are obtained at the first meeting of shareholders convened for the purpose of obtaining such approvals;

          (g) by WSMP or Sagebrush if the Board of Directors of Sagebrush, after having made a Sagebrush Board Determination, fails to make or withdraws, modifies or changes its recommendation to the shareholders of Sagebrush that they approve this Agreement and the Merger; or

          (h) by Sagebrush or WSMP if the Board of Directors of WSMP, after having made a WSMP Board Determination, fails to make or withdraws, modifies or changes its recommendation to the shareholders of WSMP that they approve this Agreement and the Merger.

     8.2 Consequences of Termination. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 8.1, this Agreement shall immediately become void and of no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or shareholders, other than pursuant to the provisions of this Article and of Sections 3.6, 4.6, 5.4, 5.5, 6.3 and 6.4, which shall survive such termination and abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to subsection (g) of Section 8.1, not later than ten days following delivery of notice of such termination and abandonment by or to Sagebrush, Sagebrush will pay to WSMP, as liquidated damages (and not as a penalty), $1,500,000 plus the aggregate amount of its documented legal, investment banking, accounting and other out-of-pocket expenses incurred in pursuant of the Merger and other transactions contemplated by this Agreement (whether incurred before or after the date hereof). In the event of termination of this Agreement and the abandonment of the Merger pursuant to subsection (h) of Section 8.1, not later than ten days following the delivery of notice of such termination and abandonment by or to WSMP, WSMP will pay to Sagebrush, as liquidated damages (and not as a penalty), $1,500,000 plus the aggregate amount of its documented legal, investment banking, accounting and other out-of-pocket expenses incurred in pursuit of the Merger and other transactions contemplated by this Agreement (whether incurred before or after the date hereof). Any such payment of liquidated damages shall be made by wire transfer of immediately available funds to an account designated for such purpose by the terminating party in its notice of termination and abandonment. Nothing contained in this
Section 8.2 shall relieve any party from liability for any breach of this Agreement, except insofar as the liquidated damages provision of this Section shall relieve Sagebrush from liability for termination and abandonment pursuant solely to subsection (g) of Section 8.1 and except insofar as such liquidated damages provisions shall relieve WSMP from liability for termination and abandonment pursuant solely to subsection (h) of Section 8.1.

     8.3 Amendments; Action by the Sagebrush Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto; provided however, that no amendment executed after approval of the Merger and this Agreement by the shareholders of Sagebrush shall reduce either the number of shares of WSMP Common Stock into which each share of Sagebrush Common Stock shall be converted in the Merger or the payment terms for fractional interests.

     8.4 Waivers. To the extent permitted by applicable law and consistent with the proviso to the first sentence of Section 8.3, WSMP and Sub, on the one hand, or Sagebrush and the Sagebrush Shareholders, on the other hand, may at any time
(a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

     9.1 Survival. The representations, warranties, covenants, indemnities and other agreements of the parties made in and pursuant to this Agreement shall not survive the Closing, except for covenants and agreements that, by their terms, are to be performed after the Closing Date.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given if delivered personally or sent by facsimile transmission or by registered or certified mail (postage prepaid), addressed as follows (or to such other address for a party as shall be specified by like notice given at least five days prior thereto):

     if to WSMP, then to:

         Mr. David R. Clark
         President
         WSMP, Inc.
         1 WSMP Drive
         Claremont, North Carolina 28610
         Fax: (704) 459-3148

     if to Sagebrush or the Sagebrush Shareholders, or any of them, then to:

         Mr. L. Dent Miller
         President
         Sagebrush, Inc.
         3238 West Main Street
         Claremont, NC 28616
         Fax: (704) 459-0732

All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if delivered personally; when receipt confirmed, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by an overnight air courier service guaranteeing next-day delivery.

     9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4 WSMP Shareholder Rights Plan. Each of the Sagebrush Shareholders represents and warrants to WSMP and Sub that neither of them is an "Acquiring Person" (as such term is defined in the Rights Agreement) and that neither the execution of this Agreement nor the consummation of the Merger will cause either of them to become an "Acquiring Person" (as so defined).

     9.5 Miscellaneous. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between and among the parties, or any of them, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; (b) except for Article II and Sections 5.13, 5.14, 5.15 and 5.16, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except for assignment of all of the rights and obligations of Sub hereunder, which may be assigned without the consent of any other party so long as the assignee is a wholly-owned subsidiary of WSMP; and (d) shall be governed by and construed in accordance with the laws of the State of North Carolina. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which together shall constitute one agreement.

                        [SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first written above.

WSMP, INC.

By:  /s/ JAMES C. RICHARDSON, JR.
    ----------------------------------
    Name: James C. Richardson, Jr.
    Title: President and Chief
    Executive Officer

SAGEBRUSH, INC.

By:       /s/ L. DENT MILLER
    ----------------------------------
    Name: L. Dent Miller
    Title: President and Chief
    Executive Officer

WSMP ACQUISITION, INC.

By:  /s/ JAMES C. RICHARDSON, JR.
    ----------------------------------
    Name: James C. Richardson, Jr.
    Title: President and Chief
    Executive Officer

         The Sagebrush Shareholders:                        Sagebrush Common Stock:

             /s/ L. DENT MILLER                                1,362,140 shares
---------------------------------------------
               L. Dent Miller

         /s/ CHARLES F. CONNOR, JR.                            1,703,617 shares
---------------------------------------------
           Charles F. Connor, Jr.

                                                                     EXHIBIT 1.2

                              AFFILIATE AGREEMENT

WSMP, Inc.
1 WSMP Drive
P.O. Box 399
Claremont, NC 28610
Attention: Mr. David R. Clark

Ladies and Gentlemen:

     This letter is being delivered to you as contemplated by Section 6.11 of that certain Agreement and Plan of Merger among WSMP, Inc. ("WSMP"), Sagebrush, Inc. ("Sagebrush"), WSMP Acquisition, Inc. ("Sub") and Messrs. L. Dent Miller and Charles F. Connor, Jr. (the "Merger Agreement"). The undersigned is a shareholder of Sagebrush and will acquire shares of common stock, no par value, of WSMP ("WSMP Stock") in the merger contemplated by the Agreement (the "Merger"). Subject to the terms and conditions of the Merger Agreement, each shareholder of Sagebrush will receive in the Merger 0.3214 shares of WSMP Stock (subject to adjustment as provided in the Merger Agreement) for each share of issued and outstanding common stock, no par value, of Sagebrush ("Sagebrush Stock"). This Affiliate Agreement evidences certain rights and obligations of the undersigned and of WSMP relative to the WSMP Stock to be received by the undersigned in the Merger (the "WSMP Shares").

     In consideration of the Merger and of the mutual covenants contained herein, the undersigned and WSMP hereby agree as follows:

     1. Affiliate Status. The undersigned understands and agrees that he may be deemed to be an "affiliate" of Sagebrush within the meaning of Rule 144(a)(1), and an "underwriter" within the meaning of Rule 145(c), promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"); and the undersigned anticipates that he will be such an "affiliate" at the time of the Merger.

     2. Certain Restrictions. The undersigned represents and warrants to, and covenants with, WSMP as follows:

          (a) Because the distribution by the undersigned of the WSMP Shares has not been registered under the Securities Act, the undersigned will not sell, exchange, pledge, hypothecate or otherwise transfer or dispose of, in whole or in part ("Transfer"), the WSMP Shares except as permitted by the terms and conditions of this Affiliate Agreement. Without limiting the generality of the foregoing, the undersigned will not Transfer WSMP Shares except in compliance with the legend placed on the certificate(s) representing such shares pursuant to subparagraph (a) of paragraph 3 of this Affiliate Agreement.

          (b) The undersigned is aware that WSMP intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code (the "Code") for federal income tax purposes, and the undersigned agrees to treat the transaction in the same manner. The undersigned acknowledges that
     Section 1.368-1(b) of the regulations under the Code requires "continuity of interest" in order for the Merger to be treated as tax-free under
     Section 368 of the Code and that this requirement will be satisfied if, taking into account all those Sagebrush shareholders who receive cash in exchange for their stock, who receive cash in lieu of fractional shares and who dissent from the Merger, there is no plan or intention on the part of the Sagebrush shareholders to Transfer the WSMP Stock to be received in the Merger that will reduce such shareholders' ownership to a number of shares having, in the aggregate, a value at the time of the Merger of less than 50% of the total fair market value of the Sagebrush Stock outstanding immediately prior to the Merger. The undersigned has no prearrangement, plan or intention to Transfer a number of WSMP Shares that would cause the foregoing requirement not to be satisfied.

          (c) The undersigned will not Transfer or otherwise reduce his risk relative to the WSMP Shares until such time after the consummation of the Merger as financial results covering at least 30 days (or

     28 days if, in the judgment of Deloitte & Touche LLP, that will preserve "pooling-of-interest" accounting treatment of the Merger) of the combined operations of WSMP and Sagebrush have been (within the meaning of SEC Accounting Series Release No. 130, as amended) filed by WSMP with the SEC or published by WSMP in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance that includes combined sales and income of WSMP and Sagebrush. WSMP will make such filing or publication within 30 days following the conclusion of WSMP's first 28-day accounting period following the effective time and will notify the undersigned of the same promptly thereafter. The undersigned will not, during the 30-day period prior to the consummation of the Merger, Transfer or otherwise reduce the undersigned's risk relative to the WSMP Shares.

          (d) The undersigned has read the Merger Agreement and this Affiliate Agreement with care and has discussed the requirements of such documents and their impact upon his ability to Transfer the WSMP Shares, to the extent that he believes necessary, with legal counsel of his choosing.

     3. Certain Transfer Procedures. (a) WSMP will issue a "stop transfer" order with respect to the WSMP Shares to the transfer agent for the WSMP Stock and will cause the following legend to be placed on the certificate(s) representing the WSMP Shares at the original issuance of such shares (and on any substitute(s) therefor issued thereafter):

        THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. SUCH SHARES MAY BE SOLD, EXCHANGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF ("TRANSFERRED") ONLY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF A CERTAIN AFFILIATE AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND THIS CORPORATION, A COPY OF WHICH IS AVAILABLE UPON WRITTEN REQUEST BY THE RECORD HOLDER DIRECTED TO THE CHIEF FINANCIAL OFFICER OF THE CORPORATION. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IF AND TO THE EXTENT THAT (1) THEY ARE REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS OR (2) THE CORPORATION HAS RECEIVED A WRITTEN LEGAL OPINION OF ITS COUNSEL OR OTHER ASSURANCE ACCEPTABLE TO THE CORPORATION IN ITS SOLE DISCRETION TO THE EFFECT THAT THE PROPOSED TRANSFER DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT OR UNDER APPLICABLE STATE SECURITIES LAWS.

     (b) Upon request by the undersigned, WSMP will cause the legend set forth in subparagraph (a) above to be removed by delivery of substitute certificates not bearing such legend and will rescind the "stop transfer" order referred to in subparagraph (a) if (i) one year shall have elapsed from the date that the undersigned became the beneficial owner of the WSMP Shares and the provisions of Rule 145(d)(2) are then applicable to the undersigned or (ii) two years shall have elapsed from the date that the undersigned became the beneficial owner of the WSMP Shares and the provisions of Rule 145(d)(3) are then applicable to the undersigned.

     4. Miscellaneous. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given if delivered personally or sent by facsimile transmission or by registered or certified mail (postage prepaid), addressed, if to WSMP, then to its Chief Financial Officer at its executive offices, and, if to the undersigned, then to the address last specified by the undersigned to WSMP. This Affiliate Agreement (a) is the complete agreement between WSMP and the undersigned concerning the subject matter hereof, except insofar as the Merger Agreement speaks to the registration of the WSMP Shares, (b) shall be governed by, and construed in accordance with, the laws of the State of North Carolina (without giving effect to principles of conflict of laws) and (c) may be executed in any number of counterparts, each of which shall constitute an original but all of which taken together shall constitute one and the same agreement.

     This Affiliate Agreement is executed as of             , 1999.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Agreed:

WSMP, INC.

By:
   ----------------------------------
    Name:
    Title:

                                                                     EXHIBIT 1.9

                    CONSULTING AND NONCOMPETITION AGREEMENT

     THIS CONSULTING AND NONCOMPETITION AGREEMENT (the "Agreement") is made as
of the      day of October, 1997 between WSMP, INC., a North Carolina
corporation (the "Company"), and CHARLES F. CONNOR, Jr., a North Carolina resident ("Consultant");

                                  WITNESSETH:

     WHEREAS, the Company desires to engage Consultant and Consultant desires to be engaged as a consultant upon the terms and conditions provided herein; and

     WHEREAS, as a condition precedent to the Company's obligation to consummate the transactions (the "Closing") contemplated by that certain Agreement and Plan of Merger dated as of November 14, 1997 (the "Merger Agreement") among the Company, Sagebrush, Inc. ("Sagebrush"), WSMP Acquisition, Inc., L. Dent Miller and Consultant, Consultant is required to execute and deliver this Agreement;

     NOW, THEREFORE, in consideration of the covenants contained herein, together with other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Consulting Services. The Company agrees to engage Consultant as a consultant and Consultant hereby accepts such engagement upon the term and conditions set forth in this Agreement. Consultant shall report to the Chief Operating Officer of the Company (or, if none exists, then the Chief Executive Officer of the Company) and shall perform such duties as the Chief Operating Officer or the Chief Executive Officer, as the case may be (the "Superior Officer"), may reasonably require.

     2. Duties. Consultant shall, to the extent requested by the Superior Officer, and at such times and places as the parties may mutually agree, (a) consult with and advise the Company on management and operation of the Company's restaurant franchising and restaurant operations business and (b) market and promote the Company's restaurant franchising and restaurant operations business (collectively, "Consulting Services").

     3. Independent Contractor. The Company and Consultant hereby agree that Consultant is an independent contractor, solely responsible for the manner and form in which he performs Consulting Services. Nothing contained herein shall be construed as creating an employer/employee, master/servant, principal/agent, partnership, joint venture or other similar kind of relationship. Consultant agrees that he will not take any action on behalf of the Company without specific instructions from, and the prior approval of, the Superior Officer, and that he does not have any right or power in any manner to bind or commit the Company to any contract or other obligation with any Person (as defined below) except upon the specific prior written approval of the Superior Officer. To the extent permitted by law, the Company shall not be liable for withholding and remitting to state, federal or local agencies any income tax withholding, FICA tax withholding or similar amount from the consulting fee paid to Consultant or for paying any other similar costs, fees, taxes or contributions associated with the relationship between the Company and Consultant. Consultant shall not take any position on any tax return or in any litigation or administrative hearing or proceeding or in any other context that is inconsistent with this Section 3.

     4. Term. This Agreement shall terminate two years from the date of the Closing, unless it is terminated earlier in accordance with other provisions hereof.

     5. Compensation. Consultant shall be entitled to receive an annual consulting fee of $175,000 during the term of this Agreement, payable in equal bi-monthly installments.

     6. Fringe Benefits.   uring the term of this Agreement, Connor shall be
entitled to participate in all such health or accident insurance plans, life insurance plans, major medical plans and other similar plans and arrangements of the Company as from time to time may be in effect for the benefit of the Company's, officers and employees generally, consistent with Section 3 hereof. The parties acknowledge that Consultant presently has group life coverage at the level of $450,000 face amount, and that Company's present plan does not provide for such level of coverage. The Company will use its reasonable efforts to obtain additional term coverage on Consultant, without replacing its standard plan, and subject to the Consultant's insurability.

     Except as heretofore provided, Consultant shall not be entitled to receive any fringe benefits while serving the Company during the term of this Agreement; and his only compensation from the Company, whether in cash or in kind, shall be the annual consulting fee provided for in Section 5 above.

     Following the conclusion of the Term, Consultant may continue at Consultant's own expense to participate in any such plan, as long as such participation, in the Company's reasonable opinion, does not constitute a violation of the terms of such plan, or Company's contract with any third-party provider of such plan benefits or services.

     7. Termination of this Agreement. (a) The Company may, by written notice to Consultant, terminate this Agreement at any time for Cause (as defined below), it being understood that no termination of this Agreement shall affect
(1) Consultant's obligations under Sections 9 and 10 of this Agreement, which shall remain in full force and effect, or (2) the Company's obligation under
Section 5 to pay Consultant his annual consulting fee for the remainder of the two-year term of this Agreement, except as provided in subsection (iii) hereof. The term "Cause" shall mean:

          (i) commission of a wrongful act by Consultant that has had or will have a material adverse effect on the business, operations or financial condition of the Company;

          (ii) willful and material failure by Consultant to perform any one or more of the duties assigned to him pursuant to this Agreement;

          (iii) engaging in any outside activity prohibited by Section 8 hereof or failing to comply with any provision of Section 9 or 10 hereof, it being understood and agreed by the parties that such activities by Consultant terminate the Company's obligation to continue paying the Consultant under
     Section 5;

          (iv) conviction of a criminal offense by Consultant; or

          (v) the taking of any act, or the omission to take any act, the reasonably foreseeable result of which act or omission is to adversely affect the operations, goodwill, reputation or image of the Company.

     (b) This Agreement shall terminate upon the death or the Company-approved of Consultant. Neither Consultant nor his estate shall be entitled to receive any severance pay in either such event.

     8. Outside Activities. During the term of this Agreement, Consultant shall serve the Company faithfully and to the best of his ability and shall devote such of his working time and energies to the furtherance of the Company's business as the Company and the Consultant may agree; provided, however, that Consultant may continue to operate and manage any restaurant in which Consultant, but not Sagebrush, owns an equity interest disclosed on the form attached hereto as Exhibit 8 and may expand and develop such restaurants and concepts; and provided further that, while engaged hereunder, Consultant shall not engage in any activity that is detrimental to the Company or that interferes with the performance of his duties hereunder.

     9. Covenant Not to Disclose Confidential Information. During the term of this Agreement, Consultant will be placed in a position by the Company to become acquainted with confidential and privileged information of the Company and its affiliates and successors, including, but not limited to, customer files, customer lists, special customer matters, sales methods and techniques, merchandising concepts and plans, business plans, sources of supply and vendors, special business relationships with vendors, agents and brokers, promotional materials and information, financial matters, mergers, acquisitions, selective personnel matters and confidential processes, designs, formulas, ideas, plans, devices or materials, and other similar matters which are confidential (any and all such information being referred to herein as "Confidential Information"). The use of Confidential Information against the Company would seriously damage the Company's business. Accordingly, Consultant agrees that during the term of this Agreement and at all times thereafter with respect to financial matters and information, and during the Restrictive Period (as defined below) with respect to all other Confidential Information:

          (a) He shall not, directly or indirectly, use, divulge, publish or otherwise reveal or allow to be revealed any aspect of the Confidential Information to any Person except by the Company's prior, express and written consent or as required by law;

          (b) He shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and

          (c) He has no right to apply for or to obtain any patent, copyright or other form of intellectual property protection with regard to the Confidential Information.

     The term "Person" shall mean any person, firm, partnership, trust, corporation or other association (whether governmental or private). The disclosure by Consultant of Confidential Information in the bona fide conduct of his duties under Section 1 of this Agreement shall not constitute a breach of this Agreement. In further consideration of the compensation paid to him by the Company, Consultant agrees that he will promptly communicate, disclose and deliver to the Company any and all inventions, discoveries, marketing concepts and ideas, promotional ideas, trade names, trademarks and other improvements relating to devices, methods, formulas, sales and distribution concepts or processes of any nature whatsoever that are used in the business of the Company and created or developed by Consultant while engaged by the Company. The Company shall have the right, at its expense, to apply for U.S. and foreign patents and trademarks on any inventions, discoveries, trade names, trademarks and other improvements in the name of Consultant. Consultant, upon request, shall at once execute any and all documents relating to the application for and assignment to the Company of all such applications without further compensation for such assignment.

     10. Covenant Not to Compete. (a) Covenant. Consultant hereby stipulates, covenants and agrees that, during the Restrictive Period (as defined below), he shall not, directly or indirectly, other than on behalf of the Company, without the Company's prior, express and written consent:

          (i) Engage in Competition (as defined below) with the Company or any of its successors or assigns; or

          (ii) Employ or solicit the employment of any individual who is, or has been, at any time during the Restrictive Period or during the twelve complete calendar months immediately preceding the date of this Agreement, an employee of the Company.

     (b) Definitions. As used in this Section, the following terms shall have the following meanings:

          (i) "Business" shall mean the business conducted by the Company at the date of this Agreement, including the business of restaurant franchising, restaurant operations and food processing; excluding, however, the operation and management of any restaurant in which Consultant, but not Sagebrush, owns an equity interest disclosed on the form attached hereto as
     Exhibit 8.

          (ii) "Competition" shall mean:

             (1) Engaging in a business substantially similar to the Business within the Territory;

             (2) Assisting any Person (whether in a financial, managerial, employment, advisory or other material capacity) to engage in a business substantially similar to the Business within the Territory provided, however, that nothing herein shall preclude Consultant as a bona fide lessor from leasing restaurant property to a tenant; or

             (3) Owning any interest in or organizing a corporation, partnership or other business or organization which engages in a business substantially similar to the Business within the Territory; provided, however, that nothing herein shall preclude Consultant from holding not more than one percent of the outstanding shares of common stock of any company whose shares of common stock are listed on a national securities exchange or authorized for quotation by NASDAQ.

          (iii) "Restrictive Period" shall mean the term of this Agreement.

          (iv) "Territory" shall mean: the 25-mile radius from (A) any restaurant owned or franchised directly or indirectly by the Company, (B) any food processing facility of the Company or (c) any other sites used directly or indirectly by the Company, in any such case at which Consultant assisted in the operation of the Business; and the 25-mile radius from (X) any restaurant owned or franchised directly or indirectly by Sagebrush or
     (Y) any other situs at which Sagebrush conducted business directly or indirectly from the date of organization of Sagebrush through the date of termination of this Agreement.

     (c) Reasonable Exception. Should Consultant desire to invest or operate a restaurant which would constitute engaging in competition, Consultant may request the Company's consent to such investment or operation. If the proposed restaurant is of a type similar to a Sagebrush, Prime Sirloin, Western Steer, or Bennetts' restaurant concept, or any concept that the Company at the time is engaged in or has announced plans at the time to engage in, the Company may withhold its consent for any reason. If the proposed restaurant is not of one of the aforenamed concepts, then such consent shall not be unreasonably withheld.

     The parties agree that proximity to an existing Company restaurant constitutes a reasonable basis for withholding consent.

     11. Enforcement. In the event of any breach of the provisions of this Agreement, the Company, its successors and assigns, in addition to any other remedies that they may have in law or in equity, shall be entitled to any and all of the following remedies:

          (a) It is stipulated that a breach or anticipatory breach by Consultant of Section 8, 9 or 10 of this Agreement will cause irreparable damage to the Company and that, accordingly, the Company shall be entitled to an injunction restraining Consultant from attempting to violate, violating or continuing a violation of Sections 8, 9 and 10 of this Agreement. The existence of any claim or cause of action on the part of Consultant against the Company, its successors or assigns, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of these provisions.

          (b) The Restrictive Period shall be extended by any time period during which Consultant is in violation of any of the provisions of this Agreement.

     12. Acknowledgement of Adequate Consideration. The parties stipulate and agree that the employment of Consultant by the Company under this Agreement and the performance of the Company's obligations hereunder constitute sufficient consideration to support enforcement of the covenants of this Agreement.

     13. Acknowledgement of Reasonableness. Consultant has carefully read and considered the provisions of this Agreement in consultation with attorneys of his choice and agrees that the restrictions set forth herein are fair and reasonably required for the Company's protection. In the event that any provision relating to the Restrictive Period and/or the Territory shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographical area such court deems reasonable and enforceable under applicable law, the time period and/or area of restriction considered reasonable and enforceable by the court shall thereafter be the applicable Restrictive Period and/or Territory under this Agreement.

     14. Surrender of Books and Records. Consultant agrees that all files, documents, records, customer lists, vendor and supplier records, books, products, calculations, drawings, descriptions, designs and other materials that come into Consultant's use or possession during the term of this Agreement and that are in any way related to the Company's business shall at all times remain the property of the Company and that, upon the termination of this Agreement for any reason, Consultant shall immediately surrender to the Company all such materials.

     15. Attorneys' Fees. Should it become necessary for the Company to institute legal proceedings as a result of a breach of any terms or covenants contained in this Agreement, the Company shall, if it is the prevailing party in such litigation, be entitled to have and recover from the non-prevailing party reasonable attorneys' fees plus court costs in addition to any and all relief otherwise available to it, either at law or in equity. Should it become necessary for Consultant to institute legal proceedings as a result of a breach of any terms or covenants contained in this Agreement, Consultant shall, if he is the prevailing party in such litigation, be entitled to have and recover from the non-prevailing party reasonable attorneys' fees plus court costs in addition to any and all relief otherwise available to him, either at law or in equity.

     16. Severability. The illegality, unenforceability or invalidity of any one or more covenants, phrases, clauses, sentences or paragraphs of this Agreement, as determined by a court of competent jurisdiction, shall not effect the remaining portions of this Agreement, or any part thereof; and, in case of any such illegality, unenforceability or invalidity, this Agreement shall be construed as if such covenants, phrases, clauses, sentences or paragraphs, to the extent and only to the extent determined to be illegal, unenforceable or invalid, had not been inserted.

     17. Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any provision of this Agreement.

     18. Entire Agreement. This Agreement sets forth the entire understanding between the parties relating to the subject matter hereof and supersedes all previous and contemporaneous understandings or agreements, written and oral. This Agreement may be modified only by an agreement in writing, signed by all parties, purporting to modify it.

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the principles of conflict of laws thereof.

     20. Notices. Any notice that may be given hereunder shall be in writing and shall be deemed to have been given on the earlier to occur of (a) actual receipt or (b) the second business day after the same shall have been mailed by certified mail, postage prepaid, return receipt requested, to the parties at the addresses listed below:

If to the Company:           WSMP, Inc.
                             1 WSMP Drive
                             Claremont, NC 28610
                             Attention: David R. Clark

If to Consultant:            Charles F. Connor, Jr.

                             ----------------------------------

                             ----------------------------------

     21. Successors, Heirs and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors, heirs and assigns.

     22. Survival. The provisions of Sections 8, 9, 10, 11, 12 and 13 hereof shall survive the termination of this Agreement for any reason and shall remain in full force and effect.

     23. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          THE COMPANY:

                                          WSMP, INC.

                                          By:
                                             -----------------------------------

                                              Name:
                                                   -----------------------------

                                              Title:
                                                    ----------------------------

                                          CONSULTANT:

                                          Charles F. Connor, Jr.

                                          --------------------------------------
                                                          (SEAL)

                                                                       EXHIBIT 8

                               Untouchables Pizza
                                J & W Cafeteria
                                   Flapjack's
                                  Mel's Diner
                             Bethlehem Fish & Steak
                                     Mom's

                                                                    EXHIBIT 1.12

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the      day of
            , 1997 between WSMP, INC., a North Carolina corporation ("Employer"), and L. DENT MILLER, a North Carolina resident ("Employee");

                                  WITNESSETH:

     WHEREAS, Employer desires to employ Employee and Employee desires to be so employed upon the terms and conditions provided herein; and

     WHEREAS, as a condition precedent to Employer's obligation to consummate the transactions (the "Closing") contemplated by that certain Agreement and Plan of Merger dated as of November 14, 1997 (the "Merger Agreement") among Employer, Sagebrush, Inc. ("Sagebrush"), WSMP Acquisition, Inc., Charles F. Connor, Jr. and Employee, Employee is required to execute and deliver this Agreement; and

     WHEREAS, Employer anticipates restructuring its restaurant operations into a single wholly-owned subsidiary ("Restaurant Sub");

     NOW, THEREFORE, in consideration of the covenants contained herein, together with other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Employment. Employer agrees to employ Employee and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement. Employee shall report to the Chief Operating Officer of Employer (or, if none exists, then the Chief Executive Officer of Employer) and shall perform such duties as the Chief Operating Officer or the Chief Executive Officer, as the case may be (the "Superior Officer") may reasonably require. Employee shall become the President of Restaurant Sub upon the organization thereof and shall remain in such office unless and until his employment is terminated hereunder. Employee shall not be required to locate outside of the Claremont -- Statesville area.

     2. Term. This Agreement shall terminate two years from the date of the Closing, unless it is terminated earlier in accordance with other provisions hereof.

     3. Compensation.  While employed by Employer under this Agreement:

          (a) Employee shall be entitled to receive an annual base salary of $200,000, payable in equal bi-monthly installments. Any increases in Employee's base salary shall be in the discretion of the Superior Officer, subject to ratification by the Compensation Committee of the Board of Directors of Employer or, if no such Compensation Committee exists, then by the entire Board of Directors of Employer (in either case, the "Directors").

          (b) Employee shall be entitled to receive such bonuses and stock option grants as the Superior Officer shall determine from time to time in his discretion, subject to ratification by the Directors.

     4. Fringe Benefits.  While employed by Employer under this Agreement:

          (a) Employee shall be reimbursed for all reasonable and necessary business expenses incurred by him on behalf of Employer, provided that he shall submit substantiation of such expenses in form acceptable to the Internal Revenue Service.

          (b) Employee shall be entitled to four weeks of vacation per year.

          (c) Employee shall be entitled to participate in all such health or accident insurance plans, life insurance plans, major medical plans and other similar plans and arrangements of Employer as may from time to time be in effect for the benefit of Employer's officers and employees generally. The parties acknowledge that Employee presently has group life coverage at the level of $450,000 face amount, and that Employer's present plan does not provide for such level of coverage. The Employer will use its reasonable efforts to obtain additional term coverage on Employee, without replacing the Employer's standard insurance plan, and subject to the Employee's insurability. Employee shall be entitled to receive such other and additional fringe benefits as may be agreed upon in writing with Employer.

          (d) Employee shall be entitled to the use of a vehicle of similar make, model and year as is presently provided to Employee by Sagebrush, Inc.

     5. Termination. (a) Employer may, by written notice to Employee, terminate this Agreement at any time for Cause (as defined below), it being understood that no termination of this Agreement shall affect (1) Employee's obligations under Sections 7 and 8 of this Agreement, which shall remain in full force and effect, or (2) Employer's obligation under Section 3(a) to pay Employee his annual base salary for the remainder of the two-year term of this Agreement, except as provided in subsection (iii) hereof. The term "Cause" shall mean:

          (i) commission of a wrongful act by Employee that has had or will have a material adverse effect on the business, operations or financial condition of Employer;

          (ii) willful and material failure by Employee to perform any one or more of the duties assigned to him in or pursuant to this Agreement;

          (iii) engaging in any outside activity prohibited by Section 6 hereof, or failing to comply with any provision of Section 7 or 8 hereof, it being understood and agreed by the parties that such activities by the Employee terminate the Employer's obligation to continue paying the Employee under
     Section 3(a);

          (iv) conviction of a criminal offense; or

          (v) the taking of any act, or the omission to take any act, the reasonably foreseeable result of which act or omission is to adversely affect the operations, goodwill, reputation or image of Employer.

     (b) This Agreement shall terminate upon the death of Employee if prior to the end of the term. Neither Employee nor his estate shall be entitled to receive any severance pay in either such event.

     (c) If Employee shall become subject to any Disability (as defined below), then Employer may terminate this Agreement by giving Employee written notice of termination. After such termination, Employee shall continue to receive his annual base salary for the remainder of the two-year term of this Agreement. During any period in which Employee is subject to any Disability, any compensation and bonus payments due to Employee under this Agreement shall be reduced by any payments made to Employee during such period under the terms of any disability insurance policy provided or paid for by Employer. The term "Disability" shall have the same meaning herein as in any disability insurance policy maintained by Employer on Employee's behalf; in the event that no such policy is maintained, it shall mean mental or physical impairment or incapacity rendering Employee unable to perform his essential duties under and pursuant to this Agreement with or without reasonable accommodations for a period of 120 days or more out of any 360-day period during the term of this Agreement, as determined by a licensed physician experienced in the particular area wherein the disability may be claimed and selected by the Superior Officer of Employer in his discretion and upon his initiative or upon the request of Employee or a person acting on his behalf.

     6. Outside Activities. During the term of this Agreement, Employee shall serve Employer faithfully and to the best of his ability and shall devote all of his working time and energies to the furtherance of Employer's business; provided, however, that Employee may continue to operate and manage any restaurant in which Employee, but not Sagebrush, owns an equity interest disclosed on the form attached hereto as Exhibit 6; and provided further that Employee, while employed hereunder, shall not engage in any activity detrimental to Employer or which interferes with the performance of his duties hereunder.

     7. Covenant Not to Disclose Confidential Information. During the term of this Agreement, Employee will be placed in a position by Employer to become acquainted with confidential and privileged information of Employer and its affiliates and successors, including, but not limited to, customer files, customer lists, special customer matters, sales methods and techniques, merchandising concepts and plans, business plans, sources of supply and vendors, special business relationships with vendors, agents and brokers, promotional materials and information, financial matters, mergers, acquisitions, selective personnel matters and confidential processes, designs, formulas, ideas, plans, devices or materials, and other similar matters which are confidential (any and all such information being referred to herein as "Confidential Information"). The use of Confidential Information against Employer would seriously damage Employer's business. Accordingly, Employee agrees that during the term of this Agreement and at all times thereafter with respect to financial matters and information, and during the Restrictive Period (as defined below) with respect to all other Confidential Information:

          (a) He shall not, directly or indirectly, use, divulge, publish or otherwise reveal or allow to be revealed any aspect of the Confidential Information to any Person (as defined below) except by Employer's prior, express and written consent or as required by law;

          (b) He shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and

          (c) He has no right to apply for or to obtain any patent, copyright, or other form of intellectual property protection with regard to the Confidential Information.

     The term "Person" shall mean any person, firm, partnership, trust, corporation or other association (whether governmental or private). The disclosure by Employee of Confidential Information in the bona fide conduct of his duties under Section 1 of this Agreement shall not constitute a breach of this Agreement. In further consideration of the salary paid to him by Employer, Employee agrees that he will promptly communicate, disclose and deliver to Employer any and all inventions, discoveries, marketing concepts and ideas, promotional ideas, trade names, trademarks and other improvements relating to devices, methods, formulas, sales and distribution concepts or processes of any nature whatsoever that are used in the business of Employer and created or developed by Employee while in the employ of Employer. Employer shall have the right, at its expense, to apply for U.S. and foreign patents and trademarks on any inventions, discoveries, trade names, trademarks and other improvements in the name of Employee. Employee, upon request, shall at once execute any and all documents relating to the application for and assignment to Employer of all such applications without further compensation for such assignment.

     8. Covenant Not to Compete. (a) Covenant. Employee hereby stipulates, covenants and agrees that, during the Restrictive Period (as defined below), he shall not, directly or indirectly, other than on behalf of Employer, without Employer's prior, express and written consent:

          (i) Engage in Competition (as defined below) with Employer or any of its successors or assigns; or

          (ii) Employ or solicit the employment of any individual who is, or has been, at any time during the Restrictive Period or during the twelve complete calendar months immediately preceding the date of this Agreement, an employee of Employer.

     (b) Definitions. As used in this Section, the following terms shall have the following meanings:

          (i) "Business" shall mean the business conducted by Employer at the date of this Agreement, including the business of restaurant franchising, restaurant operations and food processing; excluding, however, the operation and management of any restaurant in which Employee, but not Sagebrush, owns an equity interest disclosed on the form attached hereto as
     Exhibit 6.

          (ii) "Competition" shall mean:

             (1) Engaging in a business substantially similar to the Business within the Territory;

             (2) Assisting any Person (whether in a financial, managerial, employment, advisory or other material capacity) to engage in a business substantially similar to the Business within the Territory; provided, however, that nothing herein shall preclude Employee as a bona fide lessor from leasing restaurant property to a tenant; or

             (3) Owning any interest in or organizing a corporation, partnership, or other business or organization which engages in a business substantially similar to the Business within the Territory;

        provided, however, that nothing herein shall preclude Employee from holding not more than one percent of the outstanding shares of common stock of any company whose shares of common stock are listed on a national securities exchange or authorized for quotation by NASDAQ.

          (iii) "Restrictive Period" shall mean the period from the date of this Agreement through the date that is exactly two years after the date of termination of this Agreement.

          (iv) "Territory" shall mean: the 25-mile radius from (A) any restaurant owned or franchised directly or indirectly by the Company, (B) any food processing facility of the Company or (c) any other situs used directly or indirectly by the Company, in any such case at which Employee assisted in the operation of the Business; and the 25-mile radius from (X) any restaurant owned or franchised directly or indirectly by Sagebrush or
     (Y) any other situs at which Sagebrush conducted business directly or indirectly from the date of organization of Sagebrush through the date of termination of this Agreement.

     (c) Reasonable Exception. Should Employee desire to invest or operate a restaurant which would constitute engaging in competition, Employee may request the Employer's consent to such investment or operation. If the proposed restaurant is of a type similar to a Sagebrush, Prime Sirloin, Western Steer, or Bennetts' restaurant concept, or any concept that the Employer at the time is engaged in or has announced plans at the time to engage in, the Employer may withhold its consent for any reason. If the proposed restaurant is not of one of the aforenamed concepts, then such consent shall not be unreasonably withheld.

     The parties agree that proximity to an existing Employer restaurant constitutes a reasonable basis for withholding consent.

     9. Enforcement. In the event of any breach of the provisions of this Agreement, Employer, its successors and assigns, in addition to any other remedies that they may have in law or in equity, shall be entitled to any and all of the following remedies:

          (a) It is stipulated that a breach or anticipatory breach by Employee of Section 6, 7 or 8 of this Agreement will cause irreparable damage to Employer and that, accordingly, Employer shall be entitled to an injunction restraining Employee from attempting to violate, violating or continuing a violation of Sections 6, 7 and 8 of this Agreement. The existence of any claim or cause of action on the part of Employee against Employer, its successors or assigns, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of these provisions.

          (b) The Restrictive Period shall be extended by any time period during which Employee is in violation of any of the provisions of this Agreement.

     10. Acknowledgement of Adequate Consideration. The parties stipulate and agree that the employment of Employee by Employer under this Agreement and the performance of Employer's obligations hereunder constitute sufficient consideration to support enforcement of the covenants of this Agreement.

     11. Acknowledgement of Reasonableness. Employee has carefully read and considered the provisions of this Agreement in consultation with attorneys of his choice and agrees that the restrictions set forth herein are fair and reasonably required for Employer's protection. In the event that any provision relating to the Restrictive Period and/or the Territory shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographical area such court deems reasonable and enforceable under applicable law, the time period and/or area of restriction considered reasonable and enforceable by the court shall thereafter be the applicable Restrictive Period and/or Territory under this Agreement.

     12. Surrender of Books and Records. Employee agrees that all files, documents, records, customer lists, vendor and supplier records, books, products, calculations, drawings, descriptions, designs and other materials which come into Employee's use or possession during the term of this Agreement and that are in any way related to Employer's business shall at all times remain the property of Employer and that, upon the termination of this Agreement for any reason, Employee shall immediately surrender to Employer all such materials.

     13. Attorneys' Fees. Should it become necessary for Employer to institute legal proceedings as a result of the breach of any terms or covenants contained in this Agreement, Employer shall, if it is the prevailing party in such litigation, be entitled to have and recover from the non-prevailing party reasonable attorneys' fees plus court costs in addition to any and all relief otherwise available to the prevailing party, either at law or in equity. Should it become necessary for Employee to institute legal proceedings as a result of the breach of any terms or covenants contained in this Agreement, Employee shall, if he is the prevailing party in such litigation, be entitled to have and recover from the non-prevailing party reasonable attorneys' fees plus court costs in addition to any and all relief otherwise available to the prevailing party, either at law or in equity.

     14. Severability. The illegality, unenforceability or invalidity of any one or more covenants, phrases, clauses, sentences or paragraphs of this Agreement, as determined by a court of competent jurisdiction, shall not effect the remaining portions of this Agreement, or any part thereof; and, in case of any such illegality, unenforceability or invalidity, this Agreement shall be construed as if such covenants, phrases, clauses, sentences or paragraphs, to the extent and only to the extent determined to be illegal, unenforceable or invalid, had not been inserted.

     15. Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any provision of this Agreement.

     16. Entire Agreement. This Agreement sets forth the entire understanding between the parties relating to the subject matter hereof and supersedes all previous and contemporaneous understandings or agreements, written and oral. This Agreement may be modified only by an agreement in writing, signed by all parties, purporting to modify it.

     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the principles of conflict of laws thereof.

     18. Notices. Any notice that may be given hereunder shall be in writing and shall be deemed to have given on the earlier to occur of (a) actual receipt or (b) the second business day after the same shall have been mailed by certified mail, postage prepaid, return receipt requested, to the parties at the addresses listed below:

If to Employer:              WSMP, Inc.
                             1 WSMP Drive
                             Claremont, NC 28610
                             Attention: David R. Clark

If to Employee:              L. Dent Miller

                             ---------------------------------------------------

                             ---------------------------------------------------

     19. Successors, Heirs and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors, heirs and assigns.

     20. Survival. The provisions of Sections 6, 7, 8, 9, 10 and 11 hereof shall survive the termination of this Agreement for any reason and shall remain in full force and effect.

     21. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          EMPLOYER:

                                          WSMP, INC.

                                          By:
                                             -----------------------------------

                                              Name:
                                                   -----------------------------

                                              Title:
                                                    ----------------------------

                                          EMPLOYEE:

                                          L. Dent Miller

                                          --------------------------------------
                                                          (SEAL)

                                                                       EXHIBIT 6

                               Untouchables Pizza
                                J & W Cafeteria
                                   Flapjack's
                                  Mel's Diner
                             Bethlehem Fish & Steak
                                     Mom's

                                                                     EXHIBIT 2.1

                               ARTICLES OF MERGER
                                       OF
                             WSMP ACQUISITION, INC.
                                 WITH AND INTO
                                SAGEBRUSH, INC.

     Sagebrush, Inc., a North Carolina corporation ("Sagebrush"), hereby executes these Articles of Merger for the purpose of merging WSMP Acquisition, Inc., a North Carolina corporation ("Sub"), with and into Sagebrush (the "Merger").

     1. Approval of Plan of Merger. With respect to both Sagebrush and Sub, shareholder approval was required for the Merger, and the following Plan of Merger was approved by their respective shareholders as required by Chapter 55 of the North Carolina General Statutes:

                                 PLAN OF MERGER

     A. Parties to the Merger. Sub shall be merged with and into Sagebrush, and Sagebrush shall be the surviving corporation of the Merger (the "Surviving Corporation"). The Merger shall become effective upon the filing of Articles of Merger with the Secretary of State of the State of North Carolina (the "Effective Time").

     B. Name of Surviving Corporation. After the Merger, the name of the Surviving Corporation shall be "Sagebrush, Inc."

     C. The Merger. Upon the Merger becoming effective, the corporate existence of Sub shall cease, and the corporate existence of Sagebrush shall continue. All of the purposes, objects, rights, privileges, powers and franchises of Sagebrush shall continue unaffected and unimpaired by the Merger.

     D. Conversion and Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any share of Sagebrush common stock or the holder of any share of Sub common stock:

          (1) Each issued and outstanding share of Sagebrush common stock (other than any share as to which dissenter's appraisal rights have been perfected) shall be converted into* share of common stock, no par value, of WSMP, Inc., a North Carolina corporation ("WSMP"), plus cash in lieu of any additional shares in an amount equal to such fraction multiplied by
     $ * per share. Each share of WSMP common stock issued in the Merger shall be issued together with one preferred stock purchase right in accordance with the terms and conditions of the Rights Agreement dated September 2, 1997 between WSMP and the American Stock Transfer & Trust Company, as amended to the date hereof.

          (2) Each issued and outstanding share of Sub common stock shall be converted into one share of common stock of the Surviving Corporation, which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation.

          (3) Each holder of a certificate representing shares to be converted or exchanged in the Merger shall promptly surrender such certificate after the Effective Time.

     E. Charter Documents, Directors and Officers.  At the Effective Time:

          (1) Article 2 of the Amended and Restated Articles of Incorporation of Sagebrush shall be amended to read in full as follows: "ARTICLE 2: The total number of shares of stock that the Corporation shall be authorized to issue is 1,000 shares of Common Stock of no par value." The Amended and Restated Articles of Incorporation of Sagebrush, as in effect immediately prior to the

---------------

* To be completed to reflect the applicable amounts determined pursuant to the Agreement and Plan of Merger to which this Exhibit 2.1 is attached.

     Effective Time, amended as provided in the preceding sentence, shall be the Articles of Incorporation of the Surviving Corporation unless and until amended in the manner provided by law and by such Amended and Restated Articles of Incorporation.

          (2) The Bylaws of Sagebrush, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation unless and until amended or repealed in the manner provided by law, by the Articles of Incorporation of the Surviving Corporation and by such Bylaws.

          (3) At and after the Effective Time, the directors of WSMP at the Effective Time shall be the directors of the Surviving Corporation.

          (4) At and after the Effective Time, the officers of the Surviving Corporation shall be as follows: L. Dent Miller, President; James C. Richardson, Jr., Vice President and Assistant Secretary; David R. Clark, Vice President and Assistant Secretary; and Matthew V. Hollifield, Treasurer and Secretary.

     2. Effective Date of Merger. The Merger shall become effective upon the filing of these Articles of Merger with the Secretary of State of the State of North Carolina.

     These Articles of Merger executed as of             , 1997.

                                          SAGEBRUSH, INC.

                                          By:
                                            ------------------------------------
                                            L. Dent Miller
                                            President

                                                                      APPENDIX B

              [Letterhead of Interstate/Johnson Lane Corporation]

January 13, 1998

Board of Directors
Sagebrush, Inc.
3238 W. Main Street
Claremont, NC 28610

Members of the Board:

     You have requested our opinion (the "Opinion") expressed below, on behalf of the shareholders of Sagebrush, Inc. (the "Company"), as to whether the consideration to be received by the shareholders of the Company pursuant to the Agreement and Plan of Merger (the "Agreement") dated November 14, 1997 between WSMP, Inc. ("WSMP") and the Company is fair from a financial point of view. Pursuant to the Agreement and upon the effectiveness of the merger (the "Merger"), the Company will be merged with and into WSMP and each of the issued and outstanding shares of the Company will be converted into the right to receive .3214 shares of common stock of WSMP (the "Exchange Ratio"), subject to adjustment if the average closing price of WSMP is greater than $23.34 or less than $21.78 for the ten consecutive trading days ending on the day prior to the day on which the Company's shareholders approve the merger.

     Interstate/Johnson Lane Corporation is one of the largest independent investment banking firms headquartered in the Southeast. As part of its regular investment banking business, Interstate/Johnson Lane Corporation evaluates securities in connection with negotiated underwritings, leveraged buyouts, secondary distributions, private placements, estate and gift valuations, mergers and acquisitions, employee stock ownership plan purchases and other activities.

     We have developed our Opinion on the basis of the findings and conclusions arising from our conduct of due diligence with respect to the Company and WSMP. In arriving at our Opinion, we have, among other things:

          (1) reviewed the terms and conditions of the Agreement;

          (2) analyzed certain historical business, financial and securities information relating to WSMP and the Company;

          (3) reviewed the historical market prices and trading volumes of the common stocks of both the Company and WSMP;

          (4) conducted discussions with members of the senior management of the Company and WSMP with respect to the business and prospects of the Company and WSMP and the strategic objectives of the Merger;

          (5) reviewed financial and market information as to certain other publicly traded companies believed by us to be reasonably comparable to the Company;

          (6) considered the financial terms of selected mergers and acquisition transactions in the restaurant industry believed by us to be reasonably comparable to the proposed Merger;

          (7) performed a pro forma dilution analysis using financial projections for WSMP and the Company in calendar and fiscal years 1997, 1998 and 1999, including therein potential cost savings, merger costs and synergies, to estimate the impact to the shareholders of the Company and the relative contributions of WSMP and the Company to the projected net income of the combined companies; and

          (8) conducted such other financial studies, analyses and investigations as appropriate and relevant as the basis for the conclusions set forth in this Opinion.

     We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information furnished to us by WSMP and the Company including, without limitation, all financial projections of WSMP and the Company. Accordingly, we do not make any warranties, nor do we express any opinion regarding the accuracy of such projections. We have also relied upon the assurances of management of WSMP and the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading.

     Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the shareholders of the Company as represented by the Exchange Ratio, is fair, from a financial point of view, to the shareholders of the Company.

     Our fees for rendering our Opinion are not contingent upon the Opinion expressed herein, and neither Interstate/Johnson Lane Corporation nor any of its affiliates or employees has a present or intended material financial interest in the Company. Further, Interstate/Johnson Lane Corporation is independent of all parties participating in the proposed Merger.

     This Opinion, which is furnished to the Board of Directors of the Company pursuant to our engagement letter dated October 14, 1997, is a summary discussion of our underlying analyses and may be included in communications to the shareholders of the Company provided that Interstate/Johnson Lane Corporation approves of such disclosures prior to publication.

                                    Very truly yours,

                                    /s/ INTERSTATE/JOHNSON LANE CORPORATION
                                    --------------------------------------------
                                        INTERSTATE/JOHNSON LANE CORPORATION

                                                                      APPENDIX C

           PROVISIONS OF THE NORTH CAROLINA BUSINESS CORPORATION ACT
                    RELATING TO DISSENTERS' APPRAISAL RIGHTS

                                   ARTICLE 13

                               DISSENTERS' RIGHTS
            Part 1. Right to Dissent and Obtain Payment for Shares.

SEC. 55-13-01. -- DEFINITIONS.

     In this Article:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

          (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 55-13-02. -- RIGHT TO DISSENT.

     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares;

     (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding any other provision of this Article, there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or (ii) held by at least 2,000 record shareholders, unless in either case:

          (1) The articles of incorporation of the corporation issuing the shares provide otherwise;

          (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

             (a) Cash;

             (b) Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders; or

             (c) A combination of cash and shares as set forth in sub-subdivisions (a) and (b) of this subdivision.

SEC. 55-13-03.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenter's rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the name of different shareholders.

     (b) A beneficial shareholder may assert dissenter's rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder.

             PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

SEC. 55-13-20.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

SEC. 55-13-21.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

SEC. 55-13-22.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02 was taken, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

          (5) Be accompanied by a copy of this Article.

SEC. 55-13-23.  DUTY TO DEMAND PAYMENT.

     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

SEC. 55-13-24.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SEC. 55-13-25.  PAYMENT.

     (a) As soon as the proposed corporate action is taken, or within 30 days of receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

     (b) The payment shall be accompanied by:

          (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

          (2) An explanation of how the corporation estimated the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

          (5) A copy of this Article.

SEC. 55-13-26.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificated and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

SEC. 55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S PAYMENT OR FAILURE TO PERFORM.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under G.S. 55-13-25; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a) (3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

                     PART 3. JUDICIAL APPRAISAL OF SHARES.

SEC. 55-13-30.  COURT ACTION.

     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25 or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (b) Reserved for future codification purposes.

     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceedings as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publications as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to a trial by jury.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SEC. 55-13-31.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with the provisions of Section 55-8-57 of the North Carolina Business Corporation Act, ("NCBCA"), the Company has by resolution of its Board of Directors provided that, in addition to the indemnification of directors and officers otherwise provided by the NCBCA, the Company shall, under certain circumstances, indemnify its directors, executive officers and certain other designated officers against any and all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors or officers, except for liability or litigation expense incurred on account of activities that were at the time known or reasonably should have been known by such director or officer to be clearly in conflict with the best interests of the Company. As authorized by such statute, the Company also maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to statute, resolution or otherwise.

     In addition, Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) that his conduct in his official capacity with the corporation was in its best interests and (y) in all other cases his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a current or former director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him. The above standard of conduct is determined by the Board of Directors, by a committee thereof or by special legal counsel or the shareholders as prescribed in Section 55-8-55.

     Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if he is adjudged fairly and reasonably so entitled under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent as a director or as otherwise set forth in the corporation's articles of incorporation or bylaws or by resolution of the Board of Directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     Set forth below is a list of the exhibits included as part of this Registration Statement.

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
 2      --   Agreement and Plan of Merger dated as of November 14, 1997 among the Registrant, Sagebrush, Sub and the Sagebrush
             Shareholders (included as Appendix A to the Joint Proxy
             Statement-Prospectus constituting a part of this
             Registration Statement)
 3.1    --   Restated Charter of Registrant(1)
 3.2    --   By-laws of Registrant(2)
 4.1    --   Rights Agreement dated as of September 2, 1997 between the
             Registrant and the Rights Agent named therein(3)
 4.2    --   Loan Agreement dated as of January 10, 1997 between the
             Registrant and SouthTrust Bank of North Carolina, pertaining to a term loan not to exceed $5,000,000 in aggregate
             principal amount(4)

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
 4.3    --   Amendment to Loan Agreement dated as of January 17, 1997
             between the Registrant and SouthTrust Bank of North
             Carolina(4)
 4.4    --   Financing and Security Agreement dated as of November 22,
             1996 between Registrant and National Bank of Canada,
             pertaining to a revolving credit not to exceed $6,000,000 in aggregate principal amount(4)
 5      --   Opinion of Simpson Aycock, P.A. as to the legality of the
             securities being registered
 8      --   Opinion of Kennedy Covington Lobdell & Hickman, L.L.P. as to
             tax matters
10.1    --   Management Services Agreement dated March 31, 1996 between the Registrant and HERTH Management, Inc.(5)
10.2    --   Extension Agreement dated as of August 29, 1997 between the
             Registrant and HERTH Management, Inc.(6)
10.3    --   1987 Incentive Stock Option Plan (7)
10.4    --   First Amendment to 1987 Incentive Stock Option Plan (8)
10.5    --   1987 Special Stock Option Plan (restated as of May 15,
             1997)(9)
10.6    --   1997 Incentive Stock Option Plan (10)
10.7    --   1997 Special Stock Option Plan (11)
10.8    --   1994 Employee Stock Purchase Plan (12)
10.9    --   Amendment to 1994 Employee Stock Purchase Plan (13)
10.10   --   Second Amendment to 1994 Employee Stock Purchase Plan (13)
10.11   --   Third Amendment to 1994 Employee Stock Purchase Plan (14)
10.12   --   Agreement of Purchase and Sale dated as of March 1, 1997
             among the Registrant, F & H Companies, Inc., Western Steer of North Carolina, Inc., Northwest Food Systems, Inc.,
             Davidson Food Systems, Inc., Mocksville Food Systems, Inc.
             and CFR Foods, Inc.(4)
10.13   --   Non-Competition Agreement dated March 1, 1997 between Cecil
             R. Hash and the Registrant(4)
21      --   Subsidiaries of the Registrant(15)
23.1    --   Consent of Simpson Aycock, P.A. (included in Exhibit 5)
23.2A   --   Consent of Deloitte & Touche LLP relative to the
             Registrant's audited financial statements
23.2B   --   Consent of Deloitte & Touche LLP relative to Sagebrush's
             audited financial statements
23.3    --   Consent of Kennedy Covington Lobdell & Hickman, L.L.P.
             (included in Exhibit 8)
23.4    --   Consent of Interstate/Johnson Lane Corporation
24      --   Power of Attorney (included on the signature page of this
             Registration Statement)
99.1    --   Change of Control Agreement dated as of August 29, 1997 with each of Messrs. Richardson, Howard, Clark, Templeton and
             Hefner(6)
99.2    --   Note dated December 31, 1996, made by the Registrant in
             favor of First Century Bank, pertaining to a loan in the
             principal amount of $1,900,000(4)
99.3    --   Security Agreement dated December 31, 1996 between the
             Registrant and First Century Bank(4)
99.4    --   Guaranty Agreement dated as of March 1, 1997 between Cecil
             R. Hash and the Registrant(4)
99.5    --   Promissory Note dated March 1, 1997, made by the Registrant in favor of Western Steer of North Carolina, Inc. in the
             principal amount of $700,000(4)
99.6    --   Promissory Note dated March 1, 1997, made by the Registrant in favor of Davidson Food Systems, Inc. in the principal
             amount of $100,000(4)

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
99.7    --   Form of the Registrant's Proxy Card
99.8    --   Form of Sagebrush's Proxy Card
99.9    --   Form of letter dated January 13, 1998 from the Registrant's
             Vice Chairman of the Board and Chief Executive Officer to
             the Registrant's shareholders
99.10   --   Form of letter dated January 13, 1998 from Sagebrush's
             President, Chief Executive Officer and Secretary to the
             Sagebrush Shareholders
99.11   --   Form of Notice of Special Meeting of the Registrant's
             shareholders
99.12   --   Form of Notice of Special Meeting of the Sagebrush
             Shareholders

---------------

 (1) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 24, 1989.
 (2) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 22, 1991.
 (3) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K dated September 5, 1997.
 (4) Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-3 (No. 333-22891).
 (5) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 23, 1996.
 (6) Incorporated by reference to the Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended November 7, 1997.
 (7) Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-8 (No. 33-15017)
 (8) Incorporated by reference to the Exhibits to Post-Effective Amendment No. 10 to the Registrant's Registration Statement on Form S-8 (No. 33-15017).
 (9) Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-8 (No. 333-29111).
(10) Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-8 (No. 333-32455).
(11) Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-8 (No. 333-33439).
(12) Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-8 (No. 33-79014).
(13) Incorporated by reference to the Exhibits to Post-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-8 (No. 33-79014).
(14) Incorporated by reference to the Exhibits to Post-Effective Amendment No. 4 to the Registrant's Registration Statement on Form S-8 (No. 33-79014).
(15) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 28, 1997.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (7) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (8) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the Merger and Sagebrush that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Claremont, State of North Carolina, on January 8, 1998.

                                          WSMP, INC.

                                          By: /s/ JAMES C. RICHARDSON, JR.
                                            ------------------------------------
                                                  James C. Richardson, Jr.
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of WSMP, Inc., do hereby constitute and appoint each of Messrs. James C. Richardson, Jr., David R. Clark and Matthew V. Hollifield, each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and on our behalf in our capacities stated below, which acts and things each or any of them may deem necessary or advisable to enable WSMP, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any or all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) thereto; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----

               /s/ RICHARD F. HOWARD                 Chairman of the Board of          January 8, 1998
---------------------------------------------------    Directors and Secretary
                 Richard F. Howard

           /s/ JAMES C. RICHARDSON, JR.              Chief Executive Officer           January 8, 1998
---------------------------------------------------    (principal executive officer)
             James C. Richardson, Jr.                  and Vice Chairman of the Board
                                                       of Directors

                /s/ DAVID R. CLARK                   President and Chief Operating     January 8, 1998
---------------------------------------------------    Officer and Director
                  David R. Clark

             /s/ MATTHEW V. HOLLIFIELD               Vice President of Finance         January 8, 1998
---------------------------------------------------    (principal financial officer
               Matthew V. Hollifield                   and principal accounting
                                                       officer)

              /s/ JAMES M. TEMPLETON                 Senior Vice President of Real     January 8, 1998
---------------------------------------------------    Estate and Director
                James M. Templeton

                /s/ BOBBY G. HOLMAN                  Director                          January 8, 1998
---------------------------------------------------
                  Bobby G. Holman

                /s/ LEWIS C. LANIER                  Director                          January 8, 1998
---------------------------------------------------
                  Lewis C. Lanier

              /s/ WILLIAM R. MCDONALD                Director                          January 8, 1998
---------------------------------------------------
                William R. McDonald

            /s/ RICHARD F. HENDRICKSON               Director                          January 8, 1998
---------------------------------------------------
              Richard F. Hendrickson

               /s/ E. EDWIN BRADFORD                 Director                          January 8, 1998
---------------------------------------------------
                 E. Edwin Bradford

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
2         --   Agreement and Plan of Merger dated as of November 14, 1997 among the Registrant, Sagebrush, Sub and the Sagebrush
               Shareholders (included as Appendix A to the Joint Proxy
               Statement-Prospectus constituting a part of this
               Registration Statement)
3.1       --   Restated Charter of Registrant(1)
3.2       --   By-laws of Registrant(2)
4.1       --   Rights Agreement dated as of September 2, 1997 between the
               Registrant and the Rights Agent named therein(3)
4.2       --   Loan Agreement dated as of January 10, 1997 between the
               Registrant and SouthTrust Bank of North Carolina, pertaining to a term loan not to exceed $5,000,000 in aggregate
               principal amount(4)
4.3       --   Amendment to Loan Agreement dated as of January 17, 1997
               between the Registrant and SouthTrust Bank of North
               Carolina(4)
4.4       --   Financing and Security Agreement dated as of November 22,
               1996 between Registrant and National Bank of Canada,
               pertaining to a revolving credit not to exceed $6,000,000 in aggregate principal amount(4)
5         --   Opinion of Simpson Aycock, P.A. as to the legality of the
               securities being registered
8         --   Opinion of Kennedy Covington Lobdell & Hickman, L.L.P. as to
               tax matters
10.1      --   Management Services Agreement dated March 31, 1996 between the Registrant and HERTH Management, Inc.(5)
10.2      --   Extension Agreement dated as of August 29, 1997 between the
               Registrant and HERTH Management, Inc.(6)
10.3      --   1987 Incentive Stock Option Plan (7)
10.4      --   First Amendment to 1987 Incentive Stock Option Plan (8)
10.5      --   1987 Special Stock Option Plan (restated as of May 15,
               1997)(9)
10.6      --   1997 Incentive Stock Option Plan (10)
10.7      --   1997 Special Stock Option Plan (11)
10.8      --   1994 Employee Stock Purchase Plan (12)
10.9      --   Amendment to 1994 Employee Stock Purchase Plan (13)
10.10     --   Second Amendment to 1994 Employee Stock Purchase Plan (13)
10.11     --   Third Amendment to 1994 Employee Stock Purchase Plan (14)
10.12     --   Agreement of Purchase and Sale dated as of March 1, 1997
               among the Registrant, F & H Companies, Inc., Western Steer of North Carolina, Inc., Northwest Food Systems, Inc.,
               Davidson Food Systems, Inc., Mocksville Food Systems, Inc.
               and CFR Foods, Inc.(4)
10.13     --   Non-Competition Agreement dated March 1, 1997 between Cecil
               R. Hash and the Registrant(4)
21        --   Subsidiaries of the Registrant(15)
23.1      --   Consent of Simpson Aycock, P.A. (included in Exhibit 5)
23.2A     --   Consent of Deloitte & Touche LLP relative to the
               Registrant's audited financial statements
23.2B     --   Consent of Deloitte & Touche LLP relative to Sagebrush's
               audited financial statements
23.3      --   Consent of Kennedy Covington Lobdell & Hickman, L.L.P.
               (included in Exhibit 8)
23.4      --   Consent of Interstate/Johnson Lane Corporation
24        --   Power of Attorney (included on the signature page of this
               Registration Statement)

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
99.1      --   Change of Control Agreement dated as of August 29, 1997 with each of Messrs. Richardson, Howard, Clark, Templeton and
               Hefner(6)
99.2      --   Note dated December 31, 1996, made by the Registrant in
               favor of First Century Bank, pertaining to a loan in the
               principal amount of $1,900,000(4)
99.3      --   Security Agreement dated December 31, 1996 between the
               Registrant and First Century Bank(4)
99.4      --   Guaranty Agreement dated as of March 1, 1997 between Cecil
               R. Hash and the Registrant(4)
99.5      --   Promissory Note dated March 1, 1997, made by the Registrant in favor of Western Steer of North Carolina, Inc. in the
               principal amount of $700,000(4)
99.6      --   Promissory Note dated March 1, 1997, made by the Registrant in favor of Davidson Food Systems, Inc. in the principal
               amount of $100,000(4)
99.7      --   Form of the Registrant's Proxy Card
99.8      --   Form of Sagebrush's Proxy Card
99.9      --   Form of letter dated January 13, 1998 from the Registrant's
               Vice Chairman of the Board and Chief Executive Officer to
               the Registrant's shareholders
99.10     --   Form of letter dated January 13, 1998 from Sagebrush's
               President, Chief Executive Officer and Secretary to the
               Sagebrush Shareholders
99.11     --   Form of Notice of Special Meeting of the Registrant's
               shareholders
99.12     --   Form of Notice of Special Meeting of the Sagebrush
               Shareholders

---------------

 (1) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 24, 1989.
 (2) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 22, 1991.
 (3) Incorporated by reference to the Exhibits to the Registrant's Current Report on Form 8-K dated September 5, 1997.
 (4) Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-3 (No. 333-22891).
 (5) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 23, 1996.
 (6) Incorporated by reference to the Exhibits to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended November 7, 1997.
 (7) Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-8 (No. 33-15017).
 (8) Incorporated by reference to the Exhibits to Post-Effective Amendment No. 10 to the Registrant's Registration Statement on Form S-8 (No. 33-15017).
 (9) Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-8 (No. 333-29111).
(10) Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-8 (No. 333-32455).

(11) Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-8 (No. 333-33439).
(12) Incorporated by reference to the Exhibits to the Registrant's Registration Statement on Form S-8 (No. 33-79014).
(13) Incorporated by reference to the Exhibits to Post-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-8 (No. 33-79014).
(14) Incorporated by reference to the Exhibits to Post-Effective Amendment No. 4 to the Registrant's Registration Statement on Form S-8 (No. 33-79014)
(15) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 28, 1997.